-----------------------------------------

                            NOTICE AND INFORMATION STATEMENT
                       -----------------------------------------

            Stockholders of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the "Company"), are hereby notified that Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero, a Mexican corporation ("Abaco") and a 99.99% owned subsidiary of Abaco Grupo Financiero, S.A. de C.V., a Mexican corporation ("Parent"), intends to effect a series of transactions which will result in the Company becoming an indirect wholly owned subsidiary of Abaco.

            R & R Capital Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Abaco ("Acquisition Sub") intends to increase its ownership of shares of the Company's Common Stock, $.09 par value per share (the "Common Stock"), to at least 90% of the issued and outstanding shares of Common Stock ("90% Ownership"). Promptly following the obtaining of 90% Ownership, Acquisition Sub intends to effect a short-form merger (the "Merger") of Acquisition Sub into the Company pursuant to Section 253 of the General Corporation Law of the State of Delaware (the "DGCL") by filing the Certificate of Merger (as defined herein) with the Secretary of State of Delaware (the date of such filing being hereinafter called the "Effective Date").

            On the Effective Date, Acquisition Sub will be merged into the Company, with the Company as the surviving corporation, and each share of Common Stock issued and outstanding prior to the Merger, other than issued and outstanding shares of Common Stock held by Acquisition Sub (the "Unaffiliated Shares"), will, by virtue of the Merger, be converted into the right to receive $.30 in cash, without interest (the "Merger Consideration"), subject to the rights of holders of Unaffiliated Shares ("Unaffiliated Stockholders") to perfect dissenters' rights in accordance with Delaware law ("Dissenters' Rights"). On the Effective Date, the issued and outstanding shares of Common Stock held by Acquisition Sub will be cancelled and the issued and outstanding shares of capital stock of Acquisition Sub will be converted into an aggregate of 50,000 shares of Common Stock. Accordingly, after the Merger, all of the issued and outstanding shares of Common Stock will be indirectly owned by Abaco. As permitted by Section 253 of the DGCL, the approval of stockholders other than Acquisition Sub will not be required for the Merger to become effective and is not being requested.

            This Notice and Information Statement (this "Information Statement") provides a detailed description of the transactions described herein and various other matters. Please give it your careful attention.

            The date of this Information Statement is February __, 1997.

            THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

            WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

-------------------------------------------------------------------------------
Stockholders with inquiries relating to the matters outlined in this Information Statement may direct such inquiries to Paul Shulman at (800) 932-8481.
-------------------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                      PAGE NO.

GENERAL....................................................................  1

SPECIAL FACTORS............................................................  3
      Background...........................................................  3
      Evaluation of Going-Private Transaction..............................  5
      Reasons for the Merger; Fairness of the Merger.......................  6
      Position of the Company with Respect to the Merger...................  8
      Valuation of the Company.............................................  8
      Purpose, Structure and Benefits of the Transactions.................. 13
      Effects and Timing................................................... 14
      Past Contacts, Transactions or Negotiations.......................... 14
      Plans for the Company after the Transactions......................... 15

THE CONVERSION AND OPEN MARKET PURCHASES................................... 16
      General.............................................................. 16
      Insufficient Shares; Open Market Purchases;
      Amending the Certificate of Incorporation............................ 17

THE MERGER................................................................. 18
      Principal Effects of the Merger...................................... 18
      Payment for Shares................................................... 18
      Treatment of Stock Options........................................... 19
      Certain Terms of the Merger.......................................... 19
      Costs and Expenses of the Merger..................................... 20
      Sources of Funds..................................................... 20
      Regulatory Requirements.............................................. 20
      Beneficial Ownership................................................. 20

INFORMATION ABOUT PARENT, ABACO, HOLDINGS AND ACQUISITION SUB.............. 21

CERTAIN INFORMATION CONCERNING THE COMPANY................................. 21
      Description of the Business.......................................... 21
      Description of Property.............................................. 21
      Financial Information ............................................... 22
      Description of Legal Proceedings..................................... 22
      Management's Discussion and Analysis of
      Financial Condition and Results of Operations........................ 22
      Cost Reduction Activities of the Company............................. 22

MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS......................... 23
      Market Information................................................... 23
      Outstanding Shares of Common Stock................................... 23
      Dividends............................................................ 23

RATIO OF EARNINGS TO FIXED CHARGES......................................... 23

RIGHTS OF DISSENTING STOCKHOLDERS.......................................... 24

FEDERAL INCOME TAX CONSEQUENCES............................................ 26
      General.............................................................. 26
      Tax Consequences to the Company...................................... 27
      Tax Consequences to Acquisition Sub and Holdings..................... 27
      Tax Consequences to Holders of Unaffiliated Shares................... 27

ADDITIONAL INFORMATION..................................................... 27
      Current Information.................................................. 27
      Delisting and Deregistration......................................... 28


Annex I -   Form of Certificate of Ownership and Merger

AnnexII - Copy of Section 262 of the  Delaware  General  Corporation  Law of the
     State of Delaware

AnnexIII - Certificate of  Designations of Rights,  Preferences,  Privileges and
     Restrictions establishing the Series E Stock

Annex IV -  Annual Report on Form 10-K of the Company for the fiscal year ended
            December 31, 1995

AnnexV -  Quarterly  Report on Form 10-Q for the  Company  for the period  ended
     September 30, 1996

AnnexVI-  List  of  Officers  and  Directors  of  Parent,  Abaco,  Holdings  and
     Acquisition Sub

                                    GENERAL

            According to the Company's Form 10-Q for the quarter ended September 30, 1996 (the "Form 10-Q"), there were 6,645,802 issued and outstanding shares of Common Stock as of September 30, 1996. Abaco currently owns 4,625,788 issued and outstanding shares of Common Stock, which represents 69.6% of the issued and outstanding shares of Common Stock, and all of the issued and outstanding shares of the Company's Preferred Stock, consisting of 50 issued and outstanding shares of Series B Non-Voting Convertible Preferred Stock, $.01 par value per share (the "Series B Stock"), 50 issued and outstanding shares of Series C Non-Voting Convertible Preferred Stock, $.01 par value per share (the "Series C Stock"), 45 issued and outstanding shares of Series D Non-Voting Convertible Preferred Stock, $.01 par value per share (the "Series D Stock"), and 30 issued and outstanding shares of Series E Non-Voting Convertible Preferred Stock, $.01 par value per share (the "Series E Stock," and, together with the Series B Stock, the Series C Stock and Series D Stock, the "Preferred Stock").

            Abaco intends to contribute to the capital of a wholly owned subsidiary, R & R Capital Holdings, Inc., a Delaware corporation ("Holdings"), all of the shares of Common Stock and Preferred Stock owned by it. Holdings, in turn, intends to contribute such shares to the capital of Acquisition Sub, which is a wholly owned subsidiary of Holdings.

            Thereafter, Acquisition Sub intends to acquire 90% Ownership and to effect the Merger pursuant to Section 253 of the DGCL. Acquisition Sub intends to obtain 90% Ownership by converting 12 shares of the Series E Stock to be held by it into approximately 13,333,333 shares of Common Stock in accordance with the terms applicable to the Series E Stock. Following this conversion, Acquisition Sub will hold approximately 89.9% of the issued and outstanding shares of Common Stock. Since the Company does not have a sufficient number of shares of Common Stock currently authorized under its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), to permit the full conversion of additional shares of Series E Stock into shares of Common Stock in accordance with the terms applicable to the Series E Stock, Acquisition Sub intends to purchase at least 22,101 shares of Common Stock in the open market at prevailing prices in order to obtain 90% Ownership. The amount and timing of any of such open market purchases will depend on market conditions, share prices and other factors. If Acquisition Sub is successful in obtaining 90% Ownership through the purchase of shares of Common Stock in the open market, it will proceed to effect the Merger as described herein. See "The Conversion and Open Market Purchases."

            If Acquisition Sub is not successful in obtaining 90% Ownership through the purchase of shares of Common Stock in the open market, Acquisition Sub intends to enforce its rights under the terms applicable to the Series E Stock and require the Company to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to permit the conversion of additional shares of Series E Stock into shares of Common Stock. Such amendment to the Certificate of Incorporation would require the approval of the Company's Board of Directors (the "Board") and stockholders. Acquisition Sub believes that it would be able to obtain approval of the Board since the Board previously approved the issuance of the Series E Stock which, by its terms, obligates the Company to reserve sufficient shares of Common Stock to provide for the conversion of all issued and outstanding shares of Series E Stock. Since Acquisition Sub will hold more than 50% of the issued and outstanding shares of Common Stock, stockholder approval would be assured.

            Promptly following the obtaining of 90% Ownership, Acquisition Sub intends to effect the Merger by filing the Certificate of Ownership and Merger in substantially the form attached hereto as Annex I (the "Certificate of Merger") with the Secretary of State of Delaware.

            On the Effective Date, Acquisition Sub will be merged into the Company, with the Company as the surviving corporation, and each Unaffiliated Share will, by virtue of the Merger, be converted into the right to receive the Merger Consideration, subject to the rights of Unaffiliated Stockholders to perfect Dissenters' Rights. On the Effective Date, the issued and outstanding shares of Common Stock held by Acquisition Sub will be cancelled and the issued and outstanding shares of capital stock of Acquisition Sub held by Holdings will be converted into an aggregate of 50,000 shares of Common Stock. Accordingly, after the Merger, all of the issued and outstanding shares of Common Stock will be owned by Holdings. As permitted by Section 253 of the DGCL, the approval of stockholders other than Acquisition Sub will not be required for the Merger to become effective and is not being requested. See "The Merger."

            The conversion of shares of Series E Stock, the purchase of issued and outstanding shares of Common Stock in the open market, the amendment of the Certificate of Incorporation (if required) and the Merger are hereinafter collectively referred to as the "Transactions." It is expected that the Transactions will be consummated on or after 20 days following the date of this Information Statement.

            The Board has not reviewed the terms of the Transactions and has not made a determination as to whether the Transactions are fair to the Unaffiliated Stockholders.

            Following the Effective Date, Unaffiliated Stockholders who have not exercised Dissenters' Rights will receive a Letter of Transmittal and instructions for use by Unaffiliated Stockholders in surrendering to Continental Stock Transfer & Trust Co., the paying agent for the Merger (the "Paying Agent"), the stock certificate(s) which prior to the consummation of the Merger represent Unaffiliated Shares. Payment of the Merger Consideration will be made following the consummation of the Merger and upon surrender to the Paying Agent of such stock certificates together with a duly executed Letter of Transmittal. See "The Merger Agreement -- Payment for Shares."

            This Information Statement also constitutes notice to Unaffiliated Stockholders pursuant to Section 262(d)(2) of the DGCL that appraisal proceedings are available for Unaffiliated Stockholders who choose to exercise Dissenters' Rights. Unaffiliated Stockholders who comply with the requirements of Section 262 of the DGCL will have the right to seek an appraisal of their Unaffiliated Shares in accordance with Delaware law. Under Section 262 of the DGCL, Unaffiliated Stockholders have 20 days from the date of this Information Statement to deliver to the Company written evidence of their intention to exercise Dissenters' Rights. Reference should be made to the discussion herein under "Rights of Dissenting Stockholders" and to Annex II attached hereto (which sets forth the text of Section 262 of the DGCL) for a description of the procedures which must be followed to exercise Dissenters' Rights.

            As a result of the Transactions, it is expected that the Company will take steps to have the Common Stock delisted from the New York Stock Exchange ("NYSE") and to deregister the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Following such delisting and deregistration, the Company will no longer be subject to the reporting requirements of the NYSE or the Exchange Act. See "Additional Information -- Delisting and Deregistration."

            The record date for determining stockholders entitled to receive a copy of this Information Statement is February 4, 1997.


                                SPECIAL FACTORS

BACKGROUND

            On December 22, 1993, Abaco purchased, in connection with a tender offer (the "Tender Offer"), approximately 54% of the then issued and outstanding shares of Common Stock (after giving effect to vested employee stock options) for an aggregate purchase price of approximately $26 million. At the time of the Tender Offer, the Company was experiencing significant financial and managerial difficulties. In connection with the acquisition of its controlling interest, Abaco stated its intention to conduct a thorough review of the Company and its assets, businesses, financial condition, capitalization, corporate structure, policies, management and personnel.

            With the support of the Company's independent directors, Abaco assisted the Company in retaining new professional management. This new management was requested to develop, refine and implement a new business plan for the Company in order to "turn the Company around." The efforts of management in implementing a new business plan, however, were not successful. In December 1996, Joseph P. Shanahan, the Company's then Executive Vice President and Chief Operating Officer, was elected President and Chief Executive Officer. See "Certain Information About the Company -- Cost Reduction Activities of the Company."

            Since the Tender Offer, Abaco and its affiliates have also provided significant financial assistance to the Company. On June 24, 1994, the Company borrowed $10 million in cash from Confia, S.A., Institucion de Banca Multiple, Abaco Grupo Financiero, a Mexican banking institution and a 99.99% owned subsidiary of Parent ("Confia"). At the same time, the Company issued and sold to Abaco 150 shares of Series A Non-Voting Convertible Preferred Stock, $.01 par value per share (the "Series A Stock"), for a total cash purchase price of $15 million.

            During 1995, the Company obtained additional cash loans from Confia in the aggregate amount of $16.5 million. On December 4, 1995, the Company paid all interest due on the loans from Confia and consolidated the principal amounts, totalling $26.5 million, into a single note due June 3, 1996 bearing an interest rate of 12%. On December 21, 1995, the Company issued and sold to Abaco 50 shares of Series B Stock for a cash purchase price of $5 million. In connection with an equipment leasing arrangement made during the fourth quarter of 1995, Confia issued a standby letter of credit for the account of the Company in the amount of $6 million. If the letter of credit is drawn down, the resulting $6 million of indebtedness that the Company would owe Confia would carry the same conversion rights as the Company's current indebtedness to Confia. See "-- Past Contacts, Transactions and Negotiations."

            In connection with the preparation of the Company's audited consolidated financial statements for 1995, Parent was requested by the Company to indicate its continued support for the Company in order to prevent the Company's independent accountants from issuing a "going concern" qualification to their report on those financial statements. In February 1996, the Company received a letter from Parent whereby Parent agreed to continue to unconditionally support the Company and its principal subsidiary, Rodman & Renshaw, Inc. ("Rodman"), for the next year, up to and including March 31, 1997 (the "1996 Letter of Support"). In March 1996, Abaco purchased 50 shares of Series C Stock for a total cash purchase price of $5 million. In April 1996, Abaco purchased 45 shares of Series D Stock for a total cash purchase price of $4.5 million. On June 3, 1996, Confia agreed to extend its outstanding loan to the Company for a six month term ending December 3, 1996. Furthermore, in November 1996, the Company issued and sold to Abaco 30 shares of Series E Stock, for a total cash purchase price of $3 million, the proceeds of which were used to repay a portion of the loan provided by Confia. See "The Conversion and Open Market Purchases." On December 3, 1996, Confia agreed to extend the Company's outstanding loan to June 3, 1997.

            In the aggregate, since Abaco acquired a controlling interest in the Company in 1993, it has made cash capital contributions to the Company of $32.5 million and Confia has made loans to the Company of $26.5 million (plus provided an additional $6 million of credit support in the form of a letter of credit as described above). The Company has used substantially all of the cash proceeds of such financings to make subordinated loans to and capital infusions in Rodman to enable Rodman to maintain required net capital pursuant to the net capital rules promulgated by the Securities and Exchange Commission (the "Commission"). Except as expressed in the 1996 Letter of Support, Confia has no obligation to extend the term of its loan after the maturity thereof. If not extended, the loan will become immediately due. Abaco believes that the Company does not have the resources to repay this loan, but would have to seek such resources from Rodman, and that to provide such resources, Rodman would be required to severely curtail its business activities in order to reduce its minimum net capital requirements and then to seek regulatory approval to repay its subordinated debt to the Company. In light of the continuing losses incurred by Rodman, it is unlikely that Rodman could generate sufficient resources to repay the loan. Failure to repay the loan, if it became due, could result in the commencement of foreclosure or involuntary bankruptcy proceedings by Confia.

            Abaco believes that the foregoing financings were made available on at least as favorable terms as could have been obtained from third parties and that, during the latter portion of that period of time, similar financing was not available from any other source in light of the Company's continuing losses.

            Despite this assistance, the Company has been unable to achieve profitability and its financial condition has continued to decline. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Form 10-K"), the Company sustained net operating losses of $16.5 million for the fiscal year ending June 24, 1994 and approximately $30 million for the fiscal year ending December 31, 1995. According to the

Form 10-Q, the Company sustained net operating losses of approximately $13.3 million for the nine months ended September 30, 1996, or an aggregate of approximately $60 million for these combined periods. Substantially all of such losses resulted from Rodman's operations.

            In January 1997, Parent was requested by the Company to indicate its continued support for the Company by issuing a letter of support similar to the 1996 Letter of Support in order to prevent the Company's independent accountants from issuing a "going concern" qualification to their report on the Company's audited consolidated financial statements for 1996. Also in January 1997, Parent was requested to provide additional financial support to the Company aggregating approximately $7 million. Parent has agreed to extend its commitment to unconditionally support the Company for the next two years (through March 31, 1999). Such support may include (subject to receipt of requisite approvals of Mexican governmental authorities) guarantees, infusions of capital, conversion of short-term debt to long-term debt or conversion of short-term or long-term debt to equity, if required, to continue to sustain Rodman's operations and allow it to maintain required net capital. Parent expects to provide such requested support in connection with the implementation of the Transactions.

EVALUATION OF GOING-PRIVATE TRANSACTION.

            In connection with the Tender Offer, Abaco agreed that it would not effect a "going-private" transaction within two years after the Tender Offer was consummated. That two-year period expired on December 23, 1995.

            In light of the continuing losses of the Company and the perceived difficulties in seeking to change the Company's financial performance under its existing management and corporate structure, in early 1996, Jorge Lankenau Rocha, Chairman of the Board of Directors of Parent and Abaco, Chief Executive Officer of Confia and Chairman of the Board of Directors of the Company, requested Jorge Antonio Garcia Garza, General Counsel and Secretary of the Board of Directors of Abaco and a director of the Company, in their capacities as officers and directors of Abaco, to examine the possibility of a transaction in which Abaco or its affiliates could acquire the entire equity interest in the Company. Such a possibility was evaluated in a relatively cursory way, primarily from the point of view of applicable legal requirements. Thereafter, such possibility and certain of the legal issues were from time to time similarly discussed internally by Abaco personnel and by the Board of Directors of Abaco. No decisions were made and no action was taken in connection therewith by Abaco at such time, and Abaco and its affiliates continued to provide the financing described above.

            In October 1996, as a result of the Company's continuing losses and recurrent need for additional financing, Mr. Garcia and other senior executives of Abaco began a more in-depth evaluation of several possible "going-private" transactions. In November 1996, Murray Devine & Co. ("MD&Co."), a valuation and financial advisory firm located in Philadelphia, Pennsylvania, was retained to prepare a valuation of the Company for Abaco. The purpose of this valuation was to determine the Company's total business enterprise value and shareholder equity value on a going concern basis.

            On January 30, 1997, a meeting of the Board of Directors of Abaco was held, at which time it considered and discussed the Company's requests for additional financial assistance. At this meeting, the Board of Directors of Abaco considered, among other things, an oral report that MD&Co. had concluded that the total enterprise value of the Company as of December 31, 1996 would be reasonably stated between $0.00 and $1,810,000 and, as a result, that the fair value of the issued and outstanding shares of Common Stock as of December 31, 1996 was between $0.00 and $.27 per share, in each case assuming that the additional financing requested by the Company was provided and excluding any discount for minority interest or lack of liquidity. This oral report was confirmed in MD&Co.'s written report dated January 31, 1997. See "-- Valuation" for a summary of MD&Co.'s written report. After a thorough discussion of the proposed Transactions and other relevant factors, the Board of Directors of Abaco concluded that the Transactions were in the best interests of the Company and were fair to the Unaffiliated Stockholders and voted to approve the Transactions. See "-- Reasons for the Merger; Fairness of the Merger."

REASONS FOR THE MERGER; FAIRNESS OF THE MERGER

            In connection with evaluating and approving the Transactions, Abaco considered a number of factors as described below. In particular, it considered the fact that, according to the Form 10-K, management of the Company believes that, until the Company returns to profitability, it will have significant difficulties in obtaining credit, hiring and retaining talented employees and, in some areas, attracting and retaining customers. Abaco believes that the Company can only return to profitability with continued financial support provided by Abaco and its affiliates. Abaco chose to effect the Transactions in light of its belief that no alterative sources of financing exist or will exist in the near future in light of the Company's current financial condition and recent financial performance and its decision not to provide additional support without owning all of the equity of the Company.

            In addition, Abaco also considered the fact that the Company is a reporting company under the Exchange Act and, as such, Abaco believes that the Company incurs significant legal and accounting fees relative to its sales and earnings and the Company's executives expend a substantial amount of time complying with various requirements under the Exchange Act. Abaco examined the financial costs and benefits of operating the Company as a public company and concluded that the reporting and other compliance requirements of the Exchange Act impose a substantial financial and administrative burden on the Company which outweigh any economic benefits resulting from operating as a public company.

            Furthermore, Abaco believes that the consummation of the Transactions will permit it to avoid any potential conflicts of interest (or allegations of the same) arising out of future financings provided by Abaco or its affiliates and provide opportunities for the Company to focus its efforts on long-term growth and to engage in transactions free from the constraints of public ownership, which Abaco believes often places undue emphasis on a company's short-term earnings. Furthermore, Abaco believes that the Transactions will provide management of the Company greater flexibility to consider taking risks than might otherwise be considered with the presence of a diverse minority interest.

            Abaco also considered the following factors, among others:

            (i) information with respect to (a) the financial condition of the Company, (b) the results of operations of the Company, (c) the business and prospects of the Company and the industry in which it operates in general and (d) the past and anticipated future financing needs of the Company;

            (ii) current and historical market prices and recent trading activity in the Common Stock, including the fact that the average sale price for the Common Stock on the NYSE was $1.44 between December 29, 1995 and December 31, 1996 (see "Market Information and Related Stockholder Matters -- Market Information");

            (iii)   the written report of MD&Co. described under "-- Valuation";

            (iv) the fact that the Company has declared no dividends since at least December 31, 1993, based on information in the Form 10-K and Form 10-Q;

            (v) the fact that the book value per share of Common Stock at September 30, 1996 was $.09, based solely on information in the Form 10-Q;

            (vi) the potential effects of foreclosure, bankruptcy or liquidation on the Company, its employees and customers and the various debt and equity investments in the Company, some of which are described below;

            (vii) the fact that the structure of the Merger permits Unaffiliated Stockholders to exercise Dissenters' Rights under Delaware law (see "Rights of Dissenting Stockholders"); and

            (viii) the possibility that the NYSE could commence delisting procedures against the Company in light of the failure of the Company to meet certain requirements relating to aggregate market value of the Common Stock and the Company's average net income after taxes and net tangible assets available to holders of Common Stock.

            Abaco did not consider either causing the Company to sell all or any substantial portion of the Company's assets and thereafter liquidating it, in whole or in part, or causing the Company to enter into a business combination with a party unaffiliated with Abaco, or any other alternatives, since Abaco intends to maintain a controlling interest in the Company and to continue the operation of the business of the Company. Abaco did not solicit and, except as described in this Information Statement, is not aware of any offers for the merger or consolidation of the Company with any other party, the sale or transfer of all or any substantial part of the assets of the Company or the sale of securities of the Company which would enable the holder thereof to exercise control of the Company.

            Abaco also took into consideration the fact that consummation of the Merger would preclude holders of Unaffiliated Shares from participating in the future growth prospects of the Company. Accordingly, in reaching its conclusion to approve the Merger Consideration,

Abaco relied on the report of MD&Co. in reaching its determination that the future prospects of the Company are adequately reflected in the Merger Consideration. See "-- Valuation."

            In addition, Abaco concluded that, without additional financial support from Abaco or its affiliates, the Company faced imminent foreclosure, liquidation or bankruptcy, that there were no transactions available (other than the Merger) which presented a viable alternative to foreclosure, liquidation or bankruptcy, that it was extremely unlikely that Unaffiliated Stockholders would retain any ownership interest in the Company or would receive any value for their existing ownership interests in the Company in the event of bankruptcy (even if the Company was reorganized in bankruptcy proceedings) or liquidation, that there is substantial uncertainty the Company would emerge from a reorganization in bankruptcy at all (in which case the Company would be liquidated) or with equity ownership materially different, or in a financial condition and with financial prospects materially better, than those expected to result from the Merger and that foreclosure, liquidation or bankruptcy would materially impair the Company's operations and prospects.

            In view of the wide variety of factors considered in connection with its evaluation and approval of the Transactions, Abaco did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its decision. Furthermore, in view of such factors, and the engagement of MD&Co., Abaco did not believe that it was necessary to, and accordingly did not, retain an unaffiliated representative to act solely on behalf of Unaffiliated Stockholders.

POSITION OF THE COMPANY WITH RESPECT TO THE MERGER

            The Board of Directors of the Company is not required to review the terms of the Transactions (unless the amendment of the Certificate of Incorporation becomes necessary), has not done so and has not made a determination as to whether the Transactions are fair to the Unaffiliated Stockholders.

VALUATION OF THE COMPANY

            MD&Co.  was  retained to  determine  and prepare a valuation  of the
Company for Abaco. MD&Co. is a valuation and financial advisory firm specializing in the valuation of businesses and their underlying assets. MD&Co conducts valuation studies of both publicly-held and privately-held business enterprises for various purposes, including mergers and acquisitions, leveraged buyouts, recapitalizations, bankruptcies, gift and estate taxes, employee stock ownership plans, and restructurings. In requesting MD&Co.'s valuation, no special instructions were given to MD&Co. and no limitations upon the scope of the investigation or procedures were imposed, except that contacts between MD&Co. and the Company were restricted to maintain confidentiality of any possible "going-private" transaction.

            Pursuant to an engagement letter dated as of November 5, 1996, MD&Co. will be paid a fee of $65,000 for its services, of which $20,000 was payable upon commencement of the engagement and $45,000 was payable upon delivery of MD&Co.'s valuation report. MD&Co.'s compensation is not contingent upon the valuation result reached or upon the completion of the Transactions.

            On January 30, 1997, MD&Co. advised Abaco that the Equity Value (as defined herein) of the Company as of December 31, 1996 was between $0.00 and $1,810,000 and, as a result, that the fair value of the issued and outstanding shares of Common Stock as of December 31, 1996 was between $0.00 and $0.27 per share, in each case assuming that the additional financing requested by the Company was provided and excluding any discount for minority interest or lack of liquidity.

            MD&Co.'s valuation is based on stock prices and economic and other conditions and circumstances as existed or were in effect on, and the information made available to it as of, December 31, 1996. MD&Co. expresses no opinion as to what the actual value of the issued and outstanding shares of Common Stock will be on the Effective Date or as to the fairness of the Merger Consideration. The amount of the Merger Consideration was determined by Abaco, not by MD&Co.

            In reaching its conclusion, MD&Co., among other things: (i) reviewed certain publicly available audited financial statements of the Company and certain other publicly available information of the Company; (ii) reviewed certain internal information, primarily financial in nature, of the Company provided by Abaco, which had been made available to directors of the Company, including directors of the Company who were employees of Abaco or its affiliates, and which is described herein; (iii) reviewed stock market data relating to the Company; (iv) reviewed certain publicly available financial and stock market data relating to selected public companies that MD&Co. considered relevant to its valuation; and (v) reviewed or conducted such other financial studies, analyses and investigations and considered such other information as MD&Co. deemed necessary or appropriate.

            In connection with its review, MD&Co. assumed and relied upon the accuracy and completeness of all financial and other information supplied to it by Abaco and all publicly available information, and did not independently verify such information.

            MD&Co. was not requested to make, and did not make, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Company and was not furnished with any such appraisal or evaluation. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies and assets may actually be sold. MD&Co. was not authorized to solicit, and did not solicit, indications of interest from any third party with respect to an acquisition of the Company or its assets or any part thereof. Furthermore, MD&Co. did not consider the range of possible tax consequences facing individual stockholders, and the valuation determined by MD&Co. was derived prior to any tax impact on individual stockholders.

            In connection with rendering its valuation, MD&Co. performed a variety of financial analyses, certain of which are summarized below. The summary of such analyses set forth below does not purport to be a complete description of the analyses performed and factors considered by MD&Co. in arriving at its valuation. MD&Co. believes that its analysis must be considered in whole and that selecting portions of its analyses or of the factors considered by it, without considering all analyses and factors, would create a misleading view of the processes underlying its opinion. The preparation of a valuation is a complex process and it is not necessarily susceptible to a partial analysis or summary description.

            The following is a summary of the principal financial and valuation analyses performed by MD&Co. in connection with the preparation of its report. This summary does not purport to be a complete description of MD&Co.'s valuation and is qualified in its entirety by the written report of MD&Co., which is contained as an exhibit to the Transaction Statement on Schedule 13E-3 described under "Additional Information." A copy of this report may be obtained by any Unaffiliated Stockholder or a representative of such person who has been so designated in writing, at the principal executive offices of Abaco (See "Information About Parent, Abaco, Holdings and Acquisition Sub") and may be obtained in the manner described under "Additional Information."

COMPARABLE COMPANIES ANALYSIS

            MD&Co. compared the relevant historical and current financial and operating results of the Company with the operating results of selected publicly traded companies that in MD&Co.'s judgment are and would be comparable to the Company (collectively, the "Comparable Companies"). The Comparable Companies were selected by MD&Co. based on general business, operating and financial characteristics representative of companies in the industry in which the Company operates. No company or business used in the Comparable Companies analysis is identical to the Company. Accordingly, an analysis of the results of the comparison is not entirely mathematical; rather, it involved considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading value of either any of the Comparable Companies or the Company. Therefore, the resulting multiples relied upon for this analysis are subject to interpretation. MD&Co. recognized that each of the Comparable Companies is and would be distinguishable from the Company in certain respects. For the purposes of this analysis, the Comparable Companies selected by MD&Co. were the following companies in the securities industry: McDonald & Co. Investments, Inc., The Advest Group, Inc., First Albany Companies, Inc., Scott & Stringfellow Financial, Inc., Stifel Financial Corporation, Inc., J.W. Charles Financial Services, Inc. and First Michigan Capital Corporation.

            In performing its analysis, MD&Co. examined the aggregate equity value of the issued and outstanding common equity (defined as the number of outstanding shares times the current price per share as of December 31, 1996 and hereafter called the "Equity Value") of the Comparable Companies. Using each Comparable Company's Equity Value, MD&Co. calculated multiples of each Comparable Company's latest twelve month's ("LTM") net revenue (defined as each company's gross revenues minus interest expense) and prior year's ("PY") net revenue (such multiples being hereafter called the "Net Revenue Multiples"), PY and LTM earnings before taxes ("EBT") (hereafter, the "EBT Multiples"), and the Company's book value as of December 31, 1995 and September 30, 1996 (hereafter, the "BV Multiples" and the Net Revenue Multiples, EBT Multiples and BV Multiples being hereafter collectively called the "Equity Multiples").

      MD&Co. made certain adjustments to the Equity Multiples derived from the Comparable Companies in order to account for differences in size between the Comparable Companies and the Company as well as to adjust for certain other factors relating to the Company's current operating situation. Such factors include the Company's transient business strategy, recent changes in its senior management, its weak financial position as a result of recurrent poor operating results and the general diseconomies arising from operating as a distressed company, such as a lack of management focus on business operations, poor employee morale, and customer and counterparty skepticism resulting in a further decline in business (each of the above defined multiples on an adjusted basis being hereafter called the "Adjusted" multiples).

      In using the Comparable Companies analysis to value the Company, MD&Co. analyzed financial information and calculated certain financial ratios of the Company and the Comparable Companies. This information included, among other things: (i) revenues; (ii) interest expense; (iii) operating performance; (iv) earnings ratios; and (v) capitalization ratios. MD&Co. noted that the Company's recent performance had been significantly below average relative to the Comparable Companies.

      ADJUSTED EBT MULTIPLE: The Company has recorded net losses for both the LTM and PY periods. In addition, the Company's EBT results have also been substantially negative in those periods. As a result, any valuation derived from applying the Adjusted EBT Multiples to the Company's LTM and PY earnings before taxes were significantly negative. MD&Co. investigated the possibility of using 1996 operating results adjusted for various anticipated cost reductions and planned operating improvements as estimated by management of the Company and provided by Abaco. Despite incorporating these improvements, adjusted 1996 EBT figures were still negative. In conjunction with MD&Co.'s review of the historical results of the Company's performance, MD&Co. interpreted the valuation results based on the Adjusted EBT Multiples as a general indication of there being little to no Equity Value inherent in the Company's operations. No specific Equity Value conclusion was derived from the Adjusted EBT Multiple valuation.

      ADJUSTED NET REVENUE MULTIPLE: The Adjusted Net Revenue Multiples derived from the Comparable Companies for the PY and LTM ranged from .11 to .63 and from
 .17 to .62, respectively. An average of the middle five multiples was calculated for each range specified above. The averages of these multiples were .24 for the PY period, and .24 for the LTM period. Due to the Company's poor historical operating performance in recent years relative to the Comparable Companies, the Lowest Comparable Company Multiples ("LCMs") were deemed to be the most appropriate yardstick for determining the Company's Equity Value. Based on the LCMs of the Adjusted Net Revenue Multiples, MD&Co. calculated values of $7.0 million based on the PY and $9.7 million based on the LTM. After an adjustment for the value of the obligations relative to the Preferred Stock, the Equity Value of the Common Stock was determined to be significantly negative. As was the case under the Adjusted EBT Multiple method, therefore, valuation results from the Adjusted Net Revenue Multiples were not believed to be particularly meaningful.

      ADJUSTED BOOK VALUE MULTIPLE: The Adjusted Book Value Multiples derived from the Comparable Companies ranged from .40 to 1.48. An average of the middle five multiples was calculated to be .786. As was the case with the Company's EBT, however, the book value of the Common Stock was substantially negative after adjusting shareholder's equity for the obligations relative to the Preferred Stock. As a result, applying this negative number to the LCMs resulted in a significantly negative Equity Value conclusion for the Company which was again not believed to be meaningful.

DISCOUNTED CASH FLOW ANALYSIS

      A common method for determining a company's business enterprise value ("BE Value") or its Equity Value is to discount the projected future cash flows of the Company at a risk adjusted discount rate to determine their present value. This method is especially useful in distressed business or turnaround situations, such as exists for the Company, where the accuracy of valuations based on historical financial results is diminished and complicated by the frequent changes and disruptions typically associated with operating a distressed company. As a result of the recent change in management at the Company, however, as well as due to the Company's continuing realignment of its principal lines of business, no current financial projections were available to MD&Co. and no discounted cash flow analysis was performed.

COMPARABLE TRANSACTIONS

      MD&Co. performed an industry search for acquisitions over the last two years which, by comparison to the Company, may have served as indicators of fair value for the Common Stock. These searches yielded 19 transactions which met the broad parameters of MD&Co.'s original search. Upon further review of each of these acquisitions, however, none were believed to be comparable to the Company. Transactions from the initial search results were eliminated primarily due to the fact that the acquired targets were determined not to be in substantially similar lines of business as the Company.

BLACK-SCHOLES ANALYSIS

      Based on the results derived from the above described multiple approaches, on information provided by Abaco and on the overall review of the financial condition and historical operations of the Company, MD&Co. preliminarily determined that there was little to no equity value intrinsic to the Company's existing operations. For this reason, MD&Co. employed option pricing methodology, in addition to the Comparable Company Analysis described above, to derive an additional estimate of Equity Value for the Company.

      Ownership of a company's common equity can be viewed as a call option on the value of that company's assets after all other liabilities have been satisfied. Therefore, option pricing methodology may be used to value the common equity of a company. The theory is based on the premise that claims on a company's assets are divided among the two principal providers of capital to an organization: creditors and shareholders. Since creditors have a senior claim on a company's assets ("Creditor Claims"), common equity holders are entitled only to the residual value of a company's assets after all Creditor Claims have been satisfied. The equity holders of a company, therefore, are paying for the right to acquire the company's assets at a strike price equivalent to the face value of all Creditor Claims. To the extent that the value of the company exceeds such Creditor Claims, shareholders would retain the remaining balance of the company's total asset value.

      The Black-Scholes Formula is a widely used option valuation formula in use today and can be applied to estimate the Equity Value of the Company. The Equity Value of the Company derived from employing the Black-Scholes Formula is directly dependent on the current estimated value of the Company's assets ("Current Value"), the estimated time to maturity of the Creditor Claims, the riskless rate of interest, and the volatility of the Company's value. An increase/decrease in any of these variables will result in an increase/decrease in the Equity Value derived. Additionally, the Equity Value conclusion is inversely related to the face value of the Creditor Claims.

      Based on the above variables, the Black-Scholes calculation resulted in a range of estimated total common Equity Value between zero and $1,810,000. This translates into a common equity value up to $.27 per share.

OTHER FACTORS

      Among other things, MD&Co. considered the Company's imminent need for financing of the payment of bonuses to avoid the departure of critical personnel, the Company's lack of success in establishing a recognized equities capability, the divestiture of portions or all of the Company's fixed income and commodities businesses, and the Company's inability to establish sound creditor and business relationships without the continued support of Parent, Abaco and Confia.

VALUE CONCLUSION

      In a distressed company situation, it is often difficult to apply typical valuation methods to arrive at meaningful valuation results. It is MD&Co.'s opinion that, in light of the Company's specific circumstances, such methods would likely lead to a zero value conclusion for the Company, particularly in the absence of financial projections provided by management. On a going concern basis, however, equity value is rarely determined to be zero. It is MD&Co.'s opinion, therefore, that, despite the Company's clear operational difficulties, there is value inherent in the Company's common equity and that this value is best approximated through the option pricing methodology described above. MD&Co., therefore, believes that the fair value of the Common Stock as of December 31, 1996, would be reasonably stated between $0.00 and $0.27 per share.

PURPOSE, STRUCTURE AND BENEFITS OF THE TRANSACTIONS

      The purpose of the Transactions is to enable Acquisition Sub to acquire complete ownership of all of the equity interests of the Company. Following the obtaining of 90% Ownership, Acquisition Sub will be able to effect the Merger solely with the approval of its Board of Directors and stockholder in a "short-form" merger under the DGCL, without the vote of the Unaffiliated Stockholders. See "The Conversion and Open Market Purchases."

      The primary benefit of the Transactions to the Unaffiliated Stockholders is that such stockholders are being afforded an opportunity to sell shares of Common Stock at a price which, in the opinion of Abaco, will enable the Unaffiliated Stockholders to dispose of their investment at fair value.

      The primary benefit of the Transactions to the Company consists of the additional financial support which the Company will receive from Abaco and its affiliates. Additional benefits include the elimination of its current reporting obligations and, as a result, a significant reduction of substantial legal and accounting fees and the amount of time the Company's executives currently devote to comply with such obligations. In addition, the Transactions will provide the Company with the opportunity to focus its efforts on long-term growth and to engage in transactions free from the constraints of public ownership, which often places undue emphasis on short-term earnings and other factors not related to its long-term interests. Furthermore, management will have greater flexibility to consider taking acceptable risks than might otherwise be considered with the presence of public ownership.

      The primary benefit of the Transactions for Abaco is the increased ability to directly impact the operations of the Company, with a view towards enabling the Company to become profitable and thereby enable it to repay its loans from Confia and generate distributable cash flow and equity appreciation for Abaco.

EFFECTS AND TIMING

      The Transactions have been structured so as to enable the Acquisition Sub to obtain 90% Ownership and thereafter effect a "short-form" merger without a vote or approval of the Unaffiliated Stockholders. As a result of the Merger, the issued and outstanding shares of Common Stock held by the Unaffiliated Stockholders will be converted into the right to receive the Merger Consideration and the Unaffiliated Stockholders will no longer have an equity interest in the Company, and, therefore, will not share in its future earnings and growth or the risks associated therewith. Upon consummation of the Merger, the Company will be indirectly wholly owned by affiliates of Abaco, which will, in the aggregate, have all of the equity interests of the Company.

      In connection with the Tender Offer, Parent and Abaco agreed, for a period of two years from the date of the closing of the Tender Offer, not to take any action which would cause the Company to engage in any "going-private" transaction (as defined in Rule 13e-3 under the Exchange Act) or to cause the Common Stock to cease to be registered under Section 12 of the Exchange Act or to be delisted from the NYSE unless such actions were approved by a majority of directors unaffiliated with Parent or Abaco. Despite the expiration of this waiting period, Abaco and Confia continued to provide financial support in order to afford the Company additional time to become profitable. See "-- Background." Abaco believes that the current time is appropriate for the Transaction because of its decision to no longer support the Company without owning all of the equity interests of the Company and that, without such financing, the Company will shortly become bankrupt and cease operations.

PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS

      In addition to the support described above under "-- Background," Abaco International Corporation, a wholly owned subsidiary of Abaco ("AIC"), subleases from the Company a portion of the New York office space leased by the Company. Under the sublease, AIC is required to pay annual rent to the Company in an amount that is a percentage of the total rent that the Company pays under its lease equal to the percentage of the Company's total space occupied by AIC. Under the sublease, AIC is also required to pay operating expenses and other payments charged to the Company by the landlord under the Company's lease. The sublease expires on May 31, 1998.

      On January 31, 1995, Abaco converted all issued and outstanding shares of Series A Stock into a total of 2,068,965 shares of Common Stock. In addition, the Company entered into a Note Conversion Agreement with Confia dated as of September 29, 1995, as amended (the "Note Conversion Agreement"), pursuant to which Confia has the right to convert all or a portion of its outstanding loans to the Company into equity of the Company. The number of shares of Common Stock to be issued upon conversion of such loans would be determined by dividing the amount of unpaid principal and accrued interest to be converted by the book value per share of Common Stock as of the end of the Company's most recent fiscal quarter. Pursuant to the terms of the Note Conversion Agreement, such loans are convertible only if the conversion receives approval from the

Company's stockholders or if the conversion is made in connection with a rights offering to all stockholders at the same effective price per share for a number of shares proportional to the number to be issued upon the conversion (the "Rights Offering").

      The Series B Stock, Series C Stock and Series D Stock bear a floating annual dividend rate equal to the prime rate as published in the WALL STREET JOURNAL plus two percentage points. The number of shares of Common Stock to be issued upon conversion of each share of such series of Preferred Stock would generally be determined by dividing the subscription price of $100,000 per share plus any accrued but unpaid dividends by the book value per share of Common Stock as of the end of the Company's most recent month. The Series B Stock, Series C Stock and Series D Stock are only convertible if the conversion receives approval from the Company's stockholders or if the conversion is made in connection with a Rights Offering.

      In June 1996, Constructora Maiz Mier, S.A. de C.V., the landlord of Confia's principal office building in Monterrey, Mexico, entered into a structured financing transaction pursuant to which bonds were issued by a trust supported by Confia's payment obligations under the office lease. The Chairman of the Board and the General Manager of the landlord are directors of Parent,
Abaco and Confia and the Chairman of the Board of the landlord owns approximately 4.8% of the outstanding capital stock of Parent. Rodman received a placement fee of $440,000 in connection with such transaction. Pursuant to a prior fee-splitting understanding between Rodman and Abaco, half of the fee was paid to Abaco because Abaco had referred the business to Rodman.

      Abaco has been contacted from time to time with regard to a possible business combination involving the Company. Abaco has not pursued these indications of interest because it does not desire to relinquish control of the Company. On November 27, 1996, Abaco received an unsolicited letter from an investment banking firm located in New York City, suggesting, among other things, that the Company terminate certain employment agreements and be placed in bankruptcy in order to relieve the Company of its debt obligations and to enable it to renegotiate certain of its leases. In addition, this letter proposed (i) that Abaco enter into a management agreement with this investment banking firm, (ii) an acquisition of a 50% ownership interest in the Company by this investment banking firm pursuant to an investment of $3 to $5 million in the form of a security with superior rights and protections to common stockholders, (iii) a purchase by Abaco of $3 to $5 million of this investment banking firm's common stock in the open market and (iv) an option of this investment banking firm to purchase Abaco's remaining interest in the Company. In light of the adverse effect Abaco believes that the termination of such employment agreements would have on employee morale and the fact that the debt and equity investments by Abaco and its affiliates constitute a significant portion of the Company's capitalization and have guaranteed certain of the Company's leases, Abaco did not pursue this indication of interest because it was not willing to destabilize employee morale or incur the significant losses which would result from such proposal.

PLANS FOR THE COMPANY AFTER THE TRANSACTIONS

      Following the consummation of the Transactions, Abaco will consider various ways in which to assist the Company in implementing its strategic plans to reduce costs. See "Certain Information About the Company -- Cost Reduction Activities of the Company." Abaco may consolidate the operations of the Company or its subsidiaries with affiliated companies of Abaco, including AIC. Until the third quarter of 1996, AIC was a broker-dealer registered with the National Association of

Securities Dealers, Inc. based in New York, New York. Other than the foregoing, Abaco has no current plans or proposals that would relate to, or result in, any extraordinary corporate transaction involving the Company after the Transactions, such as merger, reorganization or liquidation involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, or any other material change in the Company's business, corporate structure, personnel or policies regarding the payment of dividends. While Abaco does not have any further present intention to sell or transfer any material amount of assets of the Company, Abaco's plans may change at any time, and Abaco may in the future elect to cause the Company to sell, transfer or otherwise dispose of all or any portion of the assets of the Company to Abaco or any one or more of its affiliates or to any other parties as warranted by future conditions. Abaco may also, as warranted in light of future conditions, cause changes to the Company's dividend policy, indebtedness or capitalization, including the payment of dividends and repayment of indebtedness to Confia or other affiliates.


                   THE CONVERSION AND OPEN MARKET PURCHASES

      THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT WITH RESPECT TO THE CONVERSION OF THE SERIES E STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE CERTIFICATE OF DESIGNATIONS, A COPY OF WHICH IS ATTACHED AS ANNEX III OF THIS INFORMATION STATEMENT.

GENERAL

      Abaco intends to contribute to the capital of Holdings all of the shares of Common Stock and Preferred Stock owned by it. Holdings, in turn, intends to contribute such shares to the capital of Acquisition Sub. Thereafter, Acquisition Sub intends to acquire 90% Ownership and to effect the Merger pursuant to Section 253 of the DGCL. Acquisition Sub intends to obtain 90% Ownership by converting 12 shares of the Series E Stock to be held by it into approximately 13,333,333 shares of Common Stock in accordance with the terms applicable to the Series E Stock. Following such conversion, Acquisition Sub will hold approximately 89.9% of the issued and outstanding shares of Common Stock.

      The  conversion  terms of the  Series E Stock are  identical  to the terms contained in the Note Conversion Agreement. Shares of Series E Stock are convertible at any time at the option of the holder into fully paid and nonassessable shares of Common Stock, subject to certain conditions set forth in the Certificate of Designations of Rights, Preferences, Privileges and Restrictions establishing the Series E Stock (the "Certificate of
Designations"). The number of shares of Common Stock to be issued upon a conversion of a share of Series E Stock is determined by dividing the sum of the subscription price of such share ($100,000) plus any dividends on such share which the holder is entitled to receive, but has not yet received, by the conversion price. The conversion price is the book value per share of the Common Stock determined by the Company as of the close of the full month immediately preceding such conversion; provided, however, that if such book value per share is less than $.09, which is the par value per share of the Common Stock, the conversion price is $.09. The Certificate of Designations provides that, so long as the NYSE stockholder approval requirements are applicable, shares of Series E Stock may be converted only if approved by the stockholders of the Company, if so required; provided that no stockholder approval is required for any conversion of shares of Series E Stock made in connection with a Rights Offering.

      Abaco, as majority stockholder of the Company, has executed and delivered to the Company a written consent approving such conversion of the Series E Stock to be held by Acquisition Sub.

      The terms of the Certificate of Designations permit the holder of Series E Stock on one or more occasions to require the Company (i) to call a special meeting of stockholders as soon as practicable upon request to approve the conversion of any share of Series E Preferred Stock, (ii) include such approval on the agenda for an annual meeting of stockholders or (iii) conduct a Rights Offering as soon as practicable upon request. In the event that any shares of Series E Preferred Stock are converted and clause (iii) is not elected in connection therewith, a Rights Offering is required to be made within one year after the conversion of any shares of Series E Stock to the stockholders of record at the time of such Rights Offering at a price per share equal to the conversion price used in such conversion. Abaco expects that any such Rights Offering in connection with its conversion of the Series E Stock would be made after the Effective Date and, as a result, would only be made to Holdings, as the sole stockholder of the Company. In addition, Abaco anticipates that the Certificate of Designations will be amended to eliminate any such requirement to conduct a Rights Offering.

INSUFFICIENT SHARES; OPEN MARKET PURCHASES; AMENDING THE CERTIFICATE OF INCORPORATION

      Pursuant to the Certification of Designations, the Company has covenanted to reserve at all times, so long as any shares of Series E Preferred Stock remain outstanding, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series E Stock. According to the financial statements contained in the Form 10-Q, the book value of a share of Common Stock was $.09 per share at September 30, 1996. The Company has advised Abaco that it has incurred additional operating losses since such time and that the book value of a share of Common Stock is now less than $.09 Accordingly, pursuant to the terms of the Certificate of Designations, the conversion price is $.09. As a result, since the subscription price of the Series E Stock totaled $3 million, the shares of Series E Stock are convertible into 33,333,333 shares of Common Stock. The Company, however, has only 13,354,198 shares of authorized and unissued Common Stock.

      Acquisition Sub intends to obtain 90% Ownership by converting 12 shares of the Series E Stock into approximately 13,333,333 shares of Common Stock in accordance with the terms applicable to the Series E Stock. Following this conversion, Acquisition Sub will hold approximately 89.9% of the issued and outstanding shares of Common Stock and will still need to acquire additional shares to increase its ownership of shares of Common Stock to obtain 90%
Ownership in order to effect the Merger pursuant to Section 253 of the DGCL. Acquisition Sub anticipates purchasing at least 22,101 shares of Common Stock in the open market at prevailing prices in accordance with Section 10b-18 promulgated under the Exchange Act. The amount and timing of any of such open market purchases will depend on market conditions, share prices and other factors.

      If Acquisition Sub is not successful in purchasing the issued and outstanding shares of Common Stock in the open market, Acquisition Sub intends to enforce its rights under the Certificate of Designations and require the Company to amend the Certificate of Incorporation to increase the number of authorized shares of Common Stock to permit the conversion of additional shares of Series E Stock into shares of Common Stock. Such amendment to the Certificate of Incorporation would require the approval of the Board and stockholders. Acquisition Sub believes that it would be able to obtain approval of the Board since the Board previously approved the issuance of the Series E Stock which, by its terms, obligates that Company to reserve sufficient shares of Common Stock to provide for the conversion of all issued and outstanding shares of Series E Stock. Since Acquisition Sub would hold more than 50% of the issued and outstanding shares of Common Stock, stockholder approval would be assured.

      It is expected that the Transactions will be consummated on or after 20 days following the date of this Information Statement.


                                  THE MERGER

      THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT WITH RESPECT TO THE MERGER IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CERTIFICATE OF MERGER, A COPY OF WHICH IS ATTACHED TO THIS INFORMATION STATEMENT AS ANNEX I.

PRINCIPAL EFFECTS OF THE MERGER

      As of the Effective Date, Unaffiliated Stockholders will have no further ownership interest in the Company and will be entitled only (i) to receive the Merger Consideration or (ii) to any rights they may have upon exercise of Dissenters' Rights. Upon consummation of the Merger, the issued and outstanding shares of Common Stock to be held by Acquisition Sub will be cancelled and the issued and outstanding shares of capital stock of Acquisition Sub will be converted into an aggregate of 50,000 shares of Common Stock. Accordingly, after the Merger, all of the issued and outstanding shares of Common Stock will be owned by Holdings.

      As a result of the Transactions, it is expected that the Company will take steps to have the Common Stock delisted from the NYSE and to deregister the Common Stock under the Exchange Act. Such termination will cause the Company to no longer be subject to the reporting requirements of the NYSE or the Exchange Act. See "Additional Information -- Delisting and Deregistration."

      Pursuant to the terms of the Certificate of Merger, the Bylaws of the Company will be replaced with the Bylaws of Acquisition Sub. As a result, certain classifications and required composition of the Board will be eliminated. In addition, Abaco anticipates that the Certificate of Designations will be amended to eliminate any requirement to conduct a Rights Offering in connection with the conversion thereof. See "The Conversion; Open Market Purchases; Amending the Certificate of Incorporation."

      Following the Effective Date, it is expected that only the directors of the Company affiliated with Abaco immediately prior to the Merger will continue to serve as directors of the Company. The officers of the Company immediately prior to the Merger will be the officers of the Company.

      The Transactions will have not effect on any then issued and outstanding shares of Preferred Stock or any of the Company's outstanding debt obligations.

PAYMENT FOR SHARES

      Promptly after the Effective Date, each Unaffiliated Stockholder (other than Unaffiliated Stockholders who properly exercise Dissenters' Rights) will receive a Letter of Transmittal for use in effecting the surrender of stock certificates for payment. Each holder of record of Unaffiliated Shares at the Effective Date (other than Unaffiliated Stockholders who properly exercise Dissenters' Rights) will be entitled after the Effective Date to receive the Merger Consideration, subject to the proper delivery to the Paying Agent after the Effective Date of the stock certificates formerly representing such Unaffiliated Shares, together with a properly completed and duly executed Letter Transmittal and any other required documents. As soon as practicable after the Effective Date, and upon such proper delivery, the Paying Agent will promptly deliver to the holders the funds to which they are entitled as a result of the Merger. Unaffiliated Stockholders should surrender stock certificates for shares of Common Stock to the Paying Agent only after the Effective Date and only with a completed Letter of Transmittal. STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES TO THE COMPANY.

      If any payment is to be made to a person other than the person in whose name the certificate representing the Unaffiliated Shares surrendered in exchange therefor is registered, a condition of payment is that such stock certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment either pay any transfer and other taxes required by reason of the payment to a person other than the registered holder of such certificate, or establish to the satisfaction of the Company that such taxes have been paid or are otherwise not applicable.

      From and after the Effective Date, holders of stock certificates formerly representing Unaffiliated Shares (other than holders of Unaffiliated Shares who properly exercise Dissenters' Rights) shall cease to have any rights as stockholders of the Company except as provided in the Certificate of Merger or by law. Until properly surrendered, each stock certificate formerly representing such Unaffiliated Shares will represent for all purposes only the right to receive the Merger Consideration. No interest will be paid to the holder of any unsurrendered stock certificate representing Unaffiliated Shares. Any funds remaining with the Paying Agent six months after the Effective Date shall be released and repaid by the Paying Agent to the Company, after which time persons entitled thereto may look, subject to applicable escheat and other similar laws, only to the Company from payment thereof.

TREATMENT OF STOCK OPTIONS

      According to the Form 10-K, as of December 31, 1995, there were, in the aggregate, 1,089,150 qualified and nonqualified options to purchase shares of Common Stock pursuant to the Company's stock option plans, exercisable at an average price of $2.95. In accordance with the terms of these stock option plans, it is expected that the Board will approve the payment of the Merger
Consideration to each holder of options outstanding under these stock option plans upon exercise thereof in accordance with their terms.

CERTAIN TERMS OF THE MERGER

      The Merger may be abandoned and the terms of the Merger may be changed at any time prior to the Effective Date by action of the Board of Directors of Acquisition Sub, provided that no change may be effected, including any change in the Merger Consideration, which is not permitted by the DGCL.

      Pursuant to the terms of the Certificate of Merger, the Bylaws of the Company will be replaced with the Bylaws of Acquisition Sub. As a result, certain classification and required composition of the Board will be eliminated.

      Following the Merger, it is expected that only the directors of the Company affiliated with Abaco immediately prior to the Merger will continue to serve as directors of the Company. The officers of the Company immediately prior to the Merger will be the officers of the Company.

COSTS AND EXPENSES OF THE MERGER

      The expenses expected to be incurred in connection with the Merger are estimated to be as follows:

      Filing Fees ...................................  $                   120
      Legal Fees and Expenses............................              250,000
      Accounting Fees and Expenses.......................               20,000
      Fees and Expenses of Valuation ....................               65,000
      Transfer Agent Fees and Expenses............                      10,000
      Paying Agent Fees and Expenses..............                      10,000
      Printing and Mailing Costs..........................             125,000
      Miscellaneous..................................                   44,880
                                                                    ----------
            Total..........................................        $   525,000
                                                                    ==========

SOURCES OF FUNDS

      The funds to be used for the Merger Consideration (approximately $600,000) and to pay the expenses set forth above under "Costs and Expenses of the Merger" will be paid by Abaco or affiliated companies from its or their existing funds and resources or loaned by them from such resources to Acquisition Sub to enable it, or after the Merger, the Company to make such payments.

REGULATORY REQUIREMENTS

      Except for the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and compliance with federal and state securities laws, Abaco is not aware of any material federal, state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the Merger.

BENEFICIAL OWNERSHIP

      Abaco is the beneficial holder of 4,625,788 issued and outstanding shares of Common Stock. Parent is also deemed the beneficial owner of the Common Stock held by Abaco.

        INFORMATION ABOUT PARENT, ABACO, HOLDINGS AND ACQUISITION SUB

      Abaco is a brokerage firm which is 99.99% owned by Parent, a financial services holding company based in Monterrey, Mexico. In addition to Abaco, Parent owns 99.99% of Confia, a bank with diverse Mexican and international operations, subsidiaries engaged in leasing, factoring, property and casualty insurance and a joint venture with GMAC engaged in automobile financing, all based in Mexico. Abaco's shares are traded on the Mexican Stock Exchange. The principal offices of Parent are located at Ave. San Jeronimo 999 Pte, Colonia San Jeronimo, 64640, Monterrey, N.L. Mexico (telephone number (52) (8) 399-6030). The principal offices of Abaco are located at Montes Roccallosos 505 Sur, 66250 Garza Garcia, N.L., Mexico (telephone number (52) (8) 363-2040).

      Acquisition Sub and Holdings are newly formed Delaware corporations with principal offices located at Ave. San Jeronimo 999 Pte, Colonia San Jeronimo, 64640, Monterrey, N.L. Mexico (telephone number (52) (8) 399-6030). Acquisition Sub and Holdings have been formed for the purpose of participating in the Transactions and related activities. Acquisition Sub will not engage in any other material business or activities other than as described herein. Prior to the Merger, Holdings will not engage in any material business or activity other than in connection with the Transactions and related activities.

      The names, residences or business addresses, present principal occupations or employment and citizenship of each executive officer and director of Parent, Abaco, Holdings and Acquisition Sub are set forth in Annex VI attached hereto.


                  CERTAIN INFORMATION CONCERNING THE COMPANY

      According to the Form 10-K, the Company, through Rodman, is a full service securities broker-dealer and commodities futures commission merchant with memberships on the NYSE and other principal exchanges. The Company is a holding company which was incorporated in Delaware on November 20, 1980, as the successor, through its subsidiaries, to the business of Rodman & Renshaw, a partnership which commenced operations in Chicago in 1951.

      The principal executive offices of the Company are located at Two World Financial Center, Tower B, 30th Floor, New York, New York 10281 (telephone (212) 416-425-0360). The Form 10-K and the Form 10-Q, each as filed with the Commission, are attached to this Information Statement as Annexes IV and V, respectively.

DESCRIPTION OF THE BUSINESS

      For a description of the business of the Company, see "Item 1. BUSINESS" in Annex IV hereto.

DESCRIPTION OF PROPERTY

      For a description of the property of the Company, see "Item 2. PROPERTIES" in Annex IV hereto.

FINANCIAL INFORMATION

      For Financial Information of the Company, see "Item 6. SELECTED FINANCIAL DATA" in Annex IV hereto and "Item 1. Financial Information" in Annex V hereto.

DESCRIPTION OF LEGAL PROCEEDINGS

      For a description of the Company's legal proceedings, see "Item 3. LEGAL PROCEEDINGS in Annex IV hereto.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      For management's discussion and analysis of financial condition and results of operations, see "Item 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in Annex IV hereto and "Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" in Annex V hereto.

COST REDUCTION ACTIVITIES OF THE COMPANY

      The Company does not generally publicly disclose internal plans, estimates or pro forma forecasts as to earnings, cash flows or other financial information. The information summarized below was prepared by management of the Company and furnished to directors of the Company, including directors who are employees of Abaco, and was considered by Abaco's Board of Directors in approving the Transactions. The estimates and assumptions underlying pro forma information involved judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and business decisions and are inherently subject to significant business, economic, competitive and regulatory uncertainties, all of which are difficult to predict and many of which are beyond the control of the Company. In light of the uncertainties inherent in pro forma information of any kind, the inclusion of this information should not be regarded as a representation of the Company, Abaco or its affiliates or any other person that these results could have been achieved.

      This information was not prepared with a view to public disclosure or compliance with the published guidelines of the Commission regarding pro forma financial information and was not prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of pro forma financial forecasts. The information set forth below does not purport to present results of operations in accordance with generally accepted accounting principles and has not been audited, compiled or otherwise examined by any independent accountants.

      Neither Abaco nor its affiliates intends to update or otherwise revise the information presented below.

     In December 1996, Mr. Shanahan developed a cost reduction plan (the "Cost Cutting Plan"). The Cost Cutting Plan contemplates significant reduction of expenses, including fixed compensation, guaranteed bonuses, professional fees and miscellaneous other expenses. The Cost Cutting Plan does not take into account any cost reductions relating to the Transactions. If the Cost Cutting Plan had been in effect for all of 1996, the Cost Cutting Plan indicates that the Company's losses would have been reduced from $18.8 million to approximately $4 million.

              MARKET INFORMATION AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

      The Common Stock is listed on the NYSE under the symbol "RR". The closing price for the Common Stock on the NYSE on February 3, 1997, the last trading day before the public announcement of the Transactions was $1 1/4 per share. The following table sets forth for the periods indicated the quarterly high and low sales prices of the Common Stock as reported on the NYSE composite transaction tape:

                                1995                1996            1997
                            SALES PRICES        SALES PRICES    SALES PRICES(1)

                          HIGH          LOW     HIGH     LOW    HIGH      LOW

First Quarter............ 43/4         3 3/8     21/4    11/4  11/4     7/8
Second Quarter........... 5             33/4     21/2   1 1/8
Third Quarter............ 41/2          23/4    1 5/8     7/8
Fourth Quarter........... 3            1 3/8     13/4     7/8

------------------
(1)  Through February 3, 1997

OUTSTANDING SHARES OF COMMON STOCK

      According to the Form 10-K, the approximate number of record holders of the issued and outstanding shares of Common Stock as of December 31, 1996 was
170. As of such date, Abaco believes there were 6,645,802 issued and outstanding shares of Common Stock.

DIVIDENDS

      According to the Form 10-K, the Company has declared no dividends since at least December 31, 1993. In addition, according to the Form 10-K, as a registered broker-dealer and futures commission merchant, Rodman is subject to the minimum net capital rules of the NYSE and other regulatory entities. The NYSE may prohibit a member firm such as Rodman from paying dividends, among other things, to the Company if certain net capital requirements are not satisfied. This restriction, in turn, may prevent the Company from declaring and issuing dividends.


                      RATIO OF EARNINGS TO FIXED CHARGES

      Information as to the ratio of earnings to fixed charges of the Company has been omitted because earnings have been insufficient to cover fixed charges.

                      RIGHTS OF DISSENTING STOCKHOLDERS

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is reprinted in its entirety as Annex II attached hereto. All references in Section 262 and in this summary to a "stockholder" refer to the record holder of the Unaffiliated Shares as to which Dissenters' Rights are exercised. As used herein under "Rights of Dissenting Stockholders," "Surviving Corporation" means the Company, which will be the corporation surviving the Merger.

      Under the DGCL, Unaffiliated Stockholders who do not wish to accept the Merger Consideration as provided in the Certificate of Merger and who follow the procedures set forth in Section 262 will be entitled to have their Unaffiliated Shares appraised by the Delaware Court of Chancery and to receive payment in cash for the "fair value" of such Unaffiliated Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, as determined by such court.

      Under Section 262, Unaffiliated Stockholder must be notified of his or her Dissenters' Rights and a copy of Section 262 must be included in such notice . This Information Statement shall constitute such notice to the holders of Unaffiliated Shares and the applicable statutory provisions of the DGCL are attached hereto as Annex II. Any Unaffiliated Stockholder who wishes to exercise Dissenters' Rights, or who wishes to preserve the right to do so, should review the following discussion and Annex II attached hereto carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

      An Unaffiliated Stockholder wishing to exercise Dissenters' Rights must deliver, prior to the Effective Date, to the Secretary of the Company a written demand for appraisal of such Unaffiliated Shares and must not tender such Unaffiliated Shares to the Paying Agent. Failing to tender such Unaffiliated Shares will not constitute a written demand for appraisal within the meaning of
Section 262. In addition, an Unaffiliated Stockholder wishing to exercise Dissenters' Rights must hold of record such Unaffiliated Shares on the date the written demand for appraisal is made and must continue to hold such Unaffiliated Shares until the Effective Date.

      Only a holder of Unaffiliated Shares of record is entitled to assert Dissenters' Rights for the Unaffiliated Shares registered in his or her name. A demand for appraisal should be executed by or on behalf of the holder of Unaffiliated Shares of record, fully and correctly, as such name appears on the stock certificates. If the Unaffiliated Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the Unaffiliated Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of Unaffiliated Shares of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is agent for such owner or owners. A record holder such as a broker who holds Unaffiliated Shares as nominee for several beneficial owners may exercise appraisal rights with respect to any or all of such Unaffiliated Shares for any or all of the beneficial owners. In such case, the written demand should set forth the number of Unaffiliated Shares as to which appraisal is sought and, when no number of Unaffiliated Shares is expressly mentioned, the demand will be presumed to cover all Unaffiliated Shares held in the name of the record holder. Beneficial owners of Unaffiliated Shares who hold their Unaffiliated Shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by such a nominee. All written demands for appraisal should be delivered to Gilbert R. Ott, Jr., Secretary of the Company, either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) addressed to him at Rodman & Renshaw Capital Group, Inc., Two World Financial Center, Tower B, 30th Floor, New York, New York 10281.

      Within ten days after the Effective Date, the Surviving Corporation must send a notice of the approval of the Merger and statement that appraisal rights are available to each former stockholder who has made such a written demand for appraisal and who has not tendered his or her shares to the Paying Agent. Within 120 days after the Effective Date, but not thereafter, the Surviving Corporation, or any stockholder who is entitled to appraisal rights under
Section 262 and has complied with the requirements of Section 262, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of his or her shares. The Surviving Corporation is under no obligation to file a petition with respect to the appraisal of the fair value of the shares.

      Within 120 days after the Effective Date, any stockholder who has complied with the requirements under Section 262 for exercise of Dissenters' Rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and which have not been tendered to the Paying Agent, and the aggregate number of holders of record of such shares. Such statements must be mailed within ten days after a written request therefor has been received by the Surviving Corporation.

      If a petition for appraisal is duly filed by a stockholder and a copy thereof is delivered to the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights under Section 262. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for a notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder.

      After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same or less than the Merger Consideration. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings.

In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The cost of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Court deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal.

      Any  stockholder  who has duly  demanded an appraisal in  compliance  with
Section 262 will not, after the Effective Date, be entitled to vote the shares subject to the appraisal demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions, other than the Merger Consideration, payable to holders of record of shares as of a date prior to the Effective Date).

      If any stockholder who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal as provided in the DGCL, the shares held by such stockholder will be converted into the right to receive the Merger Consideration in accordance with the Certificate of Merger. A stockholder will fail to perfect, or effectively lose or withdraw, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Date or if the stockholder delivers to the Company a written withdrawal of his or her demand for appraisal and an acceptance of the Merger Consideration, except that any such attempt to withdraw made more than 60 days after the Effective Date will require the written approval of the Surviving Corporation.

      Failure to follow the steps required by Section 262 of the DGCL for exercising Dissenters' Rights may result in the loss thereof.


                        FEDERAL INCOME TAX CONSEQUENCES

GENERAL

       Set forth below is a summary of the anticipated federal income tax consequences of the Merger to the Company, Acquisition Sub, Holdings and the Unaffiliated Stockholders. This summary does not constitute tax advice or a complete description of the federal income tax consequences of the Merger. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations promulgated thereunder, in each case, as presently in effect, current administrative interpretations and court decisions. The discussion of federal income tax consequences set forth below is directed primarily toward individual taxpayers who are citizens or residents of the United States and who, on the date of disposition of shares of Common Stock, hold them as capital assets. This summary does not address potential state or local tax consequences or holders of Common Stock subject to special treatment under federal income tax laws, such as life insurance companies, tax-exempt organizations, S corporations and taxpayers subject to alternative minimum tax. The discussion may not be applicable with respect to shares of Common Stock received pursuant to the exercise of employee stock options or as compensation or to payments received upon the cancellation of employee stock options. Due to the complexities of federal, state and local income tax laws, it is recommended that Unaffiliated Stockholders consult with their own tax advisors concerning the federal, state and local consequences of the Merger to them.

TAX CONSEQUENCES TO THE COMPANY

      The Merger will not have an adverse effect on the net operating loss carryforwards of the Company, which will be available, subject to certain limitations, to offset future taxable income, if any.

TAX CONSEQUENCES TO ACQUISITION SUB AND HOLDINGS

      The receipt of shares of Common Stock by Holdings pursuant to the Merger will not be a taxable transaction for federal income tax purposes.

TAX CONSEQUENCES TO HOLDERS OF UNAFFILIATED SHARES

      An Unaffiliated Stockholder will realize gain or loss upon the surrender of his or her Unaffiliated Shares pursuant to the Merger (or exercise of Dissenters' Rights) in an amount equal to the difference, if any, between (i) the sum of the amount of cash received and (ii) such holder's aggregate adjusted tax basis in the Unaffiliated Shares sold or surrendered therefor. Any gains or losses recognized by an Unaffiliated Stockholder in the Merger will be eligible for capital gain or loss treatment. Any capital gain or loss recognized by shareholders will be long-term capital gain or loss if the shares giving rise to such recognized gain or loss have been held for more than one year; otherwise such capital gain or loss will be short-term.


                            ADDITIONAL INFORMATION

CURRENT INFORMATION

      The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition, and other matters. Such reports, proxy statements and other information should be available for inspection and copying at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the Commission's regional offices at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, 10048. Copies may be obtained from the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such information should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      Except as noted herein, the information concerning the Company contained in this Information Statement has been taken from or based upon publicly available documents on file with the Commission and other publicly available documents on file with the Commission and other publicly available information. Although Parent, Abaco, Holdings and Acquisition Sub have no knowledge that any such information is untrue, neither Parent, Abaco, Holdings nor Acquisition Sub takes any responsibility for the accuracy or completeness of this information, or for any failure by the Company to disclose events that may have occurred and that may affect the significance or accuracy of any such information.

      Parent, Abaco, Holdings and Acquisition Sub have filed with the Commission a Rule 13e-3 Transaction Statement and (the "Schedule 13E-3") furnishing certain additional information with respect to the Transactions. The Schedule 13E-3 and all amendments thereto, including exhibits, can be inspected and copied at the public reference facilities maintained by the Commission as set forth above.

DELISTING AND DEREGISTRATION

      Following the Merger, it is anticipated that the Company will apply for delisting on the NYSE and deregistration of the Common Stock pursuant to Section 12(g)(4) of the Exchange Act. The termination of such registration would mean that certain provisions of the Exchange Act, including requirements that the Company file periodic reports and furnish stockholders with proxy materials, requirements that the Company's officers and directors and ten percent or more stockholders file certain reports concerning ownership of the Company's securities and provisions that any profit by such officers, directors and stockholders through purchases and sales of the Company's equity securities within a six month period are recoverable by the Company would cease to apply to the Company.

                                                                       ANNEX I


                      CERTIFICATE OF OWNERSHIP AND MERGER

                                    MERGING

                        R & R CAPITAL ACQUISITION CORP.
                           (A DELAWARE CORPORATION)

                                     INTO

                     RODMAN & RENSHAW CAPITAL GROUP, INC.
                           (A DELAWARE CORPORATION)

                                     *****

     Pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware, the undersigned [TITLE] of R & R Capital Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify:

     FIRST: That the Corporation was incorporated on the day of January, 1997, pursuant to the General Corporation Law of the State of Delaware.

     SECOND: That the Corporation owns [90%] of the outstanding shares (of each class) of the stock of Rodman & Renshaw Capital Group, Inc., a corporation incorporated on the 20th day of November, 1980, pursuant to the General Corporation Law of the State of Delaware.

            THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted by the unanimous written consent of its members on the ___ day of ________________, 1997, filed in the minute book of the Corporation, determined to and did merge into said Rodman & Renshaw Capital Group, Inc.:

            RESOLVED, that R & R Capital Acquisition Corp. merge, and it hereby does merge, into Rodman & Renshaw Capital Group, Inc. (the "Merger"); and be it further

            RESOLVED, that the Merger shall be effective upon the date of filing a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware; and be it further

            RESOLVED, that the terms and conditions of the Merger, as set forth in the Plan of Merger, attached hereto as Exhibit A, be, and they hereby are, adopted; and be it further

            RESOLVED, that notice of and consent for the proposed Merger shall be submitted to the stockholders of the Corporation via written consent, in lieu of a meeting, mailed to the address of each such stockholder as it appears in the records of the Corporation; and upon receiving the consent of the holders of at least a majority of the outstanding stock entitled to vote thereon of the Corporation, the Merger shall be approved; and be it further

            RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to notify each stockholder of record of said Rodman & Renshaw Capital Group, Inc. entitled to notice, within 10 days after the effective date of the filing of the Certificate of Ownership and Merger, that said Certificate of Ownership and Merger has become effective; and be it further

            RESOLVED, that the proper officer of the Corporation be, and he or she hereby is, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge into said Rodman & Renshaw Capital Group, Inc., and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anyway necessary or proper to effect said Merger.

     FOURTH: That the Merger has been approved by the written consent of the holders of at least a majority of the outstanding stock entitled to vote thereon of the Corporation.


            IN WITNESS WHEREOF, said R & R Capital Acquisition Corp. has caused this Certificate to be signed this day of _______________, 1997.

                         R & R CAPITAL ACQUISITION CORP.



                                 By:
                                 Name:
                                 Title:


## CT01/DUPOW/89756.34
                                      2

                                                                     EXHIBIT A


                                PLAN OF MERGER


     This PLAN OF MERGER (this "Plan of Merger"), dated as of , 1997, relates to the merger of R & R Capital Acquisition Corp., a Delaware corporation ("Acquisition Corp."), with and into Rodman & Renshaw Capital Group, Inc. a Delaware corporation (the "Company").


I.          THE MERGER

     A. ACQUISITION CORP. CAPITALIZATION. The authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, par value $.01 per share ("Acquisition Corp. Stock"), of which 1,000 shares are issued and outstanding on the date hereof and all of such shares are owned of record and beneficially by R & R Capital Holdings, Inc., a Delaware corporation ("Holdings").

     B. COMPANY CAPITALIZATION. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $.09 per share ("Company Common Stock"), of which [6,645,802] shares are issued and outstanding on the date hereof and _________ shares of which are owned of record and beneficially by Acquisition Corp. and 5,000,000 shares of preferred stock, par value $.01 per share, of which 50 shares of Series B Non-Voting Convertible Preferred Stock (the "Series B Stock"), 50 shares of Series C Non-Voting
Convertible Preferred Stock (the "Series C Stock"), 45 shares of Series D Non-Voting Convertible Preferred Stock (the "Series D Stock") and 30 shares of Series E Non-Voting Convertible Preferred Stock (the "Series E Stock" and, together with the Series B Stock, the Series C Stock and the Series D Stock, the "Company Preferred Stock") are issued and outstanding on the date hereof and are owned of record and beneficially by Acquisition Corp.

     C. THE MERGER. The Board of Directors of Acquisition Corp. (the "Board") deems it in the best interests of Acquisition Corp., the Company and their stockholders that Acquisition Corp. be merged with and into the Company, with the Company being the surviving corporation (the "Merger"), and the Board has approved this Plan of Merger and has authorized its execution and delivery and the sole stockholder of Acquisition Corp. has approved the Merger by written consent in accordance with Section 228 of the Delaware General Corporation Law (the "DGCL").

     D. FORM OF MERGER. Because Acquisition Corp. owns at least ninety percent (90%) of the outstanding shares of Company Common Stock, the Merger will constitute a "short-form" Merger under Section 253 of the DGCL and, therefore, no stockholder vote is required with respect to the Merger.

     E. EFFECTIVE TIME OF THE MERGER. A Certificate of Ownership and Merger (the "Certificate of Merger") shall be duly prepared and executed by Acquisition Corp. and thereafter delivered to the Secretary of State of the State of Delaware for filing as provided in Section 253 of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

     F. EFFECTS OF THE MERGER. (a) At the Effective Time, (i) the separate existence of Acquisition Corp. shall cease and Acquisition Corp. shall be merged with and into the Company as provided in Section 253 of the DGCL (Acquisition
Corp. and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company after the Merger is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation of the Company in effect at the Effective time shall be the Certificate of Incorporation of the Surviving Corporation; (iii) the by-laws shall be amended to read in their entirety as set forth in as Exhibit A attached hereto and, as so amended, shall be the by-laws of the Surviving Corporation; and (iv) the members of the Board of Directors and the officers of the Company in place as of the Effective Time shall be the members of the Board of Directors and officers of the Surviving Corporation.

     (b) The Merger shall have the effects set forth in Section 259 of the DGCL.


II.         EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
            CONSTITUENT CORPORATIONS

     A. EFFECT ON COMPANY COMMON STOCK HELD BY CERTAIN STOCKHOLDERS. As of the Effective Time, by virtue of the Merger and without any action by or on the part of the stockholders of the Company or any other party:

     (a) CONVERSION OR CANCELLATION OF COMPANY COMMON STOCK. Each issued and outstanding share of Company Common Stock shall be converted into the right to receive $.30 per share, following surrender by any stockholder, other than Acquisition Corp. or any other entities controlling, controlled by or under common control with Acquisition Corp. (an "Affiliate"), of a duly endorsed stock certificate of the Company. Each share of Company Common Stock issued and outstanding in the name of Acquisition Corp. or any of its Affiliates shall be cancelled.

     (b) EFFECT ON ACQUISITION CORP. STOCK HELD BY HOLDINGS. Each share of Acquisition Corp. Stock issued and outstanding in the name of Holdings shall be converted into 50 shares of common stock of the Surviving Corporation.

     (c) CANCELLATION OF COMPANY COMMON STOCK. All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each stockholder shall cease to have any rights with respect to his, her or its Company Common Stock, except the right to receive $.30 per share of Company Common

Stock pursuant to Section 2.1(a) hereof. Any options or other rights to purchase or subscribe to Company Common Stock shall be entitled to receive $.30 per share of Company Common Stock issuable upon the exercise of such options or other rights. All shares of preferred stock of any class or series of the Company which remain outstanding at the Effective Time shall remain issued and outstanding after the Merger.

     (d) EXCHANGE OF COMPANY PREFERRED STOCK. All shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for identical shares of such Company Preferred Stock issued in the name of Holdings.

III.        BOARD OF DIRECTORS' RIGHT TO TERMINATE OR AMEND

            At any time prior to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, the implementation of this Plan of Merger may be terminated, or the Plan may be amended, by the Board in its sole discretion.


IV.         APPRAISAL RIGHTS

            The stockholders of the Company, prior to the Effective Time, shall have appraisal rights as set forth in Section 262 of the DGCL.


                             *    *    *    *    *

                                                                     EXHIBIT A






                     RODMAN & RENSHAW CAPITAL GROUP, INC.







                   Incorporated Under the Laws of the State
                                  of Delaware









                                    BY-LAWS













                       As Adopted _______________, 1997

                               TABLE OF CONTENTS



                                   ARTICLE I

                           MEETINGS OF STOCKHOLDERS


            Section 1.           Place of Meetings.........................  1
            Section 2.           Annual Meeting............................  1
            Section 3.           Special Meetings..........................  1
            Section 4.           Notice of Meetings and Waiver.............  1
            Section 5.           List of Stockholders......................  2
            Section 6.           Quorum and Manner of Acting...............  2
            Section 7.           Record Date...............................  3
            Section 8.           Order of Business, Voting and Proxies.....  3
            Section 9.           Inspectors of Election....................  3

                                  ARTICLE II

                           BOARD OF DIRECTORS

            Section 1.           Powers, Qualifications, Number, Term
                                   and Election ...........................  4
            Section 2.           Compensation..............................  4
            Section 3.           Place of Meetings.........................  4
            Section 4.           First Meeting After Annual Meeting........  5
            Section 5.           Regular Meetings..........................  5
            Section 6.           Special Meetings, Notice and Waiver.......  5
            Section 7.           Quorum, Adjournment and Manner of Acting..  5
            Section 8.           Removal...................................  6
            Section 9.           Vacancies.................................  6
            Section 10.          Reliance on Reports.......................  6
            Section 11.          Committees................................  6

                                  ARTICLE III

                                   OFFICERS

            Section 1.           Number and Qualifications.................  7
            Section 2.           Election and Term of Office...............  7
            Section 3.           Subordinate Officers, Etc.................  7
            Section 4.           Removal...................................  7
            Section 5.           Vacancies.................................  7
            Section 6.           Chairman of the Board.....................  7
            Section 7.           President.................................  7
            Section 8.           Vice Presidents...........................  8
            Section 9.           Treasurer.................................  8

            Section 10.          Secretary.................................  8
            Section 11.          Salaries..................................  9

                                  ARTICLE IV

                                 RESIGNATIONS

            Section 1.           Resignations..............................  9

                                   ARTICLE V

                          CONTRACTS AND BANK ACCOUNTS

            Section 1.           Execution of Contracts....................  9
            Section 2.           Checks, Drafts, Etc.......................  9
            Section 3.           Deposits..................................  9

                                  ARTICLE VI

                    STOCK, DIVIDENDS AND EXCHANGE APPROVAL

            Section 1.           Stock Certificate......................... 10
            Section 2.           Lost Certificates......................... 10
            Section 3.           Transfers................................. 10
            Section 4.           Dividends................................. 10

                                  ARTICLE VII

                             OFFICES, BOOKS, ETC.

            Section 1.           Offices................................... 11
            Section 2.           Books and Records......................... 11
            Section 3.           Seal...................................... 11
            Section 4.           Fiscal Year............................... 11
            Section 5.           Indemnity................................. 11

                                 ARTICLE VIII

                             AMENDMENTS TO BY-LAWS

            Section 1.           Amendments................................ 12

                                    BY-LAWS

                                      OF

                     RODMAN & RENSHAW CAPITAL GROUP, INC.


                                   ARTICLE I

                           MEETINGS OF STOCKHOLDERS

     Section 1. PLACE OF MEETINGS. All meetings of stockholders of RODMAN & RENSHAW CAPITAL GROUP, INC.(the "Corporation") may be held at the registered office of the Corporation or at such other place within or without the State of Delaware as shall be specified in the notice of such meeting given as hereinafter provided.

     Section 2. ANNUAL MEETING. An annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on the 1st Wednesday of March each year, or at such other time as may be fixed by the Board of Directors of the Corporation (the "Board"), and at such place and hour as shall be designated in the notice thereof.

     Section 3. SPECIAL MEETINGS. Special meetings of the stockholders, unless otherwise prescribed by statute, may be called at any time by the Board, the President of the Corporation or by the Chairman of the Board, should a chairman be appointed as provided in these By-laws, or by the holder or holders on the date of the call of not less than a majority of the issued and outstanding shares of stock entitled to vote at such special meeting.

     Section 4. NOTICE OF MEETINGS AND WAIVER. Whenever stockholders of the Corporation are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. The written notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. A written waiver of notice signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting, unless these By-laws otherwise require, if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

     Section 5. LIST OF STOCKHOLDERS. It shall be the duty of the Secretary of the Corporation to prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

     Section 6. QUORUM AND MANNER OF ACTING. A majority of the shares of stock entitled to vote, represented at any meeting of the stockholders, either in person or by proxy, shall constitute a quorum for the purpose of such meeting, PROVIDED THAT, when a specified item of business is required to be voted on by a class or series of stock, voting as a class or series, the holders of a majority of the shares of such class or series shall constitute a quorum for the transaction of such specified item of business. Unless otherwise provided by statute or in the Certificate of Incorporation of the Corporation, each stockholder shall be entitled to one vote for each share of the Corporation's common stock held by such stockholder. Except as otherwise provided by statute or in the Certificate of Incorporation, any action of the stockholders shall be decided by a majority of the votes cast by the holders of the outstanding shares of the Corporation's stock present in person or represented by proxy and entitled to vote thereon at a meeting duly called and held.

     Any action required to be taken or which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

     Each stockholder entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action in writing without a meeting, may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

     Section 7. RECORD DATE. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 nor less than ten days before the date of such meeting nor more than 60 days prior to any other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting, when no prior action by the Board is necessary, shall be the day on which the first written consent is expressed; and
(iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

     A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; PROVIDED, HOWEVER, that the Board may fix a new record date for the adjourned meeting.

     Section 8. ORDER OF BUSINESS, VOTING AND PROXIES. The order of business at all meetings of the stockholders shall be as determined by the chairman of the meeting. All elections of directors shall be by written ballot. Except in the case of a vote for the election of directors, unless demanded by a stockholder present in person or represented by proxy at any meeting of the stockholders and entitled to vote or so directed by the chairman of the meeting, the vote on any question need not be by ballot. Upon a demand by any such stockholder for a vote by ballot on any question or at the direction of the chairman of the meeting that a vote by ballot be taken on any question, the vote shall be so taken. On a vote by ballot, each ballot shall be signed by the stockholder voting, or in his or her name by his or her proxy, if there be a proxy, and it shall show the number of shares voted by such person. Except as otherwise required by statute or by these By-laws, all voting may be VIVA VOCE.

     Section 9. INSPECTORS OF ELECTION. At each meeting of the stockholders the chairman of the meeting may, and at the request of a stockholder present in person or represented by proxy and entitled to vote at the meeting shall, appoint two inspectors of election to act at the meeting. No director or candidate for the office of director shall be appointed such an inspector. Inspectors of election need not be stockholders. Each inspector of election so appointed, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspection at the meeting with strict impartiality and according to the best of his or her ability. Such inspectors of election shall determine the number of shares of stock outstanding and the voting power of each, the number of shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies and shall receive votes, ballots or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the chairman of the meeting or any stockholder entitled to vote at the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them.

                                  ARTICLE II

                              BOARD OF DIRECTORS

     Section 1. POWERS, QUALIFICATIONS, NUMBER, TERM AND ELECTION. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The Board may exercise all the authority and powers of the Corporation and do all lawful acts and things which are not by statute or the Certificate of Incorporation of the Corporation or these By-laws directed or required to be exercised or done by the stockholders. If any such provision is made in the Certificate of Incorporation, the powers and duties conferred or imposed upon the Board shall be exercised or performed to such extent and by such person or persons as shall be provided in the Certificate of Incorporation. Each director shall be at least 21 years of age. A director need not be a resident of the State of Delaware or a stockholder. The Board shall consist of one or more members elected at the last annual meeting of stockholders, which number shall not be more than five directors. The number of directors, if more than one, may be decreased at any time by the stockholders to any number not less than one director or increased at any time by the stockholders or the Board to any number not exceeding five directors. The term of office of each director shall be from the time of his or her election and qualification until his or her successor shall have been duly elected at the next annual meeting of the stockholders and shall have qualified, or until such person's earlier death, resignation or removal, as provided in these By-laws. At all elections of directors by the stockholders, the persons receiving a plurality of the votes cast shall be the directors.

     Section 2. COMPENSATION. Directors as such shall not receive any compensation for their services, although the Board shall have the authority to fix by resolution the compensation of directors. Expenses, if any, of attendance at any meeting may be allowed each director. Nothing contained in these By-laws shall be construed to preclude a director from serving the Corporation in any other capacity as an officer, employee, agent or otherwise and receiving compensation therefor.

     Section 3. PLACE OF MEETINGS. The Board may hold its meetings at the place or places within or without the State of Delaware as it may from time to time by resolution determine or as shall be specified or fixed in the respective notices or waivers of notice thereof.

     Section 4. FIRST MEETING AFTER ANNUAL MEETING. The Board shall meet for the purpose of organization, election of officers, appointment of committees, if any, and the transaction of other business as soon as practicable after each annual meeting of the stockholders.

     Section 5. REGULAR MEETINGS. Each regular meeting of the Board shall be held at the time and place specified in a resolution adopted by the Board then in effect, or, if there is not any such resolution then in effect, as specified in a notice of the meeting, given as provided in these By-laws for notices of special meetings of the Board, or as specified in a waiver of notice thereof signed by all the directors of the Corporation then in office. If at the time any regular meeting of the Board is to be held, the time and place of holding regular meetings of the Board shall have been fixed by resolution of the Board then in effect, notice of the regular meeting need not be given except as may otherwise be provided by statute.

     Section 6. SPECIAL MEETINGS, NOTICE AND WAIVER. Special meetings of the Board shall be held whenever called by the President or the Secretary of the Corporation, or by the Chairman of the Board, should a chairman be appointed as provided in these By-Laws. Except as otherwise provided by statute, a notice of each special meeting, which shall state the time and place of the meeting, shall be mailed to each director addressed to him or her at his or her residence or usual place of business at least five days before the day on which the meeting is to be held, or shall be sent addressed to such person at his or her usual place of business by telegraph, facsimile or delivered personally or by telephone not later than two days before the day on which the meeting is to be held. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the director at his or her residence address or the address of such person's usual place of business. A written waiver of notice of a Board meeting, signed by the director, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a director at a Board meeting shall constitute a waiver of notice of such meeting, except when the director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in any written waiver of notice. Any meeting of the Board shall be a legal meeting without any notice having been given if all the directors of the Corporation then in office shall have waived notice or shall have attended the meeting without any director having protested, prior thereto or at its commencement, the lack of notice.

     Section 7. QUORUM, ADJOURNMENT AND MANNER OF ACTING. At each meeting of the Board, the presence of a majority of the total number of directors then in office shall constitute a quorum and be sufficient for the transaction of business. Any vote of a majority of the directors present at a meeting at which there is a quorum present at the time of the vote shall be the act of the Board, except as may be otherwise specifically provided by statute or in the Certificate of Incorporation of the Corporation or these By-laws. Any meeting of the Board may be adjourned by a majority vote of the directors present at the meeting. In the absence of a quorum at any meeting, a majority of the directors present may adjourn the meeting to another time and place until a quorum is present. Notice of any adjourned meeting need not be given. The directors shall act only as a Board and the individual directors shall have no power as such. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board. Members of the Board may participate in a meeting of the Board by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this By-law provision shall constitute presence in person at such meeting.

     Section 8. REMOVAL. Any director or the entire Board of the Corporation may be removed from office at any time with or without cause by the holders of a majority of the outstanding shares of the Corporation's capital stock then entitled to vote at an election of directors.

     Section 9. VACANCIES. A vacancy in the Board caused by a removal as provided in these By-laws may be filled by the stockholders at the meeting at which the director is removed. Vacancies due to death, resignation, removal
(when not otherwise filled by the stockholders at the meeting at which the director was removed) and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     Section 10. RELIANCE ON REPORTS. A member of the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, by an independent certified public accountant or by an appraiser selected with reasonable care by the Board, or in relying in good faith upon other records of the Corporation.

     Section 11. COMMITTEES. The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such person or persons constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it, but no such committee shall have the power or authority to amend the Certificate of Incorporation, adopt an agreement of merger or consolidation, recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution, amend the By-laws of the Corporation, declare a dividend or authorize the issuance of stock.

                                  ARTICLE III

                                   OFFICERS

     Section 1. NUMBER AND QUALIFICATIONS. The officers of the Corporation shall be the President and Secretary. The Board may also appoint, in accordance with the provisions of these By-laws, a Chairman of the Board (who shall be a member of the Board), one or more Vice Presidents, one or more of whom may be designated an Executive Vice President or a Senior Vice President, a Treasurer, a Controller and subordinate officers, agents and employees, with such duties as the Board shall determine or as otherwise provided in these By-laws. Any number of offices may be held by the same person.

     Section 2. ELECTION AND TERM OF OFFICE. The officers of the Corporation shall be elected from time to time by the Board, each to hold office until the meeting of the Board after the next annual meeting of the stockholders and his or her successor shall have been duly elected and shall have qualified, or until such person's earlier death, resignation or removal, as provided in these By-laws.

     Section 3. SUBORDINATE OFFICERS, ETC. The Board may from time to time appoint such subordinate officers, agents or employees as the Board may consider to be necessary or advisable, including one or more Assistant Treasurers and one or more Assistant Secretaries, each of whom shall hold office for the period and have the authority and perform the duties as provided in these By-laws or as the Board may from time to time determine.

     Section 4. REMOVAL. Any officer, agent or employee of the Corporation may be removed at any time with or without cause by vote of a majority of the entire Board.

     Section 5. VACANCIES. In case the office of the Chairman of the Board, the President, any Vice President, Secretary, Treasurer or of a subordinate officer, agent or employee of the Corporation becomes vacant due to death, resignation, removal or a newly created office, the directors then in office, although less than a quorum of the Board, by a majority vote, may elect or appoint a successor to fill the vacancy and hold office for the unexpired term.

     Section 6. CHAIRMAN OF THE BOARD. The Chairman of the Board, if one is appointed and if present, shall preside at all meetings of stockholders and of the Board. Such person shall perform such other duties as may from time to time be assigned by these By-laws or by the Board.

     Section 7. PRESIDENT. The President shall be the chief executive officer of the Corporation and shall have general supervision over the business of the Corporation, subject to the control of the Board. The President shall preside at each meeting of the stockholders of the Corporation and of the Board, unless these duties shall have been assigned to a Chairman of the Board. The President shall see that all orders and resolutions of the Board are carried into effect. Such person may sign, with the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certificates for shares of the capital stock of the Corporation; and such person may sign, execute and deliver in the name of the Corporation all deeds, mortgages, bonds, contracts or other instruments authorized by the Board, except in cases where the signing, execution or delivery of the instrument shall be expressly delegated by the Board or by these By-laws to some other officer or agent of the Corporation or shall be required by statute otherwise to be signed, executed and delivered, and he or she may affix the seal of the Corporation to any instrument which requires a seal. In general the President shall perform all duties incident to the office of president and other duties assigned to him or her from time to time by these By-laws or by the Board.

     Section 8. VICE PRESIDENTS. Each Vice President shall perform the duties assigned to him or her from time to time by the Board or the President. Any Vice President may sign, with the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certificates for shares of the capital stock of the Corporation.

     Section 9. TREASURER. The Treasurer shall have charge and custody of, and be responsible for, all the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit all moneys and other valuable effects in the name of and to the credit of the Corporation in the banks or other depositaries designated by the Board. The Treasurer shall disburse the funds of the Corporation as ordered by the Board, taking proper vouchers for disbursements, and shall render to the President, and to the directors at the meetings of the Board, a statement of all of his or her transactions as Treasurer and an account of the financial condition of the Corporation. In general, the Treasurer shall perform all the duties incident to the office of treasurer and other duties assigned to him or her from time to time by the Board or the President. Such person may sign, with the President or a Vice President, certificates for shares of the capital stock of the Corporation.

     Section 10. SECRETARY. The Secretary shall act as secretary of, and record the proceedings of, meetings of the Board and of the stockholders in a book to be kept for that purpose. Such person shall cause to be given notice of meetings of the stockholders and directors; shall be custodian of the seal of the Corporation and shall affix the seal, or cause it to be affixed, to certificates for shares of the capital stock of the Corporation and to documents the execution of which on behalf of the Corporation under its seal shall have been specifically or generally authorized by the Board; and shall have charge of the record of stockholders and also of the other books, records and papers of the Corporation which relate to its organization as a corporation and shall see that the reports, statements and other documents required by statute are properly kept or filed. In general the Secretary shall perform all the duties incident to the office of secretary and other duties assigned to him or her from time to time by the Board or the President. Such person may sign, with the President or a Vice President, certificates for shares of the capital stock of the Corporation.

     Section 11. SALARIES. Salaries of officers of the Corporation, if any, shall be fixed from time to time by, or with the authority of, the Board. An officer shall not be prevented from receiving a salary by reason of the fact that he or she is also a member of the Board, but an officer who is also a member of the Board shall have no vote in the determination of the amount of the salary that shall be paid to him or her.


                                  ARTICLE IV

                                 RESIGNATIONS

     Section 1. RESIGNATIONS. Any director, officer or any subordinate officer agent or employee of the Corporation appointed by the Board, may resign his or her office at any time by giving written notice of his or her resignation to the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if no time is specified, at the time of its receipt by the Corporation, and acceptance shall not be necessary to make the resignation effective.


                                   ARTICLE V

                          CONTRACTS AND BANK ACCOUNTS

     Section 1. EXECUTION OF CONTRACTS. Except as these By-laws may otherwise provide, the Board may authorize any officer, subordinate officer, agent or employee, in the name of and on behalf of the Corporation, to enter into any contract or execute and deliver any instrument. Such authority may be general or confined to specific instances. Unless so authorized by the Board or expressly authorized by these By-laws, no officer, subordinate officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or render it pecuniarily liable for any purpose or to any amount.

     Section 2. CHECKS, DRAFTS, ETC. All checks, drafts and other orders for the payment of moneys out of the funds of the Corporation and all notes or other evidences of indebtedness of the Corporation shall be signed on behalf of the Corporation in the manner authorized from time to time by the Board.

     Section 3. DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation in the banks, trust companies or other depositaries selected by the Board or by an officer, subordinate officer, agent or employee of the Corporation to whom such authority may from time to time be delegated by the Board. Any officer, subordinate officer, agent or employee of the Corporation to whom authority to make such a deposit may be delegated by the Board may endorse, assign and deliver checks, drafts and other orders for the payment of moneys which are payable to the order of the Corporation.


                                  ARTICLE VI

                    STOCK, DIVIDENDS AND EXCHANGE APPROVAL

     Section 1. STOCK CERTIFICATE. Every holder of stock in the Corporation shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman of the Board or the President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. Any of or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. Certificates for shares of capital stock of the Corporation shall be in the form approved by the Board, be issued and signed as provided in these By-laws and sealed with the seal of the Corporation. The seal may be a facsimile.

     Section 2. LOST CERTIFICATES. The Corporation may issue a new certificate of stock, in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such person's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

     Section 3. TRANSFERS. Transfers of stock shall be made on the stock ledger of the Corporation only upon authorization by the registered holder of the shares in person or by his or her duly authorized attorney or legal representative, upon surrender and cancellation of the certificates duly endorsed or accompanied by duly executed stock powers for a like number of shares and upon payment of all taxes thereon. The person in whose name stock shall stand on the stock ledger of the Corporation shall be deemed the owner thereof for all purposes with regard to the Corporation, and the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders entitled to vote at a meeting, the books of the Corporation or to vote in person or by proxy at any meeting of stockholders. The Board may make additional rules and regulations and take any action it considers to be expedient, not inconsistent with the Certificate of Incorporation of the Corporation or these By-laws, concerning the issue, transfer and registration of stock certificates of the Corporation or the issue of certificates in lieu of certificates claimed to have been lost, stolen or destroyed.

     Section 4. DIVIDENDS. Subject to the provisions of the Certificate of Incorporation of the Corporation and to the extent permitted by statute, the Board may declare dividends on the shares of the Corporation's capital stock at the times and in the amounts as, in its opinion, the condition of the business of the Corporation renders advisable. Before payment of any dividend or making any distribution of the Corporation's property to stockholders, the Board may set aside out of the surplus or net profits of the Corporation any sum or sums which the Board from time to time, in its absolute discretion, considers to be proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for other purposes considered by the Board to be in the best interests of the Corporation.

     If the dividend is to be paid in shares of the Corporation's theretofore unissued capital stock, the Board shall, by resolution, direct that there be transferred from surplus to the capital account in respect of such shares an amount which is not less than the aggregate par value of par value shares being declared as a dividend and, in the case of shares without par value being declared as a dividend, such amount as shall be determined by the Board. No transfer from surplus to capital shall be necessary if shares are being distributed by the Corporation pursuant to a split-up or division of its stock rather than as payment of a dividend declared payable in stock of the Corporation.


                                  ARTICLE VII

                             OFFICES, BOOKS, ETC.

     Section 1. OFFICES. The registered office of the Corporation shall be at 1209 Orange Street, Wilmington, Delaware or as may otherwise be provided from time to time in the Certificate of Incorporation. The Board may from time to time and at any time establish other offices and branches of the Corporation's business at whatever place or places seem to it expedient.

     Section 2. BOOKS AND RECORDS. There shall be kept correct and complete books and records of account of all the business and transactions of the Corporation. There shall also be kept by the Corporation a record which shall contain the names and addresses of all stockholders of the Corporation, the number of shares held by each and the date when each became the owner of record.

     Section 3. SEAL. The seal of the Corporation shall be circular in form and contain the name of the Corporation and the words "Incorporated Delaware".

     Section 4. FISCAL YEAR. The fiscal year of the Corporation shall be fixed from time to time by resolution of the Board.

     Section 5. INDEMNITY. On the terms, to the extent and subject to the conditions prescribed by statute and by rule and regulations, not inconsistent with statute, imposed by the Board in its discretion in general or particular cases or classes of cases, the Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of the other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, or any appeal thereof, PROVIDED THAT, such person acted (i) in good faith and (ii) in a manner he or she reasonably believed to be in the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation may pay, in advance of the final disposition of the action, suit or proceeding, expenses incurred by the person which may be indemnified as provided herein.


                                 ARTICLE VIII

                             AMENDMENTS TO BY-LAWS

     Section 1. AMENDMENTS. These By-laws may be amended or repealed, or new By-laws may be adopted, by a majority vote of the whole Board, PROVIDED THAT, the proposed action in respect thereof shall be stated in the notice of the meeting, subject to the power of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote with respect thereto, by their vote given at an annual or special meeting or taken by consent in writing as provided in these By-laws, to amend or repeal any By-law made by the Board.



                                       *  *     *     *     *

                                                                      ANNEX II



                       DELAWARE GENERAL CORPORATION LAW

SECTION 262  APPRAISAL RIGHTS

                  (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares though the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

                  (b) Appraisal rights shall be available for the shares of any class or series of stock of a consistent corporation in a merger or consolidation to be effected pursuant to ss251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

                    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of ss251 of this title.

                        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss ss251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

                    a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                    b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

                    c.  Cash  in  lieu  of   fractional   shares  or  fractional
depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

                         d. Any combination of the shares of stock, depository
receipts, and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. b. and c. of this paragraph.

                    (3) In the event of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable. (d) Appraisals rights shall be perfected as follows: (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be

## CT01/SHERC/94850.31
                                    - 3 -
sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has compiled with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such

## CT01/SHERC/94850.31
                                    - 4 -
notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to such stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
                  (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to

## CT01/SHERC/94850.31
                                    - 5 -
withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
                  (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall given notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilimington, Delaware or such publication as the Court deems advisable. The forms of the

## CT01/SHERC/94850.31
                                    - 6 -
notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
                  (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
                  (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in

## CT01/SHERC/94850.31
                                    - 7 -
all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.
                  (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.
                  (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
                  (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an

## CT01/SHERC/94850.31
                                    - 8 -
acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
                  (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

## CT01/SHERC/94850.31
                                    - 9 -

                                                                     ANNEX III


                           CERTIFICATE OF DESIGNATIONS

                                       OF

                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

               OF SERIES E NON-VOTING CONVERTIBLE PREFERRED STOCK

                                       OF

                      RODMAN & RENSHAW CAPITAL GROUP, INC.

                             A Delaware Corporation

     Charles W. Daggs, III and Gilbert R. Ott, Jr. certify that: A. They are the duly elected and acting President and Corporate Secretary, respectively, of
Rodman  &  Renshaw   Capital   Group,   Inc.,   a  Delaware   corporation   (the
"Corporation"). B. Pursuant to the authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:


                    WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of shares known as Preferred Stock consisting of five million (5,000,000) shares issuable from time to time in one or more series; and

                    WHEREAS, the Board of Directors of the Corporation is authorized to fix by resolution or resolutions the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series thereof; and

                    WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid to designate thirty (30) shares of the Preferred Stock as "Series E Non-Voting Convertible Preferred Stock" and to fix the rights, preferences, privileges and restrictions relating to such series of Preferred Stock;

                    NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes the designation and the number of shares constituting, and the
                    rights,   preferences,   privileges  and   restrictions
                    relating to, the Series E Non-Voting  Convertible  Preferred
                    Stock:

                         1. DESIGNATION. This series of Preferred Stock shall be
                    designated "Series E Non-Voting Convertible Preferred Stock" (the "Series E Preferred Stock").

                         2. NUMBER OF SHARES AND PAR VALUE. The number of shares
                    constituting  the Series E  Preferred  Stock shall be thirty
                    (30). Each share of the Series E Preferred Stock shall have a par value of one cent ($.01).

                         3. CERTAIN  DEFINITIONS.  Unless the context  otherwise
                    requires, the terms defined in this paragraph 3 shall have, for all purposes of this resolution, the meanings herein specified.

                         COMMON  STOCK.  The term "Common  Stock" shall mean all
                    shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amounts.

                         CONVERSION DATE. The term "Conversion  Date" shall have
                    the meaning set forth in subparagraph 6(d) below.

                         CONVERSION  PRICE.  The term  "Conversion  Price" shall
                    mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series E Preferred Stock, which price shall be determined pursuant to subparagraph 6(b) below, subject to adjustment in accordance with the provisions of subparagraph 6(g) below.

                         CURRENT MARKET PRICE.  The term "Current  Market Price"
                    shall have the meaning set forth in subparagraph 6(h) below.

                         DIVIDEND PAYMENT DATE. The term "Dividend Payment Date"
                    shall have the meaning set forth in subparagraph 4(a) below.

                         DIVIDEND PERIOD.  The term "Dividend Period" shall have
                    the meaning set forth in subparagraph 4(a) below.

                         ISSUE DATE.  The term "Issue  Date" shall mean the date
                    that shares of Series E Preferred Stock are first issued by the Corporation.

                         JUNIOR STOCK.  The term "Junior  Stock" shall mean, for
                    purposes of paragraphs 4, 5 and 8 below, the Common Stock and any other class or series of stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series E Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of paragraphs 5 and 8 below, any class or series of stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series E Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                         PARITY STOCK.  The term "Parity  Stock" shall mean, for
                    purposes of paragraphs 4, 5, 7 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series E Preferred Stock and, for purposes of paragraphs 4 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series E Preferred Stock.

                         SENIOR STOCK.  The term "Senior  Stock" shall mean, for
                    purposes of paragraphs 4, 5, 7 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series E Preferred Stock in respect of the rights to receive dividends, and, for purposes of paragraphs 4 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series E Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                         SUBSCRIPTION PRICE. The term "Subscription Price" shall
                    mean $100,000 per share.

                         SUBSIDIARY.   The  term  "Subsidiary"  shall  mean  any
                    corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

                         4. DIVIDENDS.

                         (a) Subject to the prior  preferences  and other rights
                    of any Senior Stock and restrictions imposed by the terms of any indebtedness of the Corporation, the holders of Series E Preferred Stock shall be entitled to receive out of funds legally available for the purpose, cash dividends at a per annum rate applied to the Subscription Price as determined daily during each Dividend Period equal to the then most recent "Prime Rate," as published in THE WALL STREET JOURNAL (or any successor publication) as the base rate on corporate U.S. Dollar loans posted by at least 75% of the nation's 30 largest banks (or any publicly published comparable rate as determined by the Board of Directors) plus two percent per annum; such rate to change as and when such "Prime Rate" changes and such rate to be determined on the basis of a 365 day year and the actual days elapsed during a Dividend Period. Such dividends shall be cumulative from the Issue Date, and shall be payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30, and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on March 31, 1997. The period from the Issue Date through March 31, 1997, and each quarterly period between consecutive Dividend Payment Dates thereafter shall hereinafter be refereed to as a "Dividend Period". Each such dividend shall be paid to the holders of record of the Series E Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payment on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 30, June 29, September 29 and December 30, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors. No dividends shall be payable in respect of any period less than a full Dividend Period.

                         (b) In the event that full cash  dividends are not paid
                    or made available to the holders of all outstanding shares of Series E Preferred Stock and of any Parity Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series E Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series E Preferred Stock shall cumulate as provided in subparagraph 4(c) below,

                         (c) If, on any Dividend  Payment  Date,  the holders of
                    the Series E Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph 4, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 365 day year.

                         (d) So long as any shares of Series E  Preferred  Stock
                    shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series E Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

                         5.  DISTRIBUTIONS   UPON  LIQUIDATION   DISSOLUTION  OR
                    WINDING UP. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series E Preferred Stock shall be entitled to be paid the Subscription Price of all outstanding shares of Series E Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors. If such payment shall have been made in full to the holders of the Series E Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series E Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series E Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this paragraph 5.

                         6. CONVERSION RIGHTS. The Series E Preferred Stock shall be convertible into Common Stock as follows:

                         (a) CONVERSION. Upon and after satisfaction of the condition set forth in subparagraph 6(c), if applicable, any outstanding share of Series E Preferred Stock may be converted, at the option of a holder, at any time, in accordance with subparagraph 6(d) and 6(c), into fully paid and nonassessable shares of Common Stock.

                         (b) CONVERSION PRICE. The number of shares of Common Stock into which a share of Series E Preferred Stock shall be converted shall be determined by dividing (i) the sum of
                    (A) the Subscription Price plus (B) any dividends on such share of Series E Preferred Stock which such holder is entitled to receive, but has not yet received, by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series E Preferred Stock shall be determined on a floating basis and shall equal the book value per share of Common
                    Stock determined in accordance with generally accepted accounting principles from the Corporation's financial records as at the close of the full month immediately preceding the Conversion Date, provided that: (i) if it is not practicable to determine such book value on a sufficiently timely basis, then the Conversion Price shall be so determined at the close of the full month second preceding the Conversion Date; and (ii) if the applicable book value per share is less than $0.09, then the Conversion Price shall be $.09. The determination of book value shall be made by the independent auditors of the Company based on a review of the financial records of the Company but without an audit. The Conversion Price shall be subject to adjustment as set forth in subparagraph 6(g). No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

                         (c) CONVERSION CONDITION. So long as the New York Stock
                    Exchange ("NYSE") stockholder approval requirements shall be applicable, Series E Preferred Stock shall be convertible only to the extent that such conversion is approved by the stockholders of the Corporation, if so required. No stockholder approval shall be required for any conversion of the Series E Preferred Stock made in connection with a rights offering to all stockholders at a per share cash price equal to the Conversion Price pursuant to which the stockholders (other than the holder of a share of Series E Preferred Stock whose rights to purchase shares in the offering would be deemed exercised and consummated by a conversion) could purchase the number of shares proportional to the number of shares issued upon conversion ("Rights Offering").

                         (d) NOTICE OF CONVERSION. Before a holder shall be entitled to convert any share of Series E Preferred Stock into shares of Common

                    Stock, such holder shall give written notice to the Corporation at the principal corporate office of the Corporation of the election to convert such share of Series E Preferred Stock pursuant to subparagraph (6)(a), shall surrender the certificate or certificates representing such share of Series E Preferred Stock to be converted to the Corporation or its transfer agent, and shall designate in writing the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Such conversion shall be deemed to have been made immediately upon the date of surrender of a share of Series E Preferred Stock (the "Conversion Date"). As promptly as practicable after the Conversion Date, the Corporation shall at its expense issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 6(e). The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date for all purposes. If less than the entire outstanding portion of the certificate representing the shares of Series E Preferred Stock held by such holder is converted, then the Corporation at its expense will deliver to the holder, together with the certificate or certificates for such Common Stock, a replacement certificate representing the shares of Series E Preferred Stock not surrendered for conversion by the holder.

                         (e) FRACTIONAL  SHARES.  No fractional shares of Common
                    Stock or script shall be issued upon conversion of shares of Series E. Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series E. Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.

                         (f) STOCKHOLDER APPROVAL/RIGHTS OFFERING. On one or more occasions, any holder of a share of Series E Preferred Stock may at its election require the Corporation (i) to call a special meeting of its stockholders as soon as practicable after such request to approve the conversion of any share of Series E Preferred Stock into shares of Common Stock in accordance with the terms hereof, (ii) include such approval on the agenda of the next annual meeting of stockholders, (iii) conduct a Rights Offering as soon as practicable after such request and/or in any such case to promptly cause the shares issued upon conversion to be listed on the NYSE. In the case of clauses (i) or (ii) above, a holder of Series E Preferred Stock who also holds shares of Common Stock shall vote and shall cause all affiliated persons or entities to vote all shares of the Corporation held by it or them for such approval. In the event that any shares of Series E Preferred Stock are converted and clause (iii) is not elected in connection therewith, a Rights Offering will be made within one year after the conversion of any shares of Series E Preferred Stock to the stockholders of record at the time of such Rights Offering at a price per share equal to the Conversion Price used in such conversion.

                         (g) CONVERSION PRICE ADJUSTMENTS.  The Conversion Price
                    shall be subject to adjustment from time to time as follows:

                         (i) CONSOLIDATION,  MERGER,  SALE, LEASE OR CONVEYANCE.
                    In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series E Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series E Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series E Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be possible, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series E Preferred Stock.

                         (ii) ROUNDING OF CALCULATIONS;  MINIMUM ADJUSTMENT. All
                    calculations under this subparagraph (g) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 6 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

                         (iii) TIMING OF ISSUANCE OF ADDITIONAL COMMON STOCK UPON CERTAIN ADJUSTMENTS. In any case in which the provisions of this subparagraph (g) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series E Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (c) of this paragraph 6; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                         (h) CURRENT  MARKET PRICE.  The Current Market Price at
                    any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 30 consecutive trading days ending no more than 15 business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or, if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

                         (i) STATEMENT REGARDING ADJUSTMENTS. Whenever the Conversion Price shall be adjusted as provided in subparagraph 6(g), the Corporation shall forthwith file, at the office of any transfer agent for the Series E Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series E Preferred Stock at its address appearing on the Corporation's records.

                         (j) COSTS.  The Corporation  shall pay all documentary,
                    stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series E Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series E Preferred Stock in respect of which such shares are being issued.

                         (k) RESERVATION OF SHARES. The Corporation shall reserve at all times so long as any shares of Series E Preferred remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series E Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series E Preferred Stock.

                         (l) APPROVALS. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series E Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If so long as, any Common Stock into which the shares of Series E Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, contemporaneously with the conversion, cause to be listed and thereafter to keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                         (m) VALID  ISSUANCE.  All shares of Common  Stock which
                    may be issued upon conversion of the shares of Series E Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the value, if any, of the Common Stock).

                         7. VOTING RIGHTS.

                         (a) The holders of the issued and outstanding shares of
                    Series E Preferred Stock have no voting rights except as set forth herein and as required by law.

                         (b) Without the consent of the holders of at least

                         (i) a  majority  of the  shares of  Series E  Preferred
                    Stock then outstanding, given in writing or by vote at a meeting of holders of Series E Preferred Stock called for such purpose, the Corporation will not (A) increase the authorized amount of Series E Preferred Stock or (B) create any other class of Parity Stock or Senior Stock or increase the authorized amount of any such other class; and

                         (ii) a  majority  of the  shares of Series E  Preferred
                    Stock then outstanding, given in writing or by vote at a meeting of holders of Series E Preferred Stock called for such purpose, the Corporation will not (A) other than as set forth in (i) above, amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate so as to adversely affect the rights, preferences or privileges of the Series E Preferred Stock or (B) merge or consolidate with or into any other person, or sell substantially all of its assets or business to any other person, except that the Corporation may merge with any person if the Corporation is the entity surviving such merger and such merger does not adversely affect the rights, preferences and privileges of the series E Preferred Stock.

                         8. COVENANTS.  In addition to any other rights provided
                    by law, so long as any Series E Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series E Preferred Stock, will not:

                         (a) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws or to these resolutions if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series E Preferred Stock authorized hereby;

                         (b) authorize or issue shares of any class or series of
                    stock not expressly authorized herein having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Series E Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Series E Preferred Stock;

                         (c) reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock; or

                         (d) pay or declare  any  dividend  on any Junior  Stock
                    (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares and dividends not in excess of dividends paid to the Series E Preferred Stock) while the Series E Preferred Stock remains outstanding, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Stock, except from employees of the Corporation upon termination of employment or otherwise pursuant to the terms of stock purchase or option agreements providing for the repurchase of, or right of first refusal with respect to, such Junior Stock entered into with such employees.

                         9. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by law, the Series E Preferred Stock shall not have any preferences or relative participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of Series E Preferred Stock shall have no preemptive or subscription rights. The Series E Preferred Stock shall not be subject to redemption or the operation of a retirement or sinking fund.

                         10. HEADINGS OF SUBDIVISIONS. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

                         11. SEVERABILITY OF PROVISIONS. If any right, preference or limitation of the Series E Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preferences or limitation unless so expressed herein.

                         12. STATUS OF REACQUIRED SHARES. Shares of Series E Preferred Stock which have been issued and converted or reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     C. The authorized number of shares of Preferred Stock of the Corporation is 5,000,000 and the number of shares constituting the Series E Non-Voting Convertible Preferred Stock, consisting of the shares authorized hereby, is 30.

     IN WITNESS WHEREOF, the undersigned have executed this certificate as of November 14, 1996, on behalf of the Corporation, and certify under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated herein are true.

                       /S/ CHARLES W. DAGGS, III
                       --------------------------------
                       Charles W. Daggs, III, President



                       /S/ GILBERT R. OTT, JR.
                       --------------------------------
                       Gilbert R. Ott, Jr., Secretary

                                                                      ANNEX IV

                                   Form 10-K

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

[X]  ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
     THE SECURITIES EXCHANGE ACT OF 1934  [FEE REQUIRED]
     FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995

     OR

[ ]  TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF
     THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]
     FOR THE TRANSITION PERIOD FROM __________________ TO

     COMMISSION FILE NUMBER  1-9143

                             ------



RODMAN & RENSHAW CAPITAL GROUP, INC.

- - - - ------------------------------------------------------
(Exact name of Registrant as specified in its charter)

Delaware                                        36-3111956

- - - - ----------------------------------------------------------
(State or other jurisdiction            (I.R.S. Employer
of incorporation or organization)       Identification No.)

233 S. Wacker Dr., Ste. 4500, Chicago, IL            60606
- - - - ----------------------------------------------------------
(Address of principal executive offices)        (Zip Code)

Registrant's telephone number, including    (312) 526-2000

                                          ----------------
area code

Securities registered pursuant to Section 12(b) of the Act:

                             Name of each Exchange
Title of Each Class          on which Registered

- - - - -------------------          -----------------------
Common Stock, par            New York Stock Exchange
value $0.09 per share

Securities registered pursuant to Section 12(g)

of the Act:                                                            None

                                                                 ----------

     Indicate by a check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

     Indicate by a check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

     As of February 29, 1996, 6,645,802 shares of Common Stock, par value $0.09 per share, were outstanding, and the aggregate market value of the shares of Common Stock of the Registrant held by non-affiliates (based upon the closing price of the Registrant's shares on the New York Stock Exchange on February 29, 1996, which was $1.625) was $3,514,280.25.

PART I.

ITEM 1.  BUSINESS

     Rodman & Renshaw Capital Group, Inc. (the "Company") is a holding company which was incorporated in Delaware on November 20, 1980, as the successor, through its subsidiaries, to the business of Rodman & Renshaw, a partnership which commenced operations in Chicago in 1951. Unless the context otherwise requires, the "Company" as used herein shall also include all subsidiaries of Rodman & Renshaw Capital Group, Inc. The Company, through its principal subsidiary, Rodman & Renshaw, Inc. ("Rodman"), is a full-service securities broker-dealer and commodities futures commission merchant with memberships on the New York Stock Exchange ("NYSE") and other principal stock exchanges. The Company offers a comprehensive range of investment banking, research and investor services to meet the needs of business organizations, tax-exempt entities, financial institutions and fiduciaries, other securities and commodities dealers and individual investors.

     Rodman acts as a broker and dealer in the purchase and sale of securities, commodities and financial futures. The corporate finance department provides investment banking advice, underwritings and merger and acquisition consulting, and assists its clients in obtaining funds for leveraged acquisitions, corporate expansion or recapitalization financings, municipality and other tax-exempt entity financings, and private placements. Rodman provides financial institutions, fiduciaries and other investors with research on over 240 companies within a broad range of industries. Rodman's equity and fixed income departments provide integrated research, sales distribution and principal market making for institutional and retail customers and investment banking clients. Its retail group provides brokerage services to high net worth and other individuals. Through its other subsidiaries, the Company also provides investment advisory services and acts as general partner and commodity pool operator for commodity limited partnerships.

     On December 22, 1993, the Mexican brokerage firm Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero ("Abaco"), acquired 54% of the Company's outstanding shares through a tender offer. Abaco is a brokerage subsidiary of Abaco Grupo Financiero, S.A. de C.V. ("Parent"), a multi-faceted financial services holding company based in Monterrey, Mexico. In addition to Abaco, Parent owns a commercial bank, Confia, S.A. Institucion de Banca Multiple, Abaco Grupo Financiero ("Confia, S.A."), leasing company, foreign exchange house, factoring firm and insurance company, all based in Mexico. Parent's shares are traded on the Mexican Stock Exchange. During the period December 1993 through December 1995, the Abaco group provided the Company with a total of $20,000,000 in additional equity capital and $26,500,000 in short-term debt. Abaco currently owns 69.6% of the Company's outstanding common stock. See Item 7. Management's Discussion and Analysis of Financial Condition, Results of Operations - Liquidity and Capital Resources, and Item 12. Security Ownership of Certain Beneficial Owners and Management.

     On March 28, 1995, Rodman acquired certain of the assets and hired approximately 60 employees of the institutional equities, investment banking and research departments of Mabon Securities Corp., a New York based securities broker- dealer. The transaction was consistent with the Company's plan to reposition itself as an integrated, research driven investment banking, institutional equity, fixed income and retail firm concentrating on middle market U.S. companies and Mexican corporations. During 1995, the Company also decided to divest a majority of its futures business and substantially downsize and refocus its fixed income business.

     In January, 1996, the Company began outsourcing its securities processing functions. It now clears customer accounts through Correspondent Services Corporation ("CSC"), a wholly-owned subsidiary of PaineWebber, Incorporated, on a fully disclosed basis.

     The Company's executive offices are located in the Sears Tower at 233 S. Wacker Drive, Suite 4500, Chicago, Illinois 60606 and its principal telephone number is (312) 526-2000. The Company also has offices in New York, San Francisco, Dallas, Boston and Kansas City.

REVENUES BY SOURCE

     In 1994, the Company changed its fiscal year from the year ending on the last Friday in June to a calendar year. The following table sets forth certain information regarding the revenues of the Company by source, for the year ended December 31, 1995, the transition period from June 25, 1994 to December 31, 1994 (the "Transition Period"), and the fiscal years ended June 24, 1994 and June 25, 1993. See Note 2 to the Consolidated Financial Statements enclosed herein for a discussion of accounting changes in fiscal 1993.

                                        (in thousands)


                                   Transition

                                               Year           Period             Year          Year
                                               Ended          (6/25/94-          Ended         Ended

                                              12/31/95        12/31/94)         06/24/94     06/25/93

                                             ---------        ---------         --------     --------

COMMISSIONS

  Commodities                                $ 8,385          $ 8,279           $19,833      $26,031
  Listed securities                           11,457            1,915             6,080        9,386
  Over-the-counter securities                  4,161            1,360             2,446        2,387
  Options                                        876              316               799          914
                                             -------          -------           -------      -------
     TOTAL COMMISSIONS                        24,879           11,870            29,158       38,718

PRINCIPAL
  Institutional credits:

   Bonds                                      12,624            4,494            13,117       17,382
   Equity and debt underwritings               3,183               80               644          925
   Over-the-counter stocks                     3,342            1,101               575          202
                                             -------          -------           -------      -------
                                              19,149            5,675            14,336       18,509
  Retail credits:

   Bonds                                       1,148            1,164             3,844        5,586
   Equity and debt underwritings               6,898            1,068             2,724        3,479
   Over-the-counter stocks                     2,050            1,273             2,712        1,388
   Mutual funds                                1,167              627             1,811        1,533
                                             -------          -------           -------      -------
                                              11,263            4,132            11,091       11,986
                                             -------          -------           -------      -------
     Total Credits                            30,412            9,807            25,427       30,495

  Market-making and dealer
  transactions:

   Corporate fixed income and

    government zero coupon bonds              (  423)          (1,136)              500          408
   Over-the-counter stocks                    (2,375)             231             1,600        1,211
   Other                                      (  986)          (1,869)             (214)         102
                                             -------          --------          --------     -------
     Total market-making and

     dealer transactions                      (3,784)          (2,774)            1,886        1,721
                                             -------          -------           -------      -------
     TOTAL PRINCIPAL                          26,628            7,033            27,313       32,216



INTEREST
  Market-making;

    securities inventory                       4,594           4,975             4,412        5,238
  Margin accounts                              3,951           1,362             2,420        3,452
  Securities finder service                    1,592           1,535             2,381        1,868
                                             -------         -------           -------      -------
     TOTAL INTEREST                           10,137           7,872             9,213       10,558

FEE INCOME

  Corporate and municipal finance              4,648           3,723             7,269        2,410
  Limited partnerships                           424              78                95          415
  Advisory services                            2,993              75               234          320
                                             -------         -------           -------      -------
     TOTAL FEE INCOME                          8,065           3,876             7,598        3,145

OTHER                                          2,816           1,543             4,035        2,672
                                             -------         -------           -------      -------
     TOTAL REVENUES                          $72,525         $32,194           $77,317      $87,309
                                             =======         =======           =======      =======

COMMISSIONS

     Commissions from securities and commodities brokerage activities represented approximately 34% of the Company's revenue in 1995, 37% in the Transition Period and 38% and 44% in the fiscal years ended June 24, 1994 and June 25, 1993, respectively. Commissions on commodity brokerage represented approximately 34% of the Company's total commission revenue for 1995, 70% for the Transition Period and 68% and 67% in the fiscal years ended June 24, 1994 and June 25, 1993, respectively.

     Rodman executes customer orders to buy and sell securities and commodity futures contracts. Rodman charges commissions competitive within the industry.

PRINCIPAL TRANSACTIONS

     Rodman acts as principal to effect transactions in the equity, fixed income and over-the-counter markets for institutional and retail customers, as well as for other broker-dealers. Principal transactions, including market making, require the maintenance of inventories of securities for resale. These inventories are valued at market, and accordingly, gains and losses are included in the results of operations. Rodman monitors its inventory aging and turnover and employs various hedging strategies which attempt to mitigate the negative effects of changing market conditions.

     Institutional and Retail Credits. Rodman acts as principal in executing trades in fixed income securities and in over-the-counter stocks for institutional and individual customers, underwrites equity and debt securities, and sells shares in mutual funds. In connection with these transactions, Rodman receives, in lieu of commissions, credits in the form of mark-ups or mark-downs from the price of the security.

     Rodman employs traders and salespersons in its Boston, Chicago, New York and San Francisco offices to service institutional clients such as insurance companies, banks, state and municipal pension funds and investment advisors.

     Market-making and Dealer Transactions. Rodman employs traders and salespersons to make secondary markets in investment grade corporate fixed income securities. Rodman employs over-the-counter traders to make secondary markets in approximately 170 equity securities. Rodman maintains inventories of over-the-counter stocks to facilitate sales, primarily for institutional and individual customers. Rodman employs taxable and municipal bond traders and salespersons and maintains inventories of taxable and municipal bonds to facilitate transactions with its retail and institutional customers. See Note 7 to the Consolidated Financial Statements for the market value of the Company's long and short securities inventory positions at December 31, 1995.

     The Company does not conduct proprietary trading or invest in commodity futures, forward contracts, or commodity options. Rodman does utilize commodity futures contracts and other fixed income instruments to hedge its fixed income inventory positions. The extent of hedging utilizing these contracts is not material to the Company's financial condition or results of operations. At December 31, 1995, the Company had no long or short open futures positions and no short option positions. See Note 16 to the Consolidated Financial Statements.

INTEREST

     Rodman earns interest revenue principally from financing customers' purchases of securities, from securities inventories carried for resale to customers and from short-term investments.

     Margin Accounts. Interest is charged to customers on the amount loaned to finance margin transactions. Financing of margin purchases is an important source of revenue to Rodman since the interest rate paid by the customer on the funds loaned to them exceeds Rodman's cost of short-term funds. Interest rates charged to customers on such loans range from zero to two and one-half percent over the broker call rate (the rate paid to banks by brokers on loans collateralized by marketable securities) depending upon the average net margin balance in the customer's account and the volume of the customer's transactions. As a result of the conversion to clear its customer business through CSC, Rodman now shares the interest charged to customers with CSC.

     Securities Finder Service. Prior to February 1996, Rodman operated a securities finder service which matched the specific needs of broker-dealers that needed to borrow securities to make deliveries on short sales, or for other reasons, with organizations that had excess securities legally available for lending. Rodman also loaned securities itself. In performing this service, Rodman assumed a principal position, recording funds received against securities loaned as liabilities and funds advanced against securities borrowed as assets. Such loans and borrowings were collateralized through initial cash deposits and subsequent deposits made as a result of daily marking-to-market of the underlying securities. As a result of the conversion to clear its customer business through CSC, Rodman ceased conducting this activity in February 1996.

FEE INCOME

     Fee income represented approximately 11% of the Company's total revenue for 1995. The Company derives fee income primarily from the following areas:

     Investment Banking. Rodman's investment banking department provides financial advice to and raises capital for corporate clients. It also advises clients in connection with mergers and acquisitions. This department arranges public offerings and private placements of equity and debt securities directly with institutional and individual investors. Rodman also provides advice to clients with respect to matters such as financial planning and corporate recapitalizations.

     Municipal Finance. Rodman acts as a manager or co-manager of negotiated public offerings and private placements of tax-exempt securities issued by state and municipal governments, power agencies, industrial development and pollution control financing authorities, sewer and water authorities and state and local housing authorities.

     Portfolio Management Services. Rodman Advisory Services Inc., a wholly owned subsidiary of the Company, provides investment advisory consulting services to individuals, municipalities and employee benefit plans.

COMPETITION

     The Company competes for customers on the basis of price, range of services, quality of services, financial resources and reputation. The Company encounters intense competition in all aspects of the securities and commodities business and competes for customers and personnel directly with other securities and commodities firms, a number of which have greater resources and offer a wider range of financial services. Further, the Company's recent substantial losses have impeded its ability to compete in certain areas of its business.

     In addition, there is increasing competition from other sources, such as commercial banks and insurance companies. Several leading commercial banks have obtained approval from the Federal Reserve Board to enter into various new business activities, such as underwriting securities, and pending legislative proposals would permit all commercial banks to engage in activities similar to the Company's. These developments may lead to the creation of a greater number of integrated financial services firms that may be able to compete more effectively than the Company for investment funds by offering a greater range of financial services.

EMPLOYEES

     As of March 1, 1996, the Company employed approximately 343 full-time employees. The following analysis demonstrates the changes in personnel consistent with the restructuring the Company has undergone in the past two years:


                                                         March 1994       March 1996

                                                         ----------       ----------
Retail securities representatives                              70             52
Institutional equity sales and trading reps.                    3             48
Institutional fixed income sales and trading reps.             50             32
Investment banking reps.                                       13             23
Research analysts                                               1             27
Commodities associated persons                                 37              4
                                                              ---            ---
                 Total producers                              174            186

Administrative and Clerical                                   290            157
                                                              ---            ---
                  Total                                        464            343
                                                              ===            ===

None of the Company's employees is covered by a collective bargaining agreement. Competition for experienced financial services personnel is keen in the securities and commodities industry and, from time to time, the Company may experience losses of valuable personnel.

REGULATION

     Rodman is registered as a broker-dealer with the Securities and Exchange Commission (the "SEC") and in all 50 states and the District of Columbia. Rodman also is registered as a futures commission merchant with the Commodity Futures Trading Commission (the "CFTC"). The securities and commodities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC is the federal agency responsible for the administration of the federal securities laws. The CFTC is the federal agency responsible for the administration of federal laws governing commodities transactions. Much of the regulation of broker-dealers and futures commission merchants has been delegated to self-regulatory organizations, principally the National Association of Securities Dealers and national securities and commodities exchanges. The NYSE and the National Futures Association have been designated by the SEC and the CFTC, respectively, as Rodman's primary regulators. These self-regulatory organizations adopt rules (subject to approval by the SEC and the CFTC) that govern the industry and the conduct of business. Rodman Advisory Services Inc. is registered as an investment adviser with the SEC.

     Broker-dealers and futures commission merchants are subject to regulations that cover all aspects of the securities and commodities business, including sales methods, trade practices, use and safekeeping of customers' funds and securities, capital structure, recordkeeping and the conduct of directors, officers and employees. Under certain circumstances, these regulations could limit the ability of the Company to make withdrawals of capital from Rodman. Additional legislation, changes in rules promulgated by the SEC and CFTC and self-regulatory organizations, or changes in the interpretation or enforcement of existing legislation and rules may directly affect the method of operation and profitability of broker-dealers and futures commission merchants. The SEC, CFTC, self-regulatory organizations, and state securities commissions may conduct audits and administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or futures commission merchant, or its officers or employees. The principal purpose of regulation and discipline of broker-dealers and futures commission merchants is the protection of customers and the securities and commodities markets, rather than the protection of creditors and stockholders of broker-dealers and futures commission merchants.

     The Company is a member of the Securities Investor Protection Corporation ("SIPC"), which provides, in the event of the liquidation of a broker-dealer, protection for customers' accounts held by the firm of up to $500,000 for each customer, subject to a limitation of $100,000 for claims for cash balances. SIPC is funded through assessments on registered broker-dealers, which assessments may not exceed 1% of a broker-dealer's gross revenues. SIPC assessments currently are .095% of Rodman s gross securities related revenues, as defined. As Rodman's clearing broker, CSC provides Rodman customers, through a private insurer, with protection of between $4.5 million and $20 million in excess of available SIPC limits, depending on the type of account and subject to certain limitations. Additional protection may be purchased by individual customers subject to the limitations of the contract.

NET CAPITAL REQUIREMENTS

     As a registered broker-dealer, Rodman is subject to SEC Rule 15c3-1, the Uniform Net Capital Rule, which is monitored by the NYSE, together with certain additional requirements set forth in the NYSE's Rule 325. The Uniform Net Capital Rule is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a portion of a broker-dealer's assets be kept in relatively liquid form. As a futures commission merchant, Rodman is subject to the net capital requirements of the CFTC. Both SEC and CFTC rules specify minimum net capital levels as discussed below.

     Rodman has elected to compute net capital under the alternative method of calculation permitted by the Uniform Net Capital Rule. At December 31, 1995, these rules required that Rodman maintain minimum net capital, as defined, equal to the greater of 2% of aggregate debits arising from securities customer transactions or $1,000,000, or 4% of the funds required to be segregated for commodities customers pursuant to the Commodity Exchange Act. As a result of the conversion to clear its customer business through CSC, in February, 1996, Rodman's net capital requirement pursuant to these rules was reduced to the greater of $250,000 or 4% of the funds required to be segregated for commodities customers. See Note 18 to the Consolidated Financial Statements.

     Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NYSE and other regulatory bodies and ultimately may require its liquidation. See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources.

ITEM 2.  PROPERTIES

     The headquarters of the Company are located at 233 South Wacker Drive, Suite 4500, Chicago, Illinois. Branch offices are located in New York, San Francisco, Dallas, Boston and Kansas City. All of the offices are leased on a long-term basis under leases which expire at various dates from 1996 to 2010. See Note 13 to the Consolidated Financial Statements for the minimum annual rentals in succeeding fiscal years under all noncancellable leases with terms in excess of one year, as of December 31, 1995.

ITEM 3.  LEGAL PROCEEDINGS

     Many aspects of the Company's business involve risks of liability. The Company has been named as a defendant in civil actions arising in the ordinary course of business out of its activities as a broker-dealer in securities and as a futures commission merchant. The Company also may be required to contribute to any adverse judgments or settlements in actions arising out of its participation in various underwritten offerings of securities. The ultimate outcome of such matters cannot be predicted with certainty. In the opinion of management of the Company, however, after consultation with outside legal counsel, the ultimate resolution of pending litigation will not have a material adverse effect on the Company's financial condition.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     No matters were submitted to a vote of security holders during the quarter ended December 31, 1995.

PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON STOCK AND RELATED STOCKHOLDER

         MATTERS

SUPPLEMENTARY FINANCIAL DATA

                           QUARTERLY DATA (UNAUDITED)
                (in thousands of dollars except per share data)


                                                        INCOME (LOSS)
                                                           BEFORE
                                                          TAXES AND
                                                          CUMULATIVE
                                                          EFFECT OF
                                                        ACCOUNTING FOR                    INCOME         STOCK PRICE
                                                            INCOME        NET INCOME      (LOSS)            RANGE
                             REVENUES      EXPENSES         TAXES           (LOSS)       PER SHARE    HIGH       LOW
                             --------      --------         -----           ------       ---------    ----       ---
 Fiscal year 1995
 Quarter Ended:

 03/31/95                    $17,479       $20,702         $( 3,223)      $( 2,206)      $( .37)    $4.750     $3.375
 06/30/95                     20,525        24,530          ( 4,005)       ( 4,005)       ( .60)     5.000      3.875
 09/30/95                     19,103        25,691          ( 6,588)       ( 8,208)       (1.24)     4.250      2.750
 12/31/95                     15,418        28,618          (13,200)       (15,563)       (2.42)     3.000      1.375
                             -------       -------         ---------      ---------      -------
      TOTAL:                 $72,525       $99,541         $(27,016)      $(29,982)      $(4.63)
                             =======       =======         =========      =========      =======
 Transition Period
 Quarter Ended:

  09/30/94                   $19,367       $21,301         $( 1,934)      $( 1,949)      $( .43)    $6.000     $5.000
  12/31/94                    12,827        17,225          ( 4,398)       ( 2,215)       ( .48)     5.500      3.625
                             -------       -------          --------      ---------      -------
      TOTAL:                 $32,194       $38,526         $( 6,332)      $( 4,164)      $( .91)
                             =======       =======         =========      =========      =======

 Fiscal year 1994
 Quarter Ended:

 09/24/93                    $26,355       $22,557         $  3,798       $  2,859       $  .61     $9.750     $5.375
 12/31/93                     23,441        25,469          ( 2,028)       ( 1,643)       ( .38)     9.750      7.125
 03/25/94                     14,593        17,707          ( 3,114)       ( 2,088)       ( .46)     7.875      5.750
 06/24/94                     12,928        29,015          (16,087)       (15,629)       (3.46)     6.875      5.000
                             -------       -------          --------       --------      -------
      TOTAL:                 $77,317       $94,748         $(17,431)      $(16,501)      $(3.69)
                             =======       =======         =========      =========      =======

The common stock of Rodman & Renshaw Capital Group, Inc. is listed on the NYSE. The trading symbol is RR. At February 29, 1996, the approximate number of stockholders of record was 190.

The Company has declared no dividends during the past three years. See Note 12 to the Company's Consolidated Financial Statements for a discussion of potential restrictions on the payment of dividends and Note 10 for a discussion of dividends on preferred stock.

ITEM 6.  SELECTED FINANCIAL DATA

         (in thousands of dollars except per share data)


                                                                            Fiscal Year Ended Last Friday in June

                                                                            -------------------------------------
                                         Year Ended     Transition

                                          12/31/95        Period         1994          1993         1992         1991
                                          --------        ------         ----          ----         ----         ----
 INCOME STATEMENT DATA
 Revenues (1)                              $ 72,525        $ 32,194      $ 77,317      $ 87,309     $ 84,378     $ 76,590
 Expenses (1)                                99,541          38,526        94,748        86,761       81,175       78,962
                                           ---------       ---------     ---------     --------     --------     ---------
 Income(loss) before

  income taxes                              (27,016)         (6,332)      (17,431)          548        3,203       (2,372)
 Net income (loss)                          (29,982)         (4,164)      (16,501)          256        1,989       (1,595)
 Net income (loss)

  per common share                            (4.63)           (.91)        (3.69)         0.06         0.46        (0.37)
 Cash dividends per share                       -0-             -0-           -0-           -0-          -0-          -0-
 BALANCE SHEET DATA

 Total assets (1)                          $119,333        $454,331      $300,664      $310,198     $321,890     $242,563
 Total
  liabilities (1)                           117,890         424,032       263,325       271,288      282,772      205,434
 Liabilities
  subordinated to the claims of

  general creditors                             -0-           3,874         6,750         8,000        8,500        8,500
 Total stockholders'
  equity                                      1,443          26,425        30,589        30,910       30,618       28,629
 Book value
  per common share (2)                          .22            5.77          6.68          7.07         7.01         6.56
 Book value
  per common share assuming

  conversion at 12/31/94 (2)                    ---            3.98           ---           ---          ---          ---

-------------

(1) See Note 2 to the Consolidated Financial Statements regarding accounting changes.

(2) Effective June 24, 1994, the Company issued to Abaco for an aggregate price of $15 million, 150 shares of Series A non-voting preferred stock convertible into the Company's common stock, with the amount received allocated to the book value per then outstanding common share during 1994 and during the Transition Period. On January 31, 1995, the shares of Series A preferred stock held by Abaco were converted into a total of 2,068,965 shares of common stock. In December 1995, the Company issued to Abaco for an aggregate price of $5 million, 50 shares of Series B non-voting preferred stock convertible into common stock upon the commencement of a rights offering to all stockholders. In the conversion, the $5 million would be divided by the book value per common share as of the end of the previous month to determine the number of common shares to be issued to Abaco.


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS ENVIRONMENT

     Like other securities brokerage and investment banking firms, the Company conducts its businesses in highly volatile markets. Consequently, the Company's results of operations are affected by many factors, including general market conditions, the liquidity of secondary markets, the level and volatility of interest rates, currency and security valuations, competitive conditions and the size, number and timing of transactions. In periods of unfavorable market activity, profitability can be adversely affected because certain expenses remain relatively fixed. As a result, revenues and net earnings can vary significantly from quarter to quarter and year to year.

     The 1995 fiscal year was a profitable year for the securities industry generally. Nonetheless, Rodman experienced a significant loss. The loss was due in large part to capital constraints and to costs related to the downsizing of the Company's commodities and institutional fixed income businesses, the restructuring of its securities related businesses and the upgrading of its infrastructure. The continuing losses also prompted certain customers and counterparties to reevaluate and in some cases suspend their relationship with Rodman, further impacting earnings.

OUTLOOK

     Until the Company returns to profitability, it will have significant difficulty obtaining credit, hiring and retaining talented employees and in some areas attracting and retaining customers. However, management of the Company believes that the Company has already incurred the major costs attributable to the Company's restructuring and that the Company now is focused on higher margin businesses. Management continues to implement measures to reduce the Company's costs further. In addition, Parent has provided the Company with a letter agreeing to unconditionally support it through March 31, 1997. Such support may include, with previous receipt of requisite approvals from Mexican governmental authorities, infusions of capital, conversion of short-term debt to long-term debt or long-term debt to equity, if required, to continue to sustain Rodman's operations and allow it to maintain the required net capital pursuant to the SEC's Uniform Net Capital Rule 15c-1. To that end, Parent has agreed to provide the Company with a total of $9.5 million in equity capital in March and April, 1996. On March 29, 1996, Abaco provided $5 million of this equity infusion to the Company. (See "Liquidity and Capital Resources," below, and Note 18 to the Consolidated Financial Statements.) Therefore, while the Company will report a loss for 1996 as a whole, it expects to achieve profitability by the fourth quarter of 1996 as a result of these changes and the support from Abaco. Actual results for the year will depend upon a number of factors, including financial market conditions generally and the market for new securities issuances in particular, Rodman's ability to reinstate relationships with institutional customers and counterparties, and its ability to attract and retain qualified personnel.

RESULTS OF OPERATIONS

     The results of operations should be read in conjunction with the Company's consolidated statements of operations and related notes. Following completion of the fiscal year ended June 24, 1994, the Company changed its fiscal year from the last Friday in June to a calendar year end.

     The following table summarizes the changes in the major categories of revenues and expenses (including the nonrecurring expenses and restructuring charge) for the year ended December 31, 1995, the Transition Period and the fiscal year ended June 24, 1994 (dollar amounts in thousands):


                                                                       Increase (Decrease)

                                           1/1/95 - 12/31/95

                                                  vs.                  Transition Period vs.         FISCAL YEARS
                                           1/1/94 - 12/31/94            06/26/93 - 12/31/93          1994 vs. 1993

                                           -----------------            -------------------          -------------
 REVENUES

      Commissions                          $  (404)         (2%)       $ (3,875)        (25%)     $(9,560)         (25%)
      Principal                             11,525          76%         (12,211)        (63%)      (4,903)         (15%)
      Interest                              (2,117)        (17%)          3,042          63%       (1,345)         (13%)
      Fee income                             2,577          47%          (2,109)        (35%)       4,453          142%
      Other                                    771          38%          (1,990)        (56%)       1,363           51%
                                           -------        -----        --------        -----     --------         -----
                  TOTAL:                   $12,352          21%        $(17,143)        (35%)     $(9,992)         (11%)
                                           =======        =====        =========       =====     ========         =====
 EXPENSES

      Employee compensation

        and benefits                       $14,467          33%         $(6,650)        (23%)     $   (34)           0%
      Commissions, floor

       brokerage and clearing               (1,416)        (26%)         (1,720)        (42%)      (1,580)         (18%)
      Interest                               1,562          18%           2,942          98%       (1,421)         (20%)
      Communication                          2,677          43%             125           4%         (740)         (11%)
      Occupancy and equipment                2,345          39%              65           2%         (512)          (8%)
      Professional fees                      1,794          59%          (2,197)        (74%)       2,517           93%
      Other operating                       (3,780)        (29%)         (1,606)        (53%)       5,942          123%
      Restructuring charge                  (3,815)       (100%)            -0-          -0-        3,815          100%
                                           -------        ------        --------        -----      -------         -----
                  TOTAL:                   $13,834          16%         $(9,041)        (19%)      $7,987            9%
                                           =======        ======        ========        =====      =======         =====

     Revenues for the year ended December 31, 1995 totaled $72.53 million, a 21% increase from the twelve month period ended December 31, 1994. During the fiscal year ended June 24, 1994, the Company s revenues decreased approximately 11% to $77,317,000.

     The Company recorded a net loss of $29.98 million or $4.63 per common share for the year ended December 31, 1995. The Company recorded a net loss of $4,164,000 or $.91 per common share for the Transition Period. The Company recorded a net loss for fiscal 1994 of $16,501,000, or $3.69 per common share, compared with fiscal 1993 net income of $256,000, or $.06 per common share.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO TWELVE MONTHS ENDED DECEMBER 31, 1994

REVENUES

     Commission revenue for the year ended December 31, 1995, decreased 2% to $24.88 million compared to the twelve month period ended December 31, 1994. This decrease is comprised of a significant decrease of commodities commission revenues (estimated to be approximately $18 million on an annualized basis) resulting from the decision to divest a majority of the Company's commodities business, offset by a significant increase in securities commission revenues. The increase in securities commission revenues results from the hiring of more productive retail securities representatives and the addition of the institutional equity department discussed above.

     Revenues from principal transactions, which include realized and unrealized gains and losses on securities held for resale to customers, increased 76% to $26.63 million as compared to $15.10 million during the twelve month period ended December 31, 1994. This increase is primarily due to market conditions.

     Interest income decreased 17% to $10.14 million for the year ended December 31, 1995. This is due in part to the decline in commodities business and the corresponding decrease in commodities customers' cash balances. In addition, due to decreases in regulatory capital and working capital during the year, as discussed above, the Company significantly reduced its securities inventory positions in 1995, as compared to 1994.

     Fee income was also positively impacted by the hiring of the majority of the investment banking personnel from Mabon Securities Corp. In 1995, the Company's fee income rose 47% to $8.07 million for the year ended December 31, 1995.

     Other revenue increased to $2.82 million for the year ended December 31, 1995, primarily due to a $1.18 million gain on the sale of commodities exchange memberships.

EXPENSES

     Employee compensation and benefit expense increased 33% from the previous twelve month period ended December 31, 1994. This increase results primarily from the hiring of the institutional equities, investment banking and research department personnel of Mabon Securities Corp. as discussed above. During 1995, the Company effectively incurred nine months of fixed expenses, yet realized approximately six months of revenues due to a lag in revenue production caused by the transition of customer accounts and relationships.

     Commissions, floor brokerage and clearing expenses decreased 26% to $4.0 million compared to the twelve month period ended December 31, 1994, commensurate with the shift to a non-clearing futures commission merchant.

     Interest expense increased 18% to $10.22 million for the year ended December 31, 1995 from $8.66 million for the comparable period one year ago. This increase is due primarily to the increase in short term borrowings from Confia, S.A. at the dollar interest rates prevailing in Mexico, as compared to the lower U.S. bank rates.

     For the year ended December 31, 1995, occupancy and equipment expense increased 39% to $8.36 million, reflecting the absorption of the Mabon Securities Corp. personnel in Boston, San Francisco and New York and the relocation of Rodman's New York and Chicago offices.

     Professional fees increased 59% for the year ended December 31, 1995 to $4.83 million. The Company incurred several nonrecurring professional expenses during 1995 as part of the restructuring of its business and upgrading of its infrastructure. The expenses included consulting fees, legal fees, and employment agency fees.

     Other expenses decreased 58% to $5.40 million for the year ended December 31, 1995. The previous twelve month period included certain significant non-recurring expenses and losses as discussed below.

TAX ISSUE

     The Company recorded a provision for income taxes as it increased the valuation allowance due to the uncertainty of realizing the benefit of recorded deferred tax assets. See Note 15 to the Consolidated Financial Statements.

     The Company will periodically review the achievement of its business goals and evaluate its ability to recognize the deferred tax asset. In the event the Company does not achieve its business plans, it may not be able to realize the deferred tax asset.

     The Company's net operating loss carryforward expires between the years 2008 and 2010. The Company has not had operating or tax credit carryforwards expire unused. Historically, there have not been material differences between pretax earnings for financial reporting purposes and taxable income for income tax purposes.

SIX MONTHS ENDED DECEMBER 31, 1994 COMPARED TO SIX MONTHS ENDED DECEMBER 31,
1993

REVENUES

     During the Transition Period, commission revenues decreased 25% from the comparable six month period in 1993 to $11,870,000, a function of the changes in the number of revenue producing personnel and the lag in revenue production for those employees who commenced employment during the Transition Period.

     Revenues from principal transactions, which include realized and unrealized gains and losses on securities held for resale to customers, decreased 63% from the comparable six month period in 1993 to $7,033,000, primarily due to market conditions. The Company aggressively hired experienced traders and salespersons in the institutional fixed income department during the Transition Period.

     During the Transition Period, interest income increased 63% from the comparable six month period in 1993 to $7,872,000. The increase was due to higher interest rates earned on increased balances of securities inventories and increased commodities customers cash deposits. In addition, average securities customers margin receivables began to increase in the Transition Period and the Company increased its efforts in the stock loan and securities finders business.

     Fee income decreased 35% from the comparable six month period in 1993 to $3,876,000. The timing of revenue recognition on investment banking transactions is a function of when the transactions are completed. The Company completed 3 and 11 investment banking transactions during the six month periods ended December 31, 1994 and 1993, respectively.

     Other revenue decreased 56% from the comparable six month period in 1993 to $1,543,000. The Company realized a $696,000 gain on the sale of a Chicago Board of Trade exchange membership during the Transition Period. The Company realized nonrecurring gains of $2,551,000 from the sale of businesses in the comparable six month period ended December 31, 1993.

EXPENSES

     During the Transition Period, employee compensation and benefits expense decreased 23% from the comparable six month period in 1993 to $21,886,000. This decrease is the net effect of reduced variable compensation related to the decrease in commission revenues and an increase in fixed compensation expense resulting from the employment of new management and producers with temporarily enhanced commission payouts.

     Commissions, floor brokerage, and clearing expenses decreased 42% from the comparable six month period in 1993 to $2,328,000, commensurate with the decrease in commission revenues.

     Interest expense increased 98% from the comparable six month period in 1993 to $5,933,000 due to higher interest rates on increased securities inventory balances and the effect of increased short-term borrowings from Abaco. See Note 9 to the Consolidated Financial Statements.

     Professional fees decreased 74% from the comparable six month period in 1993 to $763,000. The Company paid approximately $1,600,000 in nonrecurring professional fees related to the ownership change transaction during the period ended December 31, 1993, as discussed below. Other operating expenses decreased 53% from the comparable six month period in 1993 to $1,443,000, primarily related to a significant decrease in errors, bad debt and legal settlements.

     The Company recorded an income tax benefit of $2,168,000 for the Transition Period as management believed that this benefit will be realized in connection with the Company's intended tax strategies and projected future income.

FISCAL YEAR 1994 COMPARED TO FISCAL YEAR 1993

REVENUES

     Commission revenue decreased 25% in fiscal 1994 to $29,158,000, largely a function of the reduced volume in the securities and futures markets and losses of revenue producing personnel.

     Revenues from principal transactions, which include realized and unrealized gains and losses on securities held for resale, decreased 15% to $27,313,000 in fiscal 1994 primarily due to losses incurred as a result of volatility in the debt markets.

     Interest income decreased 13% in fiscal 1994 to $9,213,000 due to a decrease in average customer margin receivables and a reduction of firm inventory carried for sale to customers.

     Fee income increased 142% in fiscal 1994 to $7,598,000. The timing of revenue recognition on investment banking transactions is a function of when the transactions are completed. The Company completed 18 investment banking transactions during fiscal 1994, as compared to 7 during fiscal 1993.

     The Company realized nonrecurring net gains of $2,551,000 in fiscal 1994 from the sales of its London futures and option operations and its Chicago Stock Exchange specialist operation. The London futures and options branch was sold because of recurring losses.

The Chicago Stock Exchange specialist operation was sold because the Company changed its long-term strategic plan.

EXPENSES

     Nonrecurring Expenses and Restructuring Charge. As noted above, the Company incurred several material nonrecurring expenses and a restructuring charge during fiscal 1994. These items are recorded in various financial statement line items including Employee Compensation and Benefits, Professional Fees and Other Operating Expenses. Such items are summarized below by the type of transaction which gave rise to the expense or charge.


     Ownership change transaction            $ 6,401,000
     Restructuring charge                      3,815,000
     Litigation and settlements                3,427,000
     Employee related                          1,178,000
     Other                                     3,545,000

                                             -----------

     Total nonrecurring expenses

      and restructuring charge               $18,366,000

                                             ===========

The components of the $6,401,000 incurred in the ownership change transaction are as follows:


     Employee option tender                  $ 2,026,000
     Professional fees                         1,604,000
     Employee costs (hiring

      and severance)                           2,231,000
     Other                                       540,000

                                             -----------
                                             $ 6,401,000

                                             ===========

     The Company has recorded a restructuring charge totaling approximately $3,815,000 related to office relocations in Chicago and New York during 1995. This figure includes the costs of abandoning certain leasehold improvements (a net noncash charge of approximately $450,000) and certain lease obligations for space which management believes it will be unable to sublet after the moves. Any sublease revenues realized in the future will be recorded as a reduction of occupancy costs.

     Rodman incurred expenses totaling $3,427,000 related to certain legal settlements during the year ended June 24, 1994. This amount does not include the costs of normal recurring litigation inherent in day-to-day operations.

     Rodman incurred certain employee related expenses totaling $1,178,000 during fiscal 1994 in connection with the severance of certain employees, employment fees and other costs associated with the new hirings.

     Other nonrecurring expenses totaling $3,545,000 include expenses and allowances incurred in connection with the termination of Rodman's high-yield fixed income securities business and liquidation of the related portfolio. Rodman terminated its high-yield fixed income business because it determined that the earnings to be derived from such business were insufficient to justify the costs and risks involved in conducting the business. In connection with the termination of the business, Rodman made the decision to repurchase certain high-yield bonds held in the accounts of certain of its customers or to reprice high-yield bonds that such customers continued to hold by refunding to them part of their initial purchase price. The expenses incurred in connection with the termination of the business included $1.1 million attributable to these repurchase and repricing transactions. The remainder of the $3,545,000 includes professional and consulting fees and write-offs of certain deferred expenses and receivables.

     Substantially all of the nonrecurring expenses discussed above were paid during fiscal 1994. A restructuring charge liability of $817,000 will be paid in 1996.

     Total Expenses. Total expenses increased $7,987,000 to $94,748,000 in fiscal 1994, following an increase of $5,586,000 in fiscal 1993. The following discussion focuses on the changes in expenses by financial statement line item after excluding the nonrecurring expenses discussed above. The nonrecurring expenses were summarized above by transaction type, not by financial statement line item.

     Employee compensation and benefit expense, excluding nonrecurring expenses totaling $5,358,000 as discussed above, totaled $44,696,000, a decrease of $5,392,000, or 11%, from 1993 amounts. This decrease is the net effect of reduced variable compensation related to the decrease in commission revenues and an increase in fixed compensation expense resulting from the employment of new management and producers.

     Commissions, floor brokerage, and clearing expenses decreased 18% to $7,141,000 in fiscal 1994, commensurate with the decrease in commission revenues.

     Interest expense decreased 20% to $5,714,000 in fiscal 1994 from $7,135,000 in 1993. This is a result of lower interest rates in the first half of fiscal 1994 when customer balances were relatively unchanged from the prior year and decreased customer balances during the second half of the year.

     Communication expense decreased 11% to $6,063,000 from $6,803,000 due to the reduction in customer and market trading activity, the sale of the London futures and option operations and negotiated reductions with certain communication vendors.

     Occupancy and equipment expense decreased 8% to $5,949,000 in fiscal 1994, primarily due to the sale of the London futures and option operations in August 1993.

     Professional fees, excluding the certain nonrecurring expenses of $3,384,000, as discussed above, decreased 32% to $1,843,000 in fiscal 1994 due to a reduction in consulting projects.

     Other operating expenses, excluding certain nonrecurring expenses of $5,809,000, as discussed above, increased 3% to $4,976,000 in fiscal 1994.

     The Company recorded a net tax benefit of $930,000 for fiscal 1994. An additional benefit of $4,518,000, was offset by a valuation allowance pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This valuation allowance has been recognized due to the uncertainty of realizing the tax benefit of loss carry forwards and temporary differences totaling $2,469,000 and $2,627,000, respectively, at June 24, 1994.

LIQUIDITY AND CAPITAL RESOURCES

     As a registered broker-dealer and futures commission merchant, Rodman is required by the SEC and CFTC to maintain specified amounts of net capital to meet its customer obligations. In February 1996, Rodman's net capital requirement was reduced as a result of its shift from clearing to non-clearing status. See Notes 12 and 18 to the Consolidated Financial Statements. At December 31, 1995, Rodman's net capital was $15,402,000, which was $14,291,000 in excess of the minimum required net capital. At December 31, 1994, Rodman's net capital was $16,644,000, which was $11,038,000 in excess of the minimum required net capital.

     The Company's assets are substantially comprised of customer-related receivables and securities inventory, both of which are highly liquid. The principal sources of financing are stockholders' equity, customer payables, short-term loans from banks and Confia, S.A. and other payables. Additionally, Rodman maintains lines of credit with large financial institutions which include daily demand loans, letters of credit and reverse repurchase agreements to meet financing needs. All of these lines of credit require collateral to be pledged, and none of the borrowings can exceed the value of the collateral. Certain Rodman lines of credit with financial institutions other than Confia, S.A. have been terminated or significantly reduced because of the Company's continuing losses. Management of the Company believes that Rodman will establish new lines of credit and reestablish previous lines once the Company receives additional capital and/or achieves profitability.

     On June 22, 1994, the Company borrowed $10 million from Confia, S.A. During 1995, the Company obtained additional loans from Confia, S.A. in an aggregate amount of $16.5 million. The Company required the additional loans in order to continue to conduct its business because its losses were eroding its net capital. On December 4, 1995, the Company paid all interest due on the loans and consolidated the principal amounts, totaling $26.5 million, into a single note due June 3, 1996 and bearing interest at an annual rate of 12%. Based upon the letter of support that the Company received from Abaco, management believes that it is the intention of Confia, S.A. to renew the loan when it becomes due or to convert all or a portion of the loan to equity pursuant to the Note Conversion Agreement discussed below, subject to receipt of requisite approvals from Mexican government authorities. A renewal may be on different terms than the original loan, depending upon market conditions and Confia, S.A.'s internal lending policies at the time of renewal.

     The Company entered into a Note Conversion Agreement with Confia, S.A. dated September 29, 1995 and amended November 10, 1995, pursuant to which Confia, S.A. has the right to convert all or a portion of the Company's outstanding indebtedness to equity in the Company. The number of shares of common stock to be issued upon a conversion would be determined by dividing the amount of indebtedness to be converted by the book value per share of common stock as of the end of the Company's most recent fiscal quarter (provided, however, that if such book value per share were equal to or less than $.09, which is the par value per share of the common stock, the denominator would be $.09). Indebtedness is convertible only if the conversion receives stockholder approval or if the conversion is made in connection with a rights offering to all stockholders at the same effective per share price for a number of shares proportional to the number to be issued upon the conversion. Confia, S.A. may transfer the conversion right to Abaco or another corporation within the Abaco group of affiliated companies.

     In addition, in December 1995, the Company issued to Abaco 50 shares of non-voting preferred stock at a price per share of $100,000, which shares are convertible into Company common stock. In a conversion, the $5,000,000 preferred stock purchase price would be divided by the book value per share of common stock as of the end of the most recent month to determine the number of shares of common stock to be issued (provided, however, that if such book value per share were equal to or less than $.09, which is the par value per share of the common stock, the denominator would be $.09). The preferred stock is convertible only in connection with a rights offering to all stockholders at the same effective per share price for a number of shares proportional to the number to be issued upon conversion at a price per share equal to such book value per share or par value, as the case may be.

     On February 9, 1996, the Company also received a letter from Parent whereby Parent agreed to continue to unconditionally support the Company and Rodman for the next year, up to and including March 31, 1997. Such support may include, with previous receipt of requisite approvals from Mexican governmental authorities, infusions of capital, conversion of short-term debt to long-term debt or conversion of short or long-term debt to equity, if required, to continue to sustain Rodman's operations and allow it to maintain the required net capital pursuant to the SEC's Uniform Net Capital Rule 15c3-1. To that end, Parent has agreed to provide the Company with a total of $9.5 million in equity capital in March and April, 1996. On March 29, 1996, it provided $5 million of that total through the purchase by Abaco of 50 additional shares of non-voting preferred stock at a price per share of $100,000. The terms of such shares are identical to those of the preferred stock issued in December, 1995, as discussed above.

     In addition to Abaco's commitment, the Company's senior management is in the process of exploring the possibility of investing up to $1 million in new capital in the Company, and of permitting certain additional Rodman employees to invest directly in the firm in the near future.

     During the fourth quarter of 1995, the Company finalized an equipment leasing arrangement for approximately $6 million in financing in order to minimize the impact of its Chicago and New York office relocations on its liquidity. Confia, S.A., issued a standby letter of credit for the account of the Company in the amount of $6 million as additional security for the financing. If the letter of credit were drawn down, the resulting $6 million of indebtedness that the Company would owe Confia, S.A. would carry the same conversion rights as the Company's current indebtedness to Confia, S.A.

described above.

     The Company currently has subordinated loans outstanding to Rodman, its broker dealer subsidiary, in an aggregate amount of $26.5 million. The loans are funded by the Company's borrowing from Confia, S.A. discussed above. It is the intention of management of the Company and Rodman to extend these subordinated borrowings through June, 1998. To the extent that such subordinated borrowings are required for Rodman's continued compliance with minimum net capital requirements, they may not be repaid. In the event that the borrowing between the Company and Confia, S.A. were not renewed or converted, Rodman would be required to curtail its business activities substantially in order to reduce its minimum net capital requirements, then would seek regulatory approval to repay its subordinated debt to the Company. See Notes 9 and 12 to the Consolidated Financial Statements. Rodman obtained regulatory approval to repay and repaid a $2.5 million subordinated note from an unrelated party on October 2, 1995 with proceeds from a subordinated loan from the Company which was funded by the borrowings from Confia, S.A.

     The Uniform Net Capital Rule also provides that the total outstanding principal amounts of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are includible in its net capital, may not exceed for a period in excess of 90 days, 70% of the sum of the total outstanding principal amounts of all subordinated indebtedness included in net capital plus stockholder's equity (the "debt/equity ratio"). At December 31, 1995, Rodman's debt/equity ratio was 78.2%. In January 1996, the Company and Rodman converted $5 million from short-term to long-term subordinated debt, which is treated as equity for purposes of the Uniform Net Capital Rule, thereby reducing the debt/equity ratio to 60%.

     The Company does not anticipate any material capital expenditures during 1996. Future capital expenditures, if any, are expected to be funded by cash generated from operations and other traditional means of financing.

CASH FLOWS

     Operating Activities. Operating activities generated $5 million in net cash in 1995, primarily as a result of the decrease in securities inventory. In the Transition Period, the Company used $157,000 in net cash, exclusive of the increase in securities purchased under agreements to resell of $21,631,000, in operating activities. In fiscal 1994, the Company generated net cash and cash equivalents of $3,188,000, exclusive of the increase in securities purchased under agreements to resell of $13,423,000, from operating activities.

     Investing Activities. In 1995, the Company generated $3.02 million in net cash in investing activities, which represents the net effect of the sale of commodity exchange memberships and the purchase of furniture and fixtures relating to the moves in Chicago and New York. In the Transition Period, the Company generated $700,000 in net cash from investing activities related to the sale of a Chicago Board of Trade exchange membership. In fiscal 1994, the Company generated $3,732,000 in net cash from investing activities, primarily the result of the sale of its London futures and option operations and its Chicago Stock Exchange specialist operation.

     Financing Activities. In 1995, the Company used $6.03 million in net cash in financing activities, which represents the net effect of the reduction in short term borrowings from banks and the increase in short term borrowings from Confia, S.A. In the Transition Period, the Company generated $28,213,000 in net cash from financing activities, which represents the net effect of an increase in short-term borrowings from banks of $31,089,000 to finance increased securities inventories and the payment of $2,876,000 in subordinated borrowings. In fiscal 1994, the Company generated $5,957,000 in net cash from financing activities, which represents debt and equity financing from Abaco and Confia, S.A., net of reductions in short-term bank and subordinated borrowings.

INFLATION

     The Company s assets are primarily monetary, consisting of cash, securities inventory and receivables. These monetary assets are generally liquid and turn over rapidly and, consequently, are not in general significantly affected by inflation. However, the rate of inflation affects various expenses of the Company, such as employee compensation and benefits, communications, occupancy and equipment, which may not be readily recoverable in the price of its services.

CERTAIN ACCOUNTING MATTERS

     During fiscal year 1993 Rodman implemented the following accounting changes:

     1. Rodman changed its method of accounting for commission revenue and expenses for commodity transactions executed for introducing brokers. For 1993, the net commission retained by the Company was recorded as revenue. In previous years, the entire amount of commissions charged to customers on introducing brokers were recorded as commission expense. See Note 2 for the effects on the Financial Statements. Rodman believes these accounting changes better reflect the substance of the transactions.

     2. Rodman adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this change was an $18,000 benefit.

     In October, 1994, the FASB issued SFAS No. 119, "Disclosure about Definitive Financial Instruments and Fair Value of Financial Instruments." Rodman adopted this standard during the Transition Period. See Note 16 to the Consolidated Financial Statements.

     On April 11, 1994 the Board of Directors voted to change the Company s fiscal year end to December 31. Accordingly, beginning in 1995, the Company's fiscal year is a calendar year.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"). FASB 123, which becomes effective in 1996, encourages the adoption of a fair value based method of accounting for stock-based compensation plans. The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Applying APB 25, the Company has not recognized compensation expense because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The information required by this item is submitted as a separate section of this report. (See Index on page F-1)

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     The information required by Regulation S-K Item 304 was previously reported in the Company's Proxy Statement dated December 27, 1994, pertaining to its Special Meeting of Stockholders held on January 31, 1995.

PART III

ITEM 10.  DIRECTORS AND OFFICERS OF THE REGISTRANT

     The following table sets forth each of the Company's current directors and executive officers and his age, current positions with the Company, period of service and business experience for the past five years.

Charles W. Daggs, III            Age 48; Director, President and Chief
                                 Executive Officer of the Company and President of Rodman since April 11, 1994; Senior
                                 Managing Director, Bear Stearns & Co.,
                                 Incorporated, a financial services firm, from 1991 to 1994.

Peter Boneparth                  Age 36; Director since 1995; Executive Vice
                                 President and Senior Managing Director of
                                 Investment Banking for Rodman since March 28,
                                 1995; Managing Director of Investment Banking for Mabon Securities Corp., a financial services firm, from 1989 to March 28, 1995.
                                 Mr. Boneparth also serves as a director of Marissa Christina, Inc.

John T. Hague                    Age 41; Executive Vice President and Chief
                                 Financial Officer of the Company since June
                                 28, 1994; Executive Vice President and
                                 Director of Internal Audit of the Company from April 11, 1994 to June 28, 1994; Senior
                                 Manager with Deloitte & Touche, a certified public accounting firm, from 1990 to April, 1994.

Francis L. Kirby                 Age 51; Director since 1994; Senior Managing
                                 Director of Retail Financial Services for
                                 Rodman since November 1995; Executive Vice
                                 President of the Company since June 24, 1994;
                                 Senior Vice President of Oppenheimer & Co.,
                                 Inc., a financial services firm, from May 1993 to June 1994; Director and Executive Vice
                                 President of the Company from 1981 to 1993.

Edwin J. McGuinn, Jr.            Age 44; Director since 1995; Senior Managing
                                 Director of Fixed Income for Rodman since
                                 February 1996; Executive Vice President and
                                 Senior Managing Director of Equities for
                                 Rodman since March 28, 1995; Managing Director of Mabon Securities Corp., a financial services firm, from 1992 to 1994; investment banker with Lehman Bros. from 1981 to 1992 with final position of Managing Director.

Keith F. Pinsoneault             Age 48; Director since 1994; Executive Vice
                                 President of the Company since 1994; Chief
                                 Operating Officer of the Company from
                                 September 1994 to January 1996; Director of
                                 Capital Markets for Rodman since January 1996;
                                 Senior Portfolio Manager for Harris Bretall
                                 Sullivan & Smith from 1991 to 1994.

Joseph P. Shanahan               Age 48; Director since 1993; Executive Vice
                                 President and Chief Operating Officer of
                                 Rodman since February 8, 1996; Director of
                                 Operations and Administration for Rodman from January 2, 1996 to February 8, 1996; President of Abaco International Corp., a wholly- owned subsidiary of Abaco, from 1992 to 1996; Vice
                                 President of Rodman from January 1994 to April
                                 1994; consultant to Excalibur Management, Ltd.
                                 from 1990 to 1992.

Alexander                        C. Anderson Age 47; Director since 1994;
                                 Research Director of Abaco since 1989.

Ernesto                          Arechavala Age 31; Director since 1995;
                                 Director of Administration and Finance for Abaco since 1993; Director of Operations for Abaco from 1991 to 1993.

Eduardo                          Camarena Legaspi Age 45; Director since 1993;
                                 Director of International Affairs for Parent since 1987; Chief Executive Officer of Abaco from 1991 to 1995; Director of Abaco from 1985 to 1995; Director of Parent since 1992 and Director of Confia, S.A. since 1991.

Jorge Antonio Garcia Garza       Age 34; Director since 1993; General Counsel,
                                 Secretary of the Board of Directors of Parent since 1992; General Counsel of Abaco since
                                 1985 and Secretary of Abaco's Board of
                                 Directors since 1986; General Counsel of
                                 Confia, S.A. since 1992, Secretary of the
                                 Board of Directors of Confia, S.A. since 1993 and Director of Confia, S.A. since 1991.

Jorge Lankenau Rocha             Age 51; Chairman of the Board of the Company
                                 and Director since 1993; Chairman of the Board of Parent since 1992 and of Abaco since 1985;
                                 Chief Executive Officer of Abaco from 1985 to
                                 1991;  Chairman of the Board and Chief
                                 Executive Officer of Confia, S.A.  since 1991.

Thomas E. Meade                  Age 55; Director since 1994; Founder and
                                 President of Private Capital Management, Inc., an investment management and consulting firm, since 1993; President of Fidelity Brokerage, a securities brokerage firm, from 1992 to 1993;
                                 President of Kemper Securities/Boettcher, a securities brokerage firm, from 1988 to 1992.

Rodrigo Padilla Age 48; Director since 1995; Director of Parent since April 1992; Director of Abaco since April 1992; Director of Confia, S.A., since April 1992.

Richard Pigott                   Age 55; Director since 1994; corporate merger

                                 and acquisition advisor and private investor

                                 since 1988.  Mr. Pigott also serves as a

                                 Director of Ameriwood Industries International Corporation.

Federico                         Richardson Lamas Age 34; Director since 1995;
                                 National Sales Manager of Abaco since 1995;
                                 investment advisor with Abaco since 1986;
                                 Director of Confia, S.A. since 1995.

David S. Ruder                   Age 66; Director since 1993; Professor of Law,
                                 Northwestern University School of Law since
                                 1961; partner with Baker & McKenzie, an
                                 international law firm, from 1990 to 1994 and Senior Counsel since 1994; Chairman of the
                                 Securities and Exchange Commission from 1987 to 1989. Member of the Board of Governors of the National Association of Securities
                                 Dealers, Inc., from 1990 to 1993. Mr. Ruder also serves as a Director of Quixote
                                 Corporation.

STOCK OWNERSHIP AND TRADING REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of the Company's common stock to file initial stock ownership reports and reports of changes in ownership with the SEC and the NYSE. The Company must also be furnished with a copy of these reports. Based on Company records, Francis L. Kirby, a director and executive officer of the Company, filed one late report during 1995 with respect to one transaction. Rodrigo Padilla and Ernesto Arechavala, directors of the Company, each filed one late Form 3 Initial Statement of Beneficial Ownership of Securities. Edwin J. McGuinn, Jr., a director and executive officer of the Company, filed one late report during 1996 with respect to one transaction in 1995.

ITEM 11.  EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation for the year ended December 31, 1995, the Transition Period, the fiscal year ended June 24, 1994 and the fiscal year ended June 25, 1993 for the following persons (the "named executive officers"): (i) the Company's chief executive officer, and
(ii) the other four executive officers at December 31, 1995 with the highest total salary and bonus for 1995.

                                        SUMMARY COMPENSATION TABLE


                                                                                                    Long-Term

                                                              Annual Compensation                 Compensation

                                                                                                  ------------
                                                                                                     Awards

                                                                                                     ------

                                  ----------------------------------------------------------       Securities          All Other
                                                                              Other Annual         Underlying         Compensation

  Name and Principal Position     Period       Salary($)      Bonus ($)     Compensation ($)       Options (#)           ($)(1)
  ---------------------------     ------       ---------      ---------     ----------------       -----------        ------------
 Charles W. Daggs III(2)           1995         300,000        600,000             -0-                 -0-                924
 President and Chief
 Executive Officer              Transition      150,000          -0-               -0-                 -0-                -0-
                                  Period

                                   1994          68,269        500,000             -0-               100,000             10,000


 Peter Boneparth(3)                1995         153,846        650,000             -0-               20,000               -0-
 Executive Vice President


 Edwin J. McGuinn, Jr.(4)          1995         153,846        500,000             -0-               20,000               -0-
 Executive Vice President


 Keith F. Pinsoneault(5)           1995         150,000        100,000             -0-               20,000               924
 Executive Vice President
                                Transition       75,000        50,000              -0-                 -0-                -0-
                                  Period

                                   1994          13,077         8,718              -0-                 -0-                -0-


 David H. Shulman(6)               1995        1,300,000         -0-             39,657              20,000               924
 Executive Vice President
                                Transition      650,000          -0-             26,182                -0-                -0-
                                  Period

                                   1994         299,363          -0-            1,031,263             5,000               873

- - - - -----------
(1) Amounts included under "All Other Compensation" consist of (i) Company matching funds under the Company s Retirement and Savings Plan and (ii) in the case of Mr. Daggs, $10,000 in relocation expenses in fiscal 1994.

(2) Mr. Daggs joined the Company as President and Chief Executive Officer on April 11, 1994. The figures in the Bonus column reflect amounts paid pursuant to the terms of his employment agreement, discussed below.

(3) Mr. Boneparth became an executive officer of the Company on March 28, 1995. The figure in the Bonus column reflects a bonus for 1995 paid in 1996 pursuant to the terms of his employment agreement, discussed below.

(4) Mr. McGuinn became an executive officer of the Company on March 28, 1995. The figure in the Bonus column includes a $200,000 signing bonus paid in 1995 and a $300,000 bonus for 1995 paid in 1996, both pursuant to the terms of his employment agreement, discussed below.

(5) Mr. Pinsoneault became an executive officer of the Company on May 31, 1994.

(6) Mr. Shulman became an executive officer of the Company on February 14, 1994. He resigned as an officer of the Company on January 29, 1996. The figures in the Other Annual Compensation column include (i) the cash value that he received in 1995 for a life insurance policy previously purchased by the Company under a discontinued employee benefit plan, and (ii) for previous periods, deferred compensation and commissions.

         The following table presents information as to stock option awards to each of the named executive officers during 1995. No stock appreciation rights were granted.

                       Option Grants in Last Fiscal Year

                               Individual Grants

                               -----------------


                                    Number of                                                       Potential Realized Value at
                                    Securities        % of Total                                   Assumed Annual Rates of Stock
                                    Underlying      Options Granted    Exercise                    Price Appreciation for Option

                                     Options        to Employees in      Price       Expiration               Term (1)
              Name                 Granted (#)        Fiscal Year       ($/SH)          Date            5% ($)       10% ($)
              ----                 -----------        -----------       ------          ----            ------       -------
 Charles W. Daggs, III                  -                  -               -             -                 -               -
 Peter Boneparth                    20,000(2)            2.43            2.00         12/07/05          103,116         237,497
 Edwin J. McGuinn, Jr.              20,000(2)            2.43            2.00         12/07/05          103,116         237,497
 Keith F. Pinsoneault               20,000(2)            2.43            2.00         12/07/05          103,116         237,497
 David H. Shulman(3)                20,000(2)            2.43            2.00         12/07/05          103,116         237,497

         (1) The dollar amounts in these columns project the amount that could be earned if the common stock appreciates at the annual rates indicated from the date of grant and if the options are held until the expiration dates shown. These rates of appreciation are specified by the applicable rules of the SEC and are not intended to forecast possible future actual appreciation, if any, in the Company's stock prices.

         (2) Options vest at 20% per year cumulatively and are exercisable upon vesting.

         (3) No longer employed by the Company. Options have been cancelled.

         The following table provides information as to the number and value of the options held by each named executive officer at December 31, 1995. The

Company has not granted stock appreciation rights.

                Aggregated Option Exercises In Last Fiscal Year
                            and FY-End Option Values


                                                                                            Number of

                                                                                           Securities             Value of
                                                                                           Underlying          Unexercised In-
                                                                                           Unexercised        the-Money Options

                                                                                       Options at FY-End (#)   at FY-End ($)(1)

                                    Shares Acquired on                                     Exercisable/         Exercisable/

 Name                                  Exercise (#)            Value Realized ($)          Unexercisable        Unexercisable
 ----                                  ------------            ------------------          -------------        -------------
 Charles W. Daggs III                        -                         -                      -/100,000              -/-
 Peter Boneparth                             -                         -                       -/20,000              -/-
 Edwin J. McGuinn, Jr.                       -                         -                       -/20,000              -/-
 Keith F. Pinsoneault                        -                         -                       -/20,000              -/-
 David H. Shulman(2)                         -                         -                   9,600/26,400              -/-

(1) All options listed in the table were out of the money at December 31, 1995, based on a closing stock price of $1.75 per share on such date.

(2)      No longer employed by the Company.  Options have been cancelled.

REMUNERATION OF DIRECTORS

     Directors who are not otherwise employed by Parent, Abaco, the Company or a subsidiary of the Company are entitled to receive:

     - $2,500 for each meeting of the Board of Directors attended in person;
     - $500 for each meeting of the Board of Directors attended by telephone;
     - $2,500 for each meeting of a committee of the Board of Directors attended in person (unless such meeting is on the same day as a meeting of the Board of Directors); and
     - $500 for each meeting of a committee of the Board of Directors attended by telephone;

provided that such directors receive a minimum remuneration of $25,000 per fiscal year. Such directors also receive an automatic grant of 7,500 stock options each year with an exercise price equal to the market price of the Company's common stock on the date of grant. The options fully vest after a period of one year and terminate when the grantee ceases to be a director. Directors who are otherwise employed by Parent, Abaco, the Company or a subsidiary of the Company are not entitled to any additional compensation for serving as directors.

EMPLOYMENT AGREEMENTS

     Charles W. Daggs, III, President and Chief Executive Officer of the Company, began his employment on April 11, 1994. Under the terms of his agreement, Mr. Daggs is entitled to receive a base salary of $300,000 per year. Also, under the terms of his agreement, Mr. Daggs received or will be eligible to receive performance-based compensation for each of the two twelve-month periods commencing July 1, 1994 and July 1, 1995 based on the Company's income before taxes ("IBT") for such periods. (At the time the Company and Mr. Daggs entered into his agreement, these periods coincided with the Company's fiscal years. The Company has since changed its fiscal year to a calendar year.) The performance goal and the performance-based compensation are calculated as follows:


                 IBT                                                         PERFORMANCE-BASED COMPENSATION

                 (Without Giving Effect to Performance-Based
                 Compensation)

                 $0 - $5,000,000                                             5% of IBT

                 $5,000,000.01 - $10,000,000                                 $250,000 plus 7.5% of IBT exceeding $5,000,000

                 $10,000,000.01 - $15,000,000                                $625,000 plus 10% of IBT exceeding $10,000,000


                 More than $15,000,000                                       $1,125,000 plus percentage of IBT exceeding
                                                                             $15,000,000 to be determined by the Board of
                                                                             Directors of the Company but not to exceed 5%

Notwithstanding the foregoing, the performance-based compensation for each of the two twelve-month periods was to be or will be no less than $600,000. Mr. Daggs received the $600,000 minimum for the twelve-month period commencing July 1, 1994. Mr. Daggs will receive no portion of the performance-based compensation for the twelve-month period commencing July 1, 1995 unless he is employed by the Company on June 30, 1996. His performance goal was approved by the Company's stockholders at its annual meeting held on June 1, 1994.

     Pursuant to the terms of his agreement, the Company also granted to Mr. Daggs options to purchase 100,000 shares of Common Stock at a price of $6.50 per share, the fair market value of the Common Stock on his first day of employment. 50% of such options will become exercisable on June 30, 1996, and the remaining 50% will become exercisable on June 30, 1997, in each case provided that Mr. Daggs is employed by the Company on such dates.

     Mr. Daggs' employment agreement will be in effect through June 30, 1996, subject to extension by mutual agreement and subject to earlier termination by the Company for cause or upon Mr. Daggs' death or disability.

     Rodman entered into a three-year employment agreement with Peter Boneparth effective March 28, 1995, pursuant to which Mr. Boneparth became head of Rodman's investment banking group. Under the terms of the agreement, Mr. Boneparth received a $650,000 bonus paid in February, 1996. Mr. Boneparth receives a guaranteed base salary of $200,000 per year. In addition, for 1996 and 1997 he will receive a guaranteed bonus equal to the greater of (i) $650,000 or (ii) 14% of the total pre-tax profit (as defined in the agreement) (the "Profit Bonus") of Rodman's investment banking group plus 25% of certain revenues generated by him and allocated to the investment banking group. Each bonus to which Mr. Boneparth may be entitled for a partial fiscal year shall be pro rated. In the event that Rodman terminates Mr. Boneparth's employment upon a sale or change in control of Rodman, Rodman must (i) continue to pay Mr. Boneparth's salary and any minimum guaranteed bonuses to which he otherwise would have been entitled through the earlier of March 15, 1998, or the one-year anniversary of his death, and (ii) pay to Mr. Boneparth any Profit Bonus to which he otherwise would have been entitled in respect of the portion of the fiscal year completed prior to the sale or change of control.

     Rodman entered into a two-year employment agreement with Edwin J. McGuinn, Jr. effective April 1, 1995, pursuant to which Mr. McGuinn became Senior Managing Director of Rodman's institutional equity department. Under the terms of the agreement, Mr. McGuinn received a $200,000 signing bonus in 1995. Mr. McGuinn receives a guaranteed base salary of $200,000 per year. In addition, in February, 1996, he received a bonus of $300,000. By February 14, 1997, he will be entitled to receive a bonus equal to the greater of (i) $300,000, or (ii) the sum of 1.5% of certain revenues derived from equity commissions and public offerings, 10% of the foregoing revenues less direct expenses and certain allocated expenses (as defined in the agreement), 6% of certain revenues derived from Rodman's investment banking group less direct expenses and certain allocated expenses (as defined in the agreement), and 25% of any profit during the first year of operation from any business group of the Company not in existence at the time of execution of the agreement and brought into the Company due to his efforts. Each bonus to which Mr. McGuinn may be entitled for a partial fiscal year shall be pro rated. In the event that Rodman terminates Mr. McGuinn's employment upon a sale or change in control of Rodman, Rodman must continue to pay Mr. McGuinn's base salary and applicable bonuses through the earlier of April 1, 1997, or the one-year anniversary of his death.

     On February 14, 1994, Rodman entered into an employment agreement with David H. Shulman, pursuant to which Mr. Shulman assumed the position of Managing Director of the Fixed Income Group of Rodman. Under the agreement, Mr. Shulman received fixed compensation of $1,300,000 per year and was entitled to additional compensation equal to 15% of any net pretax profits of the Fixed Income Group. The agreement was for a term of three years commencing February 14, 1994. However, Mr. Shulman resigned from Rodman on January 29, 1996, therefore, Rodman's payment obligations under the contract have terminated.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the sole members of the Company Compensation Committee were Thomas E. Meade and Richard Pigott. Neither is or has been an officer or employee of the Company or any of its subsidiaries.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 8, 1996 concerning the beneficial ownership of the Company's Common Stock by (i) each stockholder owning more than 5% of the outstanding Common Stock, (ii) each director of the Company; (iii) each of the named executive officers (as listed in the Summary Compensation Table in Item 11) and (iv) all current directors and executive officers of the Company as a group.


                                                                 Amount and
                                                                  Nature of

                                                                 Beneficial                   Percent

Identity of Holder                                               Ownership (1)                of Class (2)
- - - - ------------------                                               -------------                ------------

Abaco(3)  . . . . . . . . . .  . . . . . . . . . . . . . . . .    4,431,968                    69.6%
Montes Rocallosos

505 Sur, Residential San Agustin, 66260
Garza Garcia, N.L. Mexico

The business address for each of the following persons is:

Rodman & Renshaw, Inc.
233 West Wacker Drive, Ste. 4500
Chicago, Illinois  60606

Alexander C. Anderson(4)  . . . . . . . . . . . . . . . . .               0                    --
Ernesto Arechavala(4) . . . . . . . . . . . . . . . . . . .               0                    --
Peter Boneparth   . . . . . . . . . . . . . . . . . . . . .           5,000                    *
Eduardo Camarena Legaspi(4) . . . . . . . . . . . . . . . .               0                    --
Charles W. Daggs, III . . . . . . . . . . . . . . . . . . .               0                    --
Jorge Antonio Garcia Garza(4) . . . . . . . . . . . . . . .               0                    --
Francis L. Kirby  . . . . . . . . . . . . . . . . . . . . .           1,000                    *
Jorge Lankenau Rocha(4) . . . . . . . . . . . . . . . . . .               0                    --
Edwin J. McGuinn, Jr. . . . . . . . . . . . . . . . . . . .           9,000                    *
Thomas E. Meade . . . . . . . . . . . . . . . . . . . . . .           7,500                    *
Rodrigo Padilla(4)  . . . . . . . . . . . . . . . . . . . .               0                    --
Richard Pigott  . . . . . . . . . . . . . . . . . . . . . .           8,000                    *
Keith F. Pinsoneault  . . . . . . . . . . . . . . . . . . .               0                    --
Federico Richardson Lamas(4)  . . . . . . . . . . . . . . .               0                    --
David S. Ruder  . . . . . . . . . . . . . . . . . . . . . .          17,500                    *
Joseph P. Shanahan(4) . . . . . . . . . . . . . . . . . . .               0                    *
All current directors and executive
  officers as a group (17 persons)(4) . . . . . . . . . . .          48,800                    *


- - - - ------------------
* Less than 1%

(1) Includes 25,700 shares of Common Stock subject to stock options vested under the Company's 1994 Stock Option Plan or Non-Employee Director Stock Option Plan exercisable within 60 days after March 8, 1996, as follows: Mr. Meade, 7,500; Mr. Pigott, 7,500; Mr. Ruder, 7,500;

         unnamed executive officer, 800.

(2) Pursuant to the requirements of Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, percentage ownership is calculated as if the shares subject to stock options which are currently exercisable or become exercisable within 60 days held by the persons identified in the above table had been issued to them and were outstanding as of March 9, 1996.

(3) Abaco also has the right to acquire Common Stock from the Company if the Company issues stock and the result is that Abaco beneficially owns less than 51% of the total voting power of the Company's stock. Parent also is deemed the beneficial owner of Abaco's Common Stock.

(4) Not included are shares held by Abaco, of which the referenced person is a director and/or officer or with which the referenced person is otherwise affiliated.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     See Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations for a discussion of the Company's transactions with Abaco and Confia, S.A. See Item 11. Executive Compensation -- Employment Agreements for a discussion of employment agreements between the Company and certain executive officers.

     Abaco International Corporation, a wholly-owned subsidiary of Parent based in New York ("AIC"), subleases from the Company a portion of the New York office space leased by the Company. Under the sublease, AIC is required to pay annual rent to the Company in an amount that is a percentage of the total rent that the Company pays under its lease equal to the percentage of the Company's total space occupied by AIC. AIC's total rent for 1995 was $275,312. Its total rent for 1996 is expected to be $130,080. Under the sublease, AIC also is required to pay operating expenses and other payments charged to the Company by the landlord under the Company's lease. The sublease expires on May 31, 1998.

     David S. Ruder, a Director of the Company, is Senior Counsel to Baker & McKenzie. Baker & McKenzie performs legal services for the Company, Abaco and Parent.

     As a matter of policy, the Company does not intend to make any loans to directors or executive officers of the Company other than in margin transactions conducted in the ordinary course of the business. Certain directors and executive officers of the Company may maintain margin accounts with Rodman pursuant to which Rodman may make loans for the purchase of securities. All margin loans are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features.

PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENTS, SCHEDULES, AND REPORTS ON FORM 8-K

(a)  The following documents are filed as part of this report:

                 The following are Consolidated Financial Statements of Rodman & Renshaw Capital Group, Inc. and Subsidiaries:

                 Consolidated Statements of Financial Condition - December 31, 1995 and December 31, 1994.

                 Consolidated Statements of Operations - Year Ended December 31, 1995, Transition Period ended December 31, 1994, Fiscal Years ended June 24, 1994 and June 25, 1993.

                 Consolidated Statements of Stockholders' Equity - Year Ended December 31, 1995, Transition Period ended December 31, 1994, Fiscal Years ended June 24, 1994 and June 25, 1993.

                 Consolidated Statements of Cash Flows - Year Ended December 31, 1995, Transition Period ended December 31, 1994, Fiscal Years ended June 24, 1994 and June 25, 1993.

                 Notes to Consolidated Financial Statements.

                 Financial Statement Schedules - All schedules for which provision is made in the applicable accounting regulations of the SEC are not required under the related instructions or are applicable, and therefore have been omitted.

(b)  Reports on Form 8-K

                 No reports on Form 8-K were filed during the last quarter of the period covered by this report.

(c) Exhibits - The following exhibits are included herein or are incorporated by reference:

           (2) Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession

               2.1 Asset Purchase Agreement dated as of March 21, 1995 between the Company and Mabon Securities Corp. Incorporated by reference to Exhibit 2.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

           (3)    Certificate of Incorporation and By-Laws

               3.1 Certificate of Incorporation - Incorporated by reference to Exhibit 3.1 of the Company's Annual Report on Form 10-K for the year ended June 24, 1994.

               3.2    By-Laws.

           (4)    Instruments Defining the Rights of Security Holders

               4.1 Certificate of Designations of Rights, Privileges and Restrictions of Series B Non-Voting Convertible Preferred

                      Stock.

           (10) Material Contracts (Asterisk indicates management contracts or compensatory plans or arrangements)

               10.1 Rodman & Renshaw Capital Group, Inc. Non-Employee Director Stock Option Plan - Incorporated by reference to Exhibit A to the Company's Proxy Statement dated April 5,

                      1994.*

               10.2 Rodman & Renshaw Capital Group, Inc. 1994 Stock Option Plan - Incorporated by reference to Exhibit B to the Company's Proxy Statement dated April 25, 1994.*

               10.3 Lease Agreement dated October 20, 1980 - Incorporated by reference to Exhibit 10.3 to the Company's Form S-1

                      Registration Statement (Reg. No. 33-4649), which became effective on May 29, 1986.

               10.4 Deferred Compensation Plan (dated January 1, 1993) Incorporated by reference to Exhibit 10(b) of the Company's Annual Report on Form 10-K for the year ended June 25, 1993.*

               10.5 Deferred Compensation Trust (dated January 1, 1993) Incorporated by reference to Exhibit 10(c) of the Company's Annual Report on Form 10-K for the year ended June 25, 1993.*

               10.6   Supplemental Executive Retirement Plan (dated January 1,
                      1993) - Incorporated by reference to Exhibit 10(d) of the Company's Annual Report on Form 10-K for the year ended June 25, 1993 and Exhibit 5 to the Company's Schedule

                      14D-9 dated November 23, 1993.*

               10.7   Supplemental Executive Retirement Trust (dated January 1,
                      1993) - Incorporated by reference to Exhibit 10(e) of the Company's Annual Report on Form 10-K for the year ended June 25, 1993.*

               10.8 Stock Purchase Agreement dated December 21, 1995 between the Company and Abaco.

               10.9 Promissory Note from the Company to Confia, S.A. dated December 4, 1995.

               10.10 Employment agreement between the Company and Charles W. Daggs, III, dated April 11, 1994 - Incorporated by reference to Exhibit 10.10 of the Company's Annual Report on Form 10-K for the year ended June 24, 1994.*

               10.11 Employment agreement between Rodman & Renshaw, Inc. and David H. Shulman dated February, 1994 - Incorporated by reference to Exhibit 10.11 of the Company's Annual Report on Form 10-K for the year ended June 24, 1994.*

               10.12 Employment agreement between the Company and F.L. Kirby dated June 20, 1994 - Incorporated by reference to Exhibit
                      10.12 of the Company's Annual Report on Form 10-K for the year ended June 24, 1994.*

               10.13 Acquisition Agreement dated as of November 17, 1993 among the Company, Abaco and Parent - Incorporated by reference to Exhibit (c)(1) to Schedule 14D-1 of Abaco and Parent filed by EDGAR on January 18, 1994.

               10.14 Lease between Tower Leasing, Inc. and the Company Incorporated by reference to Exhibit 10.14 of the Company's Annual Report on Form 10-K for the Transition Period from June 25, 1995 through December 31, 1995.

               10.15 First Amendment to the Rodman & Renshaw, Inc. Supplemental Executive Retirement Plan - Incorporated by reference to
                      Exhibit 10.15 of the Company's Annual Report on Form 10-K for the Transition Period from June 25, 1995 through December 31, 1995.*

               10.16 Form of Option Agreement executed by recipients of options under the Rodman & Renshaw Capital Group, Inc. Non-Employee Director Stock Option Plan.*

               10.17 Form of Option Agreement executed by recipients of options under the Rodman & Renshaw Capital Group, Inc.

                      1994 Stock Option Plan.*

               10.18 Employment Agreement dated as of March 16, 1995 between Rodman & Renshaw, Inc. and Peter Boneparth -Incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.*

               10.19 Employment Agreement dated as of April 1, 1995 between Rodman & Renshaw, Inc. and Edwin J. McGuinn, Jr. - Incorporated by reference to Exhibit 10.2 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995.*

               10.20 Master Lease Agreement dated May 31, 1995 between the Company and Facility Capital Corporation and amendment dated October 24, 1995.

               10.21 Clearing Agreement dated September 15, 1995 between Rodman & Renshaw, Inc. and Correspondent Services

                      Corporation.

               10.22 Note Conversion Agreement between the Company and Confia, S.A. dated September 29, 1995 - Incorporated by reference to Exhibit 10.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

               10.23 Amendment No. 1, dated November 10, 1995, to Note Conversion Agreement between the Company and Confia, S.A.

           (21)   Subsidiaries of the Registrant

                  ------------------------------

               21.1   Subsidiaries of the Registrant.

           (23)   Consents of Experts and Counsel

                  -------------------------------

               23.1   Consent of Coopers & Lybrand L.L.P.

               23.2   Consent of Deloitte & Touche LLP.

           (27)   Financial Data Schedule

                  -----------------------

               27.1   Financial Data Schedule.

                                   SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            RODMAN & RENSHAW CAPITAL GROUP, INC.

                                            By:/s/ Charles W. Daggs, III

                                               -------------------------
                                               Charles W. Daggs, III
                                               President and Chief
                                               Executive Officer

                                               Date:  March 28, 1996

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


 Signature                                  Title                                     Date

 ---------                                  -----                                     ----
 /s/ Charles W. Daggs, III                  President, Chief Executive Officer, and   March 28, 1996
 -------------------------                  Director (Principal Executive Officer)
 Charles W. Daggs, III

 /s/ John T. Hague                          Chief Financial Officer (Principal        March 28, 1996
 -----------------                          Financial Officer and Accounting

 John T. Hague                              Officer)

 /s/ Alexander C. Anderson                  Director                                  March 28, 1996
 -------------------------
 Alexander C. Anderson

 /s/ Ernesto Arechavala                     Director                                  March 28, 1996

 ----------------------
 Ernesto Arechavala

 /s/ Peter Boneparth                        Director                                  March 28, 1996

 -------------------
 Peter Boneparth

 /s/ Eduardo Camarena Legaspi               Director                                  March 28, 1996
 ----------------------------
 Eduardo Camarena Legaspi

 /s/ Jorge Antonio Garcia Garza             Director                                  March 28, 1996
 ------------------------------
 Jorge Antonio Garcia Garza

 /s/ Francis L. Kirby                       Director                                  March 28, 1996
 --------------------
 Francis L. Kirby

 /s/ Jorge Lankenau Rocha                   Director                                  March 28, 1996
 ------------------------
 Jorge Lankenau Rocha

 /s/ Edwin J. McGuinn, Jr.                  Director                                  March 28, 1996
 -------------------------
 Edwin J. McGuinn



 /s/ Thomas E. Meade                        Director                                  March 28, 1996
 -------------------
 Thomas E. Meade

 /s/ Rodrigo Padilla                        Director                                  March 28, 1996

 -------------------
 Rodrigo Padilla

 /s/ Richard Pigott                         Director                                  March 28, 1996

 ------------------
 Richard Pigott

 /s/ Keith F. Pinsoneault                   Director                                  March 28, 1996
 ------------------------
 Keith F. Pinsoneault

 /s/ Federico Richard Lamas                 Director                                  March 28, 1996
 --------------------------
 Federico Richard Lamas

 /s/ David S. Ruder                         Director                                  March 28, 1996
 ------------------
 David S. Ruder

 /s/ Joseph P. Shanahan                     Director                                  March 27, 1996
 ----------------------
 Joseph P. Shanahan


RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES

TABLE OF CONTENTS

- - - - ----------------------------------------------------------------------
                                      PAGE

REPORTS OF INDEPENDENT ACCOUNTANTS                                F-2

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION                    F-4

CONSOLIDATED STATEMENTS OF OPERATIONS                             F-5

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                   F-6

CONSOLIDATED STATEMENTS OF CASH FLOWS                             F-7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                        F-8

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Rodman & Renshaw Capital Group, Inc.:

We have audited the accompanying consolidated statements of financial condition of Rodman & Renshaw Capital Group, Inc. (the "Company," a majority-owned subsidiary of Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero) and subsidiaries as of December 31, 1995 and December 31, 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1995 and the six month transition period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 1995 and December 31, 1994, and the results of their consolidated operations and cash flows for the year ended December 31, 1995 and the six month transition period ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Chicago, Illinois

February 26, 1996, except as to the information presented in Note 18, for which the date is March 29, 1996

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Rodman & Renshaw Capital Group, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders' equity and cash flows of Rodman & Renshaw Capital Group, Inc. (the "Company," a majority-owned subsidiary of Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero) and subsidiaries for each of the two fiscal years in the period ended June 24, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company and its subsidiaries for each of the two fiscal years in the period ended June 24, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, in fiscal 1993, the Company and its subsidiaries changed their methods of accounting for commission revenues and expenses for commodity transactions executed for introducing brokers and for income taxes.

/S/ Deloitte & Touche LLP

Chicago, Illinois
August 19, 1994

RODMAN & RENSHAW CAPITAL GROUP, INC. AND  SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands except share amounts)


- - - - ------------------------------------------------------------------------------------------------------------------------
                                                                                          December 31,      December 31
                                                                                             1995             1994


ASSETS

CASH AND CASH EQUIVALENTS                                                                 $   9,001          $  7,011

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL                                               2,204            35,054

CASH AND SHORT-TERM INVESTMENTS REQUIRED TO BE SEGREGATED UNDER FEDERAL

REGULATIONS (including reverse repurchase agreements: 1994 - $35,200)                         7,398            39,215

RECEIVABLES

 Customers                                                                                   49,544            47,036
 Brokers, dealers, and clearing organizations                                                16,298           155,408

SECURITIES OWNED - At market                                                                 16,489           144,500

MEMBERSHIPS IN SECURITIES AND COMMODITIES EXCHANGES-

 At cost (market value: 1995 - $1,219; 1994 - $6,227)                                           272             3,850

FURNITURE, FIXTURES, AND LEASEHOLD IMPROVEMENTS-

 At cost, less accumulated depreciation and amortization (1995 - $5,132; 1994 - $5,554)       8,560             2,298

PREPAID EXPENSES AND OTHER ASSETS                                                             9,567            15,820

RECOVERABLE INCOME TAXES                                                                          -             1,379

DEFERRED INCOME TAXES (Net of valuation allowance: 1995 - $17,059; 1994 - $5,246)                 -             2,760
                                                                                           --------          --------
TOTAL ASSETS                                                                              $ 119,333          $454,331
                                                                                           ========          ========

LIABILITIES AND STOCKHOLDERS' EQUITY

SHORT-TERM BORROWINGS FROM BANKS                                                          $  30,672          $ 54,331

SHORT-TERM NOTE PAYABLE TO AFFILIATE                                                         26,500            10,000

PAYABLES:

 Customers                                                                                   18,914            89,878
 Brokers, dealers, and clearing organizations                                                13,549           158,151

SECURITIES SOLD BUT NOT YET PURCHASED - At market                                             4,964            97,844
                                                                                              2,155             2,066
ACCRUED COMMISSIONS                                                                          21,136            11,762
                                                                                           --------          --------
                                                                                            117,890           424,032
ACCOUNTS PAYABLE AND ACCRUED EXPENSES

COMMITMENTS AND CONTINGENCIES (NOTE 13)

LIABILITIES SUBORDINATED TO THE CLAIMS OF GENERAL CREDITORS                                       -             3,874

STOCKHOLDERS' EQUITY:

 Convertible non-voting preferred stock $.01 par value, 5,000,000 shares authorized;

  shares issued: 1995 - 50 shares Series B; 1994 - 150 shares Series A                            -                 -
 Common stock, $.09 par value; 20,000,000 shares authorized;
  shares issued: 1995 - 6,646,000; 1994 - 4,577,000                                             598               412
 Additional paid-in capital                                                                  35,749            30,935
 Accumulated deficit                                                                        (34,904)           (4,922)
                                                                                           --------          --------
                                                                                              1,443            26,425
                                                                                           --------          --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                $ 119,333          $454,331
                                                                                           ========          ========

                See notes to consolidated financial statements.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)


- - - - ------------------------------------------------------------------------------------------------------------------
                                                                SIX MONTH TRANSITION

                                                   YEAR ENDED       PERIOD ENDED          FISCAL YEAR ENDED
                                                  DECEMBER 31,      DECEMBER 31,       JUNE 24,       JUNE 25,

                                                      1995              1994             1994           1993

REVENUES:

 Commissions                                      $   24,879        $   11,870      $   29,158      $   38,718
 Principal                                            26,628             7,033          27,313          32,216
 Interest                                             10,137             7,872           9,213          10,558
 Fee income                                            8,065             3,876           7,598           3,145
 Other                                                 2,816             1,543           4,035           2,672
                                                  ----------        ----------      ----------      ----------
     Total revenues                                   72,525            32,194          77,317          87,309

EXPENSES:

 Employee compensation and benefits                   57,872            21,886          50,054          50,088
 Commissions, floor brokerage, and clearing            4,004             2,328           7,141           8,721
 Interest                                             10,217             5,933           5,714           7,135
 Communications                                        8,865             3,180           6,063           6,803
 Occupancy and equipment                               8,360             2,993           5,949           6,461
 Professional fees                                     4,825               763           5,227           2,710
 Other operating expenses                              5,398             1,443          10,785           4,843
 Restructuring charge                                      -                 -           3,815               -
                                                  ----------        ----------      ----------      ----------
     Total expenses                                   99,541            38,526          94,748          86,761
                                                  ----------        ----------      ----------      ----------
INCOME (LOSS) BEFORE INCOME TAXES AND
 CUMULATIVE EFFECT OF CHANGE IN

 ACCOUNTING FOR INCOME TAXES                         (27,016)           (6,332)        (17,431)            548

INCOME TAX EXPENSE (BENEFIT)                           2,966            (2,168)           (930)            310
                                                  ----------        ----------      ----------      ----------
INCOME (LOSS) BEFORE CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING

 FOR INCOME TAXES                                    (29,982)           (4,164)        (16,501)            238

CUMULATIVE EFFECT OF CHANGE IN

 ACCOUNTING FOR INCOME TAXES                               -                 -               -              18
                                                  ----------        ----------      ----------      ----------
NET INCOME (LOSS)                                 $  (29,982)       $   (4,164)     $  (16,501)     $      256
                                                  ==========        ==========      ==========      ==========
EARNINGS (LOSS) PER SHARE DATA:

INCOME (LOSS) BEFORE CUMULATIVE
 EFFECT OF CHANGE IN ACCOUNTING

 FOR INCOME TAXES                                 $    (4.63)       $    (0.91)     $    (3.69)     $     0.06

CUMULATIVE EFFECT OF CHANGE IN

 ACCOUNTING FOR INCOME TAXES                               -                 -               -               -
                                                  ----------        ----------      ----------      ----------
NET INCOME (LOSS) PER COMMON SHARE                $    (4.63)       $    (0.91)     $    (3.69)     $     0.06
                                                  ==========        ==========      ==========      ==========
WEIGHTED AVERAGE COMMON SHARES

 OUTSTANDING                                       6,470,000         4,577,000       4,472,000       4,366,000
                                                  ==========        ==========      ==========      ==========


                See notes to consolidated financial statements.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in thousands)


- - - - -----------------------------------------------------------------------------------------------------------------------
                                                                                             RETAINED

                                                                              ADDITIONAL     EARNINGS

                                           PREFERRED          COMMON           PAID-IN      (ACCUMULATED
                                             STOCK             STOCK           CAPITAL       DEFICIT)            TOTAL

BALANCE, JUNE 26, 1992                     $               $     393        $   14,738      $   15,487       $  30,618

 Net income for the year                                                                           256             256

 Proceeds from issuance of
  7,200 shares of common
  stock in connection with

  employee stock option plan                                                        36                              36
                                           ----------      ---------        ----------      ----------       ---------
BALANCE, JUNE 25, 1993                                           393            14,774          15,743          30,910

 Net loss for the year                                                                         (16,501)        (16,501)

 Proceeds from issuance of
  204,920 shares of common
  stock in connection with

  employee stock option plan                                      19             1,161                           1,180

 Proceeds from issuance of
  150 shares of convertible
  non-voting preferred

  stock, Series A, $.01 par value                                               15,000                          15,000
                                           ----------      ---------        ----------      ----------       ---------
BALANCE, JUNE 24, 1994                                           412            30,935            (758)         30,589

 Net loss for the transition period                                                             (4,164)         (4,164)
                                           ----------      ---------        ----------      ----------       ---------
BALANCE, DECEMBER 31, 1994                                       412            30,935          (4,922)         26,425

 Net loss for the year                                                                         (29,982)        (29,982)

 Conversion of 150 shares of convertible non-voting preferred stock, Series A, $.01 par value to 2,068,965

  shares of common stock                                         186              (186)

 Proceeds from issuance of
  50 shares of convertible
  non-voting preferred

  stock, Series B, $.01 par value                                                5,000                           5,000
                                           ----------      ---------        ----------      ----------       ---------
BALANCE, DECEMBER 31, 1995                 $        -      $     598        $   35,749      $  (34,904)      $   1,443
                                           ==========      =========        ==========      ==========       =========



See notes to consolidated financial statements

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)


- - - - --------------------------------------------------------------------------------------------------------------------------
                                                                                 SIX MONTH TRANSITION

                                                                      YEAR ENDED     PERIOD ENDED         FISCAL YEAR ENDED
                                                                      DECEMBER 31,    DECEMBER 31,      JUNE 24,     JUNE 25,

                                                                           1995          1994             1994         1993
CASH FLOWS FROM OPERATING ACTIVITIES:

 Net income (loss)                                                     $ (29,982)    $  (4,164)        $(16,501)    $   256
 Adjustment to reconcile net income (loss) to net cash flows provided by (used in) operating activities:

  Write-off of furniture, fixtures and leasehold improvements                                               748
  Loss on sale of furniture, fixtures and leasehold improvements             219
  Gain on sale of commodity exchange memberships and related assets       (1,183)         (696)          (2,551)       (172)
  Deferred income taxes                                                    2,760        (2,182)            (171)       (686)
  Depreciation and amortization                                            1,362           378              988       1,093
  Net changes in operating assets and liabilities:

   Securities purchased under agreements to resell                        32,850       (21,631)         (13,423)
   Cash and short-term investments required to be
    segregated under federal regulations                                  31,817        (2,378)          25,962     (19,611)
   Receivables from and payables to customers, brokers,
    dealers and clearing organizations                                   (78,964)       36,812           (9,575)     16,192
   Securities owned                                                      128,011      (103,564)              75      (7,032)
   Prepaid expenses and other assets                                       6,253        (5,037)           2,168      (1,777)
   Recoverable income taxes and income taxes payable                       1,379           600           (1,617)        (73)
   Securities sold but not yet purchased                                 (92,880)       84,056           (1,963)      5,448
   Accrued commissions                                                        89           351             (679)         64
   Accounts payable and accrued expenses                                   3,272        (4,333)           6,304        (972)
                                                                       ---------     ---------         --------     -------
     Net cash flows provided by (used in) operating activities             5,003       (21,788)         (10,235)     (7,270)

CASH FLOWS FROM INVESTING ACTIVITIES:

 Purchases of furniture, fixtures, and leasehold improvements             (1,922)         (689)            (438)     (1,302)
 Sales of furniture, fixtures and leasehold improvements                     181                            324
 Purchases of memberships in security and commodity exchanges                                                           (11)
 Sales of commodity exchange memberships and related assets                4,761           700            3,846         387
                                                                       ---------     ---------         --------     -------
     Net cash flows provided by (used in) investing activities             3,020            11            3,732        (926)

CASH FLOWS FROM FINANCING ACTIVITIES:

 Net increase (decrease) in short-term borrowings from banks             (23,659)       31,089          (18,973)      8,312
 Increase in short-term note payable to affiliate                         16,500                         10,000
 Proceeds from issuance of notes subordinated to claims of
  general creditors                                                                                                   4,500
 Payments of notes subordinatd to claims of general creditors             (3,874)       (2,876)          (1,250)     (5,000)
 Proceeds from issuance of common stock in connection with

  stock option plan                                                                                       1,180          36
 Proceeds from issuance of convertible non-voting preferred                5,000                         15,000
  stock                                                                ---------     ---------         --------     -------
     Net cash flows provided by (used in) financing activities            (6,033)       28,213            5,957       7,848
                                                                       ---------     ---------         --------     -------
 Net increase (decrease) in cash and cash equivalents                      1,990         6,436             (546)       (348)

 Cash and cash equivalents - Beginning of period                           7,011           575            1,121       1,469
                                                                       ---------     ---------         --------     -------
 Cash and cash equivalents - End of period                             $   9,001     $   7,011         $    575     $ 1,121
                                                                       =========     =========         ========     =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

  Cash paid for interest                                               $  10,453     $   4,939         $  5,720     $ 7,135
                                                                       =========     =========         ========     =======
  Cash paid for income taxes                                           $      26     $      15         $    824     $ 1,006
                                                                       =========     =========         ========     =======


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITY:

A capital lease obligation of $6,102 was incurred when the Company entered into a lease to acquire new furniture and equipment.

See notes to consolidated financial statements.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEAR ENDED DECEMBER 31, 1995, TRANSITION PERIOD
ENDED DECEMBER 31, 1994, AND FISCAL YEARS ENDED

JUNE 24, 1994, AND JUNE 25, 1993

- - - - ----------------------------------------------------------------------

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts and transactions of Rodman & Renshaw Capital Group, Inc. (the "Company") and its subsidiaries, all of which are wholly owned, including Rodman & Renshaw, Inc. ("Rodman"), the Company's principal subsidiary, which is a registered broker-dealer and futures commission merchant. All significant intercompany balances and transactions have been eliminated in consolidation. The Company's majority stockholder, Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero ("Abaco"), is a brokerage subsidiary of Abaco Grupo Financiero, S.A. de C.V. ("Abaco Grupo"). Abaco Grupo is a multi-faceted financial services holding company based in Monterrey, Mexico. Abaco acquired its majority interest in the Company through a tender offer for common shares completed on December 22, 1993.

FISCAL YEAR - In 1994, the Company changed its fiscal year from the last Friday in June to a calendar year end.

REVENUE RECOGNITION - Effective December 31, 1994, the Company changed the method for recording purchases and sales of securities and the related commission revenues and expenses from the settlement date basis to the trade date basis to be in accordance with industry accounting principles. The effect of utilizing the settlement date basis, as compared to the trade date basis, in prior periods was not material. The cumulative effect of this change as of June 25, 1994 and the effect of adopting this change on the net loss for the six month transition period ended December 31, 1994 was not material. Commodity transactions and resulting gains and losses are recorded on a trade date basis. Commission revenues and expenses related to customers' commodity transactions are recognized on a half-turn transaction basis. Investment banking revenue is recorded as follows: management fees on offering date, sales concessions on settlement date, and underwriting fees at the time the underwriting is completed.

CASH AND CASH EQUIVALENTS - The Company considers unrestricted cash and firm-owned investments with maturities of three months or less when purchased to be cash and cash equivalents.

REVERSE REPURCHASE AGREEMENTS AND REPURCHASE AGREEMENTS - Securities purchased under agreements to resell and securities sold under agreements to repurchase are financing transactions which are collateralized by negotiable securities and are carried at the amounts at which the securities will be subsequently resold or repurchased, including accrued interest. The Company's policy is to take possession of securities purchased under agreements to resell. The Company monitors daily the market value of the underlying securities acquired or delivered as compared to the contract amounts of the resale or repurchase agreements including accrued interest. The Company requires the prompt transfer of additional securities to mitigate any material collateral deficiencies.

SECURITIES OWNED - Securities owned and securities sold but not yet purchased are recorded at market value. Unrealized gains and losses are included in revenues.

         FURNITURE, FIXTURES AND LEASEHOLD IMPROVEMENTS - Furniture, fixtures and leasehold improvements are reported at cost, net of accumulated depreciation and amortization. Furniture and fixtures are depreciated using the straight-line method over the estimated useful lives of the assets, generally three to fifteen years. Leasehold improvements are amortized using the straight-line method over the lesser of the estimated useful lives of the improvements or the noncancelable period of the related lease.

         INCOME TAXES - The Company and its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes under the provisions of the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires that an asset and liability approach be applied and that deferred tax assets be adjusted currently using tax rates expected to be in effect when taxes are estimated to be paid or recovered on the reversal of timing differences.

         EARNINGS (LOSS) PER SHARE - Earnings (loss) per share of common stock is based on the weighted average number of shares outstanding during each respective period. The effect of common stock equivalents, including stock options and convertible preferred stock, are anti-dilutive.

         RECLASSIFICATIONS - Certain reclassifications have been made to prior years' amounts to conform with current year presentations.

         MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     2.  ACCOUNTING CHANGES

         In the first quarter of fiscal 1993, the Company implemented the accounting changes described below:

         The Company changed its method of accounting for commission revenue and expenses for commodity transactions executed for introducing brokers. The net commission retained by the Company was recorded as revenue. Previously, the entire amount of commission charged to customers on introducing broker transactions was recognized as revenue, and amounts rebated to introducing brokers were recorded as commission expense. The Company believes that the change better reflects the economic services provided in introducing brokers' activities. The change did not affect net income.

         The Company adopted SFAS 109 and recorded an $18,000 cumulative benefit in 1993.

     3.  RESTRUCTURING CHARGE

         In the fourth quarter of fiscal 1994, the Company recorded a restructuring charge of $3,815,000 related to the Company's decision to move from its office space at its Chicago and New York premises. This nonrecurring charge includes a write-off of leasehold improvements and charges for future obligations on noncancelable occupancy leases (net of rent abatement liability), lease termination penalties and anticipated moving costs.

         Included in the restructuring charge is the noncash write-off of leasehold improvements totaling $568,000. Restructuring charges for obligations on noncancelable occupancy leases, lease termination penalties and anticipated moving costs relate to future cash outflows. Accrued expenses at December 31, 1995, include $817,000 for lease termination costs payable in 1996.

4.  SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL

    Rodman is a party to reverse repurchase agreements with various financial institutions to enhance yields on amounts required to be segregated under federal regulations or to meet the financing needs of certain securities sold but not yet purchased transactions.

    At December 31, 1995, the reverse repurchase agreement of $2,204,000 earns interest at a rate of 7.50%, and is collateralized by a U.S. Treasury note with an approximate market value of $2,205,000. At December 31, 1994, reverse repurchase agreements of $35,054,000, earned interest at rates ranging from 4.50% to 5.25%, and were collateralized by U.S. Treasury notes with an approximate market value of $35,081,000.

5.  ASSETS SEGREGATED UNDER FEDERAL AND OTHER REGULATIONS

    Rodman is required under the Commodity Exchange Act and the Securities Exchange Act of 1934 (the "Acts") to account for and segregate all customer related assets, as defined by the Acts, in connection with regulated commodities and securities transactions. Rodman has placed into a segregated safekeeping account $1,664,000 and $83,370,000 of securities owned by commodities customers as of December 31, 1995 and December 31, 1994, respectively. These securities are not included in the statement of financial condition. At December 31, 1995, Rodman was in compliance with the segregation requirements of the Commodity Exchange Act and has excess segregated funds of $436,000.

    At December 31, 1994, reverse repurchase agreements totaling $35,200,000 earned interest at rates ranging from 5.30% to 5.50%, were collateralized by U.S. Treasury notes and bonds with an approximate market value of $35,213,000, and were held in a designated safekeeping account pursuant to Commodity Futures Trading Commission (the "CFTC") segregation requirements.

6.  RECEIVABLES FROM AND PAYABLES TO BROKERS, DEALERS, AND CLEARING

    ORGANIZATIONS

    The components of receivables from and payables to brokers, dealers, and clearing organizations, are as follows:


                                                        1995        1994

      Receivables:

        Receivables from brokers and dealers

          (net trade date accrual)                   $         0   $ 63,813,000
        Securities borrowed                            4,988,000     46,510,000
        Securities failed to deliver                   3,253,000      6,490,000
        Clearing organizations

         and commodity carrying brokers                7,669,000     38,595,000
        Other                                            388,000              0
                                                     -----------   ------------

        Total                                        $16,298,000   $155,408,000
                                                     ===========   ============

        Payables:
        Payables to brokers and

         dealers  (net trade date accrual)           $ 2,469,000   $          0
        Securities loaned                              8,443,000    151,802,000
        Securities failed to receive                   2,632,000      6,243,000
        Clearing organizations                             5,000        106,000
                                                     -----------   ------------
        Total                                        $13,549,000   $158,151,000
                                                     ===========   ============

     7.  SECURITIES

         Securities owned and securities sold but not yet purchased are recorded at market value, except for limited partnerships, and are comprised of:


                                                          1995                          1994

                                                                 Sold But                      Sold But
                                                                 Not Yet                       Not Yet

                                                    Owned       Purchased        Owned        Purchased

             Bank notes                         $          0    $   22,000   $  1,926,000    $    22,000
             Corporate debt securities             2,864,000     1,071,000     50,861,000     14,488,000
             Equity securities                     3,532,000     1,625,000     10,752,000      1,949,000
             State and municipal
              obligations                          9,452,000        46,000      5,847,000         87,000
             United States and Canadian
              government and agency                1,009,000     2,200,000     75,498,000     81,298,000
              obligations

             Limited  partnerships                  (368,000)                    (384,000)
                                                -------------  ------------   ------------    -----------

             Total                              $ 16,489,000    $4,964,000  $ 144,500,000    $97,844,000
                                                ============    ==========  =============    ===========


         Investments in limited partnerships (some of which are general partnership interests) are recorded at cost, except for those partnerships in which the Company exercises significant influence. Such investments are recorded on the basis of the Company's equity therein.

     8.  SHORT-TERM BORROWINGS FROM BANKS

         To finance the purchase of securities by customers on margin and purchases for its own account, Rodman borrows from commercial banks. Interest on the borrowings is paid at or below the broker call rate, which at December 31, 1995 was 7.25%. At December 31, 1995, total borrowings of $30,672,000 were collateralized by approximately $15,190,000 of Rodman-owned securities and $37,853,000 of customer-owned securities. At December 31, 1994, total borrowings of $54,331,000 were collateralized by approximately $39,232,000 of Rodman-owned securities, $23,996,000 of customer-owned securities and $4,372,000 of other assets. The weighted average interest rate on short-term borrowings, including the short-term note payable to affiliate, as of December 31, 1995 and December 31, 1994 was 8.9% and 8.0%, respectively.

     9.  SHORT-TERM NOTE PAYABLE TO AFFILIATE

         During 1994, the Company entered into two successive six-month note agreements with Confia, S.A., Institucion de Banca Multiple, Abaco Grupo Financiero ("Confia"), a wholly owned subsidiary of Abaco Grupo, for $10,000,000 with an interest rate of 11.5% for the six month period ended December 19, 1994, and 13.5% for the six month period ended June 19, 1995.

         During 1995 the Company entered into additional six month note agreements with Confia. These agreements and the $10,000,000 agreement discussed above were aggregated into a single note agreement on December 4, 1995, for $26,500,000 with an interest rate of 12% and a maturity date of June 3, 1996. In September 1995, the Company entered into a note conversion agreement with Confia pursuant to which Confia has the right to convert all or a portion of this debt to equity. The number of shares to be issued upon conversion would be determined by dividing the amount of debt to be converted by the book value per share of the common stock as of the end of the Company's most recent fiscal quarter. The conversion is allowable only with stockholder approval or in conjunction with a rights offering to all stockholders.

         Interest expense on these borrowings totaled $2,200,000 and $607,000 for the year ended December 31, 1995, and the transition period ended December 31, 1994, respectively.

         The aggregate amount was loaned by the Company to Rodman under a subordinated revolving credit facility and subordinated note agreement as follows:

                   Subordinated revolving note, interest
                   payable semi-annually at 9% per annum

                   (the "Revolving Notes")                      $21,500,000

                   Subordinated note, interest payable
                   semi-annually at 9% per annum

                   (the "Subordinated Note")                      5,000,000

                                                                -----------

                   Total                                        $26,500,000

                                                                ===========

         All of the Rodman borrowings are covered by agreements approved by the New York Stock Exchange, Inc. (the "NYSE"), and the National Futures Association, and are available for Rodman in computing adjusted net capital under the uniform net capital rule of the Securities and Exchange Commission (the "SEC"). To the extent that such borrowings are required for Rodman's continued compliance with minimum net capital requirements, they may not be repaid. The rights of the Company to receive any payment from Rodman under the terms of the borrowings are subordinated to the claims of all present and future creditors of Rodman which arise prior to maturity.

         Rodman has obtained a senior subordinated revolving credit facility, amended November 10, 1995, with the Company, which terminates on June 15, 1997, aggregating $25,000,000 pursuant to which the Revolving Notes have been executed. The facility requires that all indebtedness thereunder be repaid by June 15, 1998. As of December 31, 1995, $21,500,000 has been borrowed under this facility. This facility includes covenants that require, among other things, that Rodman maintain capital and financial requirements, as defined in the agreement.

         The Subordinated Note is due on November 30, 1998.

         In January 1996, Rodman converted $5,000,000 borrowed under the senior subordinated revolving credit facility to a subordinated note with a stated maturity date of January 31, 1999.

    10.  PREFERRED STOCK

         The Company is authorized to issue 5,000,000 shares of $0.01 par value per share preferred stock. On June 24, 1994, the Company issued 150 shares of Series A Non-voting Convertible Preferred Stock, (the "Series A Stock") at $100,000 per share to Abaco. On January 31, 1995, upon the approval by the stockholders of the Company, the Series A Stock was converted into 2,068,965 shares of common stock. For the period beginning December 30, 1994, to the date of the conversion, each share of the preferred stock was entitled to receive quarterly cash dividends at a rate based on the Prime Rate plus two percent per annum. Abaco waived the right to such dividends for the period from December 30, 1994, to January 31, 1995.

         On December 22, 1995, the Company issued 50 shares of Series B Non-Voting Convertible Preferred Stock (the "Series B Stock") at $100,000 per share to Abaco. The Series B Stock will automatically convert into common stock upon the Company's commencement of a rights offering to all stockholders. In a conversion, the $5,000,000 aggregate purchase price of the Series B Stock will be divided by the book value per share of common stock as of the end of the previous month to determine the number of common shares to be issued to Abaco (provided, however, that if such book value per share were equal to or less than $.09, which is the par value per share of the common stock, the denominator would be $.09). After September 30, 1996, if the conversion has not occurred, each share of Series B Stock will pay quarterly cash dividends at a rate based on the Prime Rate plus two percent per annum.

          Dividends on the Series B Stock are cumulative and payable when declared by the Company's Board of Directors. No cash dividends or distribution upon liquidation may be paid on the Company's common stock if dividends or required redemptions of Preferred Stock are in arrears.

     11.  STOCK OPTIONS

          The Company's stock option plans provide for the granting of options to officers, directors, nonemployee directors, and employees to purchase shares of common stock at not less than market value on the date of grant. All options expire no later than ten years from the date of grant. Prior to June 24, 1993, the Company had also granted non-qualified stock options. A summary of stock option activity follows:


                                       Qualified              Nonqualified

                                 -------------------    --------------------
                                 Number    Per Share    Number     Per Share
                                    of       Option       of        Option

                                  Shares     Price      Shares       Price


          Outstanding at

           June 26, 1992          997,440   $5.00-$8.00   42,800   $5.00-$7.50
           Granted                311,775    5.00- 6.38   71,275    5.00- 6.38
           Canceled              (194,300)   5.00- 8.00  (37,400)   5.00- 7.50
           Exercised               (7,200)   5.00- 5.00      -
                                ----------               --------

          Outstanding at

           June 25, 1993        1,107,715    5.00- 7.00   76,675    5.00- 6.38
           Granted                121,500    5.00- 6.92  166,050    5.63- 5.63
           Canceled              (692,770)   5.00- 7.00  (83,780)   5.00- 6.13
           Exercised             (204,820)   5.00- 6.38     (100)   5.00- 5.00
                                ----------               --------


          Outstanding at

           June 24, 1994          331,625    5.00- 6.50   158,845   5.00- 6.38
           Granted                  -                      38,500   5.13- 5.38
           Canceled               (91,680)   5.00- 6.18   (40,550)  5.00- 6.38
           Reclassified          (100,000)   6.50- 6.50   100,000   6.50- 6.50
                                 ---------               --------

          Outstanding at

           December 31, 1994      139,945    5.00- 6.00   256,795   5.00- 6.50
           Granted                797,000    2.00- 2.00    47,500   4.13- 4.50
           Canceled               (82,985)   5.00- 5.13   (69,105)  5.00- 5.63
                                 ---------                 --------
          Outstanding at

           December 31, 1995      853,960   $2.00-$6.00   235,190  $4.13-$6.50
                                 ========                 =======

          Options outstanding at December 31, 1995, are exercisable at an average price of $2.95.

          Effective June 30, 1993, the Company granted an aggregate of 166,050 nonqualified stock options to certain employees, 42,050 of which remained outstanding at December 31, 1995. These nonqualified options were not granted pursuant to a stock option plan.

          In the fiscal year ended June 24, 1994, the Company's Board of Directors and stockholders approved the 1994 Stock Option Plan, pursuant to which the Company may issue nonqualified or qualified options. There were 797,000 qualified and 25,000 nonqualified stock options granted under this plan during the year ended December 31, 1995. As of December 31, 1995, there were 62,000 unoptioned shares reserved and available for grant. Options granted under this plan expire no later than ten years from the date of grant.

          In the fiscal year ended June 24, 1994, the Company's Board of Directors and stockholders approved the nonqualified Nonemployee Director Stock Option Plan. There were 22,500 stock options granted under this plan during the year ended December 31, 1995, and 355,000 unoptioned shares reserved and available for grant as of December 31, 1995. Options granted under this plan expire ten years from the date of grant.

          Pursuant to the Acquisition Agreement with Abaco, certain employees canceled stock options which were exercisable prior to the Tender Closing Date in consideration of the payment by the Company of an amount equal to the excess of $10.50 over the per share exercise price of such options, multiplied by the number of options exercisable. The cancellation of 445,240 shares of stock options resulted in the payment of $2,027,000 which was recorded as employee compensation expense in the fiscal year ended June 24, 1994.

          In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FASB 123"). FASB 123, which becomes effective in 1996, encourages the adoption of a fair value based method of accounting for stock-based compensation plans. The Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Applying APB 25, the Company has not recognized compensation expense because the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant.

      12. NET CAPITAL REQUIREMENTS AND DIVIDEND RESTRICTIONS

          As a registered broker-dealer and futures commission merchant, Rodman is subject to the minimum net capital rules of the SEC (Rodman has elected to use the alternative net capital method permitted by these rules), the CFTC, and the NYSE, of which Rodman is a member. These rules require that Rodman maintain minimum net capital, as defined, equal to the greater of 2% of aggregate debits arising from securities customer transactions or $1,000,000, or 4% of the funds required to be segregated for commodities customers pursuant to the Commodity Exchange Act. The NYSE may require a member firm to reduce its business if its net capital is less than the greater of $125,000 or 6% of the funds required to be segregated and may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital would be less than the greater of $150,000 or 7% of the funds required to be segregated.

          At December 31, 1995, Rodman's net capital, as defined, was $15,402,000, which was $14,291,000 in excess of the required net capital.

          In February 1996, Rodman's net capital requirement pursuant to these rules will be reduced to the greater of $250,000 or 4% of the funds required to be segregated for commodities customers. See Note 18.

     13.  COMMITMENTS AND CONTINGENCIES

          The Company and Rodman lease office space and certain equipment under operating and financing leases. Leases for office facilities are subject to escalation factors based on the operating experience of the lessor. The capitalized lease obligation is included in accounts payable and accrued expenses in the consolidated statement of financial condition. This obligation is collateralized by a letter of credit provided by Confia.

          At December 31, 1995, future minimum lease payments under noncancelable operating and financing leases with terms in excess of one year are as follows:

           1996                                               $3,684,000

           1997                                                3,527,000

           1998                                                3,484,000

           1999                                                3,327,000

           2000                                                3,029,000

           2001 and thereafter                                14,210,000
                                                              ----------

           Total minimum lease payments                      $31,261,000

                                                             ===========

          The aggregate annual rentals charged to operations were $3,232,000 in the year ended December 31, 1995, $1,011,000 in the transition period ended December 31, 1994, $2,656,000 in fiscal 1994, and $2,527,000 in fiscal 1993.

          At December 31, 1995, Rodman has a $2,250,000 letter of credit issued by a bank which satisfies exchange margin requirements and is collateralized by customer-owned securities with a market value of $3,520,000. In February 1996, this letter of credit was cancelled.

          Rodman, together with various other broker-dealers, corporations, and individuals, has been named as a defendant in several class action lawsuits that allege violations of federal and state securities laws, and claim substantial damages. Rodman is also a defendant in other pending civil actions, arbitration proceedings and claims incidental to its securities and commodities business. The ultimate outcome of these matters cannot be predicted with certainty. In the opinion of management of the Company, after consultation with outside legal counsel, the ultimate resolution of these matters will not have a material adverse effect on the Company's financial position.

     14.  BENEFIT PLANS

          Rodman established a defined-contribution Retirement Savings Plan (the "Savings Plan") on July 1, 1990, available to employees with one year and a minimum of 1,000 hours of service. Under the Savings Plan, Rodman matches employee contributions up to 25 percent of an employee's before-tax contributions. Rodman's matching contributions were $214,000 in the year ended December 31, 1995, $66,000 in the transition period ended December 31, 1994, $153,000 in fiscal 1994, and $145,000 in fiscal 1993.

          On January 1, 1993, Rodman adopted the Supplemental Executive Retirement Plan (the "SERP") and the Deferred Compensation Plan (the "DCP"), retroactively to June 27, 1992. The SERP and DCP cover designated senior employees. Under the DCP, eligible employees may elect to defer compensation up to a maximum of 60% of base compensation and 100% of annual bonus. The minimum contribution is $200 per month. Contributions to the DCP are fully vested and nonforfeitable.

          The SERP is a nonqualified, discretionary retirement plan. Rodman contributions to the SERP are determined annually, at Rodman's discretion based upon eligibility and bonus formulas. Participants in the SERP vest in accordance with a ten-year schedule, based upon annual eligibility. Benefits are payable upon retirement or death. Rodman has the right to terminate the SERP at any time. The SERP assets consist of insurance annuity products. There were no contributions to the SERP during the year ended December 31, 1995, the six month transition period ended December 31, 1994 and the fiscal year ended June 24, 1994. During the fiscal year ended June 25, 1993, contributions totaled $580,813.

      15. INCOME TAXES

          The components of the income tax expense (benefit) are as follows:


                                    Six Month

                                Transition Period

                                     Year Ended                Ended                 Fiscal Year Ended
                                  December 31, 1995       December 31, 1994        1994           1993

           Current:

            Federal               $          63,000       $             0   $     (942,000)  $   193,000
            State                           143,000                15,000          183,000       214,000
           Deferred-principally

            federal                       2,760,000            (2,183,000)        (171,000)      (97,000)
                                  -----------------       ----------------  ---------------  ------------
           Total income tax

            expense (benefit)     $       2,966,000        $   (2,168,000)  $     (930,000)  $   310,000
                                  ==================       ===============  ===============  ===========

          The income tax provision was recorded in 1995 to adjust the valuation allowance. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and net operating losses.

          Following is a summary of the significant components of the Company's deferred tax assets and liabilities at December 31, 1995 and December 31, 1994:


                                                             1995        1994

                  Deferred tax assets:

                    Net operating loss carryforward      $ 15,036,000  $ 5,139,000
                    Restructuring charges                     278,000    1,107,000
                    Employee compensation and benefits         44,000    1,019,000
                    Allowance for bad debts                   176,000      139,000
                    Interest                                  748,000
                    Foreign tax credit                        125,000
                    Alternative minimum tax                   104,000
                    Other                                   1,323,000    1,191,000
                                                         ------------  -----------
                  Total assets                             17,834,000    8,595,000
                                                         ------------  -----------
                  Deferred tax liabilities:

                    Investment interests                     (683,000)    (527,000)
                    Prepaid insurance                         (92,000)     (62,000)
                                                         -------------  -----------
                  Total liabilities                          (775,000)    (589,000)
                                                         -------------  -----------
                  Net deferred tax asset                   17,059,000    8,006,000
                  Valuation allowance                     (17,059,000)  (5,246,000)
                                                         -------------  ------------
                  Deferred income taxes                  $          0  $ 2,760,000
                                                         ============  ===========

          The valuation allowance has been recognized due to the uncertainty of realizing the benefit of the loss carryforwards and temporary differences. The Company has federal and state net operating loss carryforwards of approximately $43,400,000 and $37,000,000, respectively, which will expire between the years 2008 and 2010. Differences between statutory and effective income tax rates arise from state taxes and valuation allowances established in connection with net operating losses and from permanent differences between tax and financial reporting, including tax-exempt interest income.

          A reconciliation of the effective income tax rate to the statutory federal income tax rate is as follows:


                                                                       DECEMBER    DECEMBER       JUNE       JUNE
                                                                         1995        1994         1994       1993

                                                                        ------      ------       ------     ------
            Statutory rate                                              (34.0)%     (34.0)%      (34.0)%      34.0%

            City and state income taxes, net of federal benefit:

             New York City                                                0.2         0.2          0.5        15.2
             Other                                                        0.2                      0.2        10.6
            Goodwill amortization                                                                              9.7
            Nondeductible interest                                        0.2         0.3          0.2        10.7
            Tax-exempt interest                                          (0.3)        0.7         (0.8)      (31.7)
            Net cash surrender value of
             keyman life insurance                                       (0.2)       (0.4)        (0.5)      (18.4)
            Political contributions                                                                0.1         4.4
            Meals and entertainment                                       0.5         0.7          0.2         6.3
            Valuation allowance                                          43.7                     25.9
            Other                                                         0.7        (1.5)         2.9        15.8
                                                                        ------      ------       ------     ------
            Effective rate                                               11.0%      (34.0)%       (5.3)%      56.6%
                                                                        ======      ======       ======     ======

     16. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK, DERIVATIVE FINANCIAL INSTRUMENTS

          Rodman maintains active inventory positions in a variety of fixed income financial instruments. Most of these positions are customer oriented, and inventory positions are established as necessary to meet customers' demands. In addition, to anticipate customer demand for such transactions, Rodman also carries an inventory of fixed income financial instruments and maintains its access to market liquidity by quoting bid and offer prices to, and trading with, other market makers. These two activities constitute its proprietary trading business and are essential to provide customers with fixed income products at competitive prices. All positions are reported at fair value and changes in fair value are reflected in trading income as they occur. Rodman enters into transactions in derivative financial instruments (primarily futures and options contracts traded on exchanges) in order to facilitate its normal trading activities and to manage its market and interest rate risk. Rodman has adopted Financial Accounting Standards Board Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

          These financial instruments involve varying degrees of on and off-balance sheet market and credit risk. Market risk is the potential change in value of the financial instrument caused by unfavorable changes in interest rates or the market values of the securities underlying the instruments. Rodman monitors its exposure to market risk through a variety of control procedures, including daily review of trading positions. The extent of utilization of these derivative financial instruments is insignificant to Rodman's financial condition and results of operations.

          Counterparties to Rodman include domestic and foreign corporations, governments and institutional and individual investors. Counterparty credit risk is measured by the loss Rodman would record if its counterparties failed to perform pursuant to terms of their obligations to Rodman. The exposure to credit risk associated with the nonperformance of these counterparties in fulfilling their contractual obligations pursuant to securities and commodities transactions can be directly impacted by volatile trading markets which may impair the counterparties' ability to satisfy their obligations. Rodman controls such risks by requiring minimum margins for open positions in accordance with regulatory and Rodman guidelines. Rodman monitors minimum margin levels daily and may require additional collateral to be deposited with or returned to Rodman when deemed necessary. Market declines could, however, reduce the value of any collateral below the principal amount loaned, plus accrued interest, before the collateral can be sold.

          Rodman's customer financing and securities settlement activities permit it to pledge customer margin securities as collateral in support of various collateralized financial sources such as bank loans, letters of credit, and securities loaned. Additionally, Rodman pledges customer securities as collateral to satisfy margin deposit requirements of various exchanges. In the event the counterparty is unable to meet its contracted obligation to return customer securities pledged as collateral, Rodman may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. Rodman seeks to control this risk by monitoring the market value of securities pledged daily and by requiring adjustments of collateral levels in the event of excess market exposure. Credit limits are also established for such activities and are monitored daily.

          Rodman's counterparties primarily consist of domestic and foreign corporations, governments, and institutional and individual investors. Concentrations of credit risk can be affected by changes in economic, industry or geographic factors. Rodman seeks to control the potential for concentration risk through a variety of control procedures described above.

          Securities sold but not yet purchased commit Rodman to deliver specified securities at predetermined prices. To satisfy the obligation, Rodman must acquire the securities at market prices, which may differ from the values on the statement of financial condition.

          Rodman's customer activities involve the execution, settlement and financing of various customer securities and commodities transactions. Customer securities activities are transacted on either a cash or margin basis and customer commodity transactions are generally transacted on a margin basis subject to individual exchange regulations. In accordance with industry practice, Rodman records customer transactions on a settlement date basis, which is generally three business days after trade date. These transactions may expose Rodman to off-balance-sheet risk in the event the customer is unable to fulfill its contracted obligations and margin requirements are not sufficient to fully cover losses which customers may incur. In the event the customer fails to satisfy its obligations, Rodman may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

          Rodman seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. Rodman monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral or reduce positions, when necessary. Rodman also establishes credit limits for customers engaged in commodity futures activities, which are monitored daily.

          In connection with these activities, Rodman enters into collateralized reverse repurchase agreements, securities borrowing and lending arrangements and certain other collateralized transactions which may result in significant credit exposure in the event the counterparty to the transaction is unable to fulfill their contractual obligations. In accordance with industry practice, securities borrowing arrangements are generally collateralized by cash or securities with a market value in excess of the Rodman's obligation under the contract. Rodman attempts to minimize credit risk associated with these activities by monitoring customer credit exposure and collateral values daily and requiring additional collateral to be deposited with or returned to Rodman when deemed necessary.

      17. FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company believes that the carrying amount of its financial instruments is a reasonable estimate of fair value. Assets, including cash and cash equivalents, cash and short-term investments required to be segregated under federal regulations, and certain receivables are carried at fair value or contracted amounts which approximate fair value. Similarly, liabilities including short-term notes payable to banks and certain payables are carried at amounts approximating fair value.

          Securities owned and securities sold but not yet purchased are carried at fair value. Fair value for these instruments is estimated using available market quotations for traded instruments. Market quotations for traded instruments are obtained from various sources, including the major securities exchanges and dealers.

          The estimated fair value of the Company's liabilities subordinated to the claims of general creditors, determined using discounted cash flow analysis based upon borrowing rates for similar types of borrowing arrangements, approximates carrying value.

      18. SUBSEQUENT EVENTS

          CONVERSION TO FULLY DISCLOSED OPERATION

          In January 1996, Rodman changed its business operation from a clearing broker to a non-clearing broker whereby Rodman's customer accounts are introduced and cleared by a contracted clearing broker on a fully disclosed basis. As a result of this conversion, Rodman will not be required to perform a reserve requirement calculation as required by SEC Rule 15c3-3 under the exemptive provision of that rule.

          ABACO COMMITMENT

          In February 1996, the Company received a letter from Abaco Grupo, the parent company of the majority stockholder, Abaco, whereby Abaco Grupo agreed to continue to unconditionally support the Company and Rodman, for the next year, up to and including March 31, 1997. Such support may include, with previous receipt of requisite approvals from Mexican governmental authorities, infusions of capital, conversion of short-term debt to long-term debt or conversion of short or long-term debt to equity, if required, to continue to sustain Rodman's operations and allow it to maintain the required net capital pursuant to the SEC's Uniform Net Capital Rule 15c3-1.

          ISSUANCE OF PREFERRED SHARES

          On March 29, 1996, the Company issued to Abaco 50 shares of non-voting convertible preferred stock at a price per share of $100,000. The terms of such shares are identical to those of the preferred stock issued in December of 1995.

     19.  TRANSITION PERIOD AND COMPARABLE PRIOR YEAR

          As discussed in Note 1, effective December 31, 1994, the Company changed its fiscal year from the last Friday in June to a calendar year end. Results of operations for the six month transition period ended December 31, 1994, and unaudited results of operations for the comparable six month period are as follows:


                                                Six Month Transition Period                Six Month Period
                                                   Ended December 31,  1994             Ended December 31, 1993

                                                                                             (unaudited)


                Total revenues                               $     32,194,000                    $    49,337,000
                Total expenses                                     38,526,000                         47,567,000
                                                              ---------------                     ---------------
                Income (loss) before income taxes                  (6,332,000)                         1,770,000
                Income tax provision (benefit)                     (2,168,000)                           554,000
                                                             -----------------                    ---------------
                Net income (loss)                            $     (4,164,000)                   $     1,216,000
                                                             =================                   ================


     20.  QUARTERLY OPERATING RESULTS (UNAUDITED)
          (amounts in thousands except per share amounts)


                                                                 Income  (loss)
                                                                 Before  taxes

                                                                and Cumulative
                                                                  Effect of

                                                                Accounting for                            Income (loss)

                                          Revenues               Income Taxes        Net income (loss)      per  share

                                        -----------------       -----------------    ------------------    ---------------
                Quarter ended:
                03/31/95                 $     17,479            $       (3,223)      $       (2,206)      $       (.37)
                06/30/95                       20,525                    (4,005)              (4,005)              (.60)
                09/30/95                       19,103                    (6,588)              (8,208)             (1.24)
                12/31/95                       15,418                   (13,200)             (15,563)             (2.42)
                                         ------------            ---------------      ---------------      -------------
                TOTAL                    $     72,525                   (27,016)             (29,982)      $      (4.63)
                                         ============            ===============      ===============      =============

                Transition Period
                Quarter ended:

                09/30/94                 $     19,367            $       (1,934)      $       (1,949)      $       (.43)
                12/31/94                       12,827                    (4,398)              (2,215)              (.48)
                                         ------------            ---------------      ---------------      -------------
                TOTAL                    $     32,194            $       (6,332)      $       (4,164)      $       (.91)
                                         ============            ===============      ===============      =============

                Fiscal year 1994 Quarter ended:

                09/24/93                 $     26,355            $        3,798       $        2,859       $        .61
                12/31/93                       23,441                    (2,028)              (1,643)              (.38)
                03/25/94                       14,593                    (3,114)              (2,088)              (.46)
                06/24/94                       12,928                   (16,087)             (15,629)             (3.46)
                                         ------------            ---------------      ---------------      -------------
                TOTAL                    $     77,317            $      (17,431)      $      (16,501)      $      (3.69)
                                         ============            ===============      ===============      =============


                Fiscal year 1993 Quarter ended:

                09/25/92                 $     19,950            $           70       $           51       $        .01
                12/31/92                       21,950                       627                  318                .07
                03/26/93                       22,607                       320                  263                .06
                06/25/93                       22,802                      (469)                (376)              (.08)
                                         ------------            ---------------      ---------------      -------------
                TOTAL                    $     87,309            $          548       $          256       $        .06
                                         ============            ===============      ===============      =============


          During the fourth quarter of 1995, an expense adjustment of $1,906,000 was made for items previously accounted for during the year as a deferred asset.

                                                                   EXHIBIT 3.2

                              AMENDED AND RESTATED

                                    BY-LAWS

                                       OF

                      RODMAN & RENSHAW CAPITAL GROUP, INC.

                                   ARTICLE I

                                    OFFICES

        SECTION 1. REGISTERED OFFICE. The registered office shall be established and maintained at the office of The Corporate Trust Company, in the City of Wilmington, in the County of New Castle, in the State of Delaware, and said Company shall be the registered agent of this corporation in charge thereof.

        SECTION 2. OTHER OFFICES. The corporation may have other offices, either within or outside of the State of Delaware, at such place or places as the Board of Directors may from time to time appoint or the business of the corporation may require.

                                   ARTICLE II

                                  STOCKHOLDERS

        SECTION 1. ANNUAL MEETINGS. The annual meeting of stockholders of the corporation for the election of directors and the transaction of other business shall be held, in each year, on the date and at the time as shall be fixed by the Board of Directors and stated in the notice of said meeting. Such annual meetings shall be general meetings open for the transaction of any business within the powers of the corporation without special notice of such business, except in cases in which special notice is required by statute, by the certificate of incorporation or by these by-laws.

        SECTION 2. SPECIAL MEETINGS. Unless otherwise prescribed by statute, special meetings of the stockholders shall be called by the Chairman of the Board upon receipt of a written request therefor, stating the purpose thereof and signed by a majority of the directors. No business other than that stated in the notice described in the next succeeding section shall be transacted at any special meeting without the unanimous consent of all of the stockholders entitled to vote thereat.

        SECTION 3. NOTICE OF MEETINGS. (a) Except as otherwise provided by law, and as set forth in subsection (b) hereof, written or printed notice stating the place, date and hour of the meeting and, in the case of a special meeting, a brief statement of the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of every meeting of stockholders, either personally or by mail, by or at the direction of the President and Chief Executive Officer or the Secretary, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the stockholder at his address as it appears on the records of the corporation, with postage thereon prepaid. Whenever any notice is required to be given under the provisions of Delaware law, the certificate of incorporation or these by-laws, a waiver thereof in writing signed by the person or persons entitled to such notice, whether it be before or after the time stated therein, shall be deemed equivalent to the giving of such notice. It shall not be requisite to the validity of any meeting of stockholders that notice thereof, whether prescribed by law, by the certificate of incorporation or by these by-laws, shall have been given to any stockholder who attends in person or by proxy. No notice other than by verbal announcement need be given of any adjourned meetings of stockholders.

        (b) Stockholders intending to nominate directors for election must deliver written notice thereof to the Secretary of the corporation not later than (i) with respect to an election to be held at an annual meeting of stockholders, ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders. The notice shall set forth certain information concerning such stockholder and his nominee(s), including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the annual or special meeting of the corporation may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

        SECTION 4. PLACE OF MEETINGS. Annual and special meetings of stockholders may be held at one of the corporation's offices or at such place or places within or without the State of Delaware as shall be determined by the Board of Directors.

        SECTION 5. QUORUM. Except as otherwise required by law, the certificate of incorporation or these by-laws, the presence, in person or by proxy, of stockholders holding a majority of the stock of the corporation entitled to vote shall constitute a quorum at all meetings of the stockholders. In case a quorum shall not be present at any meeting, a majority in interest of the stockholders entitled to vote thereat, present in person or by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until the requisite amount of stock entitled to vote shall be present. If upon the reconvening of any such adjourned meeting a majority of the stock entitled to vote shall be represented, any business may be transacted which might have been transacted at the meeting as originally noticed, but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at such time as it is reconvened.

        SECTION 6. VOTING. Each stockholder entitled to vote in accordance with the terms of the certificate of incorporation or these by-laws shall be entitled to one (1) vote for each share of stock entitled to vote held by such stockholder. Shares of its own stock belonging to the corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time, but shares of its own stock held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares at any given time. When a quorum is present or represented at any meeting of stockholders, the vote of the holders of a majority of the shares present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which a different vote is required by virtue of an express provision of law, the certificate of incorporation or another section of these by-laws.

        SECTION 7. PROXIES. Any stockholder entitled to vote at a meeting of stockholders may vote either in person or by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact.

        SECTION 8. LIST OF STOCKHOLDERS. At least ten (10) days prior to each meeting of stockholders at which directors are to be elected, the Secretary shall make or cause to be made a complete list of the stockholders entitled to vote at the ensuing election, arranged in alphabetical order, showing the mailing address of each according to the records of the corporation and the number of voting shares held by each. Such list shall be kept on file at the office of the corporation for a period of ten (10) days prior to such meeting, and shall at all times during the usual hours for business be open to the examination of any stockholder, and also shall be produced and kept at the time and place of such election for the inspection of any stockholder during the whole time thereof.

      The original stock ledger or transfer book, or a duplicate thereof, kept at the principal office of the corporation, shall be prima facie evidence as to the stockholders who are entitled to examine such list or stock ledger or transfer book or to vote at any meeting of stockholders.

                                  ARTICLE III

                               BOARD OF DIRECTORS

        SECTION 1. POWERS. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, which may exercise all of the powers of the corporation except such as are by law, the certificate of incorporation or these by-laws conferred upon or reserved to the stockholders. Continuing and exclusive authority to fix, supervise and control the professional business and other affairs of the corporation shall be wholly vested in the Board of Directors.

        SECTION 2. QUALIFICATIONS. Directors of this corporation shall be Independent Directors (as defined below), Parent Directors (as defined below), or Company Directors (as defined below). "Company Directors" are employees of the corporation or its affiliates. The term of any Company Director who ceases to qualify as provided in the foregoing sentence shall immediately and without any further action terminate forthwith. "Parent Directors" means such persons as are designated by Abaco Grupo Financiero, S.A. de C.V. ("Parent"), as such designation may change from time to time. An "Independent Director" means any person designated by Parent who (i) is in fact independent and qualifies as an independent director in accordance with New York Stock Exchange rules, (ii) is not connected with Parent or the corporation or any of their respective affiliates as an officer, employee, trustee, partner, director (other than of the corporation) or person performing similar functions and (iii) has not been employed by the corporation or any of its subsidiaries during the preceding year.

        SECTION 3. NUMBER, ELECTION AND REMOVAL OF DIRECTORS. The number of directors which shall constitute the whole Board of Directors shall be fixed from time to time by resolution of the Board of Directors, but shall not be less than eleven (11) nor more than twenty-one (21). Except as provided in Section 10 of this Article III, directors shall be elected by a plurality of the votes cast at Annual Meetings of Stockholders. At each annual meeting of stockholders, directors shall be elected for a term expiring at the next annual meeting of stockholders and until their successors have been duly elected and qualified. Any director may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

        SECTION 4. MEETINGS. Regular meetings of the Board of Directors shall be held at the time and place determined by the Board of Directors.

        Special meetings of the Board of Directors may be called by the Chairman of the Board or by a majority of the Parent Directors on the written request of any director and shall be held at such time and such place or places as may be determined by the directors, or as shall be stated in the call of the meeting.

        SECTION 5. NOTICE OF MEETINGS. No notice of regular meetings of the Board of Directors need be given. Notice of the place, day and hour of every special meeting shall be given to each director at least one (1) day before the meeting, by delivering the same to him personally, by sending the same to him by telefax or by leaving the same at his residence or usual place of business, or, in the alternative, upon seven (7) days' notice, by mailing it, postage prepaid, and addressed to him at his last known mailing address, as reflected in the records of the corporation. It shall not be requisite to the validity of any meeting of the Board of Directors that notice thereof shall have been given to any director who attends, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. No notice of adjourned meetings of the Board of Directors need be specified in the notice or waiver of notice of such meeting. All regular and special meetings of the Board of Directors shall be open for the transaction of any business within the powers of the corporation without special notice of such business, except in those cases in which special notice is required by law, the certificate of incorporation or by these by-laws.

        SECTION 6. QUORUM. At all meetings of the Board of Directors, a majority of the Board of Directors shall constitute a quorum. The act of the majority of the whole Board of Directors shall be the act of the Board of Directors, unless the act of a greater number is required by law, the certificate of incorporation or these by-laws. In the absence of a quorum at a meeting of the Board of Directors, a majority of those present may adjourn the meeting from time to time until a quorum is obtained, and no notice thereof need be given other than by announcement at the meeting which shall be adjourned.

        SECTION 7. INFORMAL ACTION. Unless otherwise restricted by the certificate of incorporation or these by-laws, any action required or permitted to be taken at any meeting of the Board of Directors or of the Executive Committee may be taken without a meeting, if a written consent to such action is executed by all members of the Board of Directors or of the Executive Committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or of the Executive Committee.

        SECTION 8. COMPENSATION. Directors shall not receive any stated salary for their services as directors or as members of committees, but by resolution of the Board of Directors a fixed fee and expenses of attendance may be allowed for attendance at each meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

        SECTION 9. RESIGNATIONS. Any director, member of the Executive Committee or officer may resign at any time. Such resignation shall be made in writing, and shall take effect at the time specified therein, and if no time be specified, at the time of its actual receipt by the Chairman of the Board, President or Secretary. The acceptance of a resignation shall not be necessary to make it effective.

        SECTION 10. VACANCIES. Vacancies in the Board of Directors, through death, resignation or otherwise, and newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the remaining directors in office, though less than a quorum, or by the sole remaining director, provided, however, that in all events Parent shall be entitled to designate the director or directors to fill vacancies in the Board of Directors through death, resignation or otherwise of any Parent Director, and provided further that until December 23, 1996, if a vacancy in the Board of Directors exists through death, resignation or otherwise of any Company Director, and the Board of Directors by a majority vote of the whole Board of Directors determines to replace that Director, then the other Company Directors shall have the right, by majority vote, to designate an employee of the Company or one of its affiliates, as a replacement for that Company Director. Directors elected to fill vacancies shall hold office for a term expiring at the next annual meeting of stockholders and until their successors have been duly elected and qualified, or until their earlier resignation or removal.

        SECTION 11. CHAIRMAN AND VICE CHAIRMAN; PRESIDING OFFICER. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, shall elect a Chairman of the Board of Directors, who shall preside at all meetings of the stockholders of the corporation and at all meetings of the Board of Directors. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, also may elect a Vice Chairman of the Board of Directors, who, in the absence of the Chairman of the Board of Directors, shall preside at meetings of the stocKholders of the corporation and meetings of the Board of Directors. In the absence of the Chairman and Vice Chairman of the Board of Directors, the Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate any Parent Director to preside at a particular meeting of the stockholders of the corporation or of the Board of Directors.

                                   ARTICLE IV

                                   COMMITTEES

        SECTION 1. EXECUTIVE COMMITTEE. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate an Executive Committee consisting of three (3) or more directors. Except as otherwise provided by law or by the Board of Directors, during the intervals between the meetings of the Board of Directors the Executive Committee shall have and may exercise all of the powers of the Board of Directors in the management of the corporation. The Executive Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors at its meeting next succeeding such action.

        SECTION 2. MEETINGS OF EXECUTIVE COMMITTEE. The Executive Committee shall fix its own rules of procedure and shall meet as provided by such rules, and it also shall meet at the call of the Chairman of the Board of Directors or a majority of the members of the Committee. A majority of the members of the Executive Committee shall be necessary to constitute a quorum, and the concurrence of a majority of the whole Executive Committee shall be required in all matters to constitute the act of the Committee.

        SECTION 3. EXECUTIVE COMMITTEE POWERS. For all purposes of these by-laws, the words "Board of Directors," "directors," "Board" or any equivalent term shall be construed to include "Executive Committee," it being the intent that such Committee may, except as otherwise provided by law, have and exercise all of the powers conferred upon the Board of Directors by law, the certificate of incorporation and these by-laws.

        SECTION 4. AUDIT COMMITTEE. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, shall designate an Audit Committee consisting of one (1) or both of the Independent Directors. It shall be the Audit Committee's responsibility to:

        - Recommend to the Board of Directors which accounting firm to employ as the corporation's external auditor and review the proposed discharge of any such firm.

        - Review the external auditor's compensation, the proposed terms of its engagement and its independence.

        - Review the appointment and replacement of the corporation's internal auditing personnel.

        - Serve as a channel of communication between the external auditor and the Board of Directors and between the corporation's internal auditing staff and the Board of Directors.

        - Review the results of each external audit of the corporation, the report of the audit, any related management letter, management's responses to recommendations made by the external auditor in connection with the audit, reports of the internal auditing staff that are material to the corporation as a whole, and management's responses to those reports.

        - Review the corporation's annual financial statements, any certification, report, opinion, or review rendered by the external auditor in connection with those financial statements, and any significant disputes between management and the external auditor that arose in connection with the preparation of those financial statements.

        - Consider, in consultation with the external auditor and the internal auditing staff, the adequacy of the corporation's internal controls.

        - Consider significant changes and other significant questions of choice regarding the appropriate auditing and accounting principles and practices to be used in the preparation of the corporation's financial statements.

     The Audit Committee shall meet at such times during the year as to properly perform its responsibilities. It shall keep regular minutes of its proceedings and report the same to the Board of Directors when required. It shall have authority to retain special counsel or experts as it deems necessary.

        SECTION 5. COMPENSATION COMMITTEE. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, shall designate a Compensation Committee consisting of one (1) or both of the Independent Directors. It shall be the Compensation Committee's responsibility to:

        - Review and recommend to the Board of Directors the annual salary, bonus, stock options and other benefits, direct and indirect, of the corporation's officers.

        - Review new executive compensation programs; review on a periodic basis the operation of the corporation's executive compensation programs to determine whether they are properly coordinated; establish and periodically review policies for the administration of executive compensation programs; and take steps to modify any executive compensation programs that yield payments and benefits that are not reasonably related to executive performance.

        - Establish and periodically review policies in the area of management perquisites.

        The Compensation Committee shall meet at such times during the year as to properly perform its responsibilities. It shall keep regular minutes of its proceeding and report the same to the Board of Directors when required.

        SECTION 6. NOMINATING COMMITTEE. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, shall designate a Nominating Committee consisting of three (3) or more directors. It shall be the Nominating Committee's responsibility to:

        - Recommend to the Board of Directors the slate of nominees of directors to be elected by the stockholders and any directors to be elected by the Board of Directors, based upon a review of the qualifications of such persons.

        - Recommend to the Board of Directors the directors to be selected for membership on the various committees of the Board of Directors.

     The Nominating Committee shall meet at such times during the year as to properly perform its responsibilities. It shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

        SECTION 7. OTHER COMMITTEES. The Board of Directors, by resolution adopted by the whole Board of Directors, may designate other committees as it deems appropriate. Each such committee shall consist of one (1) or more of the directors of the corporation, and to the extent provided by the Board of Directors, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may have power to authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by the Board of Directors. The committees shall keep regular minutes of their proceedings and report the same to the Board of Directors when required.

        SECTION 8. ABSENT MEMBERS. In the event a member of any committee is absent or disqualified from any meeting thereof, the member or members present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint a Parent Director to sit at the meeting in the place of any such absent or disqualified member.

        SECTION 9. MODIFICATIONS OF COMMITTEE RESPONSIBILITIES. The Responsibilities of the Audit Committee, Compensation Committee, Nominating Committee, and any other committees may be modified from time to time by the Board of Directors by resolution or by adoption of charters of such committees. Any charter of the Audit Committee, Compensation Committee, or Nominating Committee, as such charter may be amended by the Board of Directors from time to time, shall supersede the responsibilities enumerated in Sections 4, 5 and 6, respectively, of this Article IV, until such time as the charter is revoked by the Board of Directors.

                                   ARTICLE V

                                    OFFICERS

        SECTION 1. OFFICERS. The officers of the corporation, all of whom shall be subject to the supervision and direction of the Board of Directors, shall be a President and Chief Executive Officer, a Chief Financial Officer, a Secretary and a Treasurer and may consist of such vice presidents, assistant secretaries, assistant treasurers and other officers as the Board of Directors shall determine. None of the aforesaid officers except the President and Chief Executive Officer need be directors of the corporation. The officers shall be elected by the Board of Directors from time to time. Any two or more offices may be held by the same person.

        SECTION 2. PRESIDENT AND CHIEF EXECUTIVE OFFICER. The President and Chief Executive Officer shall have overall responsibility for the formulation of corporate policies and purposes to be presented from time to time to the Board of Directors for adoption on behalf of the corporation, shall have responsibility for communicating said policies and purposes, as adopted, to the officers, staff and employees of the corporation, and shall have power to supervise and direct all officers and employees of the corporation in the exercise of their duties. In the event that the Board of Directors shall, pursuant to the authority granted by Article IV of these bylaws, designate an Executive Committee, the President and Chief Executive Officer shall be one of the directors designated to serve on such committee. The Chief Executive Officer also shall serve as an ex officio member of each and every other committee of the Board of Directors established pursuant to the provisions of Article IV of these by-laws, except for the Audit and Compensation Committees.

        SECTION 3. CHIEF OPERATING OFFICER. Subject to direction from the President and Chief Executive Officer, the Chief Operating Officer shall have such general powers and duties of direction and control of the business of the corporation as shall be necessary to carry out and give effect to the corporate policies and purposes adopted by the Board of Directors. The Chief Operating Officer shall report to the Board of Directors through, and shall be responsible to, the President and Chief Executive Officer.

        SECTION 4. CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall have overall responsibility for the financial affairs of the corporation, including the preparation of all financial reports, audits and returns of the corporation. He also shall have responsibility for making recommendations concerning the corporation's fiscal policies and all financial matters affecting the corporation. The Chief Financial Officer shall report to the Board of Directors through, and shall be responsible to, the President and Chief Executive Officer.

        SECTION 5. VICE PRESIDENTS. The Vice President or Vice Presidents shall perform such duties as may be assigned to him or them by any executive officer of the corporation acting at the direction of the Board of Directors.

        SECTION 6. SECRETARY. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors, and all other notices required by law or by these by-laws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person so directed by the President and Chief Executive Officer, the Chief Operating Officer or the Board of Directors. He shall record all of the proceedings of the meetings of the stockholders of the corporation and of the Board of Directors in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Board of Directors or any other executive officer of the corporation acting at the direction of the Board of Directors. He shall have the custody of the seal of the corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, and attest the same.

        SECTION 7. TREASURER. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation. He shall deposit all moneys and other valuables in the name and to the credit of the corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the corporation as may be ordered by the Board of Directors, or any other executive officer of the corporation acting at the direction of the Board of Directors, taking proper vouchers for such disbursements. He shall render to the Board of Directors, or its designees (including the President and Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer), whenever they may request it, an account of all of his transactions as Treasurer and of the financial condition of the corporation. If required by the Board of Directors, he shall give the corporation a bond for the faithful discharge of his duties in such amount and with such surety as the Board of Directors shall prescribe.

        SECTION 8. ASSISTANT TREASURERS AND ASSISTANT SECRETARIES. If desired, the Board of Directors may elect one or more Assistant Secretaries and one or more Assistant Treasurers. The Assistant Secretaries and Assistant Treasurers, if any, shall have such powers and shall perform such duties as shall be assigned to them by the Board of Directors or any executive officer of the corporation acting at the direction of the Board of Directors.

        SECTION 9. EXECUTION OF DOCUMENTS. Except as otherwise authorized or directed by the Board of Directors, either of the President and Chief Executive Officer and the Chief Operating Officer, or in their absence, a Vice President, may execute stock certificates, bonds, mortgages and other contracts on behalf or the corporation and shall cause the corporate seal to be affixed to any instrument requiring it.

        SECTION 10. REMOVAL OF OFFICERS. Any officer of the corporation may be removed by the Board of Directors whenever in its judgment the best interests of the corporation will be served thereby.

                                   ARTICLE VI

                                 MISCELLANEOUS

        SECTION 1. CERTIFICATES OF STOCK. Certificates of stock, numbered and with the seal of the corporation affixed, signed by the President and Chief Executive Officer or the Chief Operating Officer and the Treasurer or an Assistant Treasurer, or Secretary or Assistant Secretary, shall be issued to each stockholder certifying the number of shares owned by him in the corporation. If such certificate is countersigned by a transfer agent or registrar other than the corporation or its employee, any other signature on the certificate may be a facsimile.

        SECTION 2. LOST CERTIFICATES. A new certificate of stock may be issued in the place of any certificate theretofore issued by the corporation and alleged to have been lost or destroyed. However, the directors may, in their discretion, require the owner of the lost or destroyed certificate, or his legal representative, to give the corporation a bond, in such sum as they may direct, not exceeding double the value of the stock, to indemnify the corporation against any claim that may be made against it on account of the alleged loss of the certificate, or the issuance of a new certificate.

        SECTION 3. TRANSFER OF SHARES. The shares of stock of the corporation shall be transferable only upon its books by the holders thereof in person or by their duly authorized attorneys or legal representatives, and upon such transfer the old certificates shall be surrendered to the corporation by the delivery thereof to the person in charge of the stock and transfer books and ledgers, by whom they shall be canceled, and new certificates shall thereupon be issued.

        SECTION 4. DIVIDENDS. Subject to the provisions of the certificate of incorporation, the Board of Directors may, out of funds legally available therefor, at any regular or special meetings, declare dividends upon the capital stock of the corporation as and when they deem expedient. Before declaring any dividend there may be set apart out of any funds of the corporation available for dividends, such sum or sums as the directors from time to time in their absolute discretion deem proper for working capital or as a reserve fund to meet contingencies or for equalizing dividends or for such other purposes as the Board of Directors shall deem conducive to the interests of the corporation.

        SECTION 5. SEAL. The corporate seal shall be circular in form and shall contain the name of the corporation and the words "CORPORATE SEAL DELAWARE." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise .

        SECTION 6. FISCAL YEAR. The fiscal year of the corporation shall be as determined by the Board of Directors.

        SECTION 7. CHECKS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation shall be signed by such officer or officers, agent or agents of the corporation, in such manner as shall be determined from time to time by resolution of the Board of Directors.

        SECTION 8. NOTICE AND WAIVER OF NOTICE. Whenever any notice is required to be given by these by-laws, personal notice is not meant unless expressly so stated, and any notice so required shall be deemed to be sufficient if given by certified or registered mail, return receipt requested, in a sealed post-paid wrapper, addressed to the person entitled thereto at his last known address. Such notice shall be deemed to have been given on the day of such mailing. Stockholders not entitled to vote shall not be entitled to receive notice of any meetings except as otherwise provided by law.

        Whenever any notice is required to be given under the provisions of any law, the certificate of incorporation or these by-laws, a waiver thereof in writing, signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

        SECTION 9. FIXING OF RECORD DATE. The Board of Directors may fix in advance a date, not more than sixty (60) or less than ten (10) days preceding the date of any meeting of stockholders, nor more than sixty (60) days prior to the date for the payment of any dividend or the date for the allotment of rights or the date when any change or conversion or exchange of capital stock shall go into effect, as a record date for the determination of the stockholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividends or to any such allotment of rights or to exercise the rights in respect of any such change, conversion or exchange of capital stock, and in such case such stockholders only as shall be stockholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any stock on the books of the corporation after any such record date fixed as aforesaid.

                                  ARTICLE VII

                                   AMENDMENTS

     These by-laws may be amended or repealed and new by-laws may be adopted at any regular or special meeting of the Board of Directors by the affirmative vote of a majority of the entire Board of Directors.

                                  ARTICLE VIII

                                INDEMNIFICATION

     The corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Adopted January 10, 1994 Amended June 7, 1995 Amended February 8, 1996

                                                                     EXHIBIT 4.1

                          CERTIFICATE OF DESIGNATIONS

                                       OF

                RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS

               OF SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

                                       OF

                      RODMAN & RENSHAW CAPITAL GROUP, INC.

                             A DELAWARE CORPORATION

     Charles W. Daggs, III and James D. Van De Graaff certify that:

     A. They are the duly elected and acting President and Corporate Secretary, respectively, of Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the "Corporation").

     B. Pursuant to the authority given by the Corporation's Certificate of Incorporation, the Board of Directors of the Corporation has duly adopted the following recitals and resolutions:

        WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of shares known as Preferred Stock, consisting of five million (5,000,000) shares issuable from time to time in one or more series; and

        WHEREAS, the Board of Directors of the Corporation is authorized to fix by resolution or resolutions the rights, preferences, privileges and restrictions granted to or imposed upon the Preferred Stock or any series thereof; and

        WHEREAS, the Corporation has no issued or outstanding shares of Preferred Stock; and

        WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate fifty (50) shares of the Preferred Stock as "Series B Non-

           Voting Convertible Preferred Stock" and to fix the rights, preferences, privileges and restrictions relating to such series of Preferred Stock;

           NOW, WHEREFORE, BE IT RESOLVED, that the Board of Directors hereby fixes the designation and the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series B Non-Voting Convertible Preferred Stock:

           1. Designation. This series of Preferred Stock shall be designated "Series B Non-Voting Convertible Preferred Stock"

           (the "Series B Preferred Stock").

           2. Number of Shares and Par Value. The number of shares constituting the Series B Preferred Stock shall be fifty (50). Each share of the Series B Preferred Stock shall have a par value of one cent ($.01).

           3. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 3 shall have, for all purposes of this resolution, the meanings herein specified.

                Common Stock. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation and any other stock of the Corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                Conversion Date. The term "Conversion Date" shall have the meaning set forth in subparagraph 6(c) below.

                Conversion Price. The term "Conversion Price" shall mean the price per share of Common Stock used to determine the number of shares of Common Stock deliverable upon conversion of a share of the Series B Preferred Stock, which price shall initially be $1.28 per share as determined pursuant to subparagraph 6(b) below (based upon the Corporation's records as at the close of October, 1995), subject to adjustment in accordance with the provisions of subparagraph 6(e) below.

                Current Market Price. The term "Current Market Price" shall have the meaning set forth in subparagraph 6(f) below.

                Dividend Payment Date. The term "Dividend Payment Date" shall have the meaning set forth in subparagraph 4(a) below.

                Dividend Period. The term "Dividend Period" shall have the meaning set forth in subparagraph 4(a) below.

                Issue Date. The term "Issue Date" shall mean the date that shares of Series B Preferred Stock are first issued by the Corporation.

                Junior Stock. The term "Junior Stock" shall mean, for purposes of paragraphs 4, 5 and 8 below, the Common Stock and any other class or series of stock of the Corporation issued after the Issue Date not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Series B Preferred Stock shall have been so paid or declared and set apart for payment and, for purposes of paragraphs 5 and 8 below, any class or series of stock of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the Series B Preferred Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                Parity Stock. The term "Parity Stock" shall mean, for purposes of paragraphs 4, 5, 7 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive payment of dividends on a parity with the Series B Preferred Stock and, for purposes of paragraphs 4 and 8 below, any other class or series of stock of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series B Preferred Stock.

                Senior Stock. The term "Senior Stock" shall mean, for purposes of paragraphs 4, 5, 7 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series B Preferred Stock in respect of the right to receive dividends, and, for purposes of paragraphs 4 and 8 below, any class or series of stock of the Corporation issued after the Issue Date ranking senior to the Series B Preferred Stock in respect of the right to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

                Subscription Price. The term "Subscription Price" shall mean $100,000 per share.

                Subsidiary. The term "Subsidiary" shall mean any corporation of which shares of stock possessing at least a majority of the general voting power in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation, whether directly or indirectly through one or more Subsidiaries.

           4. Dividends.

              (a) Subject to the prior preferences and other rights of any Senior Stock and restrictions imposed by the terms of any indebtedness of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive, out of funds legally available for the purpose, cash dividends at a per annum rate applied to the Subscription Price as determined daily during each Dividend Period equal to the then most recent "Prime Rate," as published in The Wall Street Journal (or any successor publication) as the base rate on corporate U.S. Dollar loans posted by at least 75% of the nation's 30 largest banks (or any publicly published comparable rate as determined by the Board of Directors) plus two percent per annum; such rate to change as and when such "Prime Rate" changes and such rate to be determined on the basis of a 365 day year and the actual days elapsed during a Dividend Period. Such dividends shall be cumulative from July 1, 1996, and shall be payable in arrears, when and as declared by the Board of Directors, on March 31, June 30, September 30 and December 31 of each year (each such date being herein referred to as a "Dividend Payment Date"), commencing on September 30, 1996. The period from July 1, 1996, through September 30, 1996, and each quarterly period between consecutive Dividend Payment Dates thereafter shall hereinafter be referred to as a "Dividend Period." Each such dividend shall be paid to the holders of record of the Series B Preferred Stock as their names appear on the share register of the Corporation on the corresponding Record Date. As used above, the term "Record Date" means, with respect to the dividend payment on March 31, June 30, September 30 and December 31, respectively, of each year, the preceding March 30, June 29, September 29 and December 30, or such other record date designated by the Board of Directors of the Corporation with respect to the dividend payable on such respective Dividend Payment Date. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not exceeding 50 days preceding the payment date thereof, as may be fixed by the Board of Directors. No dividends shall be payable in respect of any period less than a full Dividend Period.

              (b) In the event that full cash dividends are not paid or made available to the holders of all outstanding shares of Series B Preferred Stock and of any Parity Stock, and funds available shall be insufficient to permit payment in full in cash to all such holders of the preferential amounts to which they are then entitled, the entire amount available for payment of cash dividends shall be distributed among the holders of the Series B Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled, and any remainder not paid in cash to the holders of the Series B Preferred Stock shall cumulate as provided in subparagraph 4(c) below.

                (c) If, on any Dividend Payment Date, the holders of the Series B Preferred Stock shall not have received the full dividends provided for in the other provisions of this paragraph 4, then such dividends shall cumulate, whether or not earned or declared, with additional dividends thereon for each succeeding full Dividend Period during which such dividends shall remain unpaid. Unpaid dividends for any period less than a full Dividend Period shall cumulate on a day-to-day basis and shall be computed on the basis of a 365 day year.

                (d) So long as any shares of Series B Preferred Stock shall be outstanding, the Corporation shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series B Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money sufficient for the payment thereof set apart.

           5. Distributions Upon Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series B Preferred Stock shall be entitled to be paid the Subscription Price of all outstanding shares of Series B Preferred Stock as of the date of such liquidation or dissolution or such other winding up, plus any accrued and unpaid dividends thereon to such date, and no more, in cash or in property taken at its fair value as determined by the Board of Directors. If such payment shall have been made in full to the holders of the Series B Preferred Stock, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall be entitled, the remaining assets and funds of the Corporation shall be distributed among the holders of Junior Stock, according to their respective shares and priorities. If, upon any such liquidation, dissolution or other winding up of the affairs of the corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of the Series B Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the Series B Preferred Stock and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale of all or substantially all of the assets of the Corporation to another corporation or corporations shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this paragraph 5.

           6. Conversion Rights. The Series B Preferred Stock shall be convertible into Common Stock as follows:

                (a) Automatic Conversion. Each outstanding share of Series B Preferred Stock shall automatically be converted, without any further act of the Corporation or its stockholders, into fully paid and nonassessable shares of Common Stock at the Conversion Price then in effect, upon the commencement of a rights offering to all stockholders of the Corporation at a per share cash price equal to such Conversion Price pursuant to which the stockholders of the Corporation (other than the holders of Series B Preferred Stock whose rights to purchase shares in the offering would be deemed exercised and consummated by the conversion) could purchase the number of shares proportional to the number of shares issued upon conversion ("Rights Offering"). The Series B Preferred Stock shall not otherwise be convertible.

                (b) Conversion Price. Each share of Series B Preferred Stock shall be converted into a number of shares of Common Stock determined by dividing (i) the sum of (A) the Subscription Price plus (B) any dividends on such share of Series B Preferred Stock which such holder is entitled to receive, but has not yet received, by (ii) the Conversion Price in effect on the Conversion Date. The Conversion Price at which shares of Common Stock shall initially be issuable upon conversion of the shares of Series B Preferred Stock shall be determined on a floating basis and shall equal the book value per share of Common Stock from time to time determined in accordance with generally accepted accounting principles from the Corporation's financial records as at the close of the full month immediately preceding the Conversion Date (provided that, if it is not practicable to determine such book value on a sufficiently timely basis to commence the Rights Offering, then the Conversion Price shall be so determined at the close of the full month second preceding the Conversion Date). Such determination shall be made by the independent auditors of the Company based on a review of the financial records of the Company but without an audit. The Conversion Price shall be subject to adjustment as set forth in subparagraph 6(e). No payment or adjustment shall be made for any dividends on the Common Stock issuable upon such conversion.

                (c) Mechanics of Conversion. Upon the occurrence of the event specified in subparagraph 6(a), the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided that the Corporation shall not be obligated to issue to any such holder certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the shares of Series B Preferred Stock are either delivered to the Corporation or any transfer agent of the Corporation. Conversion shall be deemed to have been effected on the date of the occurrence of the event specified in subparagraph 6(a) and such date is referred to herein as the "Conversion Date." Subject to the provisions of subparagraph 6(e), as promptly as practicable thereafter (and after surrender of the certificate or certificates representing shares of Series B Preferred Stock to the Corporation or any transfer agent of the Corporation) the Corporation shall issue and deliver to or upon the written order of such holder a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash with respect to any fractional interest in a share of Common Stock as provided in subparagraph 6(d). Subject to the provisions of subparagraph 6(e), the person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a holder of record of such Common Stock on the applicable Conversion Date.

                (d) Fractional Shares. No fractional shares of Common Stock or script shall be issued upon conversion of shares of Series B Preferred Stock. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series B Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the then Current Market Price.

                (e) Conversion Price Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

                      (i)   Consolidation, Merger, Sale, Lease or Conveyance.
           In case of any consolidation with or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of the assets of the Corporation as an entirety or substantially as an entirety, each share of Series B Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of Series B Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holders of the shares of Series B Preferred stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the conversion of the shares of Series B Preferred Stock.

                (ii) Rounding of Calculations; Minimum Adjustment. All calculations under this subparagraph (e) shall be made to the nearest cent or to the nearest one hundredth (1/100th) of a share, as the case may be. Any provision of this paragraph 6 to the contrary notwithstanding, no adjustment in the Conversion Price shall be made if the amount of such adjustment would be less than $0.05, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.05 or more.

                (iii) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this subparagraph
           (e) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (A) issuing to the holder of any share of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of a fractional share of Common Stock pursuant to subparagraph (d) of this paragraph 6; provided that the Corporation upon request shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                (f) Current Market Price. The Current Market Price at any date shall mean, in the event the Common Stock is publicly traded, the average of the daily closing prices per share of Common Stock for 30 consecutive trading days ending no more than 15 business days before such date (as adjusted for any stock dividend, split, combination or reclassification that took effect during such 30 business day period). The closing price for each day shall be the last reported sale price regular way or, in case no such reported sale takes place
           o such day, the average of the last closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by NASDAQ, if the Common Stock is traded over-the-counter and quoted in the National Market System, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by NASDAQ or any comparable system or, if the Common Stock is not listed on NASDAQ or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If the Common Stock is not traded in such manner that the quotations referred to above are available for the period required hereunder, Current Market Price per share of Common Stock shall be deemed to be the fair value as determined by the Board of Directors, irrespective of any accounting treatment.

                (g) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in subparagraph 6(e), the Corporation shall forthwith file, at the office of any transfer agent for the Series B Preferred Stock and at the principal office of the Corporation, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Corporation shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each holder of shares of Series B Preferred Stock at its address appearing on the Corporation's records.

                (h) Costs. The Corporation shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Preferred Stock; provided that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Preferred Stock in respect of which such shares are being issued.

                (i) Reservation of Shares. The Corporation shall reserve at all times so long as any shares of Series B Preferred Stock remain outstanding, free from preemptive rights, out of its treasury stock (if applicable) or its authorized but unissued shares of Common Stock, or both, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series B Preferred Stock.

                (j) Approvals. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series B Preferred Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of Series B Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, contemporaneously with the conversion, cause to be listed and thereafter to keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

                (k) Valid Issuance. All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action which will cause a contrary result (including without limitation, any action which would cause the Conversion Price to be less than the par value, if any, of the Common Stock).

           7. Voting Rights.

                (a) The holders of the issued and outstanding shares of Series B Preferred Stock have no voting rights except as set forth herein and as required by law.

                (b) Without the consent of the holders of at least

                    (i) a majority of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting of holders of Series B Preferred Stock called for such purpose, the Corporation will not (A) increase the authorized amount of Series B Preferred Stock or (B) create any other class of Parity Stock or Senior Stock or increase the authorized amount of any such other class; and

                (ii) a majority of the shares of Series B Preferred Stock then outstanding, given in writing or by vote at a meeting of holders of Series B Preferred Stock called for such purpose, the Corporation will not (A) other than as set forth in (i) above, amend, alter or repeal any provision of the Certificate of Incorporation or this Certificate so as to adversely affect the rights, preferences or privileges of the Series B Preferred Stock or (B) merge or consolidate with or into any other person, or sell substantially all of its assets or business to any other person, except that the Corporation may merge with any person if the corporation is the entity surviving such merger and such merger does not adversely affect the rights, preferences and privileges of the Series B Preferred Stock.

           8. Covenants. In addition to any other rights provided by law, so long as any Series B Preferred Stock is outstanding, the Corporation, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of such outstanding shares of Series B Preferred Stock, will not:

                (a) amend or repeal any provision of, or add any provision to, the Corporation's Certificate of Incorporation or By-Laws or to these resolutions if such action would alter adversely or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, any Series B Preferred Stock, or increase or decrease the number of shares of Series B Preferred Stock authorized hereby;

                (b) authorize or issue shares of any class or series of stock not expressly authorized herein having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Series B Preferred Stock, or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of the Corporation having any preference or priority as to dividends, assets or other rights superior to or on a parity with any such preference or priority of the Series B Preferred Stock;

                (c) reclassify any class or series of any Junior Stock into Parity Stock or Senior Stock or reclassify any series of Parity Stock into Senior Stock; or

                (d) pay or declare any dividend on any Junior Stock (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares and dividends not in excess of dividends paid to the Series B Preferred Stock) while the Series B Preferred Stock remains outstanding, or apply any of its assets to the redemption, retirement, purchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any Junior Stock, except from employees of the Corporation upon termination of employment or otherwise pursuant to the terms of stock purchase or option agreements providing for the repurchase of, or right of first refusal with respect to, such Junior Stock entered into with such employees.

           9. Exclusion of Other Rights. Except as may otherwise be required by law, the Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation's Certificate of Incorporation. The shares of Series B Preferred Stock shall have no preemptive or subscription rights. The Series B Preferred Stock shall not be subject to redemption or the operation of a retirement or sinking fund.

           10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

           11. Severability of Provisions. If any right, preference or limitation of the Series B Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

           12. Status of Reacquired Shares. Shares of Series B Preferred Stock which have been issued and converted or reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

     C. The authorized number of shares of Preferred Stock of the Corporation is 5,000,000 and the number of shares constituting the Series B Non-Voting Convertible Preferred Stock, consisting of the shares authorized hereby, is 50.

     IN WITNESS WHEREOF, the undersigned have executed this certificate as of December 21, 1995, on behalf of the Corporation, and certify under penalty of perjury that this is the act and deed of the Corporation, and that the facts stated herein are true.

                                             /s/ Charles W. Daggs, III

                                             --------------------------------
                                             Charles W. Daggs, III, President

                                             /s/ James D. Van De Graaff

                                             --------------------------------
                                             James D. Van De Graaff, Secretary

                                                                    EXHIBIT 10.8

                            STOCK PURCHASE AGREEMENT

     This Agreement is entered into as of the 21st day of December, 1995, by and between Rodman & Renshaw Capital Group, Inc., a Delaware corporation (the "Company"), and Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero, a corporation incorporated under the laws of the United Mexican States ("Abaco").

                                    RECITALS

     WHEREAS, Abaco owns a majority of the outstanding shares of capital stock of the Company; and

     WHEREAS, Abaco desires to invest additional funds in the Company in consideration of additional shares of capital stock of the Company.

     NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

     1. PURCHASE AND SALE OF SHARES. At the Closing (as hereinafter defined), the Company shall issue and sell to Abaco, and Abaco shall purchase from the Company 50 shares of Series B, non-voting preferred stock, $0.01 par value, of the Company as further described in Exhibit A hereto (the "Shares"). The terms, conditions, and agreements relating to the Shares as set forth in Exhibit A form a part of this Agreement and are binding upon the parties.

2.

     2. CONSIDERATION AND PAYMENT. In consideration for the Shares, Abaco shall pay the Company at the Closing by bank check or wire transfer the aggregate amount of U.S.$5,000,000.

     3. CLOSING. The purchase and sale of the Shares shall take place at the offices of the Company, on December 21, 1995, at a mutually agreeable time (the "Closing"). At the Closing, the Company shall deliver or cause to be delivered to Abaco, certificates evidencing the Shares, duly issued to Abaco, and any and all other documents necessary to issue the Shares, and Abaco shall deliver or cause to be delivered to the Company, the purchase price as provided in Section 2.

     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Abaco as follows:

        A. Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

        B. Capitalization. The aggregate number of shares of capital stock which the Company is authorized to issue is 20,000,000 shares of common stock, $0.09 par value, 6,645,802 of which are presently issued and outstanding and 5,000,000 shares of preferred stock, $0.01 par value, none of which are issued or outstanding. The Shares have been duly authorized and when issued and paid for in accordance with this Agreement will be validly issued, fully-paid, and non-assessable. The shares of common stock of the Company into which the Shares are convertible have been duly reserved for such conversion, and when issued pursuant to such conversion such shares of common stock will be validly issued, fully paid, and non-assessable.

       C. Authority, Execution and Delivery. The Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

       D. Financial Statements. The Company has furnished to Abaco the financial statements for the Company as of September 30, 1995, which statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the financial position of the Company as of the date thereof and the results of operations for the periods covered thereby. The Company further represents and warrants that there has been no material change in the financial position of the Company since such date.

       E. No Conflict. Except for the authorization of the listing of the shares of common stock into which the Shares are convertible prior to such conversion by the New York Stock Exchange and the filing of a Certificate of Designations in respect of the Shares with the Secretary of State of Delaware, no authorization or consent is required in connection with the execution, delivery, or performance of this Agreement by the Company and such execution, delivery or performance will not conflict with or result in a breach of the Company's charter documents or any material instrument or agreement.

     5. REPRESENTATIONS AND WARRANTIES OF ABACO. Abaco hereby represents and warrants to the Company as follows:

        A. Corporate Organization. Abaco is a Mexican corporation, duly organized, validly existing and in good standing under the laws of the United

Mexican States.

        B. No Conflict. Except for approval by Mexican regulatory authorities, no authorization or consent is required in connection with the execution, delivery, or performance of this Agreement by Abaco and such execution, delivery or performance will not conflict with or result in a breach of Abaco's charter documents or any material instrument or agreement.

        C. Authority, Execution and Delivery. Abaco has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all requisite corporate action on the part of Abaco. This Agreement has been duly executed and delivered by Abaco and constitutes the legal, valid and binding obligation of Abaco enforceable in accordance with its terms.

        D. Investment Intent. The Shares acquired by Abaco pursuant to this Agreement, and the shares of common stock which may be acquired upon conversion of the Shares, will be acquired by Abaco for its own account and not with a view to, or for resale in connection with, any distribution of any of the Shares. Abaco acknowledges that it is aware of the applicable limitations under the Securities Act of 1933, as amended, upon the subsequent sale of the Shares, or such common shares, as the case may be, and that accordingly, certificates representing the Shares, or such common shares, as the case may be, may bear an appropriate legend.

     6. CONDITIONS TO CLOSING. The obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the following conditions:

        A. Representations and Warranties True. The representations and warranties of the other party shall be true and accurate in all material respects as of the date of the Closing, as if made on such date.

        B. No Litigation. There shall be no order, and no proceeding or investigation, pending or threatened, restricting or prohibiting the transactions contemplated by this Agreement.

        C. Certificate of Designations. The Company shall have filed a Certificate of Designations in respect of the Shares with the Secretary of

State of Delaware.

        D. Mexican Regulatory Approvals. All requisite approvals by Mexican regulatory approvals shall have been obtained.

    7. RIGHTS OFFERING. The Company agrees to commence a rights offering in accordance with Section 6(a) of Exhibit A as soon as practicable after the availability of the annual report for the Company's fiscal year ended December 31, 1995, which offering will effect the conversion of the Shares into shares of common stock of the Company in accordance with the terms of said Section 6(a), and further agrees to promptly thereafter cause such common shares to be listed on the New York Stock Exchange.

    8.  MISCELLANEOUS PROVISIONS.

        A. Amendment, Modification and Waiver. This Agreement may be amended, modified and supplemented, in writing only, by mutual consent of the parties hereto. No failure on the part of any party to exercise any right, power or privilege hereunder shall operate as a waiver.

        B. Assignment. The respective rights and obligations of the Company and Abaco under this Agreement shall not be assignable by either the Company or

Abaco without the prior written consent of the other.

        C. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

        D. Entire Agreement. This Agreement including the exhibit hereto contains the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

        E. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

      ATTEST:                            RODMAN & RENSHAW CAPITAL
                                         GROUP, INC.

      By:                                By:

         ----------------------------       ----------------------------------

      Title:                             Title:

            -------------------------          -------------------------------



      ATTEST:                            ABACO CASA DE BOLSA, S.A. DE C.V.,
                                         ABACO GRUPO FINANCIERO

      By:                                By:

         ----------------------------       ----------------------------------

      Title:                             Title:

            -------------------------          -------------------------------

                                                                    EXHIBIT 10.9

                  CONFIA, S.A., INSTITUCION DE BANCA MULTIPLE,
                             ABACO GRUPO FINANCIERO

                                PROMISSORY NOTE

By means of this PROMISSORY NOTE, the SUBSCRIBER unconditionally promises to pay to the order of Confia, S.A., Institucion de Banca Multiple, Abaco Grupo Financiero, Grand Cayman Branch (the "BANK"), the principal amount of USD$26,500,000.00 (Twenty-Six Million, Five Hundred Thousand and 00/100 U.S.
Dlls) lawful currency of the United States of America precisely on June 03, 1996.

The SUBSCRIBER promises to pay on June 03, 1996 interest on the principal amount hereof an annual rate of interest of 12%.

In the event the SUBSCRIBER shall fail to pay the principal amount hereof as and when due hereunder, the unpaid amount shall bear interest from the date such payment was due until payment of such amount in full calculated on a daily basis of a rate per annum of 50%.

Interest hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

The principal amount hereof and interest thereon shall be payable to the BANK in New York, New York, U.S.A., at the office of Swiss Bank, Co. of New York, for the credit of the BANK's account No. 101-WA-012297-000, in freely transferable Dollars and in same day funds, no later than 12:00 noon (New York time), on the date on which such payments are due.

Whenever any payment to be made hereunder shall be stated to be due on a day which is not a business day, (meaning a day of the year on which banks in London, England, carry on transactions in Dollars and banks in New York City, U.S.A. and in Mexico City, United Mexican States ("Mexico") are not required or authorized to close), such payment shall become due on the next following business day.

The SUBSCRIBER agrees to make all payments in respect of principal and interest free and clear of and without deduction, charge or withholding, or any tax liabilities imposed on such amounts, actually or in the future payable in any jurisdiction. If at any time Mexico (or any other country entitled to do so) or any political subdivision or any taxing authority thereof or therein shall impose, charge or collect any tax, charge, withholding, deduction, levy, or any other fiscal liability together with interest, penalties, fines, or charges thereon (the "Taxes"), on or with respect hereto or to any payment hereunder, the SUBSCRIBER agrees to pay, immediately to the appropriate tax authority, on behalf of the BANK the amount of any such additional amounts required to ensure the BANK received the full amount that the BANK would have received had no such payment of taxes been made.

The SUBSCRIBER and the GUARANTOR hereby irrevocably submit to the jurisdiction of any New York State court or any United States court sitting in New York City, New York, United States or any competent court of Mexico City, Mexico or of the city of CHICAGO, ILLINOIS, USA, in any action or proceeding arising out of or relating to this PROMISSORY NOTE, as the plaintiff in such action or proceeding may elect and the SUBSCRIBER and the GUARANTOR hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any of such courts. The SUBSCRIBER and the GUARANTOR irrevocably waive, to the fullest extent permitted by law, any objection which it may now or hereafter have to laying of venue of any suit, action or proceeding with respect to this PROMISSORY NOTE brought in any court aforementioned, and the SUBSCRIBER and the GUARANTOR further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The SUBSCRIBER and the GUARANTOR hereby expressly waive all rights to any other jurisdiction, which they may now or hereafter have any reason of their present or subsequent domiciles.

The SUBSCRIBER and the GUARANTOR hereby consent to service of process upon them in any action or proceeding arising out of or relating to this PROMISSORY NOTE:
(i) if in the State of New York, United States, at the address of CT Corporation System (the "Process Agent"), (ii) and if in the Federal District of Mexico or in CHICAGO, ILLINOIS, USA, at the domicile appearing under their respective name in this signature page.

This PROMISSORY NOTE is executed in an English and Spanish version, both of which shall bind the SUBSCRIBER and the GUARANTOR and constitute one and the same PROMISSORY NOTE; provided however, that in the case of doubt as to the proper interpretation or construction of this PROMISSORY NOTE, the English text shall be controlling in all cases, except that in the case of any legal proceeding instituted in any court of Mexico the Spanish text shall be controlling.

This PROMISSORY NOTE is executed in Chicago, Illinois, USA, on December 04,
1995.

THE SUBSCRIBER

/s/ Charles W. Daggs

- - - - ------------------------------------------------
By:  Rodman & Renshaw Capital Group, Inc.
Title: President and Chief Executive Officer
Address:  Sears Tower

          233 S. Wacker Dr., Ste. 4500
          Chicago, Illinois  60603

THE GUARANTOR

- - - - ------------------------------------------------
By:
Title:

Address:

                                                                   EXHIBIT 10.16

                                OPTION AGREEMENT

                                   UNDER THE

                      RODMAN & RENSHAW CAPITAL GROUP, INC.
                    NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

     Rodman & Renshaw Capital Group, Inc. (the "Company") and
__________________________ (the "Grantee") hereby agree as follows:

                                  ARTICLE 1

                                DEFINED TERMS

     Every term defined or given a special meaning in the Rodman & Renshaw Capital Group, Inc. Non-Employee Director Stock Option Plan (the "Plan") has the same meaning whenever it is capitalized in this Agreement.

                                  ARTICLE 2

                                 OPTION TERMS

     2.1 Grant. The Company hereby acknowledges that it has granted the Grantee a non-qualified stock option ("Option") under the Plan entitling the Grantee to purchase shares of Stock from the Company on the terms and subject to the conditions specified in this Agreement and the Plan.

     2.2        Grant Date.  The Grant Date of this Option is July 1, _______.

     2.3 Number of Shares. Unless and until an adjustment shall be made pursuant to Section 12 of the Plan, the maximum number of shares of Stock which may be purchased with this Option is 7,500.

     2.4 Option Price. Unless and until an adjustment shall be made pursuant to
Section 12 of the Plan, the price at which shares of Stock may be purchased from the Company upon any exercise of this Option is $_____ per share. After any adjustment shall be made under Section 12 of the Plan, the price at which shares of Stock may be purchased under this Option at any given time shall be the price established as a result of all adjustments made to this Option pursuant to
Section 12 of the Plan, at or before the given time.

        2.5 Vesting Schedule. Except as may otherwise be expressly authorized by the provisions of the Plan or this Agreement, this Option shall not vest and may not be exercised prior to the twelve-month anniversary of the Grant Date. This Option shall vest and shall be exercisable in full from and after the twelve-monthly anniversary of the Grant Date.

        2.6 Non-Qualified Stock Option. It is expressly intended that this Option shall not constitute an "incentive stock option" under Section 422 of the Code.

                                  ARTICLE 3

                                   EXERCISE

        3.1 Time of Exercise. To the extent vested, this Option may be exercised in one or more installments at such time as the person entitled to exercise this Option may desire with respect to all shares of Stock then available under this Option, provided that in no event may this Option be exercised after its termination date (as determined in accordance with Section 3.3 of this Agreement) or in a manner or to an extent contrary to this Agreement or the Plan.

        3.2 Manner of Exercise. In connection with any exercise of this Option, the person exercising this Option shall give the Secretary of the Company a written notice (the "exercise notice") which: (i) shall identify this Option;
(ii) shall specify the number of shares of Stock with respect to which this Option is then being exercised and shall state that the person signing such notice agrees to purchase the shares so specified at the price and on the terms established in this Agreement and the Plan; (iii) shall identify the form of payment of the Option price; and (iv) shall be signed by the person entitled to exercise this Option. This Option shall be deemed to have been exercised on the date (the "exercise date") of the actual receipt of (i) payment of the Option price and (ii) the exercise notice relating to such exercise completed as required by this Section 3.2 (or completed in such other form or manner as shall be approved by the Secretary) at the main office of the Company in Chicago, Illinois.

        3.3 Termination. This Option may not be exercised after its termination date, i.e., this Option does not convey any right to purchase any shares which the Grantee shall not have agreed to purchase in an exercise notice delivered on or prior to the termination date in accordance with the requirements of Section
3.2 of this Agreement. The "termination date" for this Option shall occur on the earlier of the following dates: (i) the tenth anniversary of the Grant Date (which date shall be deemed to be the "expiration date" of this Option), or (ii) any date established under any of the provisions of this Agreement or the Plan as the date after which this Option may not be exercised.

                                  ARTICLE 4

                                THE PLAN TERMS

        4.1 Plan Terms Control. This Option has been granted under the Plan as in effect as of the Grant Date. The terms of the Plan as in effect as of the Grant Date are attached as Exhibit A to this Agreement, are incorporated into this Agreement by reference and shall control the rights and obligations of the Company and the Grantee under this Agreement. Without limiting by implication the generality of the preceding provisions, the Company and the Grantee expressly agree that:

                (a) the amount and nature of shares of Stock subject to this Option and the Option price available under this Option may be adjusted to the extent and in the manner provided in
                     Section 12 of the Plan; and

                (b) the rights of the Grantee under this Agreement may not be assigned or otherwise pass to any other person until and unless the Grantee should die.

        4.2 Effect of Subsequent Changes in the Plan. No change in the Plan which shall be made after the Grant Date shall affect the rights of the Grantee under this Agreement unless the Grantee shall have agreed in writing to such change. No change in the Plan after the Grant Date shall inure to the benefit of the Grantee except to the extent expressly permitted by the Committee. The term "Plan" as applied under this Agreement as of any time means the Rodman & Renshaw Capital Group, Inc. Non-Employee Director Stock Option Plan as amended and in effect on the Grant Date and as amended after the Grant Date to the extent effect is to be given to such amendment under the provisions of this Section 4.2.

                                  ARTICLE 5

                              GENERAL PROVISIONS

        5.1 Compliance with Law. The Grantee understands that (a) the Company has no obligation to register or to continue the registration of the shares of Stock subject to this Option and (b) the applicable securities laws may restrict the right of the Grantee to exercise this Option or to dispose of any Stock which the Grantee may acquire upon any such exercise and may govern the manner in which such Stock must be sold. Any other provision in this Agreement or the Plan notwithstanding:

                (i) If the Company deems necessary to comply with the Securities Act of 1933, the Company may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for shares of Stock.

              (ii) If, based upon the opinion of counsel for the Company, the Company determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, this Option would violate any applicable provision of (A) federal or state securities laws or (B) the listing requirements of any national securities exchange on which are listed any of the Company's equity securities, then the Company may postpone any such exercise, nonforfeitability or delivery, as the case may be, but the Company shall use its best efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

              (iii) The Plan and this Agreement are subject to all laws and regulations of any governmental authority which may be applicable thereto; and notwithstanding any provision of the Plan or this Agreement, the Grantee shall not be entitled to exercise this Option or receive the benefits thereof and the Company shall not be obligated to deliver any Stock or pay any benefits to the Grantee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Grantee or the Company of any provision of any such law or regulation.

The Company shall not be obligated to issue any shares of Stock by reason of any exercise of this Option until and unless the Company shall have received full payment for those shares of Stock. No one shall have rights as a stockholder with respect to any Stock issuable under this Option until and unless such Stock is issued and delivered by the Company.

        5.2 Binding Agreement. Each party acknowledges that it is intended that the other party may rely on the rights granted by this Agreement and that this Agreement is supported by adequate consideration and is binding on each party in accordance with its terms. This Agreement shall also be binding upon and inure to the benefit of any successor to the Company.

        5.3 Complete Agreement. This Agreement and the Plan contain the complete agreement between the parties relating in any way to this Option or the rights or obligations of the parties evidenced by this Agreement and supersede any prior or contemporaneous understandings, agreements or representations by or between the parties, written or oral, which may have related to such subject matter in any way.

        5.4 No Oral Commitments. No party hereto shall have any right to rely upon or enforce any representation, warranty or agreement made by any other person either before of after the date hereof unless such representation, warranty or agreement shall be set forth in a writing which shall have been signed by the person to be held responsible for such representation, warranty or agreement.

        5.5 Amendments and Waivers. The provisions of this Agreement may be amended and a person may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if such amendment, act or omission has been approved in writing by the parties to this Agreement. No course of dealing or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any person under this Agreement. A waiver upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

        5.6 Counterparts. Two or more duplicate originals of the written instrument containing this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same agreement.

        5.7 Headings. The headings used in this Agreement are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement.

        5.8 Severability. If any provision of this Agreement or the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement or the Plan, and the Agreement and the Plan shall each be construed and enforced as if the illegal or invalid provisions had never been set forth herein.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

                                     RODMAN & RENSHAW CAPITAL GROUP, INC.

                                     By:

                                          -----------------------------------

                                     Its:

                                          -----------------------------------

                                     GRANTEE:

Agreement No.

              ----                   ----------------------------------------

                                                                   EXHIBIT 10.17

                                OPTION AGREEMENT

                                   UNDER THE

                      RODMAN & RENSHAW CAPITAL GROUP, INC.
                             1994 STOCK OPTION PLAN

                             INCENTIVE STOCK OPTION

     Rodman & Renshaw Capital Group, Inc. (the "Company") and
__________________ (the "Grantee") hereby agree as follows:

                                  ARTICLE 1

                                DEFINED TERMS

     Every term defined or given a special meaning in the Rodman & Renshaw Capital Group, Inc. 1994 Stock Option Plan, a copy of which is Exhibit A hereto and made a part hereof as set forth in Article 4 below (the "Plan"), has the same meaning as provided in the Plan whenever it is capitalized in this Agreement.

                                  ARTICLE 2

                                 OPTION TERMS

        2.1. Grant. The Company hereby acknowledges that it has granted the Grantee an incentive stock option ("Option") under the Plan entitling the Grantee to purchase shares of Stock from the Company on the terms and subject to the conditions specified in this Agreement and the Plan.

        2.2   Grant Date.  The Grant Date of this Option is _______________.

        2.3 Number of Shares. Unless and until an adjustment shall be made pursuant to Section 22 of the Plan, the maximum number of shares of Stock which may be purchased with this Option is _____________.

        2.4 Option Price. Unless and until an adjustment shall be made pursuant to Section 22 of the Plan, the price at which shares of Stock may be purchased from the Company upon any exercise of this Option is $____ per share. After any adjustment shall be made under Section 22 of the Plan, the price at which shares of Stock may be purchased under this Option at any given time shall be the price established as a result of all adjustments made to this Option pursuant to
Section 22 of the Plan, at or before the given time.

        2.5 Vesting Schedule. Except as may otherwise be expressly authorized by the provisions of the Plan or this Agreement, this Option shall vest as follows: ___________________________________________________________.

        2.6 Incentive Stock Option. It is expressly intended that this Option shall constitute an "incentive stock option" under Section 422 of the

Code.

                                  ARTICLE 3

                                   EXERCISE

        3.1 Time of Exercise. To the extent vested, this Option may be exercised in one or more installments at such time as the person entitled to exercise this Option may desire with respect to all shares of Stock then available under this Option, provided that in no event may this Option be exercised after its termination date (as determined in accordance with Section 3.5 of this Agreement) or in a manner or to an extent contrary to this Agreement or the Plan. Notwithstanding the foregoing, the aggregate Fair Market Value of Stock (determined on the Grant Date) with respect to all incentive stock options granted to the Grantee under the Plan or any other employee stock option plan of the Company or any parent or Subsidiary of the Company exercisable for the first time by the Grantee during any calendar year shall not exceed $100,000.

        3.2 Manner of Exercise. In connection with any exercise of this Option, the person exercising this Option shall give the Secretary of the Company a written notice (the "exercise notice") which: (i) shall identify this Option;
(ii) shall specify the number of shares of Stock with respect to which this Option is then being exercised and shall state that the person signing such notice agrees to purchase the shares so specified at the price and on the terms established in this Agreement and the Plan; (iii) shall identify the form of payment of the Option price; (iv) shall indicate whether the Grantee has elected Share Withholding as provided in Section 3.3 below; and (v) shall be signed by the person entitled to exercise this Option. This Option shall be deemed to have been exercised on the date (the "exercise date") of the actual receipt of (i) payment of the Option price and (ii) the exercise notice relating to such exercise completed as required by this Section 3.2 (or completed in such other form or manner as shall be approved by the Secretary) at the main office of the Company in Chicago, Illinois.

        3.3  Elective Share Withholding.

     (a) Subject to subsection (b) below, the Grantee may elect the withholding ("Share Withholding") by the Company of a portion of the shares of Stock otherwise deliverable to such Grantee upon the exercise of this Option (a "Taxable Event") having a Fair Market Value equal to:

             (i) the minimum amount necessary to satisfy required federal, state, or local withholding tax liability attributable to the Taxable Event; or

             (ii) with the Committee's prior approval, a greater amount, not to exceed the estimated total amount of the Grantee's tax liability with respect to the Taxable Event.

     (b) Each Share Withholding election shall be subject to the following restrictions:

             (i) the Grantee's election shall be subject to the Committee's right to revoke such election at any time before the Grantee's election;

             (ii) if the Grantee is a Section 16 Grantee, such Grantee's election shall be subject to the disapproval of the Committee at any time;

                (iii) the Grantee's election must be made before the date (the "Tax Date") on which the amount of tax to be withheld is determined;

                (iv)  the Grantee's election shall be irrevocable;

                (v) a Section 16 Grantee may not elect Share Withholding within six months after the Grant Date of this Option (except if the Grantee dies or incurs a Disability before the end of the six-month period); and

                (vi) except to the extent such condition may be waived by the General Counsel of the Company, a Section 16 Grantee must elect Share Withholding either six months before the Tax Date or during the ten business day period beginning on the third business day after the release of the Company's quarterly or annual summary statement of sales and earnings.

        3.4 Section 83(b) Election. The Committee may at any later date prohibit the Grantee from making the election permitted under Section 83(b) of the Code (i.e., an election to include in the Grantee's gross income in the year of exercise the amounts specified in Section 83(b) of the Code). If the Committee has not prohibited the Grantee from making such election, and the Grantee shall, in connection with the exercise of this Option, make such election, the Grantee shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under the authority of
Section 83(b) of the Code.

        3.5 Termination. This Option may not be exercised after its termination date, i.e., this Option does not convey any right to purchase any shares which the Grantee shall not have agreed to purchase in an exercise notice delivered on or prior to the termination date in accordance with the requirements of Section
3.2 of this Agreement. The "termination date" for this Option shall occur on the earlier of the following dates: (i) the tenth anniversary of the Grant Date, or fifth anniversary if the Grantee is a 10% Owner (which date shall be deemed to be the "expiration date" of this Option), or (ii) any date established under any of the provisions of this Agreement or the Plan as the date after which this Option may not be exercised.

        3.6 Disqualifying Dispositions. The Grantee shall notify the Company of any disposition of the Stock issued pursuant to the exercise of this Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) within 10 days of such disposition.

                                  ARTICLE 4

                                THE PLAN TERMS

        4.1 Plan Terms Control. This Option has been granted under the Plan as in effect as of the Grant Date. The terms of the Plan as in effect as of the Grant Date are attached as Exhibit A to this Agreement, are incorporated into this Agreement by reference and shall control the rights and obligations of the Company and the Grantee under this Agreement. To the extent that the Plan and this Agreement are inconsistent, the Plan shall control. Without limiting by implication the generality of the preceding provisions, the Company and the Grantee expressly agree that:

                (a) the amount and nature of shares of Stock subject to this Option and the Option price available under this Option may be adjusted to the extent and in the manner provided in
                     Section 22 of the Plan; and

                (b) the rights of the Grantee under this Agreement may not be assigned or otherwise pass to any other person until and unless the Grantee should die.

        4.2. Effect of Subsequent Changes in the Plan. No change in the Plan which shall be made after the Grant Date shall affect the rights of the Grantee under this Agreement unless the Grantee shall have agreed in writing to such change. No change in the Plan after the Grant Date shall inure to the benefit of the Grantee except to the extent expressly permitted by the Committee. The term "Plan" as applied under this Agreement as of any time means the Rodman & Renshaw Capital Group, Inc. 1994 Stock Option Plan as amended and in effect on the Grant Date and as amended after the Grant Date to the extent effect is to be given to such amendment under the provisions of this Section 4.2.

                                  ARTICLE 5

                               GENERAL PROVISIONS

      5.1 Compliance with Law. The Grantee understands that (a) the Company has no obligation to register or to continue the registration of the shares of Stock subject to this Option and (b) the applicable securities laws may restrict the right of the Grantee to exercise this Option or to dispose of any Stock which the Grantee may acquire upon any such exercise and may govern the manner in which such Stock must be sold. Any other provision in this Agreement or the Plan notwithstanding:

              (i) If the Company deems necessary to comply with the Securities Act of 1933, the Company may require a written investment intent representation by the Grantee and may require that a restrictive legend be affixed to certificates for shares of Stock.

              (ii) If, based upon the opinion of counsel for the Company, the Company determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, this Option would violate any applicable provision of (A) federal or state securities laws or (B) the listing requirements of any national securities exchange on which are listed any of the Company's equity securities, then the Company may postpone any such exercise, nonforfeitability or delivery, as the case may be, but the Company shall use its best efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

              (iii)  The Plan and this Agreement are subject
                     to all laws and regulations of any governmental authority which may be applicable thereto; and notwithstanding any provision of the Plan or this Agreement, the Grantee shall not be entitled to exercise this Option or receive the benefits thereof and the Company shall not be obligated to deliver any Stock or pay any benefits to the Grantee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Grantee or the Company of any provision of any such law or regulation.

The Company shall not be obligated to issue any shares of Stock by reason of any exercise of this Option until and unless the Company shall have received full payment for those shares of Stock. No one shall have rights as a stockholder with respect to any Stock issuable under this Option until and unless such Stock is issued and delivered by the Company to the Grantee.

        5.2 No Right to Employment. No obligation of the Company or any of its Subsidiaries as to the length of any Grantee's employment shall be implied by the terms of the Plan or this Agreement.

        5.3 Binding Agreement. Each party acknowledges that it is intended that the other party may rely on the rights granted by this Agreement and that this Agreement is supported by adequate consideration and is binding on each party in accordance with its terms. This Agreement shall also be binding upon and inure to the benefit of any successor to the Company.

        5.4 Complete Agreement. This Agreement and the Plan contain the complete agreement between the parties relating in any way to this Option or the rights or obligations of the parties evidenced by this Agreement and supersede any prior or contemporaneous understandings, agreements or representations by or between the parties, written or oral, which may have related to such subject matter in any way.

        5.5 No Oral Commitments. No party hereto shall have any right to rely upon or enforce any representation, warranty or agreement made by any other person either before of after the date hereof unless such representation, warranty or agreement shall be set forth in a writing which shall have been signed by the person to be held responsible for such representation, warranty or agreement.

        5.6 Amendments and Waivers. The provisions of this Agreement may be amended and a person may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if such amendment, act or omission has been approved in writing by the parties to this Agreement. No course of dealing or any delay in exercising any rights hereunder shall operate as a waiver of any rights of any person under this Agreement. A waiver upon any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

        5.7 Counterparts. Two or more duplicate originals of the written instrument containing this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same agreement.

        5.8 Headings. The headings used in this Agreement are for convenience only, do not constitute a part of this Agreement, and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement.

        5.9 Severability. If any provision of this Agreement or the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Agreement or the Plan, and the Agreement and the Plan shall each be construed and enforced as if the illegal or invalid provisions had never been set forth herein.

     5.10 Tax Treatment. To receive the tax treatment usually applicable to incentive stock options, the Grantee will be required to meet certain qualifications and will be subject to certain restrictions. The Company does not provide tax advice to Grantees and tax rules are not only complex, but constantly changing. Thus, it is recommended that the Grantee consult with his or her tax adviser to determine which qualifications and restrictions may be applicable to the Grantee.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

                           RODMAN & RENSHAW CAPITAL GROUP, INC.

                           By:

                              -----------------------------------



                           GRANTEE:

Agreement No.

              ------       ----------------------------------

                           ----------------------------------

                                                                   EXHIBIT 10.20



MASTER LEASE AGREEMENT                                           FACILITY CAPITAL CORPORATION
                                                                 333 West Wacker Drive, Suite 1750

                                                                 Chicago, IL  60606
                                                                 (312) 541-6000

LESSEE: Rodman & Renshaw Capital Group, Inc.                     MASTER LEASE AGREEMENT NUMBER:RODM-1

        -------------------------------------------------                                      ------
ADDRESS: 233 South Wacker Drive, Chicago, Illinois  60603        DATE: May 31, 1995
         ------------------------------------------------              ------------

WHEREAS, FACILITY CAPITAL CORPORATION ("Lessor") desires to lease equipment to Lessee, and Lessee desires to lease same from Lessor; NOW THEREFORE, in consideration of the mutual promises contained herein, Lessor and Lessee agree as follows:

1. LEASE

This Master Lease Agreement ("MLA") establishes the general terms and conditions by which Lessor may lease to Lessee the equipment, together with all additions, accessories and alterations now or hereinafter affixed thereto (collectively, the "Equipment"), listed on each Equipment Schedule executed periodically pursuant to this MLA. Each such Equipment Schedule shall incorporate by reference the terms of this MLA, and shall constitute a separate and distinct lease and contractual obligation of the Lessee. In this MLA, the term "Lease" shall refer to an individual Equipment Schedule which incorporates this MLA, and the term "Leases" shall refer to all such Equipment Schedules. If the provisions of an Equipment Schedule conflict with the provisions of this MLA, the provisions of such Equipment Schedule shall prevail.

2. TERM AND RENT PAYMENTS

The term of each Lease with respect to the Equipment shall begin on the date ("Acceptance Date") on which Lessee executes the confirmation of unconditional acceptance described in section 5, and shall include any "Interim Term" (defined below), the "Basic Term" set forth in the Equipment Schedule relating thereto, any extension of the Basic Term, and any renewal term(s) (collectively, the "Term"). If the Acceptance Date is the first day of a calendar month, then such date shall also be the Commencement Date; otherwise, the Commencement Date shall be the first day of the calendar month following the Acceptance Date. The "Interim Term" as used herein shall be that period from and including the Acceptance Date to the Commencement Date. Lessee shall pay to Lessor on the Commencement Date, as additional rent, an amount equal to one thirtieth (1/30) of the monthly rent payable during the Basic Term as set forth in the Equipment Schedule (the "Monthly Rent") multiplied by the number of days in the Interim Term. The Basic Term shall commence on the Commencement Date.

Lessee's obligation to pay rent shall commence on the Acceptance Date of the Lease. Lessee agrees to pay the total rent for the entire Term, which shall be the total of all Monthly Rent and other required payments as set forth in the Equipment Schedule plus such additional rent amounts as may become due hereunder (the foregoing hereinafter collectively referred to as "Rent"). Except as otherwise provided in this Lease, Rent payments shall be monthly and shall be payable in advance on the first day of each month during the Term of this Lease beginning with the Commencement Date. All Rent payments shall be due and payable whether or not Lessee has received notice or demand that such Rent payments are due, and shall be sent or personally delivered to the address of the Lessor as specified in the Equipment Schedule or as otherwise directed by the Lessor in writing. TIME IS OF THE ESSENCE. PAYMENTS OF RENT WHICH ARE NOT RECEIVED BY LESSOR ON OR BEFORE THE DUE DATE SHALL BE DELINQUENT AND SHALL BE SUBJECT TO A TWO PERCENT (2%) LATE CHARGE FOR EACH FULL AND/OR FRACTIONAL MONTH DELINQUENT (THE "LATE CHARGE RATE"). Such late charges shall be deemed to be Rent and be due

                                      (1)
and payable within ten (10) days of Lessor's issuance of an invoice therefor.

If, upon expiration of the Basic Term hereof, the Equipment Schedule requires Lessee, or grants Lessee the option, to elect to (a) purchase the Equipment, (b) renew the Lease, or (c) return the Equipment to Lessor as hereinafter provided, or any combination of the foregoing (hereinafter, the "Option" or "Options"), then Lessee shall give written notice to Lessor not more than twelve (12) months nor less than six (6) months prior to such expiration as to which Option Lessee elects. If Lessee fails to so notify Lessor, then the Basic Term of this Lease shall automatically be extended for successive monthly periods until such time as Lessee has provided Lessor with six (6) months prior written notice of its election. If Lessor and Lessee cannot agree on purchase or renewal terms, the Basic Term of this Lease shall be automatically extended for successive monthly periods until such time as a renewal rent is agreed upon by the parties or a purchase or return of the Equipment is effected in accordance with the terms of this Lease. If the Equipment Schedule requires the Lessee to pay a minimum fair market value payment ("Minimum FMV Payment") in connection with a purchase or return of the Equipment upon expiration of the Basic Term, Lessee's obligation to pay such Minimum FMV Payment shall not abate by reason of extension of the Basic Term as provided for in the two immediately preceding sentences. If Lessee elects to renew the Lease in accordance with the terms hereof and any Rent or other payment due hereunder shall be past due upon expiration of the Basic Term (after taking effect of any extension as provided for above), then, at the option of Lessor and without limiting Lessor's rights pursuant to section 19 hereof, the Basic Term of the Lease may be extended for successive monthly periods until such time as all Rent and other payments then due (including those due as a result of extension of the Basic Term) are received by Lessor, whereupon the renewal term will commence as of the first day of the following month. Lessee shall pay the Monthly Rent each month during any extension of the Basic Term. Each Option shall apply to all, but not less than all, of the Equipment subject to the Lease. If any Option to purchase is subject to Lessor's written consent, Lessor's consent may be withheld with or without cause.

If Lessee purchases the Equipment pursuant to the terms of this Lease, the purchase price shall be payable at the expiration of the Term hereof; if Lessee fails to timely make such payment, Lessee shall pay as additional rent an amount equal to one-thirtieth (1/30) of the Monthly Rent for each day delinquent. Any such sale of the Equipment to Lessee will be made "as is, where is" without representation or warranty of any kind except that Lessor will warrant that it owns the Equipment free and clear of any liens, claims or encumbrances created by Lessor. Except in the event of a purchase of the Equipment by Lessee, Lessee agrees to return the Equipment to Lessor at expiration of the Term in accordance with the terms of this Lease. Without limiting the rights and remedies of Lessor in an event of default, if Lessee fails for any reason to re-deliver the Equipment back to Lessor, an agent of Lessor, or to a common carrier consigned for shipment to Lessor, in accordance with Lessor's written instructions, within fourteen (14) days after expiration of the Term of this Lease, then (a) Lessee shall pay as additional rent one hundred fifty percent (150%) of one-thirtieth (1/30) of the Monthly Rent for each of such fourteen (14) days and for each day thereafter until such re-delivery, and (b) Lessee shall have no further right to the Equipment, but until the Equipment is so returned the Lease shall remain in full force and effect as to obligations of the Lessee thereunder. Any Minimum FMV Payment due with the return of the Equipment shall be subject to late charges calculated at the Late Charge Rate if not received by Lessor on or before expiration of the Basic Term.

3. TITLE

This is an agreement of lease only. The Equipment is and shall at all times be and remain the sole and exclusive personal property of Lessor. Nothing herein shall be construed as conveying to Lessee any right, title, or interest in or to the Equipment leased hereunder, except the express interest hereunder of Lessee as a lessee to maintain possession and use of the Equipment for the Term of this Lease. No options or agreements for renewal of the Lease or purchase of the Equipment by Lessee exist, nor shall any be implied, except as specifically stated in the Equipment Schedule.

All the Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to realty) and title thereto shall at all times remain in Lessor exclusively. All replacement parts, substitutions, modifications, repairs, alterations, additions, accessories and operating controls incorporated in or affixed to the Equipment (herein collectively called "additions" and included in the definition of Equipment) whether before or after the Commencement Date of this Lease, shall become the sole and exclusive property of Lessor upon being so incorporated or affixed, and shall be returned to Lessor as provided in section 5. At any time during the Term of this Lease, upon request of Lessor, Lessee will promptly affix to the Equipment labels supplied by Lessor in accordance with Lessor's instructions, and keep same affixed throughout the Term of this Lease.

Lessor is hereby authorized by Lessee, at the Lessee's expense, to (i) obtain lien searches on Lessee, and (ii) cause this Lease or any statement or other instrument in respect thereto, showing the interest of the Lessor in the Equipment, to be filed or recorded, or re-filed or re-recorded, with any governmental agency deemed appropriate by Lessor. Lessee agrees to promptly execute and deliver, or cause to be executed and delivered, to Lessor any statement or instrument requested by Lessor for the purpose of showing Lessor's interest in the Equipment, including, without limitation, UCC financing statements, security agreements and waivers of rights in the Equipment from owners and mortgagees of real property wherein the Equipment is located. Lessee hereby grants to Lessor a limited power of attorney to execute in Lessee's name any UCC financing statements or other documents or instruments deemed necessary by Lessor to protect Lessor's interests in the Equipment. If any item of Equipment includes computer software, Lessee shall execute and deliver, and shall cause the seller or supplier thereof to execute and deliver, all such documents to Lessor as Lessor deems necessary to effectuate the assignment of all applicable software licenses to Lessor. Lessee shall at its expense (a) protect and defend Lessor's title to the Equipment from and against all persons claiming by, through or under Lessee, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges, or legal process of any and every type whatsoever, (c) give Lessor immediate written notice of any of the above, and (d) indemnify, defend and save Lessor harmless of and from any loss, cost or expense (including attorneys' fees) that may be imposed on, incurred by, or asserted against Lessor as a result of any of the events described in (a) or (b) above.

                                     (2)

4. CHANGES IN EQUIPMENT COST

As used in this Lease, "Equipment Cost" means the total cost to Lessor of purchasing and delivering the Equipment to Lessee and, subject to Lessor's consent, may include taxes, transportation and other charges. To the extent such taxes, transportation and other charges are excluded from Equipment Cost, Lessee agrees to pay such amounts when due or, if paid by Lessor at its option, to remit such amounts to Lessor in accordance with section 8 and section 16. The amount of the Monthly Rent, security deposit, Minimum FMV Payment and other amounts set forth on the Equipment Schedule are based on an estimate of the total cost of the Equipment, which may, but need not be, set forth on the Equipment Schedule, and such amounts shall be adjusted proportionately if the Equipment Cost differs from said estimate. Lessee hereby authorizes Lessor to so adjust the amounts set forth in the Equipment Schedule when the Equipment Cost is known. Lessor will inform Lessee of the adjustments necessary to reflect the Equipment Cost.

5. DELIVERY, ACCEPTANCE AND RETURN OF EQUIPMENT

Without limiting the rights of Lessor in the event of a default by Lessee, Lessor shall at any time prior to the Acceptance Date have the right to terminate this Lease if (a) there shall be, in the reasonable judgment of Lessor, a material and adverse change in Lessee's financial condition, or (b) Lessor, in good faith, otherwise deems itself insecure, or (c) said Equipment is for any reason not delivered to, installed, and unconditionally accepted (as evidenced by execution and delivery of the confirmation of unconditional acceptance hereinafter described) within 90 days after the date of Lessee's execution of the Equipment Schedule pertaining to such Equipment. Upon any termination pursuant to this paragraph, Lessee shall forthwith pay to Lessor all amounts then due under this Lease and any written agreements between Lessee and Lessor in connection herewith (including, without limitation, any progress payment agreement), whereupon if Lessee is not in default and has then fully performed all of its obligations hereunder and under any such written agreements, Lessor will, upon request of Lessee, transfer to Lessee without warranty or recourse any rights that Lessor may then have with respect to such Equipment.

Upon delivery and proper installation of the Equipment at the premises of the Lessee as specified in the Equipment Schedule (the "Premises"), but in no event later than 15 days after such delivery and installation, Lessee agrees to promptly execute and deliver to Lessor a confirmation of unconditional acceptance thereof in the form supplied by Lessor (the "Equipment Acceptance" form). Lessee further agrees to promptly inform Lessor, and in any event prior to executing the Equipment Acceptance, of any defects in the Equipment, or in the installation thereof, which have come to the attention of Lessee or its agents and which might give rise to a claim by Lessee against the seller or manufacturer or any other person, and failure to do so shall be an acknowledgement by Lessee that no such defects in the Equipment or its installation exist to the knowledge of Lessee or its agents.

Except in the event of Lessee purchasing the Equipment from Lessor, upon expiration of the Term of this Lease for any reason whatsoever, Lessee shall return the Equipment to Lessor in good condition and repair, reasonable wear and tear excepted, and operable within the applicable specifications published by the seller or manufacturer thereof. Lessee shall make such return at its expense, by causing the Equipment to be assembled, crated and loaded on board such carrier as Lessor shall specify, and shipping the same, freight and insurance prepaid, to the destination specified by Lessor; provided, however, that Lessor shall reimburse Lessee for any freight charges incurred at the direction of Lessor which may exceed the charges for shipment from the then location of the Equipment to Lessor's principal place of business in Chicago, Illinois. Lessee shall pay to Lessor on demand, as additional rent hereunder, the costs of repairs and replacements (for items of Equipment worn or damaged beyond repair) necessary to then place the Equipment in the condition required by this Lease.

6. DISCLAIMER OF WARRANTIES

Lessee has selected and chosen the type and quality of Equipment herein leased and the seller(s) and manufacturer(s) (hereinafter collectively referred to as "Seller") thereof, as set forth in the Equipment Schedule. Lessor's purchase of the Equipment is in connection with this Lease, and Lessee acknowledges that Lessee has received and approved all the terms and conditions of such purchase including, without limitation, all quotations, purchase orders, purchase agreements and supply contracts. LESSOR MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING WITHOUT LIMITATION, THE CONDITION OF THE EQUIPMENT, ITS MERCHANTABILITY OR ITS FITNESS, ADAPTABILITY OR SUITABILITY FOR ANY PARTICULAR PURPOSE, AND AS TO LESSOR, LESSEE LEASES, HIRES AND RENTS THE EQUIPMENT "AS IS." Lessee understands and agrees that neither Seller, nor any agent of Seller, is an agent of Lessor or is in any manner authorized to waive or alter any term or condition of this Lease. No representation as to the Equipment or any other matter by Seller shall be deemed Lessor's representation and in no way shall affect Lessee's duties to perform its obligations as set forth in this Lease. Lessor shall not be liable for any loss or damage suffered by Lessee or by any other person or entity, direct or indirect or consequential, including, but not limited to, business interruption and injury to persons or property, resulting from non-delivery or late delivery, installation, failure or faulty operation, condition, suitability, or use of the Equipment leased by Lessee hereunder, or for any failure of any representations, warranties or covenants made by Seller. Any claims of Lessee shall not be made against Lessor but shall be made, if at all, solely and exclusively against Seller and persons other than the Lessor. Lessor hereby authorizes Lessee to enforce during the term of this Lease, in its name, but at Lessee's sole effort and expense, all warranties, agreements or representations, if any, which may have been made by Seller to Lessor or to Lessee, and Lessor hereby agrees to assign to Lessee solely for the purpose of making and prosecuting any such claim, all rights which Lessor has against Seller for breach of warranty or other representation respecting the Equipment. At Lessor's option, all cash proceeds or equivalent thereof resulting from any such claim shall be used to repair or replace the Equipment.

7.  USE, CARE AND MAINTENANCE OF THE EQUIPMENT

Lessee shall, at its own expense, maintain the Equipment in good operating condition, repair and appearance, and protect the same from deterioration except for reasonable wear and tear alone. Lessee shall use the Equipment in the ordinary course of Lessee's business only, within the normal capacity of the Equipment, without abuse, and in the manner contemplated by the Seller. Lessee shall comply with Seller's instructions relating to the Equipment, and with any applicable laws and governmental regulations. When generally offered by the Seller, Lessee shall, at its expense, keep in full force and effect, throughout the Term of this Lease, a prime shift maintenance contract with such Seller, and take such other actions necessary to ensure that the Equipment remains eligible for such a contract upon expiration of the Term of this Lease.

Lessee shall not make any modification, alteration, or addition to the Equipment (other than normal operating controls and accessories) without the express written consent of Lessor which shall not unreasonably be withheld. Lessee shall, at its sole cost and expense, make such repairs, alterations and replacements to the Equipment as may be prescribed by Seller or required as a matter of law. Lessee will not permit anyone other than the authorized representatives of the Seller to effect any repair, replacement, alteration, or addition to the Equipment, all of which

                                     (3)
shall be free and clear of all liens, claims and encumbrances and shall immediately become the property of Lessor under the Lease.

Lessee shall retain uninterrupted possession and control of the Equipment and shall at all times use it solely and continuously in the conduct of Lessee's business. WITHOUT LESSOR'S PRIOR WRITTEN CONSENT, LESSEE MAY NOT (A) SELL, CONVEY, TRANSFER, ENCUMBER, PART WITH POSSESSION OF, ASSIGN OR SUBLEASE, ANY ITEM OF EQUIPMENT OR ANY OF ITS RIGHTS OR OBLIGATIONS HEREUNDER, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID AND OF NO FORCE OR EFFECT, (B) RELOCATE OR OPERATE THE EQUIPMENT AT LOCATIONS OTHER THAN THE PREMISES, OR (C) PLACE THE EQUIPMENT, OR ANY ITEM THEREOF, IN STORAGE. NO RELOCATION, ASSIGNMENT, TRANSFER, SUBLEASE OR OTHER DISPOSITION BY LESSEE SHALL, IN ANY MANNER WHATSOEVER, RELIEVE LESSEE OF ANY OF ITS OBLIGATIONS HEREUNDER, AND LESSEE SHALL REMAIN PRIMARILY LIABLE TO PAY AND PERFORM ALL OF ITS OBLIGATIONS HEREUNDER. In the event of relocation of the Equipment or any item thereof to which Lessor consents, all costs of any nature whatsoever (including additional taxes and insurance expense) resulting from such relocation shall be promptly paid by Lessee. Lessor shall have the right, during normal business hours, to enter Lessee's premises where the Equipment is located in order to inspect, observe, affix labels or other markings, to remove, or to exhibit the Equipment to prospective purchasers or future lessees thereof, or to otherwise protect Lessor's interest therein, and Lessee shall cooperate in affording Lessor the opportunity to do so.

8. TAXES AND OTHER CHARGES

THIS LEASE IS INTENDED TO BE A NET LEASE, AND PAYMENTS HEREUNDER ARE INTENDED TO BE NET TO LESSOR. All taxes (including, without limitation, gross receipts taxes, personal property taxes and sales, use and leasing taxes), assessments, licenses, registration fees and other charges and together with penalties, interest or fines relating thereto (collectively, "Taxes") that pertain to the Equipment, its acquisition, purchase, use, ownership, transfer or lease which accrue prior to or upon expiration of the Term of this Lease (except for Lessor's federal or state net income taxes), whether such taxes are assessed or would ordinarily be assessed against Lessor or Lessee, shall be timely paid by the Lessee. To the extent possible under applicable law, Lessee agrees to timely report, file, and pay when due such Taxes to the appropriate taxing authority and shall send a copy of any such report or return to Lessor; in case of failure of Lessee to so pay such Taxes, Lessor may pay all or any part of such Taxes, in which event the Taxes so paid by Lessor plus expenses incurred by Lessor in connection therewith (including, without limitation, attorneys' fees) shall be immediately payable by Lessee to Lessor together with interest thereon from the date(s) of Lessor's payment(s) to the date of Lessor's receipt of Lessee's payment therefor at the rate per annum of the greater of 18% or 125% of the prime rate of interest as reported in The Wall Street Journal from time to time but not more than the highest rate permitted by applicable law (the "Delinquency Rate"). Notwithstanding the foregoing, Lessor may elect to invoice Lessee for certain Taxes (including, without limitation, sales, use, gross receipts or other tax that may be imposed on or measured by Rent) as additional rent, which Lessee agrees to pay in accordance with Lessor's invoices therefor.

Lessee shall promptly pay all costs, expenses, and obligations of every kind and nature in connection with the use or operation of the Equipment which may arise, accrue, or become due during the Term of this Lease, whether or not specifically mentioned herein.

9. INDEMNITY

Lessee shall and does hereby agree to indemnify, defend and save Lessor and Lessor's assignee(s) harmless of and from any and all loss, liability (including negligence, tort and strict liability), damage (including, without limitation, Lessee's loss of business or profits), injury, demand and expense (including, without limitation, attorneys' fees) of any kind whatsoever arising out of, on account of, or in connection with (a) this Lease, (b) the Equipment, including, without limitation, its manufacture, selection, purchase, delivery, nondelivery, installation, ownership, possession, seizure, attachment, financing, operation, control, use, maintenance, deinstallation, and the return thereof, and (c) the violation of any local, state or federal law, rule or regulation pertaining to environmental regulation, contamination or cleanup. This indemnity shall not be affected or terminated by reason of the expiration of this Lease for any reason, with respect to all or any part of the Equipment, and shall survive the Term of this Lease. However, this indemnity shall not cover any liability, loss, damage, injury, demand or expense arising from events which occur after the Equipment is returned to Lessor pursuant to the terms of this Lease. Lessee agrees to notify Lessor immediately as to any claim, suit, action, damage (including to the Equipment) or injury covered by this section.

10. INSURANCE

Lessee shall, at its own expense, keep the Equipment (including all additions thereto) insured against all risks of loss or damage from every and any cause whatsoever in such form as is satisfactory to Lessor and in an amount sufficient at all times to pay the greater of the full replacement cost of the Equipment or the applicable stipulated loss value payment set forth in the Equipment Schedule (the "Stipulated Loss Value Payment"). All such policies shall protect Lessor and Lessor's assignee(s) and Lessee as their interests may appear, and shall provide that all losses shall be payable to Lessor, and adjusted solely with Lessor.

Lessee shall also, at its own expense, carry public liability insurance, with Lessor and Lessor's assignee(s) as an additional insured, in such amounts with such companies and in such form as is satisfactory to Lessor, with respect to injury to person or property resulting from or based in any way upon or in any way connected with or related to the installation, use or alleged use, or operation of any or all of the Equipment, or its location or condition.

Lessee shall deliver to Lessor, prior to any payments for the Equipment, certificates of insurance or other satisfactory evidence of such insurance, and shall further deliver evidence of each renewal of these policies not less than 30 days prior to expiration thereof. Each such policy shall contain an endorsement providing that the insurer will give Lessor not less than thirty
(30) days prior written notice of the effective date of any modification or cancellation of such policy, or the failure by Lessee to timely pay all required premiums, costs or charges with respect thereto.

In case of failure by Lessee to timely procure or maintain insurance required hereunder, Lessor shall have the right, but not the obligation, to obtain such insurance and any premium or other cost related thereto paid by Lessor shall be immediately due and payable by Lessee to Lessor together with interest thereon at the Delinquency Rate from the date(s) of Lessor's payment(s) to the date of Lessor's receipt of Lessee's payment therefor. The maintenance of insurance policies pursuant to the provisions of this section shall not limit any obligation or liability of Lessee pursuant to section 9, section 11 or any other provision of this Lease.

11. RISK OF LOSS

Until such time as the Equipment is returned and delivered to and accepted by Lessor, pursuant to the terms hereof, Lessee hereby assumes and shall bear the entire risk of loss, damage, theft, destruction or governmental requisition of the Equipment or any portion thereof, from any cause whatsoever, commencing with delivery of such Equipment to Lessee. Without limitation of the foregoing, no loss, damage, theft, destruction or governmental requisition of the Equipment shall relieve Lessee in any way from its obligations hereunder.

                                     (4)

Lessee shall promptly notify Lessor in writing of any loss, damage, theft, destruction or governmental requisition of the Equipment. In the event of any such loss, damage, theft, destruction or governmental requisition of any item of the Equipment (the "Casualty Equipment"), Lessee shall, at the option of Lessor:
(a) promptly place, at Lessee's expense, the Casualty Equipment in good repair, condition and working order in accordance with Seller's specifications and to the satisfaction of Lessor; or (b) promptly replace, at Lessee's expense, the Casualty Equipment with like equipment (the "Replacement Equipment") of the same or a later model of equivalent or greater value and substantially similar or improved in operating performance as compared to the operating performance of the Casualty Equipment, with the same additions as the Casualty Equipment, and in good repair, condition and working order in accordance with Seller's specifications and to the satisfaction of Lessor; or (c) immediately pay to Lessor the sum of all Rent and other amounts then accrued and unpaid hereunder plus the Stipulated Loss Value Payment then applicable for this Lease together with interest thereon at the Delinquency Rate from the date such payment is due until the date payment in full is received by Lessor. In the event Lessor elects or requires Lessee to repair or replace any such item of Casualty Equipment pursuant to (a) or (b) of the preceding sentence, this Lease shall remain in full force and effect without abatement of rent, and the insurance proceeds received by Lessor, if any, pursuant to section 10, after the use of such funds to pay any unpaid Rent or other amounts then due hereunder, shall be paid to Lessee upon Lessee's furnishing proof satisfactory to Lessor that such repair or replacement has been completed in a satisfactory manner and fully paid for by Lessee. Replacement Equipment acquired pursuant to (b) shall immediately become the property of Lessor under this Lease and shall be conveyed to Lessor free and clear of all liens, claims and encumbrances, and Lessee shall be entitled to whatever interest Lessor may have in the Casualty Equipment "as is," in its then condition and location without warranties of any type whatsoever, express or implied. In the event Lessor elects option (c), then upon payment by Lessee to Lessor of all sums required pursuant to (c): (i) this Lease shall terminate and Lessee shall be entitled to whatever interest Lessor may have in the Casualty Equipment "as is," in its then condition and location without warranties of any type whatsoever, express or implied, and (ii) insurance proceeds received by Lessor, if any, pursuant to section 10 on account of the Equipment shall be paid to Lessee up to the amount of the applicable Stipulated Loss Value Payment.

12. FINANCIAL INFORMATION

Lessee agrees that its applications, statements, and financial reports submitted by it to Lessor, and those of any guarantor(s) of Lessee's performance under this Lease and related agreements ("Guarantor"), are material inducements to the execution by Lessor of this Lease. Lessee represents and warrants that such applications, statements, and financial reports are, and all information hereinafter furnished by Lessee to Lessor will be, true, correct and complete in all material respects and fairly present the financial condition of Lessee (and any Guarantor) for the respective periods covered thereby, and that since the date thereof there has been no material adverse change in such financial condition or operations. Lessee agrees to promptly furnish to Lessor the annual financial statements of Lessee and of any Guarantor, certified by independent certified public accountants, and such interim financial statements and other financial information of Lessee and any Guarantor as Lessor may require during the Term of this Lease. Lessee hereby authorizes Lessor to make credit inquiries with Lessee's bank(s) and trade references from time to time during the Term hereof, and Lessee agrees to provide Lessor with current references upon Lessor's request and to authorize such references to release credit information to Lessor.

Lessee covenants and agrees to provide written notice to Lessor and its assigns if Lessee (a) ceases doing business as a going concern or, if a corporation, ceases to be in good standing or files a statement of intent to dissolve; or (b) makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under the Federal Bankruptcy Code or any similar Federal or state statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, or fails to have such petition dismissed within thirty (30) days after filing, or consents to or acquiesces in the appointment of a trustee, receiver or liquidator of it or all or any substantial part of its assets or properties. Said notice shall be given within five (5) business days after the occurrence of any of the foregoing.

13. DOCUMENTATION

Lessee covenants that it shall promptly and at its expense perform all acts and execute and deliver to Lessor all documents which Lessor deems necessary or desirable to implement the provisions of this Lease and establish and protect the rights, interests and remedies of Lessor and its assigns hereunder. This shall include, without limitation, providing to Lessor (a) the Progress Payment Agreement, Equipment Schedule, Equipment Acceptance and annexes, amendments and exhibits thereto; (b) Uniform Commercial Code financing statements, landlord and mortgagee's waivers, and legal description(s) of the Premises; (c) secretary and incumbency certificates; (d) guarantees; (e) acknowledgements of assignment by Lessor; (f) insurance certificates; (g) copies of tax returns and assessments;
(h) cancelled checks and other proof of payment of Rent and other amounts payable hereunder; (i) copies of maintenance contracts, if applicable; and (j) certificates addressed to such persons as Lessor may direct stating that this Lease is in full force and effect, that there are no amendments or modifications thereto (or stating such amendments or modifications), that Lessor is not in default of or breach hereunder (or stating all defaults or breaches claimed by Lessee), setting forth the date to which Rent and other payments due hereunder have been paid, and stating such other matters as Lessor may request. All such documentation shall be in a form acceptable to Lessor.

14. TAX INDEMNITY

Lessee acknowledges that the Monthly Rent and other required payments as set forth in the Equipment Schedule are computed under the assumption that Lessor will be treated for Federal income tax purposes (and, to the extent allowable, for state and local income tax purposes) as the owner of the Equipment and, with respect to the Equipment Cost, will be entitled to accelerated cost recovery deductions as provided under Section 167 and Section 168 of the Internal Revenue Code of 1986 as amended (the "Code"), comparable deductions for state and local income tax purposes, and any income tax credits which may now or hereafter apply under the Code or otherwise (including, without limitation, Investment Tax Credit) (collectively, "Tax Benefits"). Such Tax Benefits are further assumed to commence not later than Lessor's taxable year encompassing the Acceptance Date. Lessee represents and warrants to Lessor that Lessor shall be entitled to take the Tax Benefits and that it has not, and will not, during the Term of the Lease take any action or fail to take any action which, under the Code, will result in the loss or delay of Lessor's realization of all or any part of the Tax Benefits. Lessee agrees to account for this Lease as a true lease for income tax purposes and will take no position on any tax returns or any other document which is inconsistent therewith. Any loss, theft, damage or destruction of the Equipment not resulting in payment of the Stipulated Loss Value Payment shall also constitute an act of Lessee for purposes of this section.

If Lessor's Tax Benefits are lost, reduced, delayed or otherwise

                                     (5)
made unavailable to Lessor (hereinafter called a "Loss") as a result of any act, failure to act or misrepresentation by Lessee, then Lessee shall pay to Lessor, as additional rent, that cash amount which provides Lessor with the same after-tax rate of return on investment (using a 34% Federal income tax rate and a 6.5% state income tax rate) as Lessor would have realized absent the Loss. Such cash amount shall be paid by Lessee to Lessor not later than 15 days after written demand therefor from Lessor accompanied by a written statement reasonably detailing the Loss and the computation of the amount so payable.

15. OTHER COVENANTS AND WARRANTIES OF LESSEE

LESSEE AGREES THAT ITS OBLIGATIONS UNDER THIS LEASE INCLUDING, WITHOUT LIMITATION, THE OBLIGATION TO PAY RENT AND ALL OTHER AMOUNTS DUE AND TO BECOME DUE UNDER THE LEASE, ARE ABSOLUTE AND UNCONDITIONAL, AND SHALL CONTINUE IN FULL FORCE AND EFFECT REGARDLESS OF ANY INABILITY OF LESSEE TO USE THE EQUIPMENT OR ANY PART THEREOF FOR ANY REASON WHATSOEVER INCLUDING, WITHOUT LIMITATION, WAR, ACT OF GOD, STORMS, GOVERNMENTAL REGULATIONS, STRIKE, OTHER LABOR TROUBLES, LOSS, DAMAGE, DESTRUCTION, LOSS OF POSSESSION OR RIGHT OF POSSESSION, DISREPAIR, OBSOLESCENCE, FAILURE OF OR DELAY IN DELIVERY OF THE EQUIPMENT, FAILURE OF THE EQUIPMENT TO PROPERLY OPERATE FOR ANY CAUSE AND AT ANY TIME, IMPROPER INSTALLATION OR CONDITION, SUITABILITY OR ADAPTABILITY OF THE EQUIPMENT FOR LESSEE'S CAUSE OR PURPOSE, BREACH OF WARRANTY OR COVENANTS OR OTHER ACTS BY SELLER, OR ANY OTHER CAUSE, AND THAT ITS OBLIGATIONS SHALL NOT ABATE DUE TO ANY CLAIM OR DEFENSE AGAINST LESSOR, REGARDLESS OF THE NATURE THEREOF. In the event of any alleged claim, including a claim which would otherwise be in the nature of a set-off, against Lessor, Lessee shall fully perform and pay its obligations hereunder (including all Rent, without set-off or defense of any kind) and its only recourse against Lessor shall be by a separate action.

To the extent permitted by applicable law, Lessee hereby waives any and all rights and remedies conferred upon Lessee by sections 2A-401 and 2A-402, and sections 2A-508 through 2A-522 of the Illinois Uniform Commercial Code including, but not limited to, Lessee's rights to (i) cancel, terminate, repudiate or rescind this Lease; (ii) suspend performance of any of its obligations hereunder; (iii) revoke acceptance of the Equipment; (iv) recover damages or Rent or the Equipment from Lessor for any breaches of warranty or for any other reason; (v) a security interest in the Equipment in Lessee's possession or control for any reason; (vi) sell or otherwise dispose of the Equipment, or claim any expenses in connection therewith; (vii) deduct all or any part of any claimed damages resulting from Lessor's default, if any, under this Lease or any lease or other agreement at any time executed between Lessee and Lessor; (viii) accept partial delivery of the Equipment; (ix) "cover" by making any purchase or lease of, or contract to purchase or lease, equipment in substitution of that due from Lessor; (x) recover any general, special, incidental or consequential damages for any reason whatsoever; and (xi) specific performance, replevin, detinue, sequestration, claim, and delivery of the like for any item of Equipment identified to this Lease. To the extent permitted by applicable law, Lessee also hereby waives any rights now or hereafter conferred by statute or otherwise which may require Lessor to sell, lease or otherwise use the Equipment in mitigation of Lessor's damages hereunder or which may otherwise limit or modify any of Lessor's rights or remedies hereunder. Nothing in this paragraph shall be deemed to diminish Lessee's right of quiet enjoyment under the Lease or to limit Lessee's rights and remedies against the Seller of the Equipment.

In order to induce Lessor to enter into this Lease and to lease the Equipment to Lessee hereunder, Lessee represents and warrants that: (a) ORGANIZATION. Lessee is a corporation in good standing and qualified to do business in its state of incorporation and in each State in which the Equipment will be located. (b) POWER AND AUTHORITY. Lessee has the full power, authority and legal right to execute, deliver, and perform this Lease, which has been duly authorized by all necessary corporate action of Lessee. (c) ENFORCEABILITY. This Lease has been duly executed and delivered by Lessee and constitutes the legal, valid and binding obligation of the Lessee enforceable in accordance with its terms. (d) CONSENTS. The execution, delivery and performance of this Lease, including the commitment and payment of rent, does not (i) require the consent of any stockholder, trustee, or holders of any indebtedness or obligations of Lessee except such as have been duly obtained, or (ii) contravene any law, governmental rule, regulation or order now binding on Lessee, or the charter or by-laws of Lessee, or (iii) contravene the provisions of, or constitute a default under, or result in the creation of any lien upon any property of Lessee under any mortgage, instrument or other agreement to which Lessee is a party or by which Lessee or its assets may be bound or affected. (e) TITLE TO EQUIPMENT. On each Acceptance Date, Lessor shall have good and marketable title to the Equipment subject to the Lease, free and clear of all liens and encumbrances, except for the lien of the seller of the Equipment which will be released upon receipt of payment. (f) NO LITIGATION. There is no action, suit, investigation or proceeding by or before any court, arbitrator, administrative agency or other governmental authority pending or threatened against or affecting Lessee which
(i) involves the Equipment or transactions contemplated by this Lease, or (ii) if adversely determined, could have a material adverse effect on the financial condition, business, or operations of Lessee, or the ability of Lessee to perform its obligations hereunder. (g) NO DEFAULT. Lessee is not in breach of or default under any lease, loan agreement or other instrument to which Lessee is a party. Lessee, if requested, shall provide at Lessee's expense an Opinion of Counsel acceptable to Lessor affirming the covenants and warranties set forth in items (a) through (g) of this paragraph and opining as to the matters set forth in section 17 hereof.

16.  PERFORMANCE BY LESSOR OF LESSEE'S OBLIGATIONS

In the case of the failure of Lessee to comply with any provision of this Lease, Lessor shall have the right, but not the obligation, to effect such compliance on behalf of Lessee. In such event, all monies spent by and expenses incurred by Lessor in effecting such compliance (including, without limitation, attorneys' fees) shall be immediately due and payable by Lessee to Lessor together with interest thereon at the Delinquency Rate from the date(s) of Lessor's payment(s) to the date of Lessor's receipt of Lessee's payment therefor.

17.  PLEDGE OF ADDITIONAL COLLATERAL; DEBT SUBORDINATION; LETTER OF CREDIT

Prior to Lessor's disbursement of payment for Equipment (including disbursements pursuant to any progress payment agreement), Lessee shall pledge and grant to Lessor a first priority security interest in additional assets (the "Additional Collateral") with a "Collateral Value" (as hereinafter defined) equal to or greater than the Equipment Cost of such Equipment. Until Lessor releases its security interest in the Additional Collateral pursuant to the terms of this section, Lessee shall at its expense keep the Additional Collateral free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges, or legal process of any and every type whatsoever except for the security interest of Lessor. Subject to Lessor's review and approval, the Additional Collateral may include (a) cash; (b) U.S. Treasury bills; (c) American depositary receipts ("ADR's") for foreign stock; and (d) member seats on the Chicago Board of Trade and/or the Chicago Mercantile Exchange (the "Seats"). Collateral Value shall be the aggregate market value of the Additional Collateral, less discounts of 20% and 50% for the ADR's and Seats, respectively. Should the Collateral Value of the Additional Collateral pledged for this Lease fall below the Equipment Cost at any time, Lessee shall pledge and grant to Lessor supplementary Additional Collateral with a Collateral Value equal to or greater than such shortfall within one (1) business

                                     (6)
day after Lessor's demand therefor. Should the Collateral Value of the Additional Collateral pledged for this Lease exceed the Equipment Cost at any time, then if requested by Lessee, any excess Additional Collateral will be released to Lessee after review and confirmation of such excess by Lessor. Lessee may substitute cash for non-cash forms of Additional Collateral with notice to Lessor. Lessee shall pay all costs, fees and expenses of any and every kind whatsoever incurred in connection with the Additional Collateral and Lessor's security interest therein, including, without limitation, brokerage and attorneys' fees.

Lessee covenants to Lessor that Lessee's existing and future debt obligations to Lessee's parent and affiliated companies (collectively, the "Inter-Company Debt") shall be subordinated to Lessee's obligations under this Lease. Such subordination shall remain in effect for the entire Term of this Lease, unless earlier waived by Lessor pursuant to the provisions of the following paragraph. Lessee shall provide written documentation of such subordination acceptable to Lessor on or before the July 15, 1995.

On or before August 31, 1995 (subject to extension at the sole discretion of Lessor by a writing signed by Lessor), Lessee shall, at its sole cost and expense, deliver to Lessor an irrevocable standby letter of credit (the "Letter of Credit") naming Lessor as sole beneficiary in a face amount equal to the total Equipment Cost of the Leases, and in a form and content, and issued by a bank, acceptable to Lessor. Upon Lessor's receipt and acceptance of the Letter of Credit, then (i) Lessor shall release its security interest in the Additional Collateral, (ii) the Inter-Company Debt subordination provisions of the preceding paragraph will be waived, and (iii) the Monthly Rent due for subsequent months of the Basic Term (exclusive of any Monthly Rent payment(s) already received by Lessor) under each Lease shall be reduced by five one hundredths of one percent (.05%) of Equipment Cost. Lessee shall thereafter maintain the Letter of Credit for the entire Term of each Lease; in the event the Letter of Credit shall expire prior to the end of the Term of any Lease, then not less than 30 days prior to expiration of the existing Letter of Credit, Lessee shall deliver to Lessor a substitute Letter of Credit with a face amount equal to the total of the Stipulated Loss Value Payments then applicable for the Leases, and in a form and content, and issued by a bank, acceptable to Lessor. Lessee shall pay all costs, fees and expenses of any and every kind whatsoever incurred in connection with the Letter of Credit, its maintenance and substitution, including, without limitation, transfer fees arising from any assignment of Lessor's interest hereunder to Assignees (as hereinafter defined).

18. EVENTS OF DEFAULT

        An event of default shall occur hereunder if (a) Lessee fails to pay Rent or any other payment required hereunder within five (5) days after the same is due and payable; or (b) Lessee breaches, or fails to perform or observe, any other covenant, warranty, condition, or agreement made or given by Lessee in this Lease or any other document furnished to Lessor in connection herewith, and such breach or failure shall continue unremedied for a period of ten (10) days after the date on which notice thereof shall be given by Lessor to Lessee; or
(c) Lessee ceases doing business as a going concern, or, if a corporation, ceases to be in good standing or files a statement of intent to dissolve, or abandons any or all of the Equipment; or (d) Lessee removes from the Premises, places into storage, sells, conveys, transfers, encumbers, parts with possession of, assigns or sublets any item of Equipment or any of its rights or obligations hereunder (except with Lessor's prior written consent pursuant to section 7) or Lessee shall otherwise create, incur, assume or suffer to exist any mortgage, lien, pledge or other encumbrance or attachment of any kind whatsoever upon or affecting the Equipment, the Additional Collateral (or any item thereof) or this Lease or any of Lessor's or Lessee's interests hereunder; or (e) without Lessor's prior written consent, Lessee shall enter into any transaction of merger or consolidation in which it is not the surviving entity or sell, transfer or dispose of all or substantially all of its assets; or (f) Lessee, or any Guarantor, has made any material misrepresentation, or failed to disclose a material fact, under this Lease or in connection with any information submitted or furnished to Lessor by Lessee or any Guarantor; or (g) Lessee makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under the Federal Bankruptcy Code or any similar Federal or state statute, law or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, or fails to have such petition dismissed within thirty (30) days after filing, or consents to or acquiesces in the appointment of a trustee, receiver or liquidator of it or all or any substantial part of its assets or properties; or (h) Lessee shall be in breach of or default under any lease (including, without limitation, any lease of the Premises) or other agreement at any time executed with Lessor or any other lessor or with any lender to Lessee; or (i) any Guarantor shall (I) terminate, repudiate, revoke or disavow any of Guarantor's obligations under his, her or its guaranty or breach any of the terms of such guaranty, or (II) suffer a material adverse change in his, her or its financial condition or other adverse change from the date hereof including, without limitation, Guarantor's death, dissolution, insolvency, liquidation or bankruptcy, and as a result Lessor deems itself to be insecure; or (j) Lessee fails to pledge and grant to Lessor the Additional Collateral, or fails to maintain the Additional Collateral, in accordance with section 17 hereof; or (k) Lessee's Inter-Company Debt obligations are not subordinated to Lessee's obligations under this Lease, in accordance with Section 17 hereof; or (l) Lessee fails to provide and maintain the Letter of Credit in accordance with section 17 hereof, or the issuer of the Letter of Credit shall renounce or repudiate all or any part of its obligations under the Letter of Credit; or (m) Lessee breaches, or fails to perform or observe, any other covenant, warranty, condition or agreement made or given by Lessee in section 17 of this Lease or any other document furnished to Lessor in connection therewith.

19.  REMEDIES

Upon the occurrence of any event of default and at any time thereafter Lessor may, in its sole discretion, do any one or more of the following: (a) upon notice to Lessee, cancel this Lease; (b) by notice to Lessee, require that Lessee return the Equipment to Lessor in accordance with section 5; (c) without court order or other process of law, enter upon the Premises where such Equipment is located and, with respect to all or any item of the Equipment, (i) dispose of, (ii) render unusable, or (iii) take immediate possession of and remove, or any combination of the foregoing, which action(s) shall not constitute a cancellation of this Lease; (d) refuse to purchase or deliver to Lessee the Equipment or such portion thereof not purchased or delivered theretofore; (e) by notice to Lessee, declare immediately due and payable the sum of all Rent and other amounts then accrued and unpaid together with the present value all future Rent and other sums reserved under the Lease for the full term hereof (including any Minimum FMV Payment) discounted at the rate of five percent (5%) per annum (the "Discount Rate"); (f) with or without canceling this Lease, recover from Lessee as liquidated damages (and not as a penalty) either (i) the sum of all Rent and other amounts accrued and unpaid hereunder as of the date of default, plus the Stipulated Loss Value Payment then applicable, plus all legal fees and other costs and expenses incurred by Lessor as a result of the default or the exercise of Lessor's remedies, together with interest on the foregoing at the Delinquency Rate from the date of default to the date of actual payment; OR, at the option of Lessor or as required by any applicable law
(ii) the sum of all Rent and other amounts accrued and unpaid hereunder as of the date of entry of judgement in favor of Lessor, plus the present value as of the date of such

                                     (7)
judgement of all future Rent and other sums reserved under the Lease for the full term hereof (including any Minimum FMV Payment) discounted at a rate per anum equal to the Discount Rate, plus an amount that will fully compensate Lessor for any loss of Tax Benefits and residual interest in the Equipment in connection with or arising out of Lessee's default, plus all legal fees and other costs and expenses incurred by Lessor as a result of the default or the exercise of Lessor's remedies, together with interest on the foregoing at the Delinquency Rate from the date of default to the date of actual payment, (g) at any time prior to collection of a judgement for damages, sell or re-lease or otherwise dispose of the Equipment or any item thereof, upon such terms and to such parties as Lessor, in its sole discretion, may elect, and apply any net cash proceeds (after deducting Lessor's costs in connection therewith) to the account of Lessee's obligations hereunder with Lessee remaining liable for any deficiency and with any excess being retained by Lessor; (h) draft on the Letter of Credit; (i) exercise any right or remedy which may be available to Lessor under any security document or applicable law pertaining to the Additional Collateral; (j) exercise any right or remedy which may be available to it under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting Lessor's title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Lease.

Lessee shall be liable for all legal fees and other costs and expenses incurred by Lessor and its assigns resulting from any of the foregoing events of default or the exercise of Lessor's remedies, including placing the Equipment in the condition required by section 5, in addition to the Rent and other amounts payable by Lessee hereunder and all other amounts at any time owing by Lessee to Lessor. All such legal fees, costs and expenses shall be payable by Lessee upon demand and, except as otherwise provided herein, interest on the foregoing shall be charged to Lessee at the Delinquency Rate from the date of such demand until the date of Lessor's receipt of Lessee's payment therefor. No remedy referred to in this section is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity. No express or implied waiver by Lessor of any default shall constitute a waiver of any other default by Lessee or a waiver of any of Lessor's rights, nor shall any delay by Lessor in enforcing any of its rights be deemed a waiver thereof.

20.  ASSIGNMENT BY LESSOR

Lessor may at any time transfer, assign or grant any or all of its interest hereunder to others ("Assignees") with or without notice to Lessee. Such Assignees shall have all of Lessor's rights but none of Lessor's obligations hereunder unless expressly assumed by the Assignees, such obligations otherwise remaining with Lessor. In the event that Lessor transfers or assigns its interest hereunder, or grants a security interest in all or any part of this Lease, the Equipment or sums payable hereunder, then Lessee shall (a) promptly upon Lessor's request acknowledge such transfer, assignment or grant by executing an acknowledgement of assignment or such other document(s) as may be reasonably necessary to evidence, secure and complete such transfer, assignment or grant; (b) upon receipt of instructions from Lessor, shall pay Rent and other amounts due hereunder to the designated Assignee in accordance with said instructions; and (c) not permit this Lease to be amended or the terms hereof waived without the prior written consent of the Assignees. Lessee agrees that its obligations hereunder, including its obligation to pay Assignees all Rent and all other sums due and to become due hereunder, is absolute and unconditional, and shall not be subject to, nor shall Lessee assert against the Assignees, any abatement, reduction, recoupment, defense, setoff, claim or counterclaim that Lessee may have against Lessor or any other party, including Seller.

Lessee acknowledges and agrees that any transfer, assignment or grant by Lessor will not materially change Lessee' duties and obligations under this Lease or materially increase the burdens or risks imposed on Lessee. Notwithstanding any such assignment, transfer or grant by Lessor, and so long as no event of default shall have occurred hereunder, neither Lessor nor any Assignee shall interfere with Lessee's right of quiet enjoyment, use and possession of the Equipment in accordance with the terms hereof.

21.  MISCELLANEOUS

IRREVOCABLE. This Lease is irrevocable by Lessee for the full Term hereof and for the aggregate Rent and all other amounts herein reserved.

FINANCE LEASE. Lessee agrees and acknowledges that it is the intent of Lessee and Lessor that this Lease qualify as a "finance lease" as defined in section 2A-103 of the Illinois Uniform Commercial Code.

APPLICATION OF PAYMENTS. Lessor shall have the exclusive right to determine how, and in what amounts, payments received from Lessee (or any Guarantor) are applied to amounts due and past due under the Leases, and such determination shall be conclusive upon the Lessee and any Guarantor.

NOTICES. All notices and demands relating hereto shall be given in writing and shall be deemed given when the same is (a) personally delivered with receipt acknowledged or (b) mailed by certified mail, return receipt requested, with proper postage prepaid, addressed to the party intended to be served at the address set forth in the Equipment Schedule or at such other address designated by notice served in accordance herewith.

SURVIVAL OF OBLIGATIONS. All obligations of Lessee shall survive the expiration of the Term of this Lease.

SUCCESSORS AND ASSIGNS. This Lease is binding upon, and inures to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that Lessee may not assign this Lease, or any of its rights or obligations hereunder, without the prior written consent of Lessor as provided in section 7 hereof.

MULTIPLE LESSEES. If more than one Lessee is named in the MLA or an Equipment Schedule, the liability of each shall be joint and several.

NOT AN OFFER. Neither this MLA nor any Equipment Schedule shall be deemed to constitute an offer or be binding upon Lessor until executed by Lessor's authorized officer.

                                     (8)

SEVERABILITY. The invalidity or unenforceability of any provision of this Lease, in whole or in part, shall not affect the validity or enforceability of the remainder of any such provision or the remaining provisions of this Lease.

TITLES. Section titles are for reference purposes only and are not intended to have legal effect or otherwise affect the interpretation of this MLA or any Equipment Schedule.

COUNTERPARTS. Each Equipment Schedule may be executed in counterparts. Only "Counterpart Number 1" of an Equipment Schedule, together with a photocopy of the executed MLA shall constitute "Chattel Paper" or other "Collateral" within the meaning of the Uniform Commercial Code.

LAW. This MLA and each Equipment Schedule are entered into under and shall be construed in accordance with, and governed by, the laws of the State of Illinois. LESSEE HEREBY CONSENTS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN COOK COUNTY, ILLINOIS AND WAIVES ANY OBJECTIONS WHICH LESSEE MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURT. LESSEE EXPRESSLY WAIVES ANY RIGHTS TO A TRIAL BY JURY OF ALL DISPUTES BETWEEN LESSEE AND LESSOR OR LESSOR'S ASSIGNEES.

ENTIRE AGREEMENT. Lessee represents that it has received, read and understands this Master Lease Agreement, and agrees to be bound by its terms and conditions. This Master Lease Agreement and the applicable Equipment Schedule, together with addendums, exhibits and riders thereto: (i) constitute the entire agreement between Lessee and Lessor with respect to the lease of the Equipment, (ii) supersede all proposals, oral or written, and (iii) and may not be altered or modified except by a writing signed by Lessee, Lessor and Lessor's Assignees, if any.

     Lessee's Initials ____________________

                            ------------------------


The person executing this Master Lease Agreement for and on behalf of Lessee warrants and represents to Lessor, which representation and warranty shall survive the expiration of the Term of this Lease for any reason whatsoever, that this Lease and the execution hereof has been duly and validly authorized by Lessee, constitutes a valid and binding obligation of Lessee, and that he has the authority to make such execution for and on behalf of Lessee.

IN WITNESS WHEREOF, this Master Lease Agreement has been executed this 31st day of May, 1995

       LESSEE:                               LESSOR:

       Rodman & Renshaw Capital Group, Inc.  Facility Capital Corporation

       ------------------------------------  ----------------------------
       By:                                   By:

          ---------------------------------     -------------------------

       Name: John T. Hague                   Name: Clyde D. Cady

             ------------------------------        ----------------------
       Title: Chief Financial Officer        Title: President

             ------------------------------         ---------------------



                                     (9)

                  FIRST AMENDMENT TO MASTER LEASE AGREEMENT

This First Amendment to Master Lease Agreement Number RODM-1 dated May 31, 1995 (the "MLA") between Facility Capital Corporation as lessor ("Lessor") and Rodman & Renshaw Capital Group, Inc. as lessee ("Lessee").

WHEREAS, Lessor and Lessee mutually desire to amend the MLA;

NOW, THEREFORE, in consideration of the foregoing premises, and for valuable consideration, the receipt of which is hereby acknowledged, Lessee and Lessor hereby amend the MLA as follows:

1.   Lessee's address is amended in its entirety to read as follows:

     "233 South Wacker Drive, Sears Tower, Suite 4500, Chicago, IL  60606"

2. The following additional paragraph is inserted at the end of section 2 of the MLA:

     "Notwithstanding any provision to the contrary in this MLA or any Equipment Schedule, Monthly Rent originally due on or before October 1, 1995 shall, to the extent not previously paid by Lessee, be due and payable by Lessee to Lessor on the date of Lessor's [or its assignee(s)'] reimbursement to Lessee for items of Equipment for which Lessee remitted deposit(s) to Seller (as hereinafter defined).

3.   Section 17 of the MLA is hereby amended as follows:

(a) In the second paragraph of section 17, the date "July 15, 1995" appearing in the last line of said paragraph, is hereby deleted, and the date "November 1, 1995" is substituted therefor.

                                     (10)

     (b) The third paragraph of section 17 is hereby amended in its entirety to read as follows:

  "On or before November 1, 1995 (subject to extension at the sole discretion of Lessor by a writing signed by Lessor), Lessee shall, at its sole cost and expense, deliver to Lessor or Lessor's Assignees (as hereinafter defined) one or more irrevocable standby letters of credit (which, together with all substitutions and renewals thereof, shall be referred to collectively herein as the "Letters of Credit" and singularly, a "Letter of Credit") naming Lessor or Lessor's Assignees as sole beneficiary in an aggregate face amount equal to the total Equipment Cost of the Leases, and in a form and content, and issued by bank(s), acceptable to Lessor. Upon Lessor's receipt and acceptance of the Letters of Credit, then (i) Lessor shall release its security interest in the Additional Collateral, (ii) the Inter-Company Debt subordination provisions of the preceding paragraph will be waived, and (iii) the Monthly Rent due for subsequent months of the Basic Term (exclusive of any Monthly Rent payment(s) already received by Lessor) under each Lease which has commenced by November 1, 1995 shall be reduced by five one hundredths of one percent (.05%) of Equipment Cost. Lessee shall thereafter continuously maintain the Letters of Credit for the entire Term of each Lease; in the event that any Letter of Credit shall expire prior to the end of the Term of any Lease, then not less than 30 days prior to expiration of such Letter of Credit, Lessee shall deliver to Lessor or Lessor's Assignees substitute or renewal Letter(s) of Credit with face amount(s) which, together with the face amounts of any Letters of Credit which are not then so expiring, have an aggregate face amount not less than the lesser of the total Equipment Cost of the Leases or the total of the Stipulated Loss Value Payments then applicable for the Leases, and in a form and content, and issued by bank(s), acceptable to Lessor. Lessor may at any time transfer its interest under any one or more of the Letters of Credit to Lessor's Assignees in connection with any assignment of Lessor's interest hereunder to such Assignees. Lessee shall pay all costs, fees and expenses of any and every kind whatsoever incurred in connection with the Letters of Credit, their issuance, maintenance, substitution, and renewal, including, without limitation, attorneys' fees and transfer fees arising from any assignment of Lessor's interest hereunder."

                                     (11)

(c) The following additional paragraph is inserted after the third paragraph at the end of section 17:

     "If the proposed Letters of Credit are issued by a foreign bank, or a domestic bank unacceptable to Lessor, then Lessee shall, at its sole cost and expense, provide confirmations by domestic banks acceptable to Lessor, which confirmations shall be in a form and content acceptable to Lessor."

4. Subsection (l) of section 18 is hereby amended in its entirety to read as follows:

     "Lessee fails to provide and maintain the Letters of Credit or required confirmations in strict accordance with section 17 hereof, or the issuer of any Letter of Credit or confirmation shall renounce or repudiate all or any part of its obligations under such Letter of Credit or confirmation;"

5. All other references in the MLA to "Letter of Credit" are hereby amended to read "Letters of Credit."

Except as specifically amended and modified hereby, all of the terms and conditions of the Leases shall stand and remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Lessor and Lessee have executed this First Amendment to Master Lease Agreement this 24th day of October, 1995.

       LESSEE:                               LESSOR:

       Rodman & Renshaw Capital Group, Inc.  Facility Capital Corporation

       By:                                   By:

          ---------------------------------     -----------------------------
       Name:                                 Name:

            -------------------------------       ---------------------------
       Title:                                Title:

             ------------------------------         -------------------------


                                     (12)

                                                                   EXHIBIT 10.21

                               CLEARING AGREEMENT

This agreement, made this 15TH day of SEPTEMBER, 1995 (the "Agreement") between Correspondent Services Corporation (hereinafter referred to as "CSC"), and RODMAN & RENSHAW, INC. (hereinafter referred to as the "Correspondent").

                                WITNESSETH THAT:

WHEREAS, the Correspondent is desirous of availing itself of clearing, execution and other services related to the securities business as more fully set forth herein; and Whereas, CSC desires to extend the foregoing types of services to the Correspondent. Now Therefore, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto hereby covenant and agree as follows:

I. SERVICES

      A.    Services to be Performed by CSC

      (i) CSC will execute orders for the Correspondent's proprietary accounts and for the Correspondent's customers whose cash or margin accounts have been accepted by CSC ("Introduced Accounts"), but only insofar as such orders are transmitted by the Correspondent to CSC.

      (ii) CSC will generate, prepare and mail confirmations respecting each of the Introduced Accounts.

      (iii) CSC will prepare and mail the summary monthly statements (or quarterly statements if no activity in any Introduced Account occurs during any quarter covered by such statement) to every Introduced Account.

      (iv) CSC will settle contracts and transactions in securities (including options to buy or sell securities) (i) between the Correspondent and other brokers and dealers, (ii) between the Correspondent and the Introduced Accounts, and (iii) between the Correspondent and persons other than the Introduced Accounts or other brokers and dealers.

      (v) CSC will engage in all cashiering functions for the Introduced Accounts, including the receipt, delivery and transfer of securities purchased, sold, borrowed and loaned, receiving and distributing payment therefore, holding in custody and safekeeping all securities and payments so received, the handling of margin accounts, including paying and charging of interest, the receipt and distribution of dividends and other distributions, and the processing of exchange offers, rights offerings, warrants, tender offers and redemptions. For purposes of the Securities and Exchange Commission's financial responsibility rules and SIPC requirements, the Correspondent's customers will be considered customers of CSC and not customers of the Correspondent. Nothing herein shall cause the Correspondent's customers to be construed or interpreted as customers of CSC for any other purpose, or to negate the intent of any other section of this agreement, including, but not limited to, the delineation of responsibilities as set forth elsewhere in this agreement. Upon mutual written agreement of the parties hereto, the cashiering functions with respect to the receipt of securities and the making and receiving payments therefor may be relinquished to the Correspondent.

    (vi) CSC will construct and maintain books and records of all transactions executed or cleared through it and not specifically charged to the Correspondent pursuant to the terms of this Agreement, including a daily record of required margin and other information required by Rule 432(a) of the rules of the Board of Directors of the New York Stock Exchange, Inc. (the "Rules"), or by the constitution, articles of incorporation, by-laws (or comparable instruments) or rules, regulations or other instruments corresponding to the foregoing, and the stated policies or practices of any other securities exchange (the "Standards"), including but not otherwise limited to any national securities exchanges registered under the Securities Exchange Act of 1934, as amended ("National Securities Exchange").

    B.     Services Which Shall Not be Performed by CSC

    Unless otherwise agreed to in a writing executed by the parties hereto, CSC shall not engage in any of the following services on behalf of the correspondent:

    (i) Accounting, bookkeeping or recordkeeping, cashiering, or any other services with respect to commodity transactions, and/or any transaction other than securities transactions.

    (ii) Preparation of the Correspondent's payroll records, financial statements or any analysis or review thereof or any recommendations relating thereto.

    (iii) Preparation or issuance of checks in payment of the Correspondent's expenses, other than expenses incurred by CSC on behalf of the Correspondent pursuant to this Agreement.

    (iv) Payment of commissions, salaries or other remuneration to the Correspondent's salespersons or any other employees of the Correspondent.

    (v) Preparation and filing of reports (the "Reports") with the Securities and Exchange Commission, any state securities commission, any National Securities Exchange, or other securities exchange or securities association or any other regulatory or self-regulatory body or agency with which the Correspondent is associated and/or by which it is regulated. Furthermore, CSC will, at the request of the Correspondent, furnish the Correspondent with any necessary information and data contained in books and records kept by CSC and not otherwise reasonably available to the Correspondent if such information is required in connection with the preparation and filing of Reports by the Correspondent.

    (vi) Making and maintaining reports and records required to be kept by the Correspondent by the Currency and Foreign Transactions Reporting Act of 1970 and the regulations promulgated pursuant thereto, or any similar laws or regulations enacted or adopted hereafter.

    (vii)  Verification of the address changes of any Introduced Account.

    (viii) Obtaining and verifying new account information, and insuring that such information meets the requirements of Rule 405{1} of the Rules and any other Rules or applicable standards.

    (ix) Maintaining a record of all personal and financial information concerning any Introduced Account and all orders received therefrom, and maintaining all documents and agreements executed by any Introduced Account.

    (x) Holding for safekeeping of the securities of any Introduced Account registered in the name of the Introduced Account.

    (xi) Accepting deposits from the Correspondent in the form of coin or currency of the United States or any other country.

II. CLEARING CHARGES

    See Schedule "A" attached hereto and incorporated herein by reference.

      Correspondent shall have sole discretion to determine the amount of commission/mark up charged to its Introduced Accounts cleared by CSC. CSC agrees to pay Correspondent all commissions and/or sales credits received by CSC with respect to Correspondent's business less any amounts due to CSC under this Agreement or otherwise and any expenses or other sums to third parties paid on the Correspondent's behalf by CSC.

      In no event shall the fees charged in this Article II for the above services be in contravention of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940, as amended, or the Employee Retirement Income Security Act of 1974, as amended, or any rules or regulations thereunder, or any other law, rule or regulation, Federal, State or Local, or any constitution, by-law, rule, regulation or instrument correspondent to the foregoing, or stated policy or practice of any national securities exchange or other securities exchange or association or other regulatory or self-regulatory body or agency ("Laws and Regulations"). In the event that such fees are deemed by CSC or the Correspondent to be in contravention of the Laws and Regulations, they shall be replaced with fees mutually agreed upon in writing by CSC and the Correspondent.

III.  NOTATION ON STATEMENTS, CONFIRMATION AND OTHER WRITTEN MATERIAL

      CSC shall carry all Introduced Accounts in the names of the Correspondent's customers, with a notation on its books and records that such Introduced Accounts were introduced by the Correspondent, and all monthly or quarterly statements and confirmations relating to such Introduced Accounts shall also indicate that the Introduced Accounts were introduced by the Correspondent. In addition, account statements will indicate that customer funds and securities received by CSC will be held at CSC and will contain the telephone number of a contact area at CSC. Inadvertent omission of such notations shall not be deemed to constitute a breach of this Agreement. Copies of the forms covering the foregoing shall be furnished by CSC to the Correspondent.

IV.   OPENING OF ACCOUNTS

      (i) At the time of the opening of each Introduced Account, Correspondent shall furnish CSC with all financial and personal information concerning such Introduced Accounts as CSC may reasonably require. At the time of the opening of Introduced Accounts which are margin accounts, the Correspondent shall furnish CSC with executed customers' agreements, hypothecation agreements and consents to loans of securities (collectively, the "margin agreement"). CSC shall supply the Correspondent with margin agreement forms regarding margin accounts in sufficient quantities, such forms to be submitted to CSC upon their completion by the Correspondent. If any Introduced Account may have been opened without CSC having previously received a properly executed margin agreement, failure of CSC to receive such margin agreements shall not be deemed to be a waiver of the information requirements set forth herein. Upon the written or oral request of CSC, the Correspondent shall furnish CSC with any other documents and agreements executed by the Introduced Account on forms which shall be supplied by CSC in sufficient quantities and which may reasonably be required by CSC in connection with the opening, operating or maintaining of Introduced Accounts. CSC may, at its option, mail margin agreements or "new account" forms directly to the Introduced Accounts upon notification by the Correspondent, and/or require completion of its own margin agreement or "new account" forms and, if required, option account agreements for the Introduced Accounts. The Correspondent shall promptly provide CSC with basic data and copies of documents relating to each of the Introduced Accounts, including, but not otherwise limited to, copies of records of any receipts of the Introduced Accounts' funds and/or securities received directly by the Correspondent, as shall be necessary for CSC to discharge its service obligations hereunder.

         (ii) All transactions in any Introduced Account are to be considered cash transactions until such time as CSC has received margin agreements, duly and validly executed in respect of such Introduced Account. Nevertheless, it is intended that Correspondent will obtain executed margin agreements within the time periods set forth in procedural manuals provided by CSC or any entity affiliated with CSC. In the event credit is inadvertently extended with respect to such Introduced Accounts, Correspondent shall indemnify and hold CSC harmless from and against all loss, liability, damage, cost and expense (including but not otherwise limited to fees and expenses of legal counsel) arising therefrom.

        (iii) At the time of the opening of any Introduced Account, the Correspondent shall furnish CSC with the name of any principal other than the account name for whom the Correspondent is acting as agent, and written evidence of such authority.

        (iv) The Correspondent shall have the sole and exclusive responsibility for compliance with Rule 405(3) of the Rules and shall specifically approve the opening of any new account before forwarding such account to CSC as a potential Introduced Account. CSC, in its reasonable business judgement, reserves the right to reject any account which the Correspondent may forward to CSC as a potential Introduced Account. CSC also reserves the right to terminate any account previously accepted by it as an Introduced Account.

        (v)     Pursuant to written notification received by the

                Correspondent and
            forwarded to CSC, any account of the Correspondent may choose to reject the services to be performed by CSC pursuant to this Agreement and thus choose not to be serviced as an Introduced Account pursuant hereto. Upon notice from another member organization that an Introduced Account intends to transfer his account thereto, CSC shall expedite such transfer and shall have the sole and exclusive responsibility for compliance with Rule 412 of the Rules.

    (vi) It shall be the sole and exclusive responsibility of the Correspondent to make every reasonable effort to ascertain the essential facts relative to any Introduced Account and any order therefore, in compliance with Rule 405(1) of the Rules, including but not otherwise limited to ascertaining the authority of all orders for Introduced Accounts, and the genuineness of certificates, papers and signatures provided by each Introduced Account. Any investment advice furnished to an Introduced Account by the Correspondent shall be the sole and exclusive responsibility of the Correspondent.

    (vii) The Correspondent shall be solely and exclusively responsible for the handling and supervisory review of any Introduced Accounts over which the Correspondent's partners, officers or employees have discretionary authority, as required by Rule 408 of the Rules and any other applicable Laws and Regulations. The Correspondent shall furnish CSC with such documentation with respect thereto as may be requested by CSC. The Correspondent hereby agrees to indemnify and hold CSC harmless against any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) suffered or incurred by CSC directly or indirectly as a result of any liabilities or claims arising from the exercise by the Correspondent, its partners, officers or employees of discretionary authority over Introduced Accounts. The Correspondent hereby warrants that with regard to any orders or instructions given by the Correspondent with respect to such discretionary accounts, its partners, officers or employees shall have been fully and properly authorized relative thereto and that the execution of such orders shall not be in violation of the Laws and Regulations. Furthermore, the Correspondent hereby agrees to indemnify and hold CSC harmless against any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses to legal counsel) suffered or incurred by CSC directly or indirectly as a result of any breach of the Correspondent's said warranty.

    (viii) The Correspondent shall have the sole and exclusive responsibility for the handling and supervisory review of any Introduced Account for an employee or officer of any member organization, self-regulatory organization, bank, trust company, insurance company or other organization engaged in the securities business, and for compliance with Rule 407 of the Rules relating thereto. The Correspondent shall furnish CSC with such documentation with respect thereto as may be requested by CSC.

      (ix) The Correspondent shall have the sole and exclusive responsibility to insure that those of its customers who become Introduced Accounts hereunder shall not be minors or subject to those prohibitions existing under the Laws and Regulations generally relating to the incapacity of any Introduced Account or any conflict of interest relating to such Introduced Account.

      (x) The Correspondent shall be solely and exclusively responsible for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) sustained or incurred by either the Correspondent or CSC, arising out of or resulting from any orders the Correspondent has taken from Introduced Account residing or being domiciled in jurisdictions in which the Correspondent has not been or is no longer authorized to do business.

      (xi) It shall be the sole and exclusive responsibility of the Correspondent to comply with the Laws and Regulations relating to each Introduced Account which effect listed option transactions including, but not limited to, approval by the Correspondent's Registered Options Principal or Senior Registered Options Principal (as applicable), delivery of required Options Disclosure Documents (and Supplements where applicable) and option documentation.

V. TRANSACTIONS AND MARGIN

      (i) It is understood that with respect to Introduced Accounts which are margin accounts, CSC is responsible for compliance with Regulation T, 12 C.F.R. Part 220, the Federal margin regulation promulgated by the Board of Governors of the Federal Reserve System (the "Board"), and any interpretative ruling issued by the Board, and letter rulings of the Federal Reserve Bank of New York, Rules and Interpretations of the New York Stock Exchange, Inc. and any other applicable margin and margin maintenance requirements of the Laws and Regulations. The Correspondent is responsible to CSC for the collection of the margin required to support each transaction for, and to maintain margin in, each Introduced Account and such margin, in conformity with the above margin and margin maintenance requirements. After such initial margin on each transaction has been received, maintenance margin calls shall be generated by CSC and made by CSC or by the Correspondent at the instructions of CSC. CSC shall have the right to modify, in its sole discretion, the margin requirements of any Introduced Account from time to time so that CSC may call for additional margin. Therefore, CSC shall be the sole judge as to the amount of margin to be required of and maintained by Introduced Accounts. CSC may impose such margin by individual security within an account or by a specified Introduced Account and such margin need not be of general application to all accounts.

           CSC shall impose no fees on the Correspondent, other than any fees or charges imposed directly or by any regulatory body with regard to margin extensions obtained by CSC pursuant to written requests from a principal of the Correspondent.

    (ii) On all transactions, the Correspondent shall be solely and exclusively responsible to CSC for any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) incurred or sustained by the Correspondent or CSC as result of the failure of any Introduced Account to make timely payment for the securities purchased by it or timely and good delivery of securities sold for it, or timely compliance by it with margin or margin maintenance calls (provided that CSC has timely issued such call and/or given notice thereof to the Correspondent or if conditions creating such call should be reasonably known by Correspondent), whether or not any margin extensions have been granted by CSC pursuant to the request of the Correspondent, except that no interest will be charged by CSC for cash shorts in Introduced Accounts. The Correspondent agrees to be solely and exclusively responsible for the payment and delivery of all "when issued" or "when distributed" transactions which CSC may accept, forward or execute for Introduced Accounts.

    (iii) On all over-the-counter transactions for Introduced Accounts, the Correspondent shall furnish CSC with the names of the respective purchasing and selling broker-dealers (except as otherwise provided in paragraph (iv) of this Section, as set forth below), the names of the purchasing and selling customers, and the wholesale and retail purchase and sale prices.

    (iv) Should the Correspondent entrust the execution of an order in an over-the-counter security to CSC or any entity affiliated with CSC and the counter party is left at CSC's discretion, CSC will assume the responsibility of paying the Correspondent that which the counter party has failed to pay pursuant to the over-the-counter order transaction (counter party risk). In the case the Correspondent executes its own over-the-counter order or designates the counter party, it shall be understood that in the event the over-the-counter dealer with whom the Correspondent dealt or whom it designated fails to live up to its part of the transaction, the Correspondent will assume the counter party risk and reimburse CSC for any loss sustained thereby.

    (v) The Correspondent shall be solely and exclusively responsible for approving all orders for the Introduced Accounts and for establishing procedures to insure that such approved orders are transmitted properly to CSC for execution. CSC, in its reasonable business judgement, reserves the right to reject any order which the Correspondent may transmit to CSC for execution.

    (vi) The Correspondent shall be solely and exclusively responsible for the supervisory review of all orders for the Introduced Accounts and shall insure that any orders and instructions given by it or any of its employees to CSC pursuant to the terms of this Agreement shall have been properly authorized in advance.

    (vii) The Correspondent shall be solely and exclusively responsible for sales and purchases for the Introduced Accounts that may create or result in violation of any of the Laws and Regulations.

    (viii) All transactions pursuant to the terms of this Agreement shall be subject to the constitution, rules, by-laws, regulations, stated practices, and customs and any modifications thereof of any national securities exchange or other securities exchange or market and its clearing house, if any, where executed, and the Laws and Regulations. It is understood that the Correspondent assumes sole and exclusive responsibility for compliance with the Laws and Regulations in the same manner and to the same degree as if the Correspondent were performing the services for the Introduced Accounts that have been assumed by CSC pursuant to this Agreement, except insofar as CSC may pursuant to paragraph (iv) of this Section, as set forth above, select the counter party to a particular transaction.

    (ix) All transactions heretofore had between the Correspondent and CSC with respect to orders given by or for the Introduced Accounts and cleared through CSC shall be subject to the Provisions of this Agreement.

VI.  SUPERVISORY RESPONSIBILITY

    (i) Correspondent shall have the sole and exclusive responsibility for the review of all Introduced Accounts and for compliance with any supervisory responsibilities under Rule 405(2) of the Rules, including but not otherwise limited to matters involving the investment objectives of the Introduced Accounts, the reasonable basis for recommendations made to Introduced Accounts, and the frequency of trading in the Introduced Accounts, whether or not such transactions are instituted by the Correspondent, its partners, officers, employees or any registered investment advisor.

     (ii) The Correspondent and CSC shall each be responsible for compliance with any supervisory procedures under Rule 342 of the Rules and, to the extent applicable, any other provisions of the Laws and Regulations, including but not otherwise limited to supervising the activities and training of their respective registered representatives, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

VII. INFORMATION TO BE PROVIDED BY THE CORRESPONDENT

     (i) The Correspondent shall provide CSC with copies of all financial information and reports filed by the Correspondent with the New York Stock Exchange, Inc. (if a member), the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, and any other National Securities Exchange (where a member) (including but not otherwise limited to monthly and quarterly Financial and Operational Combined Uniform Single Reports, i.e., "FOCUS" Reports) simultaneous with the filing therewith.

     (ii) The Correspondent shall submit to CSC on an annual basis the audited financial statements of the Correspondent, its parent organization (if applicable) and, when requested by CSC, its affiliated entities. In addition, the Correspondent shall submit to CSC upon request, information and reports relating to the financial integrity of Correspondent, its parent organization (if applicable) and its affiliated entities, including but not otherwise limited to information regarding the Correspondent's aggregate indebtedness ratio and net capital.

     (iii) The Correspondent shall provide CSC with all appropriate data in its possession pertinent to the performance and supervision of any function or responsibility specifically allocated to CSC pursuant to the terms of this Agreement.

     (iv) The Correspondent shall provide CSC with any amendment or supplement to the Form BD of the Correspondent.

VIII.  INFORMATION TO BE PROVIDED BY CSC

       CSC shall provide the Correspondent with all appropriate data in its possession pertinent to the proper performance and supervision of any function specifically allocated to the Correspondent pursuant to the terms of this Agreement. The Correspondent shall be responsible for and shall promptly reimburse CSC for all costs incurred by CSC in connection with the preparation and mailing of such information.

IX.    CUSTOMER NOTIFICATION AND CORRESPONDENCE

       (i) The Correspondent shall be solely and exclusively responsible for informing its customers in a written correspondence, the form and substance of which will be mutually agreed upon, prior to the effective date of this Agreement, as to the general nature of the services to be provided by CSC pursuant to this agreement and the right of such customers to reject the services provided herein. Any new customers of the Correspondent shall also be informed as provided herein, verbally prior to such customers becoming Introduced Accounts and in writing, once the new accounts have been opened and accepted. The Correspondent shall be solely and exclusively responsible for the payment of all costs incurred in connection with the preparation and mailing of such customer correspondence.

       (ii) The Correspondent shall inform its customers pursuant to such written correspondence that all inquiries and correspondence should be directed to the Correspondent. All customer correspondence shall be reviewed and responded to by the party responsible for the specific area to which the inquiry or complaint relates pursuant to the terms of this Agreement. In the event such correspondence is not directed to such party originally, the Correspondent or CSC shall expeditiously forward such correspondence to the appropriate party.

X.   ERRORS, CONTROVERSIES AND INDEMNITIES

       (i) Errors, misunderstandings or controversies, except those specifically otherwise covered in this Agreement, between the Introduced Accounts and the Correspondent or any of its employees, which shall arise out of acts or omissions of the Correspondent or any of its employees (including, without limiting the foregoing, the failure of the Correspondent to deliver promptly to CSC any instructions received by the Correspondent from an Introduced Account with respect to the voting, tender or exchange of shares held in such Introduced Account), shall be the sole and exclusive responsibility and liability of the Correspondent. In the event, however, that by reason of such error, misunderstanding or controversy, the

           Correspondent in its discretion deems it advisable to commence an action or proceeding against an Introduced Account, the Correspondent shall indemnify and hold CSC harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to fees and expenses of legal counsel) which CSC may incur or sustain in connection therewith or under any settlement thereto. If such error, misunderstanding or controversy shall result in the bringing of an action or proceeding against CSC, the Correspondent shall indemnify and hold CSC harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to reasonable fees and expenses of legal counsel) which CSC may incur or sustain in connection therewith or under any settlement thereof.

    (ii) Errors, misunderstandings or controversies, except those specifically otherwise covered in this Agreement, between the Introduced Accounts and the Correspondent or any of its employees, which shall arise out of acts or omissions of CSC or any of its employees, shall be the sole and exclusive responsibility and liability of CSC. In the event, however, that by reason of such
           error, misunderstanding or controversy, CSC in its   discretion
           deems it advisable to commence an action or proceeding against an Introduced Account, CSC shall indemnify and hold the Correspondent harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to reasonable fees and expenses of legal counsel) which the Correspondent may incur or sustain in connection therewith or under any settlement thereof. If such error, misunderstanding or controversy shall result in the bringing of an action or proceeding against the Correspondent, CSC shall indemnify and hold the Correspondent harmless from any loss, liability, damage, cost or expense (including but not otherwise limited to reasonable fees and expenses of legal counsel) which the Correspondent may incur or sustain in connection therewith or under any settlement thereof.

    (iii) CSC and the Correspondent both agree to indemnify the other and hold the other harmless from and against any loss, liability, damage, cost or expense (including but not otherwise limited to reasonable fees and expenses of legal counsel) arising out of or resulting from any failure by the indemnifying party or any of its employees to carry out fully the duties and responsibilities assigned to the indemnifying party herein or any breach of any representation or warranty herein by the indemnifying party under this Agreement. The Correspondent hereby agrees to indemnify and hold CSC harmless from and against any loss, liability, damage, cost or expense (including but not otherwise limited to reasonable fees and expenses of legal counsel) sustained or incurred in connection herewith in the event any Introduced Account fails to meet any initial margin call or subsequent maintenance calls, in conformity with Section V hereof.

      (iv) The indemnification provisions in this Agreement, shall remain operative and in full force and effect, regardless of the termination of this Agreement, and shall survive any such termination.

      (v) Correspondent agrees to maintain, and to provide evidence thereof to CSC, at least $250,000 blanket bond indemnity bond insurance covering any and all acts of its employees, agents and partners, with an insurance company reasonably acceptable to CSC, listing CSC as an insured party and permitting CSC to assume the policy in the event of the Correspondent ceasing operations.

XI.  REPRESENTATIONS AND WARRANTIES

      (a)  The Correspondent represents and warrants as follows:

           (i) The Correspondent will maintain at all times while this Agreement is in full force and effect stated net capital of not less than $100,000 unless CSC has otherwise agreed in writing. The Correspondent will not carry customer, broker or dealer accounts and will not receive or hold funds under Rule 15c3-1 of the Securities Exchange Act of 1934, as amended, for those persons. The Correspondent will immediately notify CSC when [i] its Aggregate Indebtedness Ratio reaches or exceeds 10 to 1, [ii] if the Correspondent has elected to operate under paragraph [f] or Rule 15c3-1 of the Securities Exchange Act of 1934, as amended, when its net capital is less than 5% of aggregate debit items computed in accordance with Rule 15c3-3, [iii] when the aggregate amount of any withdrawals of equity capital and/or unsecured advances or loans exceed 20% of excess net capital in any 30 day period or 30% of excess net capital in any 90 day period or [iv] its stated net capital is less than the minimum amount required under this Agreement.

           (ii) The Correspondent is a member of good standing of the National Association of Securities Dealers, Inc. The Correspondent will promptly notify CSC of any additional exchange memberships or affiliations. The Correspondent shall also comply with whatever non-member access rules have been promulgated by any National Securities Exchange or any other securities exchange of which it is not a member.

           (iii) The Correspondent is and during the term of this Agreement will remain duly registered or licensed and in good standing as a broker/dealer under all applicable Laws and Regulations.

           (iv) The Correspondent has all the requisite authority in conformity with all applicable Laws and Regulations to enter into this Agreement and to retain the services of CSC in accordance with the terms thereof.

           (v) The Correspondent is in compliance, and during the term of this Agreement will remain in compliance with [i] the capital and financial reporting requirements of every National Securities Exchange or other securities exchange and/or securities association of which the Correspondent is a member, [ii] the capital requirements of the Securities and Exchange Commission, and [iii] the capital requirements of every state in which the Correspondent is licensed as a broker/dealer.

           (vi) The Correspondent shall not generate and/or prepare any statements, billings or confirmations respecting any Introduced Account unless expressly so instructed in writing by CSC.

           (vii) The Correspondent shall keep confidential any information it may acquire as a result of this Agreement regarding the business and affairs of CSC, which requirement shall survive the life of this Agreement.

      (b)  CSC represents and warrants as follows:

           (i)   CSC is a member in good standing of the National
                 Association of Securities Dealers, Inc., and the New York

                 Stock Exchange, Inc.

           (ii) CSC is and during the term of this Agreement will remain duly licensed and in good standing as a broker/dealer under all applicable Laws and Regulations.

           (iii) CSC has all the requisite authority, in

                 conformity with all applicable Laws and Regulations, to enter into and perform this Agreement.

           (iv)  CSC is in compliance, and during the term of this

                 Agreement, will remain to compliance, with [i] the capital and financial reporting requirements of every National Securities Exchange and/or other securities exchange or association of which it is a member, [ii] the capital requirements of the Securities and Exchange Commission, and [iii] the capital requirements of every state in which it is licensed as a broker/dealer.

            (v) CSC represents and warrants that the names and addresses of the Correspondent's customers which have or which may come to its attention in connection with the clearing and related functions it has assumed under this Agreement are confidential and shall not be utilized by CSC or an affiliate thereof, except in connection with the functions performed by CSC pursuant to this Agreement. CSC shall send no written information to such customers other than statements, bills or notices of transactions in connection with its role as clearing agent. Notwithstanding the foregoing, should an Introduced Account request, on an unsolicited basis, that CSC or any entity affiliated with CSC become its broker, acceptance or such Introduced Account by CSC or any entity affiliated with CSC shall in no way violate this representation and warranty, nor result in a breach of this Agreement.

       (vi) CSC shall keep confidential any information, including the names and addresses of the Correspondent's customers, it may acquire as a result of this Agreement regarding the business and affairs of the Correspondent, which requirement shall survive the life of this Agreement.

XII.  TERMINATION - EVENT OF DEFAULT

      Notwithstanding any provision in this Agreement, the following events or occurrences shall constitute an Event of Default under this Agreement:

      (i) Either CSC or the Correspondent shall fail to perform or observe any term, covenant or condition to be performed or observed by it hereunder and such failure shall continue to be unremedied for a period of 30 days after written notice from the non-defaulting party to the defaulting party specifying the failure and demanding that the same be remedied; or

      (ii) Any representation or warranty made by either CSC or the Correspondent herein shall prove to be incorrect at any time in any material respect; or

      (iii) A receiver, liquidator or trustee of either CSC or the Correspondent, or of its property, held by either party, is appointed by court order and such order remains in effect for more than 30 days; or either CSC or the Correspondent is adjudicated bankrupt or insolvent; or any of its property is sequestered by court order and such order remains in effect for more than 30 days; or a petition is filed against CSC or the Correspondent under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and is not dismissed within 30 days after such filing; or

      (iv) Either CSC or the Correspondent files a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereinafter in effect, or consents to filing of any petition against it under any such law; or

     (v) Either CSC or the Correspondent makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of either CSC or the Correspondent, or of any property held by either party; or

     (vi) Either party hereto knowingly and willfully solicits or causes to solicit for employment the employees of either party or their affiliates/subsidiaries, successors or assignees without prior consent of the other party; or

     (vii) If research is provided by CSC or any entity affiliated with CSC to the Correspondent and the Correspondent knowingly and willfully reproduces or reprints in any fashion same or represents to customers or to an unrelated third party that the research supplied by CSC or such affiliated entity is that of the Correspondent.

      Upon the occurrence of any such Event of Default, the non-defaulting party may, at its option, by notice to the defaulting party declare that this Agreement shall be thereby terminated and such termination shall be effective as of the date such notice has been sent or communicated to the defaulting party.

XIII. REMEDIES CUMULATIVE

      The enumeration herein of specific remedies shall not be exclusive of any other remedies. Any delay or failure by any party of this Agreement to exercise any right, power, remedy or privilege herein contained, or now or hereafter existing under any applicable statute or law, shall not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege shall preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

XIV.  MISCELLANEOUS

      (i) As of the effective date of this Agreement CSC will not convert or allow to be converted to its records as Introduced Accounts customer accounts of the Correspondent that are partially or totally unsecured, securities in the name of the Correspondent's customers, or legal transfer securities (securities in the name of estates, trust, joint ownership, foreign ownership and such), unless previously approved in writing by CSC. If in error such accounts are converted to CSC books or records, CSC reserves the right to convert back to the Correspondent or its clearing agent said customer accounts and the positions.

      (ii) CSC shall have the power to place open orders as instructed by the

           Correspondent as of the effective date of this Agreement, and appropriate adjustments shall be made by CSC to reflect that CSC has acted as broker on the open orders with specialists on any national securities exchange or other securities exchange.

    (iii) CSC shall have the power to effect appropriate adjustments with respect to pending dividends and other distributions from the effective date of this Agreement through the last payable date of such pending dividends.

    (iv) The Correspondent shall be responsible for providing annual dividend and distribution information as contained in IRS Form 1087 (to include individual 1099 filings) and any other information required to be reported by Federal, state or local tax laws, rules or regulations, to its customers until the effective date of this Agreement, whereupon CSC shall assume this function as to Introduced Accounts.

    (v) CSC shall have the power to allocate and make appropriate adjustments for fails, reorganization accounts, other work in process accounts, and overages relating to accounts of the customers of the Correspondent that have become Introduced Accounts pursuant to the terms of this Agreement.

    (vi) The Correspondent shall assume all liabilities in connection with the bad debts of all Introduced Accounts. Unsecured debits in the Introduced Accounts shall be paid within 30 days of their origin date, and it shall be the responsibility of the Correspondent to collect such payments from its customers and transmit them to CSC within such 30-day period. If any unsecured debit balances remain outstanding beyond such 30-day period, CSC is authorized to apply as payment of such debit balances commission fees owed to the Correspondent in connection with transactions pursuant to this Agreement.

    (vii) Transfers of securities relating to Introduced Accounts shall be frozen ten business days prior to the effective date of this Agreement.

    (viii) CSC shall limit its services pursuant to the terms of this Agreement to that of clearing functions and the related services expressly set forth herein and the Correspondent shall not hold itself out as an agent of CSC or any of the subsidiaries or companies controlled directly or indirectly by or affiliated with CSC or its parent.

   (ix) This Agreement supersedes any previous agreement and may be modified only by a writing signed by both parties to this Agreement. Such modification shall not be deemed as a cancellation of this Agreement.

    (x) This Agreement shall be submitted to and/or approved by any national securities exchange, or other regulatory and self-regulatory bodies vested with the authority to review and/or approve this Agreement or any amendment or modifications hereto. In the event of any such disapproval, the parties hereto agree to bargain in good faith to achieve the requisite approval. CSC will file a fully executed copy of this agreement with the New York Stock Exchange.

    (xi) This Agreement may be canceled by either of the parties hereto upon ninety (90) days' written notice; provided, however, that this Agreement may be canceled by either party upon thirty (30) days' written notice if (i) the net capital ratio of the other party exceeds 10 to 1, (ii) when the aggregate amount of any withdrawals of equity capital and/or unsecured advances or loans exceed 20% of excess net capital in any 30 day period or 30% of excess net capital in any 90 day period or (iii) its stated net capital is less than the minimum amount required under this Agreement; and provided, further, that this Agreement may be canceled by CSC at any time between the date on which this Agreement is executed and the effective date of this Agreement, if there is a material change in the control or management of the Correspondent.

    (xii) Any dispute or controversy between the Correspondent and CSC relating to or arising out of this Agreement shall be settled by arbitration before and under the rules of the Arbitration Committee of the New York Stock Exchange, Inc., unless the transaction which gave rise to such dispute or controversy was effected in another exchange or market which provides arbitration facilities, in which case it shall be settled by arbitration under such facilities.

    (xiii) CSC will not be bound to make any investigation into the facts surrounding any transaction that it may have with the Correspondent on a principal or agency basis or that the Correspondent may have with its customers or other persons, nor will CSC be under any responsibility for compliance by the Correspondent with any Laws and Regulations which may be applicable to the Correspondent. It is understood that CSC will assist the Correspondent in any investigation conducted by the Correspondent.

    (xiv) To facilitate the keeping of records by CSC the Correspondent will turn over promptly to CSC any and all cash remittances and securities which the Correspondent receives from its customer. Concurrently with the delivery of such funds or securities to the Correspondent, it shall furnish CSC with such information as may be relevant or necessary to enable CSC to record promptly and properly such cash remittances and securities in the respective Introduced Accounts.

   (xv) This Agreement shall be binding upon all successors, assigns or transferees of both parties hereto, irrespective of any change with regard to the name of or the personnel of the Correspondent or CSC. Any assignments of this Agreement shall be subject to the requisite review and/or approval of any regulatory or self-regulatory agency or body whose review and/or approval must be obtained prior to the effectiveness and validity of such assignment. Except as indicated below, no assignment of this Agreement by either party shall be valid unless consented to in writing by the other party. Any assignment by CSC to any subsidiary or to a company affiliated with or controlled directly or indirectly by CSC will be deemed valid and enforceable in the absence of any consent from Correspondent. Neither this Agreement nor any operation hereunder is intended to be, shall not be deemed to be, and shall not be treated as a general or limited partnership, association or joint venture or agency relationship between the Correspondent and CSC.

   (xvi) Should the Correspondent in any way attempt to hold itself out as, advertise or in any way represent that it is the agent of CSC, CSC shall have the power, at is option, to terminate the Agreement as an event of default as defined in Section XII of this Agreement and the Correspondent shall be liable for any loss, liability, damage, cost or expense (including but not otherwise limited to reasonable fees and expenses of legal counsel) sustained or incurred by CSC as a result of such representation of agency or apparent authority to act as an agent of CSC or agency by estoppel.

   (xvii) The Correspondent shall not, without having obtained the prior written approval of CSC, agree to place or place any advertisement in any newspaper, publication, periodical or any other media if such advertisement in any manner makes reference to CSC, to any person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with CSC and to the clearing arrangements and/or any of the services embodied in this Agreement.

   (xviii) The Laws and Regulations require that CSC must have proper documentation to support any account opened on its books, including Introduced Accounts. If, after reasonable requests therefor, the necessary documents so as to enable CSC to comply with such account documentation requirements of the Laws and Regulations have not been received by CSC, the Correspondent shall receive notification that no further orders will be accepted for the Introduced Accounts involved. Should it happen that inadvertent orders are placed for such accounts after this notice is received, no commission credit will be granted from such order. On receipt of the necessary documents, this restriction will be lifted on future commissions, but any commissions withheld will be credited or paid. This Agreement is not in any way intended to limit the responsibility of CSC under the Laws and Regulations with respect to Introduced Accounts.

   (xix) The construction and effect of every provision of this Agreement, the rights of the parties hereunder and any questions arising out of this Agreement, shall be subject to the statutory and common law of the State of New York.

   (xx) The headings preceding the text, articles and sections hereof have been inserted for convenience and reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

   (xxi) This Agreement shall cover only the type of services set forth herein and is in no way intended nor shall be construed to bestow upon the Correspondent any special treatment regarding any other arrangements, agreements or understandings which presently exist between Correspondent and CSC or which may hereinafter exist. The Correspondent shall be under no obligation whatsoever to deal with CSC or any of its subsidiaries or any companies controlled directly or indirectly by or affiliated with CSC or its parent, in any capacity other than as set forth in this Agreement. Likewise, CSC shall be under no obligation whatsoever to deal with the Correspondent or any of its affiliates in any capacity other than as set forth in this Agreement.

   (xxii) If any provision or condition of this Agreement shall be held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, such invalidity or unenforceability shall attach only to such provision or condition. The validity of the remaining provisions and conditions shall not be affected thereby and this Agreement shall be carried out as if any such invalid or unenforceable provision or condition were not contained herein.

   (xxiii) In the event that CSC assumes any contractual obligation on behalf of the Correspondent relative to communication equipment, the Correspondent hereby agrees to immediately absorb the remaining portion of said contract if Correspondent terminates the relationship with CSC. The Correspondent further agrees to absorb any and all costs associated with the removal or relocation of any communication equipment installed by or at the direction of CSC, if this agreement is terminated by the Correspondent.

   (xxiv) Any unsecured debit residing in a customer account as a result of the failure to perform on behalf of the customer and/or the Correspondent will be the responsibility of the Correspondent. Thirty (30) calendar days will be allowed for collection. If funds are not received, CSC reserves the right to debit the Correspondent; bad debit, collateral and/or commission refund account the amount of the unsecured balance plus interest at the rate of 1/2% above the prevailing broker call loan rate.

   (xxv) The interest and handling expense (to include day charges) for any DVP transaction that does not settle on a normal or regular way basis or is rejected by the agent for any reason other than CSC negligence is the responsibility of the Correspondent.

   (xxvi) For the purposes of any and all notices, consents, directions, approvals, restrictions, requests or other communications required or permitted to be delivered hereunder, CSC's address shall be 120 Broadway, 8th Floor, New York, New York, 10271 and the Correspondent's address shall be Sears Tower, Suite 4500, 233 South Wacker Drive, Chicago, Illinois 60606, and either party may change its address for notice purposes by giving written notice pursuant to registered mail of the new address to the other party.

   (xxvii) This Agreement shall become effective on or about September 15, 1995 or such date mutually agreed upon by the parties hereto.

Made and executed at _______________________________________ on the date hereinabove set forth.

                                                         Accepted and Agreed to:

                               CORRESPONDENT FIRM

                                                   By:

                                                       ------------------------
                                                Title:

                                                       ------------------------
                                                 Date:

                                                       ------------------------

Accepted and Agreed to:
CORRESPONDENT SERVICES CORPORATION (CSC)

By:

        --------------------------------
Title:

        --------------------------------
Date:

        --------------------------------

                                                                   EXHIBIT 10.23

                               AMENDMENT NO. 1 TO
                           NOTE CONVERSION AGREEMENT

     The Note Conversion Agreement dated as of September 29th, 1995 by and between Rodman & Renshaw Capital Group, Inc. (the "Company") and Confia, S.A., Institucion de Banca Multiple, Abaco Grupo Financiero, a banking corporation incorporated under the laws of the United Mexican States ("Confia") is hereby amended as follows:

1.   Amendments.

     1.1    From and after the day hereof, the definition of the term "Note" in
            Section 1 is hereby amended to delete the date of "September 30, 1995" in clause (i) and to insert in lieu thereof "November 10, 1995."

     1.2 From and after the day hereof, Section 2 is hereby amended to add the following sentence: "Confia further agrees to lend the Company an additional $10,000,000 on or prior to November 10, 1995."

2. Miscellaneous. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of laws relating to conflict of laws. Except as specifically amended hereby, the Note Conversion Agreement shall remain in full force and effect in accordance with its existing terms, but each reference in the Note Conversion Agreement to "this Agreement," "hereunder," "hereof" or words of like import, and references to the Note Conversion Agreement in any and all instruments or documents in connection therewith shall, except where the context otherwise requires, be deemed a reference to the Note Conversion Agreement as amended hereby.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

                                RODMAN & RENSHAW CAPITAL GROUP, INC.

                                By: /s/ Charles W. Daggs, III

                                    ----------------------------------------
                                Name:  Charles W. Daggs, III
                                Title: President & Chief Executive Officer

                                CONFIA, S.A., INSTITUCION DE BANCA
                                MULTIPLE, ABACO GRUPO FINANCIERO

                                By: /s/ Mario Velasco Coppel

                                    ----------------------------------------
                                Name:  Mario S. Velasco Coppel
                                Title: Responsible Regional -

                                          Monterrey

                                                                    EXHIBIT 21.1

                      RODMAN & RENSHAW CAPITAL GROUP, INC.

                                  SUBSIDIARIES


COMPANY                                                 STATE OF INCORPORATION

- - - - -----------------------------------------        -----------------

Rodman & Renshaw, Inc.                                  Delaware

Rodman Advisory Services Inc.                           Delaware

Rodman & Renshaw Chicago Theatre Ltd.                   Delaware

Rodman & Renshaw Futures Management, Inc.               Delaware

Rodman River West, Inc.                                 Delaware

Rodman Trading, Inc.                                    Delaware


                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in Registration Statement No. 33-73206 on Form S-8 of Rodman & Renshaw Capital Group, Inc. and in Registration Statement No. 33-56951 on Form S-8 of Rodman & Renshaw Capital Group, Inc. of our report dated February 26, 1996, on our audit of the consolidated financial statements of Rodman & Renshaw Capital Group, Inc. as of December 31, 1995 and December 31, 1994 and for the year ended December 31, 1995, and for the transition period from June 25, 1994 through December 31, 1994, which report is included in this Annual Report on Form 10-K.

/s/ Coopers & Lybrand L.L.P.

Chicago, Illinois
March 26, 1996

                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-73206 of Rodman & Renshaw Capital Group, Inc. on Form S-8 and in Registration Statement No. 33-56951 of Rodman & Renshaw Capital Group, Inc. on Form S-8 of our report dated August 19, 1994 appearing in this Annual Report on Form 10-K of Rodman & Renshaw Capital Group, Inc. for the year ended December 31, 1995.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 26, 1996




[ARTICLE] BD

[PERIOD-TYPE]                   YEAR

[FISCAL-YEAR-END]                          DEC-31-1995
[PERIOD-START]                             JAN-01-1995
[PERIOD-END]                               DEC-31-1995
[CASH]                                      16,399,000
[RECEIVABLES]                               65,842,000
[SECURITIES-RESALE]                          2,204,000
[SECURITIES-BORROWED]                                0
[INSTRUMENTS-OWNED]                         16,489,000
[PP&E]                                       8,560,000
[TOTAL-ASSETS]                             119,333,000
[SHORT-TERM]                                57,172,000
[PAYABLES]                                  32,463,000
[REPOS-SOLD]                                         0
[SECURITIES-LOANED]                                  0
[INSTRUMENTS-SOLD]                           4,964,000
[LONG-TERM]                                          0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                       598,000
[OTHER-SE]                                     845,000
[TOTAL-LIABILITY-AND-EQUITY]                96,042,000
[TRADING-REVENUE]                           26,628,000
[INTEREST-DIVIDENDS]                        10,137,000
[COMMISSIONS]                               24,879,000
[INVESTMENT-BANKING-REVENUES]                8,065,000
[FEE-REVENUE]                                        0
[INTEREST-EXPENSE]                          10,217,000
[COMPENSATION]                              57,872,000
[INCOME-PRETAX]                           (27,016,000)
[INCOME-PRE-EXTRAORDINARY]                           0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                              (29,982,000)
[EPS-PRIMARY]                                   (4.63)
[EPS-DILUTED]                                   (4.63)







                                                                       ANNEX V





                                    UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.  20549

                                      FORM 10-Q

(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended                  September 30, 1996

                                      --------------------------------
               OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______________ to _________________

                      Commission file number        1-9143

                                                    --------

                RODMAN & RENSHAW CAPITAL GROUP, INC.

- -------------------------------------------------------------------
        (Exact name of registrant as specified in its charter)

               DELAWARE                          36-3111956

- -----------------------------                  --------------------
(State or other jurisdiction                   (I.R.S. Employer
of incorporation or organization)              Identification No.)

233 S. Wacker Drive, Suite 4500, Chicago, IL        60606

- -------------------------------------------------------------------
(Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code     312/526-2000

                                                     --------------

- -------------------------------------------------------------------
(Former name, former address, and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements
for the past 90 days.                  YES    X           No

                                          -------           ------

Shares of common stock outstanding at November 1, 1996:  6,645,802 par value $.09.

                RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES

                                        INDEX

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements -

Condensed Consolidated Statements of Financial Condition as of September 30, 1996 (unaudited) and December 31, 1995.

Condensed Consolidated Statements of Operations (unaudited) for the three and nine months ended September 30, 1996 and September 30, 1995.

Condensed Consolidated Statements of Cash Flows (unaudited) for the nine months ended September 30, 1996 and September 30, 1995.

Notes to Condensed Consolidated Financial Statements (unaudited) - September 30, 1996.

Item 2.  Management's Discussion and Analysis of
         Financial Condition and Results of Operations

PART II - OTHER INFORMATION

Item 4.  Submission of Matters to a Vote of Security Holders

Item 6.  Exhibits and Reports on Form 8-K

SIGNATURES
PART I.  FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS

                RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
              CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                   (in thousands)


                                  SEPTEMBER 30
                                1996 DECEMBER 31

                                             (unaudited)           1995


ASSETS

Cash and cash equivalents                   $    8,746         $     9,001
Securities purchased under agreements
  to resell                                        -                 2,204
Cash and short-term investments required to
  be segregated under federal regulations        8,784               7,398
Receivables:
  Customers                                          8              49,544
  Brokers, dealers, and clearing
    organizations                                5,152              16,298
Securities owned - at market                     7,371              16,489
Memberships in securities and commodities
  exchanges at cost(market value 09/30/96 -

  $1,356; 12/31/95 - $1,219)                       272                 272
Furniture, fixtures and leasehold improvements,
  at cost, less accumulated depreciation and
  amortization (09/30/96 - $5,242; 12/31/95 -

  $5,132)                                        7,904               8,560
Prepaid expenses and other assets               14,766               9,567
Deferred income taxes (Net of valuation
  allowance: 09/30/96 - $21,585;

  12/31/95 - $17,059)                              -                   -
                                            ----------         -----------
                                            $   53,003         $   119,333
                                            ==========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term borrowings from banks            $     -            $    30,672
Short-term note payable to affiliate           26,500               26,500
Payables:

  Customers                                     8,560               18,914
  Brokers, dealers, and clearing
    organizations                                 -                 13,549
Securities sold but not yet purchased,
  at market                                     1,127                4,964
Accrued commissions                             1,852                2,155
Accounts payable and accrued expenses          14,333               21,136
                                            ---------          -----------
                                               52,372              117,890


Liabilities subordinated to the claims

  of general creditors                            -                    -

Stockholders' equity:
  Convertible non-voting preferred stock,

   $.01 par value, 5,000,000 shares authorized;
   175 shares issued at 09/30/96 and 50 shares

   issued at 12/31/95                             -                    -
  Common stock, $.09 par value: 20,000,000
   shares authorized; 6,646,000 issued at

   09/30/96 and 12/31/95                          598                  598
  Additional paid-in capital                   48,249               35,749
  Accumulated deficit                         (48,216)             (34,904)
                                            ----------         -----------
                                                  631                1,443
                                            ----------         -----------

                                            $  53,003          $   119,333
                                            ==========         ===========

See Notes to Condensed Consolidated Financial Statements

               RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                 (unaudited) (in thousands, except per share data)

                                  THREE MONTHS ENDED    NINE MONTHS ENDED
                                    SEPTEMBER 30           SEPTEMBER 30

                                  1996        1995        1996      1995


REVENUES:

  Commissions                  $   3,643    $  5,399    $ 15,370  $ 19,973
  Principal                        6,548       7,411      22,938    19,241
  Interest                           427       1,813       1,788     9,051
  Fee income                       1,240       3,269       6,276     6,252
  Other                              121       1,211         354     2,590
                               ---------    --------    --------  --------
      TOTAL REVENUES              11,979      19,103      46,726    57,107

EXPENSES:

  Employee compensation

    and benefits                  10,307      15,609      36,701    40,958
  Commissions, floor brokerage

    and clearance                  1,083         754       3,235     3,280
  Interest                         1,121       2,470       3,506     8,150
  Communications                   1,321       2,234       4,301     6,508
  Occupancy and equipment          1,676       2,509       4,846     5,484
  Professional fees                  845         941       2,094     3,256
  Other operating expense          1,997       1,174       5,355     3,289

                               ---------    --------    --------   -------
      TOTAL EXPENSES              18,350      25,691      60,038    70,925

                               ---------    --------    --------  --------
      Loss before taxes           (6,371)     (6,588)    (13,312)  (13,818)

      Tax expense                    -        (1,620)        -        (601)
                               ---------    --------    --------  --------

      NET LOSS                 $  (6,371)   $ (8,208)   $(13,312) $(14,419)
                               =========    ========    ========  ========
Earnings per share data:

NET LOSS PER COMMON SHARE      $   (0.96)   $  (1.24)   $  (2.00) $  (2.25)


WEIGHTED AVERAGE COMMON SHARES

 OUTSTANDING                       6,646       6,646       6,646     6,410


See Notes to Condensed Consolidated Financial Statements

               RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (unaudited) (in thousands)

                                                     NINE MONTHS ENDED
                                                 September 30  September 30

                                                     1996          1995

CASH FLOWS FROM OPERATING ACTIVITIES:

  Net loss                                        $  (13,312)  $  (14,419)
  Adjustments to reconcile net loss to
    net cash flows provided by
    operating activities:

      Equity in earnings in limited partnerships      (1,192)          -
      Reserve on loans advanced to
        limited partnerships                             428           -
      Gain on sale of fixed assets                                     (8)
      Gain on sale of exchange memberships               -           (771)
      Deferred income taxes                              -            413
      Depreciation and amortization                      785          891
      Net changes in operating assets
        and liabilities:

       Securities purchased under

        agreements to resell                           2,204       33,054
       Cash and short-term investments
        required to be segregated under

        federal regulations                           (1,386)      14,387
       Receivables from and payables
        to customers, brokers, dealers

        and clearing organizations                    36,779      (51,594)
      Recoverable income taxes

        and income taxes payable                         -          1,330
      Securities owned                                 9,118      106,792
      Prepaid expenses and other assets               (1,435)      (4,373)
      Securities sold but not yet purchased           (3,837)     (85,920)
      Accrued commissions                               (303)         232
      Accounts payable and accrued expenses           (6,803)       7,398

      NET CASH FLOWS PROVIDED BY                 ___________   __________
       OPERATING ACTIVITIES                           21,046        7,412

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of furniture, fixtures and

    leasehold improvements                              (129)      (7,314)
  Sale of exchange memberships                           -          4,349

      NET CASH FLOWS USED IN                       ___________   __________
       INVESTING ACTIVITIES                             (129)      (2,965)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net decrease in short-term

    borrowings from banks                            (30,672)     (15,095)
  Proceeds from short-term note payable
    to affiliate                                         -          6,500
  Payment of notes subordinated to
    claims of general creditors                          -         (1,374)
  Proceeds from issuance of convertible
    non-voting preferred stock                         9,500          -

      NET CASH FLOWS USED IN                      ___________   __________
       FINANCING ACTIVITIES                          (21,172)      (9,969)

NET DECREASE IN CASH AND CASH

  EQUIVALENTS                                           (255)      (5,522)

Cash and cash equivalents at beginning

  of period                                            9,001        7,011

                                                  -----------  -----------
Cash and cash equivalents at end of period        $    8,746   $    1,489
                                                  ===========  ===========


See Notes to Condensed Consolidated Financial Statements
RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 1996 (UNAUDITED)

NOTE A - BASIS OF PRESENTATION

- ------------------------------

The unaudited condensed consolidated financial statements of Rodman & Renshaw Capital Group, Inc. and subsidiaries (collectively, the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management of the Company, all adjustments considered necessary for a fair presentation of the financial condition and results of operations of the Company for the periods presented have been included. Although the Company has stock options outstanding, such stock options do not have a dilutive effect on earnings per share; accordingly, the primary and fully diluted loss per share calculations are not different. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Report on Form 10-K for the year ended December 31, 1995.

NOTE B - ASSETS SEGREGATED UNDER FEDERAL AND OTHER REGULATIONS

- --------------------------------------------------------------

The Company was holding in safekeeping $712,000 and $1,664,000 of securities owned by customers as of September 30, 1996, and December 31, 1995, respectively. In accordance with applicable regulations, these securities are not included in the Condensed Consolidated Statement of Financial Condition.

NOTE C - NET CAPITAL REQUIREMENT AND DIVIDEND RESTRICTIONS

- ----------------------------------------------------------

The Company's primary subsidiary, Rodman & Renshaw, Inc.("Rodman"), a registered broker-dealer and futures commission merchant, is subject to the minimum net capital rules of the Securities and Exchange Commission (the "SEC"), Commodity Futures Trading Commission (the "CFTC"), and the capital rules of the New York Stock Exchange, Inc. (the "NYSE"), of which Rodman is a member. Rodman has elected to use the alternative net capital method permitted by the SEC rule. At December 31, 1995, these rules required that Rodman maintain minimum net capital, as defined in such rules, equal to the greater of 2% of aggregate debits arising from customer securities transactions or $1,000,000, or 4% of the funds required to be segregated for customers pursuant to the Commodity Exchange Act. In January 1996, Rodman changed its business operation from a clearing securities broker to a non-clearing securities broker whereby Rodman's customer accounts are introduced and cleared by a contracted clearing broker on a fully disclosed basis. As a result of this conversion, Rodman's minimum net capital requirement pursuant to these rules was reduced to the greater of $250,000 or 4% of the funds required to be segregated for commodities customers. At September 30, 1996, and December 31, 1995, Rodman had net capital, as defined, of $7.6 million and $15.4 million, respectively, or $7.3 million and $14.3 million, respectively, in excess of the minimum net capital.

On August 30, 1996, Rodman transferred all futures related activity to an affiliate, Rodman & Renshaw Futures, Inc. ("RRFI"), a futures commission merchant. RRFI is subject to the minimum net capital rules of the CFTC which is the greater of $250,000 or 4% of the funds required to be segregated for commodities customers.

The National Futures Association (the "NFA") may require a member firm to reduce its business if its net capital is less than 6% of the funds required to be segregated and may prohibit a member firm from expanding its business or paying cash dividends if resulting net capital would be less than 7% of the funds required to be segregated. At September 30, 1996, RRFI had net capital, as defined, of $.5 million which exceeds the minimum net capital requirement.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

The results of operations should be read in conjunction with the Company's condensed consolidated statements of income. The Company's principal activities -- securities and commodities brokerage, principal trading for servicing its customers, and investment banking services -- are highly competitive and extremely volatile. The earnings of the Company are subject to wide fluctuations since many factors over which the Company has little or no control -- such as the overall volume of activity in the securities, futures and options markets and the volatility and general level of market prices and interest rates -- may affect its operations. In addition, results of operations for any particular interim period may not be indicative of results to be expected for the year ending December 31, 1996.

Despite market correction and volatility in July, and significantly lower overall underwriting volume, the Company reported an improvement in net losses of 22% in the 1996 third quarter as compared to the same period last year. This improvement was acheived in spite of a 37% reduction in revenue.

REVENUES

Revenues were $12.0 million in the third quarter of 1996, a decline of $7.1 million as compared to the same 1995 period. Investment Banking and Institutional Equities revenues declined in both July and August reflecting weak demand in the market for small cap stocks. September's results for these business units however, were 59% better than the same period last year as market demand partially rebounded. The combination of a weak July and August equity market environment and the closing of several retail branch offices resulted in a revenue decline versus the third quarter of 1995. Excluding the reduction of revenue from the Commodities business which management significantly reduced in 1995, year to date 1996 revenue levels were comparatively flat with 1995. Principal transactions of $22.9 million in 1996 were $3.7 million higher than the prior year reflecting the start-up of Institutional business in the second quarter of 1995.

Interest income in 1996 declined significantly versus both the third quarter and the first nine month period of 1995 as the Company reduced its security inventory positions and converted to a non-clearing broker-dealer and futures commission merchant. The decline in other income was primarily due to the absence of the sale of certain exchange seats relating to the Commodities business in the third quarter of 1995.

EXPENSES

Expense levels for the third quarter of 1996 declined $7.3 million, or 29%, reflecting significant improvement versus 1995. For the first nine months, expenses declined $10.9 million, an improvement versus the prior year, again with reductions in almost every major category as Management's fixed expense reduction programs began to produce material results. As of September 30, 1996 the Company had realized a reduction of over 16% in the number of total employees versus September 1995. These expense reductions were partly offset by higher compensation levels for key Research and Investment Banking hires as these businesses are being enhanced to support the Company's business initiatives in these areas.

Generally, floor brokerage, clearance and communications all declined as compared to 1995, mainly reflecting savings from changes in the business line mix. Interest expense also declined versus both 1995 periods, primarily reflecting the decrease in securities inventory positions consistent with the change in business mix.

LIQUIDITY AND CAPITAL RESOURCES

The Company's assets are substantially comprised of cash, receivables and securities inventory, which are all highly liquid. The principal sources of financing are stockholders' equity, customer payables, short-term loans from banks and affiliates, and other payables.

As a registered broker-dealer and futures commission merchant, Rodman and RRFI are required by the SEC and CFTC to maintain specific amounts of net capital to meet its customers' obligations. As of September 30, 1996, Rodman and RRFI's net capital, as defined, exceeds the net capital requirement.

On June 22, 1994, the Company borrowed $10 million from Confia, S.A., Institucion de Banca Multiple, Abaco Grupo Financiero ("Confia, S.A."), an affiliated company of the Company's majority stockholder, Abaco Casa de Bolsa, S.A. de C.V., Abaco Grupo Financiero ("Abaco"). During 1995, the Company obtained additional loans from Confia, S.A. in an aggregate amount of $16.5 million. The Company required the additional loans in order to continue to conduct its business because losses were eroding its net capital. The loans were consolidated and renewed on June 3, 1996, for a six month term ending December 3, 1996, at an annual interest rate of 12%. On February 9, 1996, the Company also received a letter from Abaco Grupo Financiero, S.A. de C.V. ("Parent") whereby Parent agreed to continue to unconditionally support the Company and Rodman for the next year, up to and including March 31, 1997 ("Letter of Support"). Based upon the Letter of Support, management believes that it is the intention of Confia, S.A. to renew the $26.5 million loan when it becomes due. A renewal may be on different terms than the original loan, depending upon market conditions and Confia, S.A.'s internal lending policies at the time of renewal.

The Company entered into a Note Conversion Agreement with Confia, S.A. dated September 29, 1995 and amended November 10, 1995, pursuant to which Confia, S.A. has the right to convert all or a portion of the Company's outstanding indebtedness to equity in the Company. The number of shares of common stock to be issued upon a conversion would be determined by dividing the amount of indebtedness to be converted by the book value per share of common stock as of the end of the Company's most recent fiscal quarter (provided, however, that if such book value per share were equal to or less than $.09, which is the par value per share of the common stock, the denominator would be $.09). Indebtedness is convertible only if the conversion receives stockholder approval or if the conversion is made in connection with a rights offering to all stockholders at the same effective per share price for a number of shares proportional to the number to be issued upon the conversion. Confia, S.A. may transfer the conversion right to Abaco or another corporation within the group of affiliated companies.

In addition, in December 1995, the Company issued to Abaco 50 shares of non-voting preferred stock at a price per share of $100,000, which shares are convertible into Company common stock. In a conversion, the $5 million preferred stock purchase price would be divided by the book value per share of common stock as of the end of the most recent month to determine the number of shares of common stock to be issued (provided, however, that if such book value per share were equal to or less than $.09, which is the par value per share of the common stock, the denominator would be $.09). The preferred stock is convertible only in connection with a rights offering to all stockholders at the same effective per share price of a number of shares proportional to the number to be issued upon conversion at a price per share equal to such book value per share or par value, as the case may be. Accordingly, in the event of such a rights offering, each stockholder would have the opportunity to purchase a sufficient number of shares at the offering price to maintain his or her percentage ownership of the Company.

The support referred to in the February 9, 1996 letter may include, with previous receipt of requisite approvals from Mexican governmental authorities, infusions of capital, conversion of short-term debt to long-term debt or conversion of short or long-term debt to equity, if required, to continue to sustain Rodman's operations and allow it to maintain the required net capital pursuant to the SEC's Uniform Net Capital Rule 15c3-1. To that end, Parent had agreed to provide the Company with a total of $9.5 million in equity capital in March and April, 1996. On March 29, 1996, Parent provided $5 million of that total through the purchase by Abaco of 50 additional shares of non-voting preferred stock at a price per share of $100,000. On April 30, 1996, Abaco provided the remaining $4.5 million through the purchase of 45 additional shares of non-voting preferred stock at a price per share of $100,000. The terms of such shares are substantially identical to those of the preferred stock issued in December, 1995, as discussed above. The balance sheet as of September 30, 1996 reflects the issuance to Abaco of an additional 30 shares of non-voting preferred stock at a price per share of $100,000 for a total of $3 million pursuant to an understanding with Abaco reached during the third quarter. The terms of of such shares also are substantially identical to those issued in December 1995, and the cash consideration was received from Abaco on November 14, 1996. At September 30, 1996, the book value per share of the Company's common stock was approximately $0.09. Full conversion of the Company's preferred stock held by Abaco at such price, assuming only Abaco's exercise of its conversion rights, would entail the issuance of approximately 198 million shares of common stock. In the event that the Company's outstanding indebtedness to Confia also were converted at such price, such conversion would entail the issuance of an additional 295 million shares of common stock.

The Company currently has subordinated loans outstanding to Rodman, its broker-dealer subsidiary, in an aggregate amount of $26.5 million. The loans are funded by the Company's borrowing from Confia, S.A. discussed above. It is the intention of management of the Company and Rodman to extend these subordinated borrowings through June, 1998. To the extent that such subordinated borrowings are required for Rodman's continued compliance with minimum net capital requirements, they may not be repaid. In the event that the borrowing between the Company and Confia, S.A. is not renewed or converted, Rodman will be required to curtail its business activities substantially in order to reduce its minimum net capital requirements, and then it would seek regulatory approval to repay its subordinated debt to the Company.

The Uniform Net Capital Rule also provides that the total outstanding principal amounts of a broker-dealer's indebtedness under certain subordination agreements, the proceeds of which are included in its net capital, may not exceed for a period in excess of 90 days, 70% of the sum of the total outstanding principal amounts of all subordinated indebtedness included in net capital plus stockholders' equity (the "debt/equity ratio"). At December 31, 1995, Rodman's debt/equity ratio was 78.2%. In January 1996, the Company and Rodman converted $5 million from short-term to long-term subordinated debt, which is treated as equity for purposes of the Uniform Net Capital Rule, thereby reducing the debt/equity ratio to 60%. As of September 30, 1996, the debt/equity ratio was 58%.

In the nine months ended September 30, 1996, the Company provided cash and cash equivalents of $18.0 million from operating activities. In the nine months ended September 30, 1995, the Company's operations provided $7.4 million.

RODMAN & RENSHAW CAPITAL GROUP, INC. AND SUBSIDIARIES
PART II - OTHER INFORMATION

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

             None.

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K

               (a) Exhibits - The following exhibits are included herein or are incorporated by reference

                         (27.1)       Financial Data Schedule

               (b)    Reports on Form 8-K

               The Company filed no reports on Form 8-K during the quarter ended September 30, 1996.

                                     SIGNATURES

                                     -----------

Pursuant to the requirement of Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              RODMAN & RENSHAW CAPITAL GROUP, INC.

                                        (Registrant)

Date:  November 13, 1996     By:    /s/ William C. Dennis Jr.

                              ---------------------------------
                                  William C. Dennis, Jr.
                                  Chief Financial Officer

Date:  November 13, 1996     By:   /s/ Charles W. Daggs, III

                              ----------------------------------
                                  Charles W. Daggs, III
                                  President and Chief Executive
                                  Officer


[ARTICLE] BD

[MULTIPLIER] 1

[PERIOD-TYPE]                   9-MOS

[FISCAL-YEAR-END]                          DEC-31-1996
[PERIOD-END]                               SEP-30-1996
[CASH]                                      17,530,000
[RECEIVABLES]                                5,160,000
[SECURITIES-RESALE]                                  0
[SECURITIES-BORROWED]                                0
[INSTRUMENTS-OWNED]                          7,371,000
[PP&E]                                       7,904,000
[TOTAL-ASSETS]                              53,003,000
[SHORT-TERM]                                26,500,000
[PAYABLES]                                  24,745,000
[REPOS-SOLD]                                         0
[SECURITIES-LOANED]                                  0
[INSTRUMENTS-SOLD]                           1,127,000
[LONG-TERM]                                          0
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                       598,000
[OTHER-SE]                                      33,000
[TOTAL-LIABILITY-AND-EQUITY]                53,003,000
[TRADING-REVENUE]                           22,938,000
[INTEREST-DIVIDENDS]                         1,788,000
[COMMISSIONS]                               15,370,000
[INVESTMENT-BANKING-REVENUES]                6,276,000
[FEE-REVENUE]                                        0
[INTEREST-EXPENSE]                           3,506,000
[COMPENSATION]                              36,701,000
[INCOME-PRETAX]                           (13,312,000)
[INCOME-PRE-EXTRAORDINARY]                (13,312,000)
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                              (13,312,000)
[EPS-PRIMARY]                                   (2.00)
[EPS-DILUTED]                                   (2.00)



                                                                      ANNEX VI

              EXECUTIVE OFFICERS AND DIRECTORS OF PARENT, ABACO,
                        HOLDINGS AND ACQUISITION CORP.

      The name, residence or business address, present principal occupation or employment and citizenship of each executive officer and director of Parent, Abaco, Holdings and Acquisition Corp.
are set forth below:


NAME AND POSITION            RESIDENCE OR BUSINESS ADDRESS         CITIZENSHIP

Jorge Lankenau Rocha             Ave. San Jeronimo 999 Pte.            Mexico
Chairman of the Board of         Monterrey, N.L. 64640 Mexico
Parent and Abaco; Chief
Executive Officer of Confia,
S.A.; Director and
President of Holdings;
Director and President
 of Acquisition Corp.

Jose Maiz Mier                   Matamoros Ote. 506 Altos              Mexico
Director of Parent               Centro Monterrey, N.L., 64000
and Abaco;                       Mexico
Chief Executive Officer
of Constructora Maiz Mier,
S.A. de C.V.

Alejandro Junco de la Vega       Washington 629 Ote. Centro            Mexico
Director of Parent and           Monterrey, N.L., 64000
Abaco; Chief Executive
Officer of Mexico
Editora El Sol S.A.

Enrique Garcia Gamez             Ave. Ruiz Cortinex 257, Pte.          Mexico
Director of Parent and           Monterrey, N.L. 64290
Abaco; President of Agro
Servicios  Mexico
Ragasa, S.A. de C.V.

Fernando Canales Clariond         Ave. Munich 175                       Mexico
Director of Parent and Abaco;     Col. Cuauhtemoc
Vice Chairman and Executive       San Nicolas de los Garza,
Vice President of Grupo Imsa,     N.L. 64450 Mexico
S.A. de C.V.

Julio Escamez Ferreiro           Dr. Martinez 112, Desp.6              Mexico
Director of Parent and Abaco;    Col. Los Doctores
Chairman of the Board of         Monterrey, N.L. 64710
Consorcio Industrial de          Mexico
Exportacion, S.A.

Eduardo Leano Espinosa          Loma Larga 3888, letra A,             Mexico
Director of Parent and Abaco;   Col. Villa Universitaria
Assistant Director of           Zapopan, Jalisco 45110
Universidad Autonoma de         Mexico
Guadalajara, A.C.

Ignacio Santos de Hoyos         Ave. Lazaro Cardenas 2475             Mexico
Director of Parent and Abaco;   Pte., Resid. San Agustin
President of Grupo              Garza Garcia, N.L. 66260
Inmobiliario Mexico, S.A.       Mexico

Mauricio Fernandez Garza        Ave. Lazaro Cardenas 2400             Mexico
Director of Parent and Abaco;   Pte., Resid. San Agustin
Chief Executive Officer of      Garza Garcia, N.L. 66220
Comercializadora de Puros       Mexico

Jose Maiz Garcia                Matamoros Ote. 506 Altos              Mexico
Director of Parent and Abaco;   Monterrey, N.L. 64000
General Manager of              Mexico
Constructora Maiz Mier, S.A.
de C.V.

Rodrigo Padilla Olvera         Ave. San Jeronimo 999 Pte.            Mexico
 Director of Parent and        Monterrey, N.L. 64640
Abaco; President of Grupo      Mexico
SAC, S.A. de C.V.; President
of Industrias Delmex, S.A. de
C.V.

David Rocha Prieto             105 Furr                          United States
Director of Parent and Abaco   San Antonio, Texas 78201
                               EUA

Gerardo Ruiz Montemayor        Ave. Cuauhtemoc 103                   Mexico
Alternate Director of Abaco;   Santa Catarina, N.L. 66350
Chief Executive Officer of     Mexico
Lamina Despliegada, S.A. de
C.V.

Sergio Reyes Retana            Paseo de la Reforma 450               Mexico
Alternate Director of Parent   Sur, Col. Juarez
and Abaco; Director of         Mexico, D.F. 06600
Regional Branches of Confia,
S.A.

Alejandro Garcia Gamez         Ave. Ruiz Cortinez 257 Pte.           Mexico
Alternate Director of Parent   Monterrey, N.L. 64290
and Abaco; Vice President      Mexico
Operations of Raul Garcia y
Cia, S.A. de C.V.

Reynelle Cornish Gonzalez      Ave. San Jeronimo 999 Pte.            Mexico
Director of Parent and         Monterrey, N.L. 64640
Alternate of Abaco; Manager    Mexico
of certain subsidiaries of
Parent

Fernando Valdes Medina         Ave. San Jeronimo 999 Pte.            Mexico
Alternate Director of Parent   Monterrey, N.L. 64640
and Abaco; Chief Financial     Mexico
Officer of certain subsidiaries
of Parent

Juan Jose Leano                Ave. Patria 1201                      Mexico
Alternate Director of Parent   Guadalajara, Jalisco 45110
and Abaco; Assistant Director  Mexico
of Special Projects of
Universidad Autonoma de
Guadalajara, A.C.

Alberto Fernandez Garza        Industrias 1200 Pte.                  Mexico
Alternate Director of Parent   Col. Bellavista
and Abaco; Chairman of the     Monterrey, N.L. 64410
Board of PYOSA, S.A. de        Mexico
C.V.

Ernesto Guzman Valdes          Ave. San Jeronimo 999 Pte.            Mexico
Alternate Director of Parent;  Monterrey, N.L. 64640
Director of Abaco; Chief       Mexico
Executive Officer of Abaco

Jorge A. Garcia Garza          Ave. San Jeronimo 999 Pte.            Mexico
Alternate Director of Parent   Monterrey, N.L. 64640
and Abaco; General Counsel     Mexico
and Secretary of Parent and
Abaco

Jesus Elizondo Lopez           Lic. Pedro Velez 2425 Col. Progreso   Mexico
Director of Parent and Abaco;  Monterrey, N.L. 64420
Chief Executive Officer of     Mexico
Centro de Carnes San
Francisco, S.A. de C.V.

Luis Felipe Salas Benavides    Jesus Cantu Leal 1528 Sur,            Mexico
Director of Parent and Abaco;  Col. Cerro de la Silla
Executive Vice President of    Monterrey, N.L. 64810
Farmacias Benavides, S.A. de   Mexico
C.V.

Marcelo Canales Clariond       Ave Munich 175, Col. Cuauhtemoc       Mexico
Director of Parent and Abaco;  San Nicolas de los Garza,
Vice President for Planning    N.L. 64450, Mexico
and Finance of Grupo IMSA,
S.A. de C.V.

Eduardo Camarena Legaspi       Ave. San Jeronimo 999 Pte.            Mexico
Director of Parent and Abaco;  Monterrey, N.L. 64640
Director of International      Mexico
Operations of Parent and
Confia, S.A.

Eduardo Garza T. Fernandez     Valentin G. Rivero 127                Mexico
Director of Parent and Abaco;  Col. Los Trevino
President of Fabricaciones y   Santa Catarina, N.L. 66335
Representaciones Industriales  Mexico
S.A. de C.V.

Enrique Mouret Benavides       Jesus Cantu Leal 1528 Sur             Mexico
Alternate Director of Parent   Col. Cerro de la Silla
and Abaco, Chief Executive     Monterrey, N.L. 64810
Officer of FAR-BEN, S.A. de    Mexico
C.V.

Rafael Alonso y Prieto         Ave. San Jeronimo 999 Pte.            Mexico
Alternate Director of Parent   Monterrey, N.L. 64640
and Abaco; Assistant Chief     Mexico
Executive Officer of Abaco

Alberto Elizondo Trevino       Ave. Lazaro Cardenas 2400 Pte.        Mexico
Alternate Director of Parent   Desp. PD16
and Abaco; Independent         Garza Garcia, N.L. 66220
Technical and Administrative   Mexico
Consultant

Jesus Gonzalez Elizondo        Presidente Masarik 169                Mexico
Director of Abaco; Chief       Col. Polanco Mexico, D.F.
Executive Officer, Salinas Y    11570 Mexico
Rocha, S.A. de C.V.

Manuel Turrent Diaz            Kilometro 30 1/2 de la Carr. Mex-Oro  Mexico
Director of Abaco; President   Fracc. Hacienda del Parque
of Desarrollo Programado,      Cuautitian Izcall, Edo de Mex 54769
S.A. de C.V.

Jose Ma. Garza Ponce           Zaragoza 1000 Sur, Mezz 1             Mexico
Director of Parent and Abaco;  Monterrey, N.L.
Chairman of the Board of       Mexico
Constructora Garza Ponce,
S.A. de C.V.

Salvador Martinez Garza        Montenegro 2337                       Mexico
Director of Parent and Abaco;  Col. Moderna
Chief Executive Officer of     Guadalajara, Jalisco 44100
Mexicana de Lubricantes,       Mexico
S.A. de C.V.

Gustavo Gonzalez Garcia        Guerrero Norte 3530                   Mexico
Director of Parent and         Col. Norte
Alternate of Abaco; Chief      Monterrey, N.L. 64500
Executive officer of           Mexico
Autolineas Mexicanas, S.A.
de C.V.

Oscar Villarreal Aguero        Kilometro 30 1/2 de la Carr. Mex-Oro  Mexico
Alternate Director of Abaco;   Hacienda Sierra Vieja 2
Chief Executive Officer of     Fracc. Hacienda del Parque
Desarrollo Programado, S.A.    Cuautitian Izcall, Edo de Mex 54769
de C.V.

Jose Ma. Garza Trevino         Zaragoza 1000 Sur                     Mexico
Alternate Director of Parent   Mezz 1
and Abaco; Chief Executive     Monterrey, N.L.
Officer of Constructora Garza  Mexico
Ponce, S.A. de C.V.

Francisco Vizcaino Gutierrez   La Luna 2495                          Mexico
Alternate Director of Parent   Col. Jardines del Bosque
and Abaco; President of Sea    Guadalajara, Jalisco 44520
Star Holding Company;          Mexico

Jose Roble Flores Fernandez  Ave. San Jeronimo 999 Pte.            Mexico
Alternate Secretary of ParentMonterrey, N.L. 64640 and Abaco; Legal Counsel of Mexico
Parent and Abaco;

Enrique Marcos Giacoman      Padre Mier 167 Pte.                   Mexico
Alternate Director of Parent Monterrey, N.L. 64000
and Abaco; General Manager   Mexico
of Tiendas "El Sol"

Federico Richardson Lamas    Ave. San Jeronimo 999 Pte.            Mexico
Alternate Director of Parent Monterrey, N.L. 64640 Mexico and Abaco

Ismael Garza T. Gonazales    Juan I. Ramon 506 Ote. Desp. 300      Mexico
Alternate Director of Parent Monterrey, N.L.
                             Mexico

Juan Zurita Lagunes          Amazonas 240, Desp. 10, Col. Del ValleMexico
Director of Parent; Chairman Garza Garcia, N.L.
of the Board of Club HaciendaMexico
Tequisqiapan, S.A.

Sergio T. Martinez Arrieta   Ave. San Jeronimo 999 Pte.            Mexico
Alternate Director of Parent,Edificio Anexo
Partner of Martinez Arrieta yMonterrey, N.L. 64640 Mexico
Asociados, S.C.

Jose Carlos Villarreal       Ave. San Jeronimo 999 Pte.            Mexico
   Martinez                  Monterrey, N.L. 64640 Mexico
Alternate Director of Parent
and Abaco; Treasurer and
Chief Financial Officer of
Confia, S.A.

Franciso E. Quiatanilla      Montes Rocallosos 505 Sur             Mexico
Director of Financial        Residencial San Agustin
Contracts of Parent and      Garza Garcia, N.L. 66260
Abaco; Secretary of Holdings Mexico
and Acquisition Corp.